As filed with the Securities and Exchange Commission on March 1, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

DIAMONDROCK HOSPITALITY COMPANY

(Exact Name of Registrant as Specified in its Governing Instruments)

10400 Fernwood Road, Suite 300, Bethesda, Maryland 20817, (301) 380-7100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William W. McCarten

Chief Executive Officer

DiamondRock Hospitality Company

10400 Fernwood Road, Suite 300, Bethesda, Maryland 20817

(301) 380-7100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Gilbert G. Menna, Esq. Suzanne D. Lecaroz, Esq. Goodwin Procter LLP Exchange Place, 53 State Street Boston, MA 02109 (617) 570-1000	David C. Wright, Esq. Cyane B. Crump, Esq. Hunton & Williams LLP 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per share	$172,500,000	$20,500

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2005

PROSPECTUS

             Shares of Common Stock

DIAMONDROCK HOSPITALITY COMPANY

We are a self-advised real estate company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. This is our initial public offering of common stock and no public market currently exists for our common stock. We are offering              shares of common stock and              shares of common stock are being offered by the selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws for the taxable year ending December 31, 2005 and subsequent taxable years.

We currently expect the initial public offering price of our common stock to be between $             and $             per share. We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “DRH”.

Shares of our common stock are subject to ownership limitations that we must impose in order for us to qualify, and maintain our status, as a REIT.

See “ Risk Factors” beginning on page 18 of this prospectus for certain risk factors relevant to an investment in shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
Proceeds to selling stockholders (before expenses)	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares of common stock on or about                     , 2005.

The underwriters may purchase up to an additional              shares of common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

FRIEDMAN BILLINGS RAMSEY

The date of this prospectus is                     , 2005

i

ii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors” and our historical and pro forma financial statements appearing elsewhere in this prospectus, before investing in our common stock. References in this prospectus to “we,” “our,” “us” and “our company” refer to DiamondRock Hospitality Company, including, as the context requires, DiamondRock Hospitality Limited Partnership, our operating partnership, as well as our other direct and indirect subsidiaries, including our existing taxable REIT subsidiary, Bloodstone TRS, Inc. References to “Marriott” are to Marriott International, Inc., including, as the context requires, its subsidiaries. References to “upper upscale,” “upscale,” “full service” and “limited service” are to hotels classified in those categories by Smith Travel Research, Inc. References to “RevPAR” are to revenue per available room, which is the product of average daily rate, which we refer to as “ADR,” and occupancy, and is a key performance indicator for the hotel industry. Unless otherwise indicated, the information contained in this prospectus assumes that (i) the underwriters’ over-allotment option is not exercised and (ii) the common stock to be sold in this offering is sold at $             per share, which is the midpoint of the range of prices indicated on the front cover of this prospectus.

Our Company

We are a self-advised real estate company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, we may invest, on a selective basis, in premium limited service and extended stay hotel properties in urban locations. We began operations in July 2004 when we completed a private placement of our common stock.

Our senior management team has extensive experience and a broad network of relationships in the hotel industry, which we believe provides us with ongoing access to hotel property investment opportunities and enables us to quickly identify and consummate acquisitions. Since our July 2004 private placement, we have acquired seven hotels, comprising 2,357 rooms, located in the following markets: New York City (2 hotels), Washington D.C., Los Angeles, Salt Lake City, Northern California and Lexington, Kentucky for purchase prices aggregating approximately $368.0 million.

We have an investment sourcing relationship with Marriott, a leading worldwide hotel brand, franchise and management company. Marriott has agreed to provide us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to it. This investment sourcing relationship with Marriott has already facilitated the acquisition of four of our initial seven hotel properties. We believe that our ability to implement our business strategies is greatly enhanced by the continuing source of additional acquisition opportunities generated by this relationship, as many of the properties Marriott brings to our attention are offered to us through “off-market” transactions, meaning that they are not made generally available to other hospitality companies.

We intend to use Marriott as our preferred, but not exclusive, hotel management company for our hotel properties and expect to benefit from Marriott’s strong brands and its excellent hotel management services. Marriott-branded hotels have an extensive record of generating premiums in RevPAR over competitive brands. Each of our initial hotel properties operates under a recognized Marriott brand, including Marriott®, Renaissance Hotels and Resorts® and Courtyard by Marriott®. In connection with our July 2004 private placement, Marriott purchased 3,000,000 shares, or 13.8% of our outstanding common stock (which amount outstanding includes shares of unvested restricted stock).

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and investors in hotel properties through our competitive strengths, which include:

•	Experienced Management Team. We believe the extensive hotel industry experience of our senior management team will enable us to effectively implement our business strategies. Together, our senior management team of William W. McCarten, John L. Williams, Mark W. Brugger, Michael D. Schecter and Sean M. Mahoney has more than 75 years of experience in lodging, real estate and related service industries, including hotel asset management, acquisitions, mergers, dispositions, development, redevelopment and financing. Collectively, they have been involved in hotel transactions aggregating several billion dollars and over 100,000 hotel rooms.

•	Marriott Investment Sourcing Relationship. Our investment sourcing relationship with Marriott provides us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to it. Our senior management team currently meets with senior representatives of Marriott approximately every two weeks to discuss, among other things, potential hotel property investment opportunities known to Marriott. As a result of Marriott’s extensive network, relationships and knowledge of hotel property investment opportunities, we believe we have preferred access to a unique source of hotel property investment opportunities, many of which may not be available to other hospitality companies. Since our formation in 2004, Marriott has provided us access to more than $1.9 billion of off-market acquisition opportunities. Our relationship with Marriott has facilitated the acquisition of four of our initial seven hotel properties.

•	Proven Acquisition Capability. Our senior management team has established a broad network of hotel industry contacts and relationships, including relationships with hotel owners, financiers, operators, commercial real estate brokers and other key industry participants. These industry relationships have provided us with another valuable source of potential hotel property investment opportunities. We believe that our ability to quickly identify, negotiate, finance and consummate acquisitions has positioned us as a preferred buyer of hotel properties.

•	Growth-Oriented Capital Structure. Upon completion of, and application of the net proceeds from, this offering, we will have $ million in secured financing, representing an initial leverage ratio of approximately % of our pro forma total investments as of December 31, 2004, including projected capital improvements, and approximately $ million in net proceeds from this offering to fund future hotel property investments and working capital. In addition, we currently are negotiating with a number of financial institutions to obtain a line of credit to fund additional acquisitions and renovations and for general working capital and other corporate purposes.

Our Business Objective and Strategies

Our principal business objective is to maximize stockholder value through a combination of dividends, growth in funds from operations and increases in net asset value. We believe that we can create long-term value in our hotel properties by taking advantage of individual market recovery opportunities and aggressive asset management and repositioning, which may include: (i) re-branding, (ii) capital renovation and/or (iii) changing hotel management. In order to achieve our business objective, we intend to pursue the following strategies:

•	Disciplined Acquisition of Hotel Properties. We will seek to create value by acquiring upper upscale and upscale hotel properties in geographically diverse locations, and to a lesser extent, premium limited service and extended stay hotels in urban locations, in accordance with our disciplined acquisition strategy. Our focus is on acquiring undermanaged or undercapitalized hotel properties at prices below replacement cost and that are located in markets where we expect demand growth will outpace new supply.

•

Aggressive Asset Management.    We intend to aggressively manage our hotel properties by continuing to employ value-added strategies (such as re-branding, renovating, or changing management) designed to increase the operating results and value of our hotel property investments. We currently plan to invest approximately $28 million in 2005 and 2006 to renovate our initial hotels, including $23.9 million in capital that has been pre-funded into various escrow accounts. We do not operate our hotel properties, but we have structured, and intend to continue to structure, our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our third-party managers: (i) implement an approved business and marketing plan, (ii) implement a disciplined capital expenditure program and (iii) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

•	Opportunistic Hotel Repositioning. We intend to seek opportunities to acquire hotel properties that will benefit from repositioning, including re-branding, renovating or changing management to increase the operating results and value of our hotel property investments. We believe our investment sourcing relationship with Marriott will yield many of these opportunities.

Hotel Industry

We believe the hotel industry, as a whole, is continuing to recover from a pronounced downturn that occurred over the three-year period from 2001-2003. This recovery has been, and we expect it to continue to be, primarily driven by increased demand for hotel rooms. According to Smith Travel Research, demand for hotel rooms, measured by total rooms sold, increased by 0.3% in 2002, 1.5% in 2003 and 4.7% in 2004 and is projected to increase by 4.0% in 2005. By comparison, hotel room supply grew by 1.6% in 2002, 1.2% in 2003 and 1.0% in 2004 and is projected to increase by 1.2% in 2005 as compared to its past 15-year historical annual average of 2.1%.

We expect that sustained growth in demand will result in continued improvement of hotel industry fundamentals. According to Smith Travel Research:

•	occupancy increased by 3.7% in 2004 and is projected to increase by 2.8% in 2005;

•	ADR increased by 4.0% in 2004 and is projected to increase by 4.2% in 2005; and

•	RevPAR increased by 7.8% in 2004 and is projected to increase by 7.1% in 2005.

We expect that our hotel properties will be well-positioned to benefit from this recovery in hotel industry fundamentals.

Our Initial Hotel Properties

The following table sets forth certain operating information for each of our initial hotels. This information includes periods prior to our acquisition of these hotels:

Property	Location	Month/Year Acquired	Number of Rooms(1)	Average Occupancy(2)	ADR(2)	RevPAR(2)
Courtyard Manhattan/ Midtown East	New York, New York	11/04	307	89.2%	$199.43	$177.85
Torrance Marriott	Los Angeles County, California	1/05	487	77.4	99.63	77.16
Salt Lake City Marriott Downtown	Salt Lake City, Utah	12/04	510	67.9	115.51	78.49
Marriott Griffin Gate Resort	Lexington, Kentucky	12/04	408	68.0	110.11	74.90
Bethesda Marriott Suites	Bethesda, Maryland	12/04	274	74.6	153.73	114.73
Courtyard Manhattan/ Fifth Avenue	New York, New York	12/04	189	89.3	140.96	125.88
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	10/04	182	65.1	187.34	122.03

TOTALS/WEIGHTED AVERAGES			2,357	75.0%	$136.21	$102.11

(1)	As of December 31, 2004.
(2)	For the fiscal year ended December 31, 2004.

The following table sets forth information regarding our investment in each of our initial hotels:

Property	Location	Year Opened	Number of Rooms(1)	Purchase Price (2)	Pre-Funded Capital Improvements(3)	Projected Additional Capital Improvements(4)	Total Projected Investment(5)	Total Projected Investment Per Room
Courtyard Manhattan/ Midtown East	New York, New York	1998	307	$78,857,000	$3,500,000	$—	$82,357,000	$268,264
Torrance Marriott	Los Angeles County, California	1985	487	72,002,000	10,000,000	—	82,002,000	168,382
Salt Lake City Marriott Downtown	Salt Lake City, Utah	1981	510	53,345,000	3,760,531	939,469	58,045,000	113,814
Marriott Griffin Gate Resort	Lexington, Kentucky	1981	408	49,842,000	1,700,000	—	51,542,000	126,328
Bethesda Marriott Suites	Bethesda, Maryland	1990	274	41,892,000	830,000	3,170,000	45,892,000	167,489
Courtyard Manhattan/ Fifth Avenue	New York, New York	1990	189	39,740,000	4,100,000	—	43,840,000	231,958
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	2001	182	32,345,000	—	—	32,345,000	177,720

TOTALS/WEIGHTED AVERAGES			2,357	$368,023,000	$23,890,531	$4,109,469	$396,023,000	$168,020

(1)	As of December 31, 2004.
(2)	Purchase price includes, for each hotel property, all amounts paid to the seller, assumed debt and amounts paid for working capital plus costs paid with respect to third-party professional fees in connection with our purchase, but it does not include costs related to mortgage debt used by us to finance the purchase of the hotel property.
(3)	Pre-funded capital improvements are capital improvements projected to occur in 2005 and 2006 which reflect amounts pre-funded into various escrow accounts.
(4)	Represents projected additional capital improvements for 2005 and 2006 that have not been pre-funded into an escrow account.
(5)	Total projected investment, for each hotel property, is the sum of the purchase price, pre-funded capital improvements and projected additional capital improvements.

Our Acquisition Properties

Proposed Acquisitions Under Contract.    We intend to use a portion of the net proceeds from this offering to acquire and invest in additional hotel properties. As of the date of this prospectus, we have              properties under contract that we consider to be “probable” acquisitions. The following table sets forth information regarding those properties:

Property	Location	Year Opened	Month/Year Acquired	Number of Rooms	Average Occupancy	ADR	RevPAR

Property	Location	Year Opened	Number of Rooms	Purchase Price	Pre-Funded Capital Improvements	Projected Additional Capital Improvements	Total Projected Investment	Total Projected Investment Per Room

We cannot assure you that we will acquire any of these properties because each proposed acquisition is subject to a variety of factors including: (i) our completion of satisfactory due diligence and (ii) the satisfaction of closing conditions, including the receipt of third-party consents and approvals.

Letters of Intent.    In addition to the properties set forth above that we have under contract and that we consider probable, as of the date of this prospectus, we have              additional properties under non-binding letters of intent. The properties under these letters of intent have an aggregate acquisition cost of approximately $            . We also cannot assure you that we will acquire any of the properties under these letters of intent because the letters of intent are non-binding and each of these transactions is subject to a variety of factors including: (i) the willingness of the current property owner to proceed with a transaction; (ii) our completion of satisfactory due diligence; (iii) the negotiation and execution of a mutually acceptable binding definitive purchase agreement and hotel management agreement (or assumption of an existing hotel management agreement); and (iv) the satisfaction of closing conditions, including the receipt of third-party consents and approvals.

Risk Factors

See “Risk Factors” beginning on page 18 for certain risk factors relevant to an investment in our common stock, including, among others:

•	We were formed in May 2004 and commenced operations in July 2004 and have a limited operating history. Our management has no prior experience operating a REIT and limited experience operating a public company and therefore may have difficulty in successfully and profitably operating our business.

•	We cannot assure you that we will qualify, or remain qualified, as a REIT.

•	All of our initial hotel properties are managed by Marriott. As a result, our success is dependent in part on the continued success of Marriott and its brands.

•	Failure of the hotel industry to continue to improve may adversely affect our ability to execute our business strategies, which, in turn, would adversely affect our ability to make distributions to our stockholders.

•	We face competition for the acquisition of hotels and we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.

•	Our investment sourcing relationship with Marriott is non-exclusive and based on a non-binding understanding that may be changed or terminated at any time, which could adversely affect our ability to execute our business strategies, which in turn, would adversely affect our ability to make distributions to our stockholders.

•	In order to maintain our investment sourcing relationship with Marriott, Marriott may require us to enter into transactions or hotel management agreements that are not in our best interests.

•	We rely on hotel management companies, including Marriott, to operate our hotel properties under the terms of hotel management agreements. Even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory RevPAR and operating profits, we may not have sufficient rights under our hotel management agreements to enable us to force the hotel management company to change its method of operation of our hotel properties.

•	Our hotel management agreements require us to bear the operating risks of our hotel properties. Our operating risks include decreased hotel revenues and increased operating expenses. Any decreases in hotel revenues or increases in operating expenses may have a material adverse impact on our earnings and cash flow.

•	We had $180.8 million in debt outstanding at December 31, 2004 and we incurred an additional $44.0 million of debt in connection with our acquisition of the Torrance Marriott in January 2005. We currently intend to obtain a secured revolving line of credit and may incur substantial additional debt in the future, including secured debt. Future debt service obligations may adversely affect our operating results, require us to liquidate our properties, jeopardize our tax status as a REIT or limit our ability to make distributions to our stockholders. Additionally, if we were to default on our secured debt in the future, the loss of any property securing the debt would harm our ability to satisfy other financial obligations.

•	If we are unable to complete the acquisitions of the hotel properties we have under contract in a timely fashion or at all, we will have no designated use for a substantial portion of the net proceeds of this offering and may experience delays in locating and securing attractive alternative investments. These delays could result in our future operating results not meeting expectations and adversely affect our ability to make distributions to our stockholders.

•	We acquired interests in three of our current properties by acquiring a leasehold interest in the property on which the building is located, and we may acquire additional properties in the future through the purchase of hotels subject to ground leases. As lessee under ground leases, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease.

•	Our hotel properties are and will continue to be subject to various operating risks common to the hotel industry. Competition for acquisitions, the seasonality of the hotel industry, our investment concentration in a particular segment of the real estate industry and the need for capital expenditures could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

•	The events of September 11, 2001, recent economic trends, the military action in Afghanistan and Iraq and the possibility of future terrorist acts and military action have adversely affected the hotel industry generally, and similar future events could adversely affect the industry in the future.

•	Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

•

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties in our portfolio in response to changing economic, financial and investment conditions may be limited. In addition, because our hotel management agreements contain restrictions on our ability to dispose of our hotel properties, are typically long-term and do not terminate in the event of a sale, our ability to sell our hotel properties may be further limited.

•	Provisions of our charter may limit the ability of a third party to acquire control of our company, which may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

•	If we fail to qualify for or lose our status as a REIT, we would be subject to federal income tax on our taxable income, reducing amounts available for distribution to our stockholders.

•	As a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. In the event of future downturns in our operating results and financial performance or the need for unanticipated capital improvements to our hotel properties, we may be unable to declare or pay distributions to our stockholders.

Our Structure

We were formed as a Maryland corporation in May 2004. We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our hotel properties are owned by our operating partnership, DiamondRock Hospitality Limited Partnership, limited partnerships, limited liability companies or other subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and currently own, either directly or indirectly, all of the limited partnership units of our operating partnership. In the future, we may issue limited partnership units to third parties from time to time in connection with acquisitions of hotel properties. In order for the income from our hotel property investments to constitute “rents from real properties” for purposes of the gross income test required for REIT qualification, the income we earn cannot be derived from the operation of any of our hotels. Therefore, we lease each of our hotel properties to a wholly-owned subsidiary of Bloodstone TRS, Inc., our existing taxable REIT subsidiary, or TRS. We refer to these subsidiaries as our TRS lessees. We may form additional TRSs in the future.

The following chart shows our corporate structure following the completion of this offering:

Our Principal Office

Until at least July 2005, we will sublease office space from Marriott located at its headquarters at 10400 Fernwood Road, Bethesda, MD 20817. Our telephone number is 301-380-7100. Our Internet address is http://www.drhc.com. The information on our website does not constitute a part of this offering.

Our Tax Status

We did not elect REIT tax status for our first taxable year ended December 31, 2004 but operated as a taxable C corporation for 2004. We intend to elect to be taxed as a REIT for federal income tax purposes for our taxable year ending on December 31, 2005 and for subsequent taxable years. If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that is currently distributed to our stockholders. Our ability to qualify as a REIT will depend upon our satisfaction of various operational and organizational requirements, including requirements related to the nature of our assets, the sources of our income, the diversity of our stock ownership and the distributions to our stockholders, including a requirement that we distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates (up to 35%) as well as state and local taxes. Even if we qualify as a REIT, we may be subject to some federal, state, local and foreign taxes on our income and property. Our existing taxable REIT subsidiary, Bloodstone TRS, Inc., owner of our TRS lessees, is fully subject to corporate income tax as a C corporation on its earnings and the earnings of our TRS lessees.

In order to qualify as a REIT, our income must come primarily from “rents from real property,” mortgage interest and real estate gains. Qualifying “rents from real property” include rents from interests in real property, certain charges for services customarily rendered in connection with the rental of real property, and a limited amount of rent attributable to personal property that is leased under, or in connection with, a lease of real property. However, operating revenues from a hotel property are not qualifying “rents from real property.” Therefore, we generally must lease our hotel properties to another party from whom we will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, we generally will lease each of our hotels to a taxable TRS lessee. Each TRS lessee will pay rent to us that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We expect that each of our hotel properties will be managed by an “eligible independent contractor.” The income remaining in our TRS lessees from the payment of rent to us, management fees, operating expenses and other costs will be subject to corporate tax.

Restrictions on Ownership of Our Stock

Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our charter generally prohibits any stockholder from beneficially owning more than 9.8% of our common stock or of the value of the aggregate outstanding shares of our capital stock, except that certain “look-through entities,” such as mutual funds, may beneficially own up to 15% of our common stock or of the value of the aggregate outstanding shares of our capital stock. Our board of directors may, in its sole discretion, waive this ownership limitation with respect to a particular stockholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors waived this ownership limitation for Marriott and certain institutional investors in connection with our July 2004 private placement and may waive it again in the future so long as our board of directors determines these waivers should not affect our REIT qualification. In addition, our charter also prohibits any person from:

•	owning shares of our capital stock if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code;

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons;

•	owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies’ failing to qualify as “eligible independent contractors” under the REIT rules; and

•	owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes.

In addition, our charter limits equity participation by “benefit plan investors” to less than 25% in the aggregate so that such participation in any class of our capital stock by such “benefit plan investors” will not be deemed “significant.” Additionally, our charter limits the ability of any stockholder to sell or transfer shares of our capital stock if such sale or transfer would result in ownership of such class of capital stock by “benefit plan investors” being “significant.” For such purposes, the terms “benefit plan investors” and “significant” are determined by reference to certain regulations promulgated by the U.S. Department of Labor. At the time shares of our common stock become “publicly-offered securities,” this 25% limitation will no longer be applicable to the shares of common stock, and we anticipate that our common stock will qualify as “publicly-offered securities” following this offering. Following this offering, “benefit plan investors” will not be permitted to own any class of our capital stock that does not qualify as “publicly-offered securities.”

Our Distribution Policy

We intend to generally distribute to our stockholders each year on a regular quarterly basis sufficient amounts of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings (other than the earnings of our taxable REIT subsidiary and TRS lessees, which are subject to tax at regular corporate rates) and to qualify for the tax benefits afforded to REITs under the Code. In order to qualify as a REIT under the Code, we generally must make distributions to our stockholders each year in an amount equal to at least:

•	90% of our REIT taxable income determined without regard to the dividends paid deduction, plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code, minus

•	any excess non-cash income.

The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors deemed relevant by our board of directors. Our cash available for distribution may be less than 90% of our REIT taxable income, in which case we could be required to either sell assets or borrow funds to make distributions. Distributions to our stockholders generally will be taxable to our stockholders as ordinary income; however, because a significant portion of our investment will be equity ownership interests in hotels, which will result in depreciation and non-cash charges against our income, a portion of our distribution may constitute a tax-free return of capital rather than taxable dividend income to stockholders.

Registration Rights and Lock-Up Agreements

Registration Rights Agreement.    Pursuant to a registration rights agreement among us, our operating partnership, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, entered into on July 7, 2004, which we refer to as the registration rights agreement, we are required, among other things, to:

•	file with the SEC by April 7, 2005 a resale shelf registration statement registering all of the shares of common stock purchased or placed by Friedman, Billings, Ramsey & Co., Inc. in our July 2004 private placement that are not being sold in this offering and all of the 3,000,000 shares of common stock purchased by Marriott; and

•	use our commercially reasonable best efforts to cause the resale shelf registration statement to become effective under the Securities Act as promptly as practicable, not to exceed six months, after the filing (subject to certain extensions) and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period.

Lock-up Agreements.    Subject to certain exceptions, our directors and officers and Marriott have agreed to be bound by lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock for 180 days after the effective date of the resale shelf registration statement that we are required to file pursuant to the registration rights agreement.

In addition, the underwriters of this offering will request that all of our other stockholders agree pursuant to the registration rights agreement not to sell or otherwise dispose of any of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus, and are not selling in this offering, until 60 days after the effective date of this prospectus, except in specified circumstances. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement.

Selling Stockholders

Pursuant to, and subject to the terms and conditions of, the registration rights agreement, persons who purchased our common stock in connection with our July 2004 private placement and their transferees have the right to sell their common stock in this offering. We are including              shares of our common stock in this offering to be sold by              selling stockholders.

THE OFFERING

Common stock offered by us(1)	shares

Common stock offered by selling stockholders	shares

Common stock to be outstanding upon completion of this offering(1)(2)	shares

Use of proceeds

The net proceeds to us from the sale of our common stock offered by this prospectus, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $             million if the underwriters’ over-allotment option is not exercised, or approximately $             million if the underwriters’ over-allotment option is exercised in full. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

We intend to use the net proceeds from this offering as follows:

•	approximately $ million to repay existing indebtedness;

•	approximately $ to fund the purchase and renovation of those acquisition properties currently under contract as of the date of this prospectus that we consider probable acquisitions;

•	approximately $4.1 million to renovate our initial hotels; and

•	the remainder for general corporate and working capital purposes, including possible future acquisitions.

Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term marketable investment securities or money-market accounts that are consistent with our intention to qualify as a REIT.

Proposed New York Stock Exchange symbol	DRH

(1)	Excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	Includes 20,000 unrestricted shares of our common stock issued to our independent directors and 700,500 restricted shares of our common stock issued to our executive officers and other employees pursuant to our equity incentive plan. Excludes shares available for future issuance under our equity incentive plan.

SUMMARY SELECTED FINANCIAL AND OPERATING DATA

We present in this prospectus certain historical and pro forma financial data. We also present certain operational data and non-U.S. generally accepted accounting principles, or GAAP, financial measures on a historical and pro forma basis.

The summary historical financial information as of December 31, 2004, and the period from May 6, 2004 (inception) to December 31, 2004, has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The summary historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements as of December 31, 2004 and for the period from May 6, 2004 (inception) to December 31, 2004, and the related notes.

The unaudited pro forma consolidated balance sheet data is presented as if:

•	the completion of this offering and application of the net proceeds,

•	the acquisition of the Torrance Marriott in January 2005, and

•	the acquisition of those properties currently under contract as of the date of this prospectus that we consider probable acquisitions had occurred on December 31, 2004.

The unaudited pro forma consolidated statement of operations and other data for the fiscal year ended December 31, 2004, are presented as if:

•	the completion of this offering and application of the net proceeds,

•	the acquisition of our initial seven hotels,

•	the acquisition of those properties currently under contract as of the date of this prospectus that we consider probable acquisitions, and

•	our July 2004 private placement

had occurred on the first day of the period presented.

These adjustments are also discussed in detail under “Unaudited Pro Forma Financial Data.” The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

We present the following two non-GAAP financial measures throughout this prospectus that we believe are useful to investors as key measures of our operating performance: (1) earnings before interest expense, taxes, depreciation and amortization, or EBITDA; and (2) funds from operations, or FFO. These financial measures are discussed further under “Selected Financial and Operating Data.”

Amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, as not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be used for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions and other commitments or uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In this section and under “Selected Financial and Operating Data,” we include a quantitative reconciliation of EBITDA and FFO to the most directly comparable GAAP financial performance measure, which is net income (loss).

	Historical	Pro Forma
	Period from May 6, 2004 to December 31, 2004	Fiscal Year ended December 31, 2004
Statement of operations data:

Total revenues	$7,073,864	$125,351,329

Operating costs and expenses:
Hotel operating expenses	6,166,890	101,996,418
Corporate expenses	4,114,165	7,308,731
Depreciation and amortization	1,053,283	17,713,467

Total operating expenses	11,334,338	127,018,616

Operating loss	(4,260,474)	(1,667,287)
Interest and other income	(1,333,837)	(1,333,837)
Interest expense	773,101	12,337,505

Loss before income taxes	(3,699,738)	(12,670,955)

Income tax benefit	1,582,113	2,993,596

Net loss	$(2,117,625)	$(9,677,359)

FFO(1)	$(1,064,342)	$8,036,108

EBITDA(2)(3)	$(1,873,354)	$17,380,017

	As of December 31, 2004	As of December 31, 2004
Balance sheet data:

Property and equipment, net	$285,642,439	$347,796,435
Total assets	391,691,179	437,263,192
Total debt	180,771,810	224,771,810
Total other liabilities	15,331,951	16,903,964
Shareholders’ equity	195,587,418	195,587,418

Statistical data:

Number of hotels	6	7
Number of rooms	1,871	2,357
Occupancy(4)	67.8%	75.0%
ADR(4)	$184.22	$136.21
RevPAR(4)	$124.99	$102.11

(1)	Funds from operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), is net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The calculation of FFO may vary from entity to entity, thus our presentation of FFO may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002). Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, we believe FFO (combined with our primary GAAP presentations) help improve our stockholders’ ability to understand our operating performance. We only use FFO as a supplemental measure of operating performance. The following is a reconciliation between net income (loss) and FFO:

	Historical	Pro Forma
	Period from May 6, 2004 to December 31, 2004	Fiscal Year ended December 31, 2004
Net loss	$(2,117,625)	$(9,677,359)
Depreciation and amortization	1,053,283	17,713,467

FFO	$(1,064,342)	$8,036,108

(2)	EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotel properties are recorded at historical cost at the time of acquisition and are depreciated on a straight line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. The following is a reconciliation between net income (loss) and EBITDA:

	Historical	Pro Forma
	Period from May 6, 2004 to December 31, 2004	Fiscal Year ended December 31, 2004
Net loss	$(2,117,625)	$(9,677,359)

Interest expense	773,101	12,337,505
Income tax benefit	(1,582,113)	(2,993,596)
Depreciation and amortization	1,053,283	17,713,467

EBITDA	$(1,873,354)	$17,380,017

(3)	Fiscal year 2004 pro forma EBITDA includes the impact of approximately $7.2 million of non-cash straight-line ground rent expense recorded for the Bethesda Marriott Suites and Courtyard Manhattan/Fifth Avenue ground leases.

(4)	Historical amounts relate to the period from hotel acquisition to December 31, 2004. Pro forma amounts relate to the fiscal year ended December 31, 2004.

RISK FACTORS

An investment in our common stock involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. These risks may materially and adversely affect our business, liquidity, financial condition and results of operations, in which case the value of our common stock could decline significantly and you could lose all or a part of your investment. The risk factors described below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us, or not identified below, may also materially and adversely affect our business, liquidity, financial condition and results of operations. Some statements in this prospectus, including statements in the following risk factors, constitute forward looking statements. Please refer to the section entitled “Forward Looking Statements.”

Risks Related to Our Business, Growth Strategy and Investment Sourcing Relationship with Marriott

We were formed in May 2004 and commenced operations in July 2004 and have a limited operating history. Our management has no prior experience operating a REIT and limited experience operating a public company and therefore may have difficulty in successfully and profitably operating our business.

We are subject to the risks generally associated with the operation of a business with a limited operating history. Our management has no prior experience operating a REIT and limited experience operating a public company. As a result, we cannot assure you that we will be able to successfully operate as a REIT or execute our business strategies as a public company.

We cannot assure you that we will qualify, or remain qualified, as a REIT.

We currently plan to elect to be taxed as a REIT for our taxable year ending December 31, 2005 and subsequent taxable years, and we expect to qualify as a REIT for such taxable year and future taxable years, but we cannot assure you that we will qualify, or will remain qualified, as a REIT.

Because our senior executive officers will have broad discretion to invest the net proceeds of this offering, they may make investments for which the returns are substantially below expectations or which result in net operating losses.

Because we intend to use a substantial portion of the net proceeds of this offering to acquire properties under contract and under non-binding letters of intent, if we are not successful in acquiring these properties, our senior executive officers will have broad discretion, within the investment criteria established by our board of directors, to invest the net proceeds of this offering and to determine the timing of these investments. This discretion could result in investments that may not yield returns consistent with your expectations or which may result in net operating losses.

Failure of the hotel industry to continue to improve may adversely affect our ability to execute our business strategies, which, in turn, would adversely affect our ability to make distributions to our stockholders.

Our business strategy is focused in the hotel industry, and we cannot assure you that hotel industry fundamentals will continue to improve. Economic slowdown and world events outside our control, such as terrorism, have adversely affected the hotel industry in the recent past and if these events reoccur, may adversely affect the industry in the future. In the event conditions in the hotel industry do not continue to improve as we expect, our ability to execute our business strategies will be adversely affected, which, in turn, would adversely affect our ability to make distributions to our stockholders.

Most of our hotels are upper upscale and upscale hotels; the upper upscale segments of the hotel market are highly competitive and generally subject to greater volatility than other segments of the market, which could harm our profitability.

The upper upscale and upscale segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in our hotel chain scale segments, and many of these competitors have substantially greater marketing and financial resources than we have. This competition could reduce occupancy levels and rental revenue at our hotels, which would harm our operations. Also, over-building in the hotel industry may increase the number of rooms available and may decrease the average occupancy and room rates at our hotels. In addition, in periods of weak demand, profitability is negatively affected by the relatively high fixed costs of operating upper upscale and upscale hotels when compared to other classes of hotels.

We are experiencing and expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the hotel properties we expect to invest in and reposition without unanticipated disruption or expense.

Since we commenced operations in July 2004, we have experienced rapid growth, acquiring seven hotels containing an aggregate of 2,357 rooms and have developed our business strategies based on the expectation of continued rapid growth. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain qualified operational staff to integrate and manage our investment in or repositioning of any hotel properties. Our failure to successfully integrate and manage acquisitions could have a material adverse effect on our financial condition and results of operations and our ability to make distributions to our stockholders.

We face competition for the acquisition of hotels and we may not be successful in identifying or completing hotel acquisitions that meet our criteria, which may impede our growth.

One component of our business strategy is expansion through acquisitions, and we may not be successful in identifying or completing acquisitions that are consistent with our strategy. We compete with institutional pension funds, private equity investors, REITs, hotel companies and others who are engaged in the acquisition of hotels. This competition for hotel investments may increase the price we pay for hotels and these competitors may succeed in acquiring those hotels that we seek to acquire. Furthermore, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater marketing and financial resources, may be willing to pay more or may have a more compatible operating philosophy. In addition, the number of entities competing for suitable hotels may increase in the future, which would increase demand for these hotels and the prices we must pay to acquire them. If we pay higher prices for hotels, our returns on investment and profitability may be reduced. Also, future acquisitions of hotels or hotel companies may not yield the returns we expect and may result in stockholder dilution.

Our success depends in part on the success of Marriott.

All of our current hotel properties are managed by Marriott. As a result, our success is dependent in part on the continued success of Marriott and its brands. If market recognition or the positive perception of these Marriott brands is reduced or compromised, the goodwill associated with Marriott branded hotels may be adversely affected and the results of operations of our hotel properties managed by Marriott may be adversely affected. Similarly, if Marriott experiences a general decline in its business, no longer has access to high quality investment opportunities or experiences a reduction in its access to hotel investment opportunities, our business strategies could be adversely affected.

Our investment sourcing relationship with Marriott is non-exclusive and based on a non-binding understanding that may be changed or terminated at any time, which could adversely affect our ability to execute our business strategies, which in turn, would adversely affect our ability to make distributions to our stockholders.

Our investment sourcing relationship with Marriott is non-exclusive and based on a non-binding understanding that creates limited legal obligations. Both parties are free to terminate or attempt to change our investment sourcing relationship at any time, without notice or explanation. While Marriott intends to provide us a “first look” at hotel investment opportunities known to it that are consistent with our stated business strategies, it will not provide us with opportunities where it is contractually or ethically prohibited from doing so, or where Marriott believes it would be damaging to existing Marriott relationships. The only limited legal obligation that will arise from this understanding is that we and Marriott have agreed for a two-year period beginning on July 1, 2004 not to enter into certain strategic agreements with other third parties. While we retain the right to utilize any hotel brand and any hotel management company, we believe that our utilization of brands or hotel management companies other than Marriott could adversely affect our investment sourcing relationship with Marriott. Termination of, or an adverse change in, our investment sourcing relationship with Marriott may limit our sources of acquisition and investment opportunities and therefore adversely affect our ability to execute our business strategies. Our inability to execute our business strategies would adversely affect our ability to make distributions to our stockholders.

Our investment sourcing relationship with Marriott may not result in the acquisition of any future hotel properties.

We believe that access to information about hotel property investment opportunities known to Marriott will provide us with a competitive advantage by providing us with knowledge about a potential investment opportunity before it has been widely marketed. Therefore, while we expect that this competitive advantage will lead to favorable investments by us, we cannot assure you that this “first look” will result in the acquisition of any future hotel properties or provide us with a competitive advantage. Additionally, as a result of our investment sourcing relationship with Marriott, we may not be aware, or in a position to take advantage, of favorable investment opportunities known to other hotel operators.

Marriott may encourage us to enter into transactions or hotel management agreements that are not in our best interests.

Pursuant to our investment sourcing relationship with Marriott, we have pursued, and intend to continue to pursue, hotel property investment opportunities referred to us by Marriott, and we intend to continue to utilize Marriott as our preferred hotel management company. It is possible that Marriott may encourage us to enter into transactions or hotel management agreements that, while in Marriott’s interests, are not in our best interests.

Our success depends in part on maintaining good relations with Marriott.

Our senior executive officers are familiar with the Marriott management, strategy and processes but do not have significant experience with other brand companies or hotel management companies. Over the last several years, Marriott has been involved in contractual and other disputes with owners of the hotel properties it manages. Although we currently maintain good relations with Marriott, we cannot assure you that disputes between us and Marriott regarding the management of our properties or the services it provides to us will not arise. Should our relationship with Marriott deteriorate, we believe that one of our competitive advantages could be eliminated. In particular, we may be denied access to information about which hotel properties may be available for sale and how such hotel properties may be repositioned. As a result, we would seek to grow by investing in hotel properties that are being competitively pursued in the marketplace, which may result in our paying higher prices for assets or being denied access to otherwise attractive hotel investment opportunities.

Our objectives may conflict from time to time with the objectives of Marriott, which conflict may adversely impact the operation and profitability of a hotel property.

Marriott and its affiliates own, operate or franchise properties other than our hotel properties, including properties that directly compete with our hotel properties. Therefore, Marriott may have short-term or long-term goals and objectives that conflict with our own, including with respect to the brands under which our hotel properties operate. These differences may be significant and may include the remaining term of any hotel management agreement, trade area restrictions with respect to competition by Marriott or its affiliates or differing policies, procedures or practices. As a result of these potentially differing objectives, Marriott may present to us, and we may invest in, hotel investment opportunities, and enter into management agreements, that are less favorable to us than other alternatives. These differing objectives could result in a deterioration in our relationship with Marriott and may adversely affect our ability to execute our business strategies, which in turn, would adversely affect our ability to make distributions to our stockholders.

Our results of operations are highly dependent on the management of our hotel properties by third-party hotel management companies.

In order to qualify as a REIT, we cannot operate our hotel properties or participate in the decisions that affect the daily operations of our hotel properties. Our TRS lessees may not operate these hotel properties and, therefore, they must enter into third-party hotel management agreements with one or more eligible independent contractors (including Marriott). Thus, third-party hotel management companies that enter into management contracts with our TRS lessees will control the daily operations of our hotel properties.

Under the terms of the hotel management agreements that we have entered into with Marriott (or its affiliates), or will enter into in the future with Marriott or other third-party hotel management companies, our ability to participate in operating decisions regarding our hotel properties will be limited. We currently rely and will continue to rely on these hotel management companies to adequately operate our hotel properties under the terms of the hotel management agreements. We do not have the authority to require any hotel property to be operated in a particular manner or to govern any particular aspect of its operations (for instance, setting room rates). Thus, even if we believe our hotel properties are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, ADRs and operating profits, we may not have sufficient rights under our hotel management agreements to enable us to force the hotel management company to change its method of operation. We can only seek redress if a hotel management company violates the terms of the applicable hotel management agreement with the TRS lessee, and then only to the extent of the remedies provided for under the terms of the hotel management agreement. Additionally, in the event that we need to replace any of our hotel management companies, we may be required by the terms of the hotel management agreement to pay substantial termination fees, and we may experience significant disruptions at the affected properties, which may adversely affect our ability to make distributions to our stockholders.

We will be subject to certain contractual obligations and covenants that may affect the value of our properties.

The hotel management agreements that we have entered into with Marriott (and those we expect to enter into in the future) contain provisions restricting our ability to dispose of our hotel properties in several respects. First, Marriott’s hotel management agreements generally prohibit the sale of a hotel property to:

•	certain competitors of Marriott;

•	purchasers who are insufficiently capitalized; or

•	purchasers who might jeopardize certain liquor or gaming licenses.

Second, our hotel management agreements require us to pay substantial base management fees to Marriott irrespective of whether the hotels are profitable and incentive management fees that represent a substantial portion of the net operating income from the particular hotel property.

Third, our hotel properties would have to be sold subject to the applicable hotel management agreement, which are long term. These requirements might deter some potential purchasers and could adversely impact the price realized from any such sale.

Our TRS lessee structure subjects us to the risk of increased operating expenses.

Our hotel management agreements require us to bear the operating risks of our hotel properties. Our operating risks include not only changes in hotel revenues and changes in our TRS lessees’ ability to pay the rent due under the leases, but also increased operating expenses, including, among other things:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any decreases in hotel revenues or increases in operating expenses could have a materially adverse effect on our earnings and cash flow.

Our ability to make distributions to our stockholders is subject to fluctuations in our financial performance, operating results and capital improvement requirements.

As a REIT, we generally will be required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. In the event of future downturns in our operating results and financial performance or unanticipated capital improvements to our hotel properties, we may be unable to declare or pay distributions to our stockholders. The timing and amount of distributions are in the sole discretion of our board of directors, which will consider, among other factors, our actual results of operations, debt service requirements, capital expenditure requirements for our properties and our operating expenses. We may not generate sufficient cash in order to fund distributions to our stockholders.

Among the factors which could adversely affect our results of operations and our distributions to stockholders are reduced net operating profits or operating losses, increased debt service requirements and capital expenditures at our hotel properties. Among the factors which could reduce our net operating profits are decreases in hotel property revenues and increases in hotel property operating expenses. Hotel property revenue can decrease for a number of reasons, including increased competition from a new supply of rooms and decreased demand for rooms. These factors can reduce both occupancy and room rates at our hotel properties.

If we were to default on our secured debt in the future, the loss of any property securing the debt would harm our ability to satisfy other obligations.

We expect that a substantial portion of our debt will be secured by first mortgage deeds of trust on our properties. Although our existing secured debt documents do not contain cross-default provisions, using our properties as collateral increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property that secures any loans for which we are in default. For tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds. As a result, we may be required to identify and utilize other sources of cash for distributions to our stockholders. If this occurs, our financial condition, cash flow and ability to satisfy our other debt obligations or ability to pay dividends may be adversely affected.

Future debt service obligations could adversely affect our operating results, may require us to liquidate our properties, may jeopardize our tax status as a REIT and limit our ability to make distributions to our stockholders.

We currently maintain a policy that limits our total debt level to no more than 60% of our aggregate property investment and repositioning costs. Our board of directors, however, may change or eliminate this debt limit, and/or the policy itself, at any time without the approval of our stockholders. In the future, we and our subsidiaries may be able to incur substantial additional debt, including secured debt. Incurring such debt could subject us to many risks, including the risks that:

•	our cash flow from operations will be insufficient to make required payments of principal and interest;

•	we may be more vulnerable to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to the repayment of our debt, thereby reducing the cash available for distribution to our stockholders, funds available for operations and capital expenditures, future investment opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced; and

•	the use of leverage could adversely affect our stock price and the ability to make distributions to our stockholders.

If we violate covenants in our future indebtedness agreements, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on favorable terms, if at all.

If we obtain debt in the future and do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance this debt through additional debt financing, private or public offerings of debt securities, or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flow, and, consequently, our cash available for distribution to our stockholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our hotel properties on disadvantageous terms, potentially resulting in losses adversely affecting cash flow from operating activities. In addition, we may place mortgages on our hotel properties to secure our line of credit or other debt. To the extent we cannot meet these debt service obligations, we risk losing some or all of those properties to foreclosure. Additionally, our debt covenants could impair our planned strategies and, if violated, result in a default of our debt obligations.

Higher interest rates could increase debt service requirements on our floating rate debt and could reduce the amounts available for distribution to our stockholders, as well as reduce funds available for our operations, future investment opportunities or other purposes. We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to “hedge” against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately mitigate the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations. In addition, we may be subject to risks of default by hedging counter-parties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable.

We currently are negotiating with a number of financial institutions to obtain a secured revolving line of credit that may contain financial covenants that could limit our operations and our ability to make distributions to our stockholders.

Our anticipated secured revolving credit facility may contain financial and operating covenants, including net worth requirements, fixed charge coverage and debt ratios and other limitations on our ability to make distributions or other payments to our stockholders (other than those required by the Code), sell all or substantially all of our assets and engage in mergers, consolidations and certain acquisitions. Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. Advances under our anticipated secured revolving credit facility may be subject to borrowing base requirements based on the hotels securing the facility. These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in our anticipated secured revolving credit facility could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of payments and could harm our business, operations, financial condition or liquidity.

If we are unable to complete the acquisitions of the hotel properties we have under contract in a timely fashion or at all, we will have no designated use for a majority of the net proceeds of this offering and may experience delays in locating and securing attractive alternative investments.

We intend to use a substantial portion of the net proceeds from this offering to acquire              hotel properties that we have under contract that we consider to be “probable” acquisitions. We cannot assure you that we will acquire any of these properties because each proposed acquisition is subject to a variety of factors including: (i) our completion of satisfactory due diligence and (ii) the satisfaction of closing conditions, including the receipt of third-party consents and approvals. If we do not complete these acquisitions within our anticipated time frame or at all, we may experience delays in locating and securing attractive alternative investments. These delays could result in our future operating results not meeting expectations and adversely affect our ability to make distributions to our stockholders. If we are unable to complete the purchase of the hotel properties that we have under contract, we will have no specific designated use for a majority of the net proceeds from this offering and investors will be unable to evaluate in advance the manner in which we invest the net proceeds or the economic merits of the properties we may ultimately acquire with the net proceeds.

We may be unable to acquire any of the hotel properties that we have under non-binding letters of intent, which could adversely affect our future operating results and our ability to make distributions to our stockholders.

As of the date of this prospectus, we have              additional properties under non-binding letters of intent having an aggregate acquisition cost of approximately $            . We also cannot assure you that we will acquire any of the properties under these letters of intent because the letters of intent are non-binding and each of these transactions is subject to a variety of factors including: (i) the willingness of the current property owner to proceed with a transaction, (ii) our completion of satisfactory due diligence, (iii) the negotiation and execution of a mutually acceptable binding definitive purchase agreement and hotel management agreement (or assumption of an existing hotel management agreement) and (iv) the satisfaction of closing conditions, including the receipt of third-party consents and approvals. Accordingly, we cannot assure you that we will be in a position to acquire any of the properties under non-binding letters of intent following this offering. If we are unsuccessful in completing the acquisition of additional hotel properties in the future, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.

Our ownership of properties through ground leases exposes us to the loss of such properties upon breach or termination of the ground leases.

We acquired interests in three of our current hotel properties by acquiring a leasehold interest in land underlying the hotel property and we may acquire additional hotel properties in the future through the purchase of hotel properties subject to ground leases. As lessee under ground leases, we would be exposed to the possibility of losing the hotel property upon termination, or an earlier breach by us, of the ground lease.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturer’s financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In this event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make dubious business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by, or disputes with, partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Our success depends on key personnel whose continued service is not guaranteed.

We depend on the efforts and expertise of our senior executive officers to manage our day-to-day operations and strategic business direction. The loss of any of their services could have an adverse effect on our operations.

We have entered into an agreement with each of our senior executive officers that provides each of them benefits in the event his employment is terminated by us without cause, by him for good reason, or under certain circumstances following a change of control of our company.

We have entered into an agreement with each of our senior executive officers, except Mr. Mahoney, that provides each of them with severance benefits if his employment is terminated by us without cause, by him for good reason, or with respect to all our senior executive officers, under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

A portion of our revenues may be attributable to operations outside of the United States, which will subject us to different legal, monetary and political risks, as well as currency exchange risks, and may cause unpredictability in a significant source of our cash flows that could adversely affect our ability to make distributions to our stockholders.

We may acquire selective hotel properties outside of the United States, although we do not expect our international assets to exceed 10% of our total assets. International investments and operations generally are subject to various political and other risks that are different from and in addition to risks in U.S. investments, including:

•	the enactment of laws prohibiting or restricting the foreign ownership of property;

•	laws restricting us from removing profits earned from activities within the foreign country to the United States, including the payment of distributions, i.e., nationalization of assets located within a country;

•	variations in the currency exchange rates, mostly arising from revenues made in local currencies;

•	change in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in real estate and other tax rates and other operating expenses in particular countries; and

•	more stringent environmental laws or changes in such laws.

In addition, currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Liabilities arising from differing legal, monetary and political risks as well as currency fluctuations could adversely affect our financial condition, operating results and our ability to make distributions to our stockholders. In addition, the requirements for qualifying as a REIT limit our ability to earn gains, as determined for federal income tax purposes, attributable to changes in currency exchange rates. These limitations may significantly limit our ability to invest outside of the United States or impair our ability to qualify as a REIT.

Any properties we invest in outside of the United States may be subject to foreign taxes.

In the future, we may invest in hotel properties in foreign countries. Those foreign countries will impose taxes on our hotel properties and our operations within their jurisdictions. To the extent possible, we will structure our investments and activities to minimize our foreign tax liability, but we will likely incur foreign taxes with respect to non-U.S. properties. Moreover, the requirements for qualification as a REIT may preclude us from always using the structure that minimizes our foreign tax liability. Furthermore, because we are a REIT, we and our stockholders will derive little or no benefit from the foreign tax credits arising from the foreign taxes we pay. As a result, foreign taxes we pay will reduce our income and available cash flow from our foreign hotel properties, which, in turn, could reduce our ability to make distributions to our stockholders.

Risks Related to the Hotel Industry

Our ability to make distributions to our stockholders may be affected by factors unique to the hotel industry.

Operating Risks.    Our hotel properties are and will continue to be subject to various operating risks common to the hotel industry, many of which are beyond our control, including:

•	competition from other hotel properties that may be located in our markets, some of which may have greater marketing and financial resources than us;

•	an over-supply or over-building of hotel properties in our markets, which could adversely affect occupancy rates and revenues at our properties;

•	dependence on business and commercial travelers and tourism;

•	increases in energy costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists;

•	increases in operating costs due to inflation and other factors that may not be offset by increased room rates;

•	necessity for periodic capital reinvestment to repair and upgrade our hotel properties;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	adverse effects of a downturn in the hotel industry; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in detail below.

These factors could reduce the net operating profits of our TRS lessees, which in turn could adversely affect our ability to make distributions to our stockholders.

Competition for Acquisitions.    We compete for hotel investment opportunities with competitors that may have a different appetite for risk than we do or have substantially greater financial resources than we do. This competition may generally limit the number of suitable investment opportunities offered to us and may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new hotel properties on attractive terms.

Seasonality of Hotel Industry.    Some hotel properties that we have acquired or may acquire in the future have business that is seasonal in nature. This seasonality can be expected to cause quarterly fluctuations in our revenues. Our quarterly earnings may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may have to enter into short-term borrowings in certain quarters in order to offset these fluctuations in revenues and to make distributions to our stockholders.

Investment Concentration in Single Industry.    Our entire business is related to the hotel industry. Therefore, a downturn in the hotel industry, in general, will have a material adverse effect on our hotels’ revenues and the net operating profits of our TRS lessees and amounts available for distribution to our stockholders.

Capital Expenditures.    Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. These capital improvements may give rise to the following risks:

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on affordable terms;

•	uncertainties as to market demand or a loss of market demand after capital improvements have begun; and

•	disputes with franchisors/managers regarding compliance with relevant management/franchise agreements.

The costs of these capital improvements could adversely affect our financial condition and amounts available for distribution to our stockholders.

The development of hotel properties is subject to timing, budgeting and other risks that may adversely affect our operating results and our ability to make distributions to stockholders.

We may selectively engage in new developments of hotel properties as market conditions warrant. Developing hotel properties involves a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	ability to raise capital; and

•	governmental restrictions on the nature or size of a project.

We cannot assure you that any development project will be completed on time or within budget. Our inability to complete a project on time or within budget may adversely affect our operating results and our ability to make distributions to our stockholders.

The hotel industry is capital intensive and our inability to obtain financing could limit our growth.

Our hotel properties require periodic capital expenditures and renovations to remain competitive and the acquisition of additional hotel properties requires significant capital expenditures. We may not be able to fund capital improvements or acquisitions solely from cash provided from our operating activities because we generally must distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to maintain our REIT tax status. As a result, our ability to fund capital expenditures, or investments through retained earnings, is very limited. Consequently, we will rely upon the availability of debt or equity capital to fund our investments and capital improvements, but these sources of funds may not be available on favorable terms and conditions. Neither our charter nor our bylaws limits the amount of debt that we can incur; however, we may not be able to obtain additional equity or debt financing on favorable terms, if at all.

The events of September 11, 2001, recent economic trends, the military action in Afghanistan and Iraq and the possibility of future terrorist acts and military action have adversely affected the hotel industry generally, and similar future events could adversely affect the industry in the future.

Before September 11, 2001, hotel owners and operators had begun experiencing declining RevPAR, as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the after-effects (including the possibility of more terror attacks in the United States and abroad), combined with economic trends and the U.S.-led military action in Afghanistan and Iraq, substantially reduced business and leisure travel and hotel industry RevPAR generally. If the economy once again declines or there is a future terrorist attack in the United States, our business may be materially and adversely affected. We cannot predict the extent to which these factors will directly or indirectly impact your investment in our common stock, the hotel industry or our operating results in the future. Declining RevPAR at hotels that we acquire would reduce our net income and restrict our ability to fund capital improvements at our hotels and our ability to make distributions to stockholders necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the markets on which shares of our common stock will trade, the hotel industry at large and our operations in particular.

Potential future outbreaks of contagious diseases could have a material adverse effect on our revenues and results of operations due to decreased travel, especially in areas significantly affected by the disease.

In 2003, the outbreak of Severe Acute Respiratory Syndrome, or SARS, drastically decreased travel in areas significantly affected by the disease. Potential future outbreaks of SARS or other contagious diseases could adversely impact travel to areas where we have hotel properties, which could have a material adverse effect on our revenues or results of operations.

We place significant reliance on technology.

The hotel industry continues to demand the use of sophisticated technology and systems including technology utilized for property management, procurement, reservation systems, customer loyalty programs, distribution and guest amenities. These technologies can be expected to require refinements and there is the risk that advanced new technologies will be introduced. If various systems and technologies become outdated or new technology is required, we may not be able to replace or introduce them as quickly as our competition or within budgeted costs for such technology. Further, we may not achieve the benefits that we anticipated from any new technology or system.

We may be adversely affected by increased use of business-related technology which may reduce the need for business-related travel.

The increased use of teleconference and video-conference technology by businesses could result in decreased business travel as companies increase the use of technologies that allow multiple parties from different locations to participate at meetings without traveling to a centralized meeting location. To the extent that such technologies play an increased role in day-to-day business and the necessity for business-related travel decreases, demand for hotel properties may decrease and our profitability may be adversely affected.

Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.

We have acquired and intend to maintain comprehensive insurance on each of our hotel properties, including liability, fire and extended coverage, of the type and amount we believe are customarily obtained for or by hotel property owners. We cannot assure you that such coverage will be available at reasonable rates. Various types of catastrophic losses, like earthquakes and floods and losses from foreign terrorist activities such as those on September 11, 2001 or losses from domestic terrorist activities such as the Oklahoma City bombing may not be insurable or may not be insurable on reasonable economic terms. Future lenders may require such insurance and our failure to obtain such insurance could constitute a default under loan agreements. Depending on our access to capital, liquidity and the value of the properties securing the affected loan in relation to the balance of the loan, a default could have a material adverse effect on our results of operations and ability to obtain future financing.

In the event of a substantial loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel property, as well as the anticipated future revenue from that particular hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position with regard to the damaged or destroyed property.

Noncompliance with governmental regulations could adversely affect our operating results.

Environmental Matters

Our hotel properties are and will be subject to various federal, state and local environmental laws. Under these laws, courts and government agencies may have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of cleanup, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. Under the environmental laws, courts and government agencies also have the authority to require that a person who sent waste to a waste disposal facility, such as a landfill or an incinerator, pay for the clean-up of that facility if it becomes contaminated and threatens human health or the environment. A person that arranges for the disposal or treatment, or transports for disposal or treatment, a hazardous substance at a property owned by another person may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental laws restrict the use of a property or place conditions on various activities. For example, certain laws require a business using chemicals (such as swimming pool chemicals at a hotel property) to manage them carefully and to notify local officials that the chemicals are being used.

We could be responsible for the costs associated with a contaminated property. The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. We cannot assure you that future laws or regulations will not impose material environmental liabilities or that the current environmental condition of our hotel properties will not be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

Although we have taken and will take commercially reasonable steps to assess the condition of our properties, there may be unknown environmental problems associated with our properties. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest. In addition, we are obligated to indemnify our lenders for any liability they may incur in connection with a contaminated property.

The presence of hazardous substances on a property may adversely affect our ability to sell the property and could cause us to incur substantial remediation costs. The discovery of environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to pay dividends to our stockholders.

Americans with Disabilities Act and Other Changes in Governmental Rules and Regulations

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non-compliance could result in the U.S. government imposing fines or private litigants winning damages. If we are required to make substantial modifications to our hotel properties, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected.

General Risks Related to the Real Estate Industry

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more hotel properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. In addition, because all of our hotel management agreements contain restrictions on our ability to dispose of our hotel properties, are typically long-term and do not terminate in the event of a sale, our ability to sell hotel properties may be further limited. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in international, national, regional and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in operating expenses; and

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters and acts of war or terrorism, including the consequences of terrorist acts such as those that occurred on September 11, 2001, which may result in uninsured losses.

We may decide to sell our hotel properties in the future. We cannot predict whether we will be able to sell any hotel property or investment for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a hotel property or loan.

We may be required to expend funds to correct defects or to make improvements before a hotel property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a hotel property, we may agree to lock-out provisions that materially restrict us from selling that hotel property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that hotel property. These facts and any others that would impede our ability to respond to adverse changes in the performance of our hotel properties could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to stockholders.

Increases in our property taxes could adversely affect our ability to make distributions to our stockholders.

Each of our hotel properties is subject to real and personal property taxes. These taxes on our hotel properties may increase as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our stockholders could be adversely affected.

Our hotel properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing, as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of mold to which our hotel guests or employees could be exposed at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property, which would reduce our cash available for distribution. In addition, exposure to mold by our guests or employees, management company employees or others could expose us to liability if property damage or health concerns arise.

Risks Related to Our Organization and Structure

Our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

The federal income tax laws governing REITs are complex.

We intend to operate in a manner that will qualify us as a REIT under the federal income tax laws beginning January 1, 2005. The REIT qualification requirements are extremely complex, however, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so that we can qualify as a REIT. At any time, new laws, interpretations, or court decisions may change the federal tax laws or the federal income tax consequences of our qualification as a REIT. We have not applied for or obtained a ruling from the Internal Revenue Service that we will qualify as a REIT.

Failure to qualify as a REIT would subject us to federal income tax.

If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay any such tax. If we cease to be a REIT, we no longer would be required to distribute most of our taxable income to our stockholders. Unless we were entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. As a result, for example, of differences between cash flow and the accrual of income and expenses for tax purposes, or of nondeductible expenditures, our REIT taxable income in any given year could exceed our cash available for distribution. Accordingly, we may be required to borrow money or sell assets to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the distribution requirement and to avoid federal corporate income tax and the 4% nondeductible excise tax in a particular year.

The formation of our TRS lessees increases our overall tax liability.

Our TRS lessees and any other of our domestic TRSs are subject to federal and state income tax on their taxable income, which in the case of our TRS lessees currently consists and generally will continue to consist of revenues from the hotel properties leased by our TRS lessees plus, in certain cases, key money payments (amounts paid to us by a hotel management company in exchange for the right to manage a hotel property we acquire), net of the operating expenses for such properties and rent payments to us. Accordingly, although our ownership of our TRS lessees allows us to participate in the operating income from our hotel properties in addition to receiving rent, that operating income is fully subject to income tax. Such taxes could be substantial. The after-tax net income of our TRS lessees or other TRSs is available for distribution to us.

We incur a 100% excise tax on transactions with our TRS lessees or other TRSs that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRS lessees exceeds an arm’s-length rental amount, such amount potentially is subject to the excise tax. We intend that all transactions between us and our TRS lessees will continue to be conducted on an arm’s-length basis and, therefore, that the rent paid by our TRS lessees to us will not be subject to the excise tax.

Consequences of our operating as a C corporation for 2004.

As a C corporation, for our first taxable year ended December 31, 2004, we incurred federal and state income taxes of approximately $0.9 million. In addition, because we were a C corporation for our taxable year ended December 31, 2004, we generally will be subject to a corporate-level tax on a taxable disposition of any appreciated asset we hold as of the effective date of our REIT election which is expected to be January 1, 2005, which tax could reduce the amount that we could otherwise distribute to our stockholders. Specifically, if we dispose of a built-in-gain asset in a taxable transaction prior to tenth anniversary of the effective date of our REIT election, we would be subject to tax at the highest regular corporate rate (currently 35%) on the lesser of the gain recognized and the asset’s built-in-gain.

In addition, to qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. Our non-REIT earnings and profits will include any earnings and profits we accumulated before the effective date of our REIT election. For our first taxable year ended December 31, 2004, we had approximately $2.3 million of non-REIT earnings and profits. We expect to generally distribute sufficient earnings and profits before December 31, 2005 to eliminate any 2004 non-REIT earnings and profits and to distribute (and avoid tax on) our 2005 income.

We could lose our REIT status if Marriott or another hotel management company with which we enter into hotel management agreements fails to qualify as an “eligible independent contractor” under the Code.

The hotel properties leased by our TRS lessees must be operated by an “eligible independent contractor” as defined in the Code in order for the rental income from our TRS lessees to qualify as rents from real property under the applicable REIT income tests. In order to qualify as an eligible independent contractor, a hotel management company must satisfy certain requirements, including that the hotel management company may not own, directly or indirectly, more than 35% of our stock and not more than 35% of the hotel management company may be owned, directly or indirectly, by one or more persons owning 35% or more of our stock. For purposes of determining whether these ownership limits are satisfied, actual ownership as well as constructive ownership under the rules of Section 318 of the Code (with certain modifications) is taken into account. Each of our TRS lessees has hired and we anticipate will continue to hire a hotel management company that we expect to qualify as an eligible independent contractor to manage and operate the hotel properties leased by our TRS lessee, and Marriott intends to qualify as an eligible independent contractor. However, constructive ownership under Section 318 of the Code resulting, for example, from relationships between Marriott or another hotel management company and any of our stockholders could impact Marriott’s or such other hotel management company’s ability to satisfy the applicable ownership limits. Discovery of any such relationship could disqualify Marriott or another hotel management company as an eligible independent contractor, which could in turn cause us to fail to qualify as a REIT. If we fail to qualify for or lose our status as a REIT, we would be subject to federal income tax on our taxable income. See “Federal Income Tax Considerations.” In addition, in such event, the hotel management agreements that we expect to enter into with Marriott may not be terminable, thereby making it impossible to avoid such disqualification. Consistent with hotel management agreements already in place with Marriott, we do not expect that our hotel management agreements with Marriott will provide us with protection from such an occurrence.

Plans should consider ERISA risks of investing in our common stock.

ERISA and Section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts and (ii) any person who is a “party in interest” or “disqualified person” with respect to such plan. Consequently, the fiduciary of a plan contemplating an investment in our common stock should consider whether our company, any other person associated with the issuance of our common stock or any affiliate of the foregoing is or may become a “party in interest” or “disqualified person” with respect to the plan and, if so, whether an exemption from such prohibited transaction rules is applicable. See “ERISA Considerations.”

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or our stockholders.

Provisions of our charter may limit the ability of a third party to acquire control of our company.

Our charter provides that no person may beneficially own more than 9.8% of our common stock or of the value of the aggregate outstanding shares of our capital stock, except certain “look-through entities,” such as mutual funds, which may beneficially own up to 15% of our common stock or of the value of the aggregate outstanding shares of our capital stock. Our board of directors has waived this ownership limitation for Marriott Hotel Services, Inc. and certain institutional investors in the past and may waive it again in the future so long as our board of directors determines these waivers should not affect our REIT qualification. These ownership limitations may prevent an acquisition of control of our company by a third party without our board of directors’ approval, even if our stockholders believe the change of control is in their best interests. Our charter authorizes our board of directors to issue up to 100,000,000 shares of common stock and up to 10,000,000 shares of preferred stock, to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests, including:

•	“business combination” provisions that, subject to certain limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and special stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors and, in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our board of directors may by resolution opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to take certain actions that may have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium to the market price of our common stock or otherwise be in our stockholders’ best interests.

Our ownership limitations may restrict or prevent you from engaging in certain transfers of our common stock.

In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include various kinds of entities) during the last half of any taxable year (other than the first year for which a REIT election is made). In addition, the REIT rules generally prohibit a manager of one of our hotel properties from owning, directly or indirectly, more than 35% of our stock and a person who holds 35% or more of our stock from also holding, directly or indirectly, more than 35% of any such hotel management company. To qualify for and preserve REIT status, our charter contains an aggregate share ownership limit and a common share ownership limit. Generally, any shares of our stock owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any shares of common stock owned by affiliated owners will be added together for purposes of the common share ownership limit.

If anyone transfers or owns shares in a way that would violate the aggregate share ownership limit or the common share ownership limit, or prevent us from continuing to qualify as a REIT under the federal income tax laws, those shares instead will be transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common share ownership limit. If this transfer to a trust fails to prevent such a violation or our continued qualification as a REIT, then we will consider the initial intended transfer or ownership to be null and void from the outset. The intended transferee or owner of those shares will be deemed never to have owned the shares. Anyone who acquires or owns shares in violation of the aggregate share ownership limit, the common share ownership limit or the other restrictions on transfer or ownership in our charter bears the risk of a financial loss when the shares are redeemed or sold if the market price of our stock falls between the date of purchase and the date of redemption or sale.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely to maximize profits.

The ability of our board of directors to revoke our REIT status without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

Risks Related to this Offering

We cannot assure you that a public market for our common stock will develop.

Prior to this offering, there has not been a public market for our common stock and, even though we intend to apply to list the shares of our common stock on the NYSE, we cannot assure you that an active trading market for the shares of common stock offered hereby will develop or, if developed, that any such market will be sustained. In the absence of an active public trading market, an investor may be unable to liquidate an investment in our common stock. The initial public offering price has been determined by us and the underwriters. We cannot assure you that the price at which the shares of common stock will sell in the public market after the closing of this offering will not be lower than the price at which they are sold by the underwriters.

The market price of our equity securities may vary substantially.

The trading prices of equity securities issued by REITs have historically been affected by changes in market interest rates. One of the factors that may influence the price of our common stock or preferred stock in public trading markets is the annual yield from distributions on our common stock or preferred stock as compared to yields on other financial instruments. An increase in market interest rates, or a decrease in our distributions to stockholders, may lead prospective purchasers of our stock to demand a higher annual yield, which could reduce the market price of our equity securities.

Other factors that could affect the market price of our equity securities include the following:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the hotel or real estate industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

The number of shares available for future sale could cause our share price to decline.

Upon the completion of this offering, we will have              shares of common stock outstanding. We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price of our common stock. Sales of substantial numbers of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock. In addition, under registration rights agreements, we have granted holders of the 20,850,000 shares of our common stock issued in our July 2004 private placement, including 3,000,000 shares purchased by Marriott directly from us, the right to have their shares registered for resale under the Securities Act. If any or all of these holders sell a large number of securities in the public market, the sale could reduce the trading price of our common stock and could impede our ability to raise capital in the future. We also may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of properties and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

The exercise of the underwriter’s over-allotment option, any future redemption of our operating partnership units for common stock, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of our common stock. In addition, future issuances of our common stock may be dilutive to existing stockholders.

Lock-up agreements may not limit the number of shares of common stock sold into the market.

All of our executive officers, except for Mr. Mahoney and Marriott, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit them from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the effective date of the resale shelf registration statement that we are required to file pursuant to the registration rights agreement. In addition, Mr. Mahoney will enter into a lock-up agreement in connection with this offering.

In addition, the underwriters of this offering will request that all of our other stockholders agree pursuant to the registration rights agreement not to dispose of any of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus, and are not selling in this offering, until 60 days after the effective date of this prospectus, except in specified circumstances. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement. If the restrictions under the lock-up agreements and the registration rights agreement are waived or terminated, up to approximately                      shares of common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.

Investors in this offering will experience immediate dilution in the book value per share.

The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $             in net tangible book value per share of our common stock, based on the midpoint of the price range for the shares to be sold in this offering.

We cannot assure you that we will be able to make distributions to our stockholders in the future.

We intend to make annual distributions on a regular quarterly basis in sufficient amounts so as to avoid paying corporate income tax and excise tax on our earnings (other than the earnings of our taxable REIT subsidiary and TRS lessees, which are subject to tax at regular corporate rates). This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. However, our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions are made at the discretion of our board of directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We cannot assure you that we will be able to pay distributions in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell our common stock is our dividend rate as a percentage of the market price of our common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be strongly affected by the earnings and return that we derive from our investments and income with respect to our properties and our related distributions to stockholders, and not from the market value or underlying appraised value of the properties or investments themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay dividends.

Future offerings of debt securities or preferred stock, which would be senior to our common stock upon liquidation and for the purposes of distributions, may cause the market price of our common stock to decline.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. We will be able to issue additional shares of common stock or preferred stock without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Preferred stock and debt, if issued, could have a preference on liquidating distributions or a preference on dividend or interest payments that could limit our ability to make a distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interest.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “pro forma,” “estimate” or “anticipate” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, market statistics, or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the factors discussed in this prospectus, including without limitation those set forth under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business,” “Hotel Industry” and “Our Properties”;

•	adverse economic or real estate developments in our markets;

•	general economic conditions;

•	the degree and nature of our competition;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	availability of and our ability to retain qualified personnel;

•	our failure to qualify or maintain our status as a REIT;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	general volatility of the capital markets and the market price of our common stock;

•	environmental uncertainties and risks related to natural disasters;

•	changes in foreign currency exchange rates; and

•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should carefully consider this risk when you make an investment decision concerning our common stock. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

MARKET DATA

Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes, including market information compiled by Smith Travel Research, Inc. which, among other things, provides research reports and forecasts on the performance of the hotel and travel industry. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

USE OF PROCEEDS

We will issue              shares of our common stock if the underwriters’ over-allotment option is not exercised and              shares of our common stock if the underwriters’ over-allotment option is exercised in full.

After deducting the underwriting discount and commissions and estimated expenses of this offering, we expect net proceeds from this offering of approximately $             million if the underwriters’ over-allotment option is not exercised, or approximately $             million if the underwriters’ over-allotment option is exercised in full. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

We will contribute the net proceeds to our operating partnership. Our operating partnership intends to use the net proceeds received from us as follows:

•	approximately $ million to retire or pay down outstanding principal on the following indebtedness, with such principal paydowns based upon the outstanding principal as of , 2005;

•	approximately $20.0 million of debt that bears interest at LIBOR plus 2.40%, is prepayable without penalty in October 2005 and matures in October 2006, incurred in connection with the acquisition of The Lodge at Sonoma Renaissance Resort & Spa;

•	approximately $23.0 million of debt that bears interest at LIBOR plus 2.70%, is prepayable without penalty in December 2005 and matures in December 2006, incurred in connection with the acquisition of Courtyard Manhattan/Fifth Avenue;

•	approximately $44.0 million of debt that bears interest at LIBOR plus 2.50%, is prepayable without penalty prior to July 2005 and matures in January 2007, incurred in connection with the acquisition of Torrance Marriott;

•	approximately $4.1 million needed to complete the planned renovations of our initial hotels;

•	approximately $ to fund the purchase and renovation of those acquisition properties currently under contract as of the date of this prospectus that we consider probable acquisitions; and

•	the remainder for general corporate and working capital purposes, including possible future acquisitions.

Pending these uses, we intend to invest the net proceeds in interest-bearing, short-term investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, interest-bearing bank deposits and mortgage loan participation.

DIVIDEND POLICY AND DISTRIBUTIONS

We intend to generally distribute to our stockholders each year on a regular quarterly basis sufficient amounts of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our earnings (other than the earnings of our taxable REIT subsidiary and TRS lessees, which are all subject to tax at regular corporate rates) and to qualify for the tax benefits afforded to REITs under the Code. In order to qualify as a REIT under the Code, we generally must make distributions to our stockholders each year in an amount equal to at least:

•	90% of our REIT taxable income determined without regard to the dividends paid deduction, plus;

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Code, minus;

•	any excess non-cash income.

See “Federal Income Tax Considerations.” However, the actual amount, timing and frequency of our distributions will be at the discretion of, and authorized by, our board of directors and will depend on our actual results of operations and a number of other factors, including:

•	the timing of our investment of the net proceeds of this offering;

•	the rent received from our TRS lessees;

•	our debt service requirements;

•	capital expenditure requirements for our hotel properties;

•	unforeseen expenditures at our hotel properties;

•	our taxable income and the taxable income of our TRS lessees;

•	the annual distribution requirement under the REIT provisions of the Code;

•	our operating expenses and the operating expenses of our TRS lessees; and

•	other factors that our board of directors may deem relevant.

In addition, our ability to make distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, DiamondRock Hospitality Limited Partnership, which will depend upon receipt of lease payments from our TRS lessees, and, in turn, upon the management of our hotel properties by third party hotel management companies, who will be engaged to operate our hotels. To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our TRS lessees in those subsidiaries. Dividend distributions to our stockholders will generally be taxable to our stockholders as ordinary income to the extent of our current or accumulated earnings and profits. Because a significant portion of our investments are equity ownership interests in hotel properties, which results in depreciation and non-cash changes against our income, a portion of our distributions may constitute a tax-free return of capital. Finally, we cannot assure you that we will have cash available for distributions to our stockholders.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of December 31, 2004; and

•	our pro forma capitalization, as adjusted to give effect to (i) the acquisition of our Torrance Marriott hotel property and the incurrence of debt to finance the acquisition on January 5, 2005; (ii) the acquisition of the properties under contract that we consider probable acquisitions; and (iii) the sale of our common stock in this offering, excluding shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option at an assumed public offering price of $ per share, and the application of the net proceeds as described in “Use of Proceeds.”

	As of December 31, 2004
	Actual	Pro Forma
Cash	$76,983,107	$

Secured Revolving Credit Facility(1)	—

Total Debt	180,771,810

Stockholders’ equity
Preferred stock, $.01 par value per share, 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $.01 par value per share, 100,000,000 shares authorized, 21,020,100 shares issued and outstanding; shares issued and outstanding, as adjusted after this offering(2)	210,201
Additional paid-in capital	197,494,842
Accumulated deficit	(2,117,625)

Total stockholders’ equity	195,587,418

Total capitalization	$376,359,228	$

(1)	For a description of our anticipated secured revolving credit facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
(2)	Excludes shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option and shares of common stock available for future awards under our equity incentive plan.

DILUTION

Net Tangible Book Value

At December 31, 2004, we had a combined net tangible book value of approximately $195.6 million, or $9.30 per share ($9.00 per share giving effect to the grants of restricted shares). Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

Dilution After This Offering

Purchasers of our common stock will experience an immediate dilution of the net tangible book value of our common stock from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering and the application of the estimated net offering proceeds. After giving effect to the sale of the shares of our common stock offered by us under this prospectus at an assumed initial public offering price of $             per share and the deduction of underwriting discounts and estimated offering expenses, our pro forma net tangible book value at December 31, 2004 would have been $             million, or approximately $             per share of our common stock. This amount represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $             per share from an assumed public offering price of $             per share of our common stock to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Pro forma net tangible book value per share at December 31, 2004(1)
Increase in pro forma net tangible book value per share attributable to this offering(2)
Pro forma net tangible book value per share after this offering(3)	$

Dilution in pro forma net tangible book value per share to new investors(4)	$

(1)	Net tangible book value per share of common stock is determined by dividing net tangible book value at December 31, 2004 by the number of shares of common stock outstanding prior to this offering.
(2)	After deducting underwriting discounts, commissions and other expenses of this offering.
(3)	Based on the pro forma net tangible book value attributable to common stockholders of approximately $ divided by the sum of shares of our common stock to be outstanding after giving effect to this offering.
(4)	Dilution is determined by subtracting (i) pro forma net tangible book value per share of our common stock after giving effect to this offering and the application of the net proceeds from (ii) the initial public offering price per share paid by a new investor in this offering.

Differences Between New and Existing Stockholders in Number of Shares of Common Stock and Amount Paid

The table below summarizes, as of December 31, 2004, on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration and average price per share paid by existing stockholders and by the new investors purchasing common stock in this offering. We used an assumed initial public offering price of $             per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

	Shares Issued		Cash/Tangible Book Value
	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders
New investors in this offering

Total

SELECTED FINANCIAL AND OPERATING DATA

We present in this prospectus certain historical and pro forma financial data. We also present certain operational data and non-GAAP financial measures on a historical and pro forma basis.

The selected historical financial information as of December 31, 2004, and the period from May 6, 2004 (inception) to December 31, 2004, has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect to such financial information is included elsewhere in this prospectus. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements as of December 31, 2004 and for the period from May 6, 2004 (inception) to December 31, 2004, and the related notes.

The unaudited pro forma consolidated balance sheet data is presented as if:

•	the completion of this offering and application of the net proceeds,

•	the acquisition of the Torrance Marriott in January 2005, and

•	the acquisition of those properties currently under contract as of the date of this prospectus that we consider probable acquisitions had occurred on December 31, 2004.

The unaudited pro forma consolidated statement of operations and other data for the fiscal year ended December 31, 2004, are presented as if:

•	the completion of this offering and application of the net proceeds,

•	the acquisition of our initial seven hotels,

•	the acquisition of those properties currently under contract as of the date of this prospectus that we consider probable acquisitions, and

•	our July 2004 private placement

had occurred on the first day of the period presented.

These adjustments are also discussed in detail under “Unaudited Pro Forma Financial Data.” The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

We present the following two non-GAAP financial measures throughout this prospectus that we believe are useful to investors as key measures of our operating performance: (1) EBITDA; and (2) FFO.

EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

We compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

We caution investors that amounts presented in accordance with our definitions of EBITDA and FFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. EBITDA and FFO should not be considered as an alternative measure of our net income (loss), operating performance, cash flow or liquidity. EBITDA and FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA and FFO can enhance your understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market conditions may harm our cash flow. Under “Summary Historical and Pro Forma Financial and Operating Data” and this section, as required, we include a quantitative reconciliation of EBITDA and FFO to the most directly comparable GAAP financial performance measure, which is net income (loss).

	Historical	Pro Forma
	Period from May 6, 2004 to December 31, 2004	Fiscal Year ended December 31, 2004
Statement of operations data:

Revenues:

Rooms	$5,137,370	$87,485,090
Food and beverage	1,507,960	30,732,414
Other	428,534	7,133,825

Total revenues	7,073,864	125,351,329

Operating costs and expenses:
Rooms	1,455,380	22,677,655
Food and beverage	1,266,827	22,765,231
Other	3,444,683	56,553,532
Corporate expenses	4,114,165	7,308,731
Depreciation and amortization	1,053,283	17,713,467

Total operating expenses	11,334,338	127,018,616

Operating loss	(4,260,474)	(1,667,287)
Interest and other income	(1,333,837)	(1,333,837)
Interest expense	773,101	12,337,505

Loss before income taxes	(3,699,738)	(12,670,955)

Income tax benefit	1,582,113	2,993,596

Net loss	$(2,117,625)	$(9,677,359)

FFO(1)	$(1,064,342)	$8,036,108

EBITDA(2)(3)	$(1,873,354)	$17,380,017

	Historical	Pro Forma
	As of December 31, 2004	As of December 31, 2004
Balance sheet data:

Property and equipment, net	$285,642,439	$347,796,435
Total assets	391,691,179	437,263,192
Total debt	180,771,810	224,771,810
Total other liabilities	15,331,951	16,903,964
Shareholders’ equity	195,587,418	195,587,418

Statistical data:

Number of hotels	6	7
Number of rooms	1,871	2,357
Occupancy(4)	67.8%	75.0%
ADR(4)	$184.22	$136.21
RevPAR(4)	$124.99	$102.11

(1)	FFO, as defined by NAREIT, is net income (loss) (determined in accordance with GAAP, excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The calculation of FFO may vary from entity to entity, thus our presentation of FFO may not be comparable to other similarly titled measures of other reporting companies. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income, but as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002). Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical GAAP cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, we believe FFO (combined with our primary GAAP presentations) help improve our stockholders’ ability to understand our operating performance. We only use FFO as a supplemental measure of operating performance. The following is a reconciliation between net income (loss) and FFO:

	Historical	Pro Forma
	Period from May 6, 2004 to December 31, 2004	Fiscal Year ended December 31, 2004
Net loss	$(2,117,625)	$(9,677,359)
Depreciation and amortization	1,053,283	17,713,467

FFO	$(1,064,242)	$8,036,108

(2)

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotel properties are recorded at historical cost at the time of acquisition and are depreciated on a straight line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity. The following is a reconciliation between net income (loss) and EBITDA:

	Historical	Pro Forma
	Period from May 6, 2004 to December 31, 2004	Fiscal Year ended December 31, 2004
Net loss	$(2,117,625)	$(9,677,359)

Interest expense	773,101	12,337,505
Income tax benefit	(1,582,113)	(2,993,596)
Depreciation and amortization	1,053,283	17,713,467

EBITDA	$(1,873,354)	$17,380,017

(3)	Fiscal year 2004 pro forma EBITDA includes the impact of approximately $7.2 million of non-cash straight-line ground rent expense recorded for the Bethesda Marriott Suites and Courtyard Manhattan/Fifth Avenue ground leases.

(4)	Historical amounts relate to the period from hotel acquisition to December 31, 2004. Pro forma amounts relate to the fiscal year ended December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were recently formed and did not commence revenue generating operations until July 2004. Please see “Risk Factors—Risks Related to Our Business, Growth Strategy and Investment Sourcing Relationship With Marriott” for a discussion of risks relating to our limited operating history. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus.

Overview

We are a real estate hospitality company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, we may invest, on a selective basis, in limited service and extended stay hotel properties in urban locations. We began operations in July 2004 when we completed a private placement of our common stock to certain institutional and accredited investors in which net proceeds of approximately $196.3 million were raised.

Our principal business objective is to maximize stockholder value through a combination of dividends, growth in funds from operations and increases in net asset value. We believe that we can create long-term value in the hotel properties we acquire by taking advantage of individual market recovery opportunities, aggressive asset management and repositioning. We currently plan to invest approximately $28 million in 2005 and 2006 to renovate our initial hotels, including one hotel that will be re-branded.

Since our July 2004 private placement, we have acquired the following seven hotel properties, comprising 2,357 rooms: Courtyard Manhattan/Midtown East in New York, New York; Torrance Marriott in Los Angeles, California; Salt Lake City Marriott Downtown in Salt Lake City, Utah; Marriott Griffin Gate Resort in Lexington, Kentucky; Bethesda Marriott Suites in Bethesda, Maryland; Courtyard Manhattan/Fifth Avenue in New York, New York; and The Lodge at Sonoma Renaissance Resort & Spa, in Northern California.

We conduct substantially all of our operations through DiamondRock Hospitality Limited Partnership, our operating partnership. We are the sole general partner of our operating partnership and as a result we control the operating partnership. At present, we own 100% of the partnership units through our wholly-owned subsidiary, DiamondRock Hospitality, LLC, although, in the future, we may issue limited partnership units to third parties in exchange for capital or in exchange for interests in hotel properties from time to time. We also may issue limited partnership units to management as a substitute for restricted stock grants or other equity-based compensation. Sellers of hotel properties that receive limited partnership units of our operating partnership in exchange for their ownership interest in those properties may be able to defer recognition of any taxable gain that would be recognized in a cash sale until such time as their limited partnership units are redeemed or we sell the contributed properties. Upon a limited partner’s election to have us redeem its units, we may redeem them, at our election, either for cash or shares of our common stock on a one-for-one basis, subject to any lock-up or other restrictions that may exist. Whenever we issue stock, we will be obligated to contribute any net proceeds we receive from such issuance to our operating partnership and our operating partnership will, in turn, be obligated to issue an equivalent number of limited partnership units to us. Our operating partnership will distribute the income it generates from its operations to us to the extent not payable to other limited partners. In turn, we expect to distribute a substantial majority of the amounts we receive from our operating partnership to our stockholders in the form of quarterly cash distributions.

We intend to elect to be treated as a self-advised REIT, effective January 1, 2005. For us to qualify as a REIT, we cannot operate our hotel properties. Therefore, our operating partnership and its subsidiaries lease our hotel properties to our TRS lessees, who in turn must engage one or more eligible independent contractors to manage our hotel properties. The leases generally provide for a fixed annual base rent plus percentage rent and certain other additional charges. We have entered into hotel management agreements with Marriott for all of our current seven hotel properties. Our TRS lessees are consolidated into our financial statements for accounting purposes. However, because both our operating partnership and our TRS lessees are controlled by us, our principal source of funds on a consolidated basis come from the operations of our hotels properties. The earnings of our TRS lessees are subject to federal and state income tax similar to the tax assessed on other C corporations; such tax reduces our funds from operations and the cash available for distribution to our stockholders.

The discussion below relates to the results of operations of the hotel properties that we currently own. The historical financial statements presented herein were prepared in accordance with GAAP. Following the completion of this offering, we expect to use the proceeds of this offering as described in “Use of Proceeds.” Therefore, the discussion below should not be read as being indicative of any future operating results of our company.

Critical Accounting Policies and Estimates

Our consolidated financial statements include the accounts of DiamondRock Hospitality Company and all consolidated subsidiaries. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. While we do not believe the reported amounts would be materially different, application of these policies involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ materially from these estimates. We evaluate our estimates and judgments, including those related to the impairment of long-lived assets, on an ongoing basis. We base our estimates on experience and on various other assumptions that are believed to be reasonable under the circumstances. All of our significant accounting policies are disclosed in the notes to our consolidated financial statements. The following represent certain critical accounting policies that require us to exercise our business judgment or make significant estimates:

Investment in Hotel Properties.    Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment and identifiable intangible assets at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Property and equipment are recorded at fair value based on analyses, including current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment based on analysis performed by management and appraisals received from independent third parties. Property and equipment are depreciated using the straight-line method over an estimated useful life of 15 to 40 years for buildings and land improvements and one to ten years for furniture and equipment. Identifiable intangible assets are typically related to contracts, including ground lease agreements and hotel management agreements, which are recorded at fair value. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair market contract rates for corresponding contracts. Contracts acquired that are at market do not have significant value. We typically enter into a new hotel management agreement based on market terms at the time of acquisition. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources that may be obtained in connection with the acquisition or financing of a property and other market data. Management also considers information obtained about each property as a result of its pre-acquisition due diligence in estimating the fair value of the tangible and intangible assets acquired.

We review our investments in hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the investments in hotel properties may not be recoverable. Events or circumstances that may cause us to perform a review include, but are not limited to, adverse changes in the demand for lodging at our properties due to declining national or local economic conditions and/or new hotel construction in markets where our hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of an investment in a hotel property exceed the hotel’s carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying value to the estimated fair market value is recorded and an impairment loss recognized.

Revenue Recognition.    Hotel revenues, including room, golf, food and beverage, and other hotel revenues, are recognized as the related services are provided.

Stock-based Compensation.    We account for stock-based employee compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, as amended. For restricted stock awards, we record unearned compensation equal to the number of shares awarded multiplied by the average price of our common stock on the date of the award. Unearned compensation is amortized using the straight-line method over the period in which the restrictions lapse (i.e., vesting period). For unrestricted stock awards, we record compensation expense on the date of the award equal to the number of shares awarded multiplied by the average price of our common stock on the date of the award, less the purchase price for the stock, if any.

Accounting for Key Money.    Marriott has contributed to us certain amounts, which we refer to as key money, in exchange for the right to manage certain of our hotel properties. We defer key money received from a hotel manager in conjunction with entering into a long-term hotel management agreement and amortize the amount received against management fees over the term of the management agreement.

Other Recent Accounting Pronouncement

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, or “SFAS 123(R).” SFAS 123(R) replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The FASB has concluded that companies could adopt the new standard in one of two ways: either the modified prospective transition method or the modified retrospective transition method. Using the modified prospective transition method, a company would recognize share-based employee compensation cost from the beginning of the fiscal period in which the recognition provisions are first applied as if the fair-value-based accounting method had been used to account for all employee awards granted, modified, or settled after the effective date and to any awards that were not fully vested as of the effective date. Using the modified retrospective method, a company would recognize employee compensation cost for periods presented prior to the adoption of the proposed standard in accordance with the original provisions of SFAS No. 123; that is, an entity would recognize employee compensation cost in the amounts reported in the pro forma disclosures provided in accordance with SFAS No. 123. For periods after the date of adoption of the standard, the modified prospective transition method described above would be applied. SFAS 123(R) becomes effective for public companies with their first interim or annual reporting period that begins after June 15, 2005. For non-public companies, the standard becomes effective for their first fiscal year beginning after December 15, 2005. We currently utilize the fair value approach for accounting for stock compensation, and therefore expect that the impact on our financial condition and results of operations of adopting SFAS 123(R) is expected to be minimal.

Results of Operations

We were formed on May 6, 2004, began operations in July 2004 and acquired our first hotel property in October 2004. We completed our private placement of common stock in July 2004 and received proceeds, net of offering costs and fees, of approximately $196.3 million. Stockholders’ equity at December 31, 2004 was approximately $195.6 million. Our loss before income taxes, for the period from inception through December 31, 2004 was $3,699,738.

Revenue.    We had total revenues of $7,073,864 for the period from May 6, 2004 to December 31, 2004. Revenue consists primarily of the room, food and beverage and other revenues from The Lodge at Sonoma and the Courtyard Midtown East for the period subsequent to our acquisition dates of October 27, 2004 and November 19, 2004, respectively. Revenues are also included for the post acquisition period for our other four acquisitions, completed during the last two weeks of 2004. The average occupancy of our hotels was 67.8% for the periods subsequent to acquisition. The hotels collectively achieved an ADR of $184.22 and RevPAR of $124.99, respectively, for the periods subsequent to acquisition. On a pro forma basis for 2004, revenues were $125,351,329 and RevPAR was $102.11.

Hotel operating expenses.    Our hotel operating expenses totaled $6,166,890 for the period from May 6, 2004 to December 31, 2004. Hotel operating expenses consist primarily of operating expenses of The Lodge at Sonoma and the Courtyard Midtown East for the period subsequent to our acquisition dates of October 27, 2004 and November 19, 2004 respectively. Operating expenses are also included for the post acquisition period of our other four 2004 acquisitions, which were completed during the last two weeks of 2004. Our hotel operating expenses during the period include $8,371,609 of non-cash ground rent expense due to the straight-lining of future increases in the ground lease payments at two of our initial hotels; the contractual rent during the period was $1,191,197. Our 2004 pro forma hotel operating expenses, assuming we acquired the initial seven hotels on January 1, 2004, are $101,996,418.

Depreciation and amortization expense.    Our depreciation and amortization expense totaled $1,053,283 for the period from May 6, 2004 to December 31, 2004. Depreciation and amortization is recorded on our hotels for the periods subsequent to acquisition. Depreciable lives of hotel furniture, fixtures and equipment are estimated as the time period between the acquisition date and the date that the hotel furniture, fixtures and equipment will be replaced. The furniture, fixtures and equipment depreciable lives are less than one year for the Courtyard Midtown East, the Courtyard Fifth Avenue and the Bethesda Marriott Suites since these hotels will undergo significant renovations in 2006. Our pro forma depreciation expense, assuming we acquired the initial seven hotels on January 1, 2004, is $17,713,467, which reflects the use of actual depreciation lives assigned to the assets in purchase accounting.

Corporate expenses.    Our corporate expenses totaled $4,114,165 for the period from May 6, 2004 to December 31, 2004. Corporate expenses principally consist of employee related costs, including base payroll, bonus and restricted stock. Corporate expenses also include organizational costs, professional fees and directors’ fees. Our pro forma corporate expenses are $7.3 million. The pro forma 2004 corporate expenses do not include costs of future employees and other costs for which we are not currently obligated but expect to incur subsequent to completion of this offering. Our budgeted 2005 corporate expenses are approximately $         million, which is comprised of approximately $6.2 million of cash corporate expenses and approximately $         million of restricted stock expense.

Interest expense.    Our interest expense totaled $773,101 for the period from May 6, 2004 to December 31, 2004. Interest expense relates to the mortgage debt incurred in connection with our acquisitions. Our mortgage debt on two of our hotels bears interest at variable rates based on LIBOR. The interest rates as of December 31, 2004 on these two mortgage loans were 4.74% and 5.04%, respectively. The mortgage debt on our other four hotels bears interest at fixed rates ranging from 5.11% to 7.69% per year. Our 2004 pro forma interest expense, assuming we acquired the initial seven hotels on January 1, 2004, is $12,337,505.

Income taxes.    We recorded an income tax benefit of $1,582,113 for the period from May 6, 2004 to December 31, 2004 . The 2004 current tax liability of $879,717 is the result of temporary differences primarily resulting from deferred key money, capitalized pre-opening costs, restricted stock expense, straight-line ground rent, depreciation and other items that will result in 2004 taxable income. A significant portion of the deferred tax assets recorded in 2004 will be expensed in the first quarter of 2005 in connection with our REIT election.

Liquidity and Capital Resources

Our short-term liquidity requirements consist primarily of funds necessary to fund future distributions to our stockholders to maintain our REIT status as well as to pay for operating expenses and other expenditures directly associated with our hotel properties, including:

•	recurring maintenance and capital expenditures necessary to maintain our hotel properties properly; and

•	interest expense and scheduled principal payments on outstanding indebtedness.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our anticipated secured revolving credit facility.

Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs of acquiring additional hotel properties, renovations, expansions and other non-recurring capital expenditures that need to be made periodically to our hotel properties, scheduled debt payments and making distributions to our stockholders. We expect to meet our long-term liquidity requirements through various sources of capital including the cash we will have available upon completion of this offering, cash provided by operations, and borrowings, as well as through the issuances of additional equity or debt securities. Our ability to incur additional debt is dependent upon a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions imposed by existing lenders. Our ability to raise funds through the issuance of debt and equity securities is dependent upon, among other things, general market conditions for REITs and market perceptions about us. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the capital markets may not be consistently available to us on terms that are attractive, or at all. We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, cash flow from operations and borrowings, will be sufficient to acquire the hotel properties that we consider to be probable acquisitions as described in this prospectus, to fund the $28 million of renovation costs in 2005 and 2006 for our initial hotels and to fund our cash requirements during the next twelve months.

In addition, we intend to utilize various types of debt to finance a portion of the costs of acquiring additional hotel properties. We expect this debt will include long-term, fixed-rate, mortgage loans, variable-rate term loans, and secured revolving lines of credit.

We are currently in negotiations with a number of financial institutions to enter into a secured revolving credit facility. We expect that:

•	the credit facility may be guaranteed by certain of our subsidiaries whose governance agreements and loan documents do not otherwise prohibit such guarantees; and

•	the credit facility will have a term of at least two years, and our borrowings under the credit facility are expected to bear interest at a floating interest rate of .

We expect that the credit facility will require that we satisfy certain financial covenants, as well as other non-financial covenants. If we do not satisfy these covenants, we would be in default under this anticipated credit facility, and the lender could require us to immediately repay all outstanding indebtedness under the credit facility. We expect the credit facility to be available for general corporate purposes, including the following:

•	funding of investments;

•	funding of hotel renovations and improvements;

•	payment of distributions to stockholders;

•	working capital needs; or

•	any other payments deemed necessary or desirable by management and approved by the lender.

As we have not yet entered into a definitive agreement with respect to the credit facility, the final terms may materially differ from those described in this prospectus.

Any indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with that debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any of our debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, the lender may accelerate the maturity of the debt, requiring us to immediately repay all outstanding principal and accrued interest. If we are unable to make the payment, our lender could foreclose on any assets that are pledged as collateral to the lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, on an annual basis. Therefore, once the total net proceeds of this offering and our July 2004 private placement are substantially fully invested, we intend to raise additional capital in order to grow our business and invest in additional hotel properties. However, there is no assurance that we will be able to borrow funds or raise additional equity capital on terms acceptable to us, if at all. For additional information regarding our distribution policies and requirements, see “Dividend Policy and Distributions.”

Off-Balance Sheet Arrangements

We lease the land underlying the Bethesda Marriott Suites and the Courtyard Manhattan/Fifth Avenue pursuant to ground leases that provide for ground lease rental payments that are stipulated in the ground leases and increase in pre-established amounts over the remaining terms of the leases. We lease the land underlying the Salt Lake City Marriott Downtown pursuant to a ground lease that provides for ground lease payments that are calculated based on a percentage of gross revenues. We record the future minimum ground rent payments on the Bethesda Marriott Suites and the Courtyard Manhattan/Fifth Avenue on a straight-line basis as required by accounting principles generally accepted in the United States. We also lease the ground under the Marriott Griffin Gate Resort golf course and the ground under a portion of the Salt Lake City Marriott Downtown ballroom not covered by the main ground lease underlying the hotel.

Outstanding Debt

After application of a portion of the net proceeds from this offering to repay approximately $             million of mortgage debt as described in “Use of Proceeds,” we expect to have approximately $             million of outstanding debt. The following table sets forth as of December 31, 2004, after giving effect to our acquisition of the Torrance Marriott hotel in January 2005, our debt obligations on our hotel properties.

Property	Principal Balance	Prepayment Penalties	Interest Rate	Maturity Date	Amortization Provisions
Courtyard Manhattan/Midtown East	$45,000,000	No(1)	5.20%	12/09	25 years

Torrance Marriott	44,000,000	No(2)	LIBOR(10) + 2.50%	1/07(6)	Interest Only

Salt Lake City Marriott Downtown	39,000,000	Yes(1)	5.50%	12/14	20 years(9)

Marriott Griffin Gate Resort	31,000,000	Yes	5.11%	12/09	25 years

Bethesda Marriott Suites	19,827,573	Yes(3)	7.69%	2/23	25 years

Courtyard Manhattan/Fifth Avenue	23,000,000	No(4)	LIBOR(10) + 2.70%	1/07(7)	Interest Only

The Lodge at Sonoma Renaissance Resort & Spa	20,000,000	No(5)	LIBOR(10) + 2.40%	11/06(8)	Interest Only

Total:	$221,827,573

(1)	The debt may not be prepaid until three months prior to the maturity date of the mortgage loan.
(2)	The debt may be prepaid at par at any time except during the period from July 13, 2005 to January 13, 2006. We intend to repay the debt with the proceeds of this offering.

(3)	The debt may be prepaid. If it is prepaid prior to August 2012, it is subject to a prepayment fee equal to the greater of i) one percent of the outstanding principal amount or ii) a yield maintenance premium determined as set forth in the Deed of Trust.
(4)	The debt may be prepaid at par as of December 2005. We intend to repay the debt with the proceeds of this offering.
(5)	The debt may be prepaid at par at any time except during certain days each month as specified in the applicable loan agreement. We intend to repay the debt with the proceeds of this offering.
(6)	The debt allows for three one-year extensions provided that certain conditions are met.
(7)	The debt allows for three one-year extensions provided that certain conditions are met.
(8)	The debt allows for one 12-month extension provided that certain conditions are met.
(9)	There is an accelerated amortization provision based on a predetermined formula of available cash flow.
(10)	We have entered into an interest rate cap agreement on this debt.

Financing Strategy

We currently maintain a policy that limits our total debt level to no more than 60% of our aggregate property investment and repositioning costs. Our board of directors, however, may change or eliminate this debt limit, and/or the policy itself, at any time, without the approval of our stockholders. Upon completion of this offering, we will have a debt ratio of approximately         % of our pro forma property investment and repositioning costs as of December 31, 2004.

Going forward, we will consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt and lease maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed and variable-rate debt.

Beyond our anticipated secured revolving credit facility, we intend to use other financing methods as necessary, including obtaining from banks, institutional investors or other lenders, financings through property mortgages, bridge loans, letters of credit, and other arrangements, any of which may be unsecured or may be secured by mortgages or other interests in our investments. In addition, we may issue publicly or privately placed debt instruments. When possible and desirable, we will seek to replace short-term sources of capital with long-term financing.

Our indebtedness may be recourse, non-recourse or cross-collateralized and may be fixed rate or variable rate. If the indebtedness is non-recourse, the collateral will be limited to the particular properties to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to refinance investments, for general working capital or for other purposes when we deem it advisable.

Contractual Obligations

The following table outlines the timing of payment requirements related to our consolidated mortgage debt and other commitments as of December 31, 2004.

	Payments due by period
	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long-Term Debt Obligations	$177,827,573	$3,113,034	$49,699,211	$47,579,899	$77,435,429
Operating Lease Obligations—Ground Leases	$633,281,744	$1,205,541	$2,505,723	$2,790,597	$626,779,883
Office Space	$87,000	$87,000	$—	$—	$—

Cash Distribution Policy

We operated as a taxable C Corporation during our first taxable year ended December 31, 2004. We will elect to be taxed as a REIT under the Code for the taxable year ending on December 31, 2005 and subsequent taxable years. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we generally distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction, to our stockholders. It is our current intention to comply with these requirements, elect REIT status and maintain such status going forward. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute to our stockholders (although the taxable income of our TRS lessees and other TRSs generally will be subject to regular corporate tax). If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and we may not be able to qualify as a REIT for four subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. See “Dividend Policy and Distributions.”

Inflation

Operators of hotel properties, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. However, competitive pressures may limit the ability of our hotel management companies to raise room rates.

Seasonality

The operations of hotel properties historically have been seasonal depending on location and, accordingly, we expect some seasonality in our business.

Geographic Concentration

Our hotel properties are located in the following markets: New York City (2 hotels), Washington D.C., Los Angeles, Salt Lake City, Northern California and Lexington, Kentucky.

Tax and Depreciation

The following table reflects certain real estate tax information for our initial properties:

Property	Federal Tax Basis (In thousands)	Property Tax Rate 2004 Estimate(1)	Real Estate Tax 2004 Estimate (In thousands)	Depreciation Method(2)	Tax Depreciation Life (Years)(3)	Depreciation Percent (%)
Courtyard Manhattan/Midtown East	$71,144	1.5%	$1,052	Straight-Line	39	2.564%

Torrance Marriott	51,504	1.4	711	Straight-Line	39	2.564

Salt Lake City Marriott Downtown	45,292	1.4	645	Straight-Line	39	2.564

Marriott Griffin Gate Resort	41,297	0.8	325	Straight-Line	39	2.564

Bethesda Marriott Suites	46,271	1.1	517	Straight-Line	39	2.564

Courtyard Manhattan/Fifth Avenue	33,779	2.4	798	Straight-Line	39	2.564

The Lodge at Sonoma Renaissance Resort & Spa	27,410	1.2	335	Straight-Line	39	2.564

(1)	Per $1,000 of assessed value.
(2)	Straight line method of depreciation.
(3)	Depreciation life in years.

Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business strategies, the primary market risk to which we are currently exposed, and which we expect to be exposed to in the future, is interest rate risk. Some of our outstanding debt has a variable interest rate. We use interest rate caps to manage our interest rate risks relating to our variable rate debt. We had $180.8 million in debt outstanding at December 31, 2004 and incurred an additional $44.0 million of debt in connection with our acquisition of the Torrance Marriott hotel. Including debt incurred in connection with the acquisition of the Torrance Marriott hotel, our total outstanding debt at December 31, 2004 was approximately $224.8 million, of which approximately $87 million or 38.7% was variable rate debt. If market rates of interest on our variable debt, including debt related to the Torrance Marriott, were to increase by 1.0%, or approximately 100 basis points, the increase in interest expense on our variable debt would decrease future earnings and cash flows by approximately $870,000 annually. On the other hand, if market rates of interest on our variable rate were to decrease by 1.0%, or approximately 100 basis points, the decrease in interest expense on our variable rate debt would increase future earnings and cash flow by approximately $870,000. As of December 31, 2004, the fair value of the fixed rate debt is equal to the book value.

HOTEL INDUSTRY

Hotel Industry Recovery.    We believe that the U.S. hotel industry is continuing to recover from the severe effects of an economic slowdown and reduction in travel following the terrorist attacks of September 11, 2001, which led to declines in room rates as hotels competed more aggressively for fewer guests. As a result, hotel industry RevPAR and operating performance declined substantially in the period 2001 to 2003.

General economic and local market conditions affect the levels of business and leisure travel, which in turn affect hotel demand and, therefore, operating performance. Along with hotel demand, new hotel room supply is another important factor affecting the hotel industry’s performance. Room rates, occupancy and RevPAR typically increase when demand growth exceeds supply growth. According to Smith Travel Research, Inc., demand for hotel rooms recently increased while growth in the supply of new hotel rooms slowed and is expected to remain at historically low levels for the next several years.

Attractive Environment for Acquisitions.    We believe that the current environment presents the opportunity to acquire hotel properties at an attractive time in the hotel industry cycle and participate in improved hotel industry fundamentals. As economic conditions continue to improve, we expect a number of hotel properties with attractive values will be sold over the near-term. Unlike the last industry downturn in the early 1990’s, current hotel owners generally have not been compelled to sell their hotels at distressed prices. In the most recent downturn, hotel properties generally were more conservatively leveraged and hotel owners therefore were able to comply with their debt service obligations despite the cash flow reductions caused by the economic and industry slowdown. While the hotel industry is now recovering from the general economic decline of the previous few years, we believe that a significant number of hotel owners are motivated to sell their hotel properties for a number of reasons. Some owners are restructuring their portfolios by selling some hotels in order to restore service levels and accelerate maintenance and capital expenditures to capitalize on recovering demand levels and increase potential revenue streams at their remaining hotels. Other owners have been forced to hold their assets longer than planned during the market downturn and are seeking to sell into the first rising market in several years.

Because the market appears to accept the notion of broad hotel market recovery, sellers are demanding and receiving relatively high multiples of trailing earnings for their hotels. We believe that, even at such relatively high valuations, hotel industry performance indicators will generally continue to improve, providing the opportunity for future increases in revenues and profits.

Favorable Long-Term Demand Fundamentals.    As shown in the chart below, hotel room demand has historically been highly correlated with GDP growth. From 1988 to 2000, demand for hotel rooms grew at an average annual rate of approximately 2.6%, in line with the 3.3% average annual growth rate in GDP during the same period. However, a declining economy and the terrorist attacks of September 11, 2001 led to sharp declines in travel activities in 2001. Beginning in 2002, hotel room demand and GDP showed signs of improvement. Hotel room demand increased by 0.3% in 2002 and 1.5% in 2003, while GDP increased by 1.9% in 2002 and 3.0% in 2003. In 2004, the general economic and hotel room demand recovery continued, as hotel room demand increased by 4.7% and GDP increased by 4.4%. It is projected that hotel room demand will grow by 4.0% in 2005.

We expect that sustained growth in demand will result in continued improvement of hotel industry fundamentals. According to Smith Travel Research:

•	occupancy increased by 3.7% in 2004 and is projected to increase by 2.8% in 2005; and

•	ADR increased by 4.0% in 2004 and is projected to increase by 4.2% in 2005.

Favorable Supply Fundamentals.    Historically, periods of weak hotel industry performance have been followed by a decrease in the growth of new hotel supply as availability of new development capital declines. Although improving operating fundamentals encourage new construction, development may require up to several years to complete. As a result, supply growth typically lags behind a hotel industry recovery. As shown in the graph below, new hotel room supply growth averaged 2.6% annually from 1988 to 2000, which is an average growth rate that is approximately equal to the average growth rate for demand over the same period of time, but since 2001, hotel room supply increased by only 1.6% in 2002, 1.2% in 2003 and 1.0% in 2004. New hotel room supply is projected to grow by 1.2% in 2005, as compared to its past 15-year historical annual average of 2.1%. We expect that if new supply remains constrained in 2005 and beyond, even moderate increases in demand should translate into further increases in hotel revenues and profitability.

Improving RevPAR.    RevPAR is generally higher in periods when room demand exceeds new supply growth. In 2001 and 2002, hotel room demand declined significantly below new room supply, resulting in RevPAR declines of 6.9% in 2001 and 2.7% in 2002. The aggregate percentage decline over this two-year period substantially surpassed the aggregate percentage decline for the 1990-91 period, previously considered one of the worst periods in the modern history of the U.S. hotel industry. We believe the industry is recovering in a pattern similar to that following the post-1991 decline. In 2003, hotel room demand stabilized and RevPAR increased 0.4%. In 2004, hotel demand increased significantly, leading to a significant increase in RevPAR of 7.8%, and RevPAR growth of 7.1% is projected for 2005.

Improving Margins.    The hotel industry has operated more efficiently over the past decade, notwithstanding the significant industry downturn of 2001-2003. Periods of strong RevPAR growth tend to be characterized by increases in gross operating margin, or GOP margins, while periods of slower RevPAR growth or periods of RevPAR decline tend to be characterized by GOP margin decreases. For example, from 2000 through 2003, GOP margins declined from 39.1% to 35.0% as RevPAR declined by an average of 3.1% annually. We believe that as economic conditions continue to improve, our hotel occupancy rates will increase, making it possible for us to increase daily rates and thereby increase our RevPAR and operating margins.

OUR BUSINESS

Our Company

We are a self-advised real estate company that owns, acquires and invests in upper upscale and upscale hotel properties located primarily in North America. To a lesser extent, we may invest, on a selective basis, in premium limited service and extended stay hotel properties in urban locations. We began operations in July 2004 when we completed a private placement of our common stock.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and investors in hotel properties through our competitive strengths, which provide us with a competitive advantage over our competitors in implementing our strategies. Our competitive strengths include:

Experienced Management Team.    We believe the extensive hotel industry experience of our senior management team will enable us to effectively implement our business strategies. Together, our senior management team of William W. McCarten, John L. Williams, Mark W. Brugger, Michael D. Schecter and Sean M. Mahoney has more than 75 years of experience in lodging, real estate and related service industries, including hotel asset management, acquisitions, mergers, dispositions, development, redevelopment and financing. Collectively, they have been involved in hotel transactions aggregating several billion dollars and over 100,000 hotel rooms. In particular, our senior executive officers have the following experience:

•	Mr. McCarten had over twenty-five years experience with the Marriott organization. Over the course of his career with Marriott and its related entities, he served in a variety of positions, including non-executive Chairman, President and Chief Executive Officer of HMSHost Corporation (formerly Host Marriott Services Corporation) and Executive Vice President and Operating Group President of Host Marriott Corporation, each a publicly traded company. Mr. McCarten oversaw the spin-off of HMSHost Corporation through its merger with Autogrill S.P.A. Several weeks before the announcement of the spin-off in 1995, the common stock of HMSHost Corporation traded at $6.25 per share and HMSHost Corporation was subsequently purchased by Autogrill, S.P.A. in 1999 for $15.75 per share (a 252% return). Mr. McCarten serves as our Chairman and Chief Executive Officer.

•	Mr. Williams had over twenty-five years experience with Marriott and recently served as Executive Vice President of North American Hotel Development for Marriott, where he had primary responsibility for the acquisition and development of full-service hotel projects involving Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton. He has extensive experience in acquiring, repositioning, developing and redeveloping hotels. Mr. Williams serves as our President and Chief Operating Officer.

•	Mr. Brugger has over a decade of experience in real estate and finance. He recently served as the Vice President Project Finance with Marriott as well as Chief Executive Officer of a non-lodging Marriott subsidiary with over $300 million in annual revenues. His experience includes structured finance transactions totaling in excess of $2 billion as well as the acquisition, disposition and financing of investment properties. Mr. Brugger serves as our Executive Vice President and Chief Financial Officer.

•	Mr. Schecter has fifteen years experience practicing law, including six years with Marriott. He has led and successfully completed a wide array of transactions in the hotel industry, including mergers and acquisitions, dispositions, joint ventures, and financings. Mr. Schecter serves as our General Counsel.

•	Mr. Mahoney has over eleven years experience as a certified public accountant. He most recently served as a senior manager with Ernst & Young LLP. He has extensive experience with clients in the real estate and hotel industries. Mr. Mahoney serves as our Chief Accounting Officer and Corporate Controller.

Marriott Investment Sourcing Relationship.    Our investment sourcing relationship with Marriott provides us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to Marriott. As a result of Marriott’s extensive network, relationships and knowledge of hotel property investment opportunities, we believe we have preferred access to a unique source of hotel property investment opportunities, many of which may not be available to other hospitality companies.

We regularly explore with Marriott how to further our investment sourcing relationship in order to maximize the value of the relationship to both parties. To date, both companies have worked proactively to convert appropriate opportunities into hotel property investments made by us and managed by Marriott. Our senior management team currently meets with senior representatives of Marriott approximately every two weeks to discuss, among other things, potential hotel property investment opportunities known to Marriott that are consistent with our stated business strategy.

Since our formation in 2004, Marriott has provided us with access to more than $1.9 billion of off-market acquisition opportunities. In particular, our relationship with Marriott has facilitated the acquisition of four of our initial seven hotel properties. We believe that we will continue to benefit from this relationship.

Except where contractually or ethically prohibited, or where Marriott believes it would be damaging to existing Marriott relationships, Marriott provides us a “first look” at hotel property investment opportunities known to it that are consistent with our stated business strategy. These hotel property investment opportunities are those upon which Marriott believes that it may have a significant influence on a potential sale. We believe we are Marriott’s preferred purchaser of full-service as well as urban select-service and urban extended-stay hotels in the United States, Canada and Mexico. We believe that Marriott currently views “first look” as meaning Marriott will approach us first and give us an opportunity to work with Marriott in connection with an investment. Whether the “first look” opportunity develops further will depend upon the circumstances of each investment. In order to continue to develop this relationship, except where contractually or ethically prohibited, we intend to provide Marriott with a “first look” at all hotel management opportunities that become known to us.

While we and Marriott currently intend to develop and strengthen our investment sourcing relationship, neither of us has entered into a binding agreement or commitment setting forth the terms of this relationship. Our investment sourcing relationship may be modified or terminated at any time by either party. We retain the right to utilize any property brand and any hotel management company. We believe that should we pursue any such opportunity, it will not affect our investment sourcing relationship with Marriott, so long as such an opportunity does not interfere with Marriott’s objectives for our investment sourcing relationship. On the other hand, Marriott has numerous longstanding relationships with other potential property owners and we understand that Marriott may work with other owners on any potential transaction.

Marriott’s only binding commitment with regard to this investment sourcing relationship is that until June 30, 2006, it will not enter into any written agreement or series of written agreements granting any third party the right to receive information from Marriott concerning opportunities to purchase full-service, urban select-service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunities being presented to us. Our only binding commitment with regard to this relationship is that until June 30, 2006, we will not enter into a written agreement or series of written agreements granting any third party the right to receive information from us concerning potential opportunities to provide hotel management services for full-service, urban select-service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunity being presented to Marriott. However, for any particular hotel, we are under no obligation to use Marriott as our hotel management company and we may invest in hotel properties that do not operate under one of Marriott’s brands.

Pursuant to this investment sourcing relationship, we have pursued, and intend to continue to pursue, hotel property investment opportunities referred to us by Marriott and we intend to continue to utilize Marriott as our preferred hotel management company. We believe that this strategy will benefit our stockholders because we believe that Marriott’s strong brands and excellent hotel management services have an extensive track record of providing its owners with a RevPAR premium over competitive brands.

The chart below shows RevPAR indices for selected Marriott brands for 2004 as of September 2004. The RevPAR index for any given hotel measures the level of RevPAR achieved by that hotel relative to its competitors in a specific market. For example, a hotel with a RevPAR index of 105 indicates that, on average, that hotel achieves 5% higher RevPAR than its competitors in that specific market. Marriott defines each hotel’s competitive set on a market-by-market basis, considering a variety of factors, some of which are subjective. Smith Travel Research, Inc. provides Marriott with the RevPAR data for the specified competitive set. The RevPAR index for an entire brand is an aggregation of individual property results versus their respective competitive sets.

Proven Acquisition Capability.    Our senior management team has established a broad network of hotel industry contacts and relationships, including relationships with hotel owners, financiers, operators, commercial real estate brokers and other key industry participants. These industry relationships have provided us with a valuable source of potential hotel property investment opportunities. Since our July 2004 private placement, we have acquired the following seven hotel properties, comprising 2,357 rooms:

•	Courtyard Manhattan/Midtown East in New York, New York, acquired in November 2004 for approximately $78.9 million;

•	Torrance Marriott in Los Angeles, California, acquired in January 2005 for approximately $72.0 million;

•	Salt Lake City Marriott Downtown in Salt Lake City, Utah, acquired in December 2004 for approximately $53.3 million;

•	Marriott Griffin Gate Resort in Lexington, Kentucky, acquired in December 2004 for approximately $49.8 million;

•	Bethesda Marriott Suites in Bethesda, Maryland, acquired in December 2004 for approximately $41.9 million;

•	Courtyard Manhattan/Fifth Avenue in New York, New York, acquired in December 2004 for approximately $39.7 million; and

•	The Lodge at Sonoma Renaissance Resort & Spa in Northern California, acquired in October 2004 for approximately $32.3 million.

We believe that our ability to quickly identify, negotiate, finance and consummate acquisitions has positioned us as a preferred buyer of hotel properties.

Growth-Oriented Capital Structure.    Upon completion of, and application of the net proceeds from, this offering, we will have $             million in secured financing, representing an initial leverage ratio of approximately         % of our pro forma total investments as of December 31, 2004, including projected capital improvements, and approximately $             million in net proceeds from this offering to fund future hotel property investments and working capital. In addition, we currently are negotiating with a number of financial institutions to obtain a line of credit to fund additional acquisitions and renovations and for general working capital and other corporate purposes.

Our Business Objective and Strategies

Our principal business objective is to maximize stockholder value through a combination of dividends, growth in funds from operations and increases in net asset value. In order to achieve this objective, our key strategies are as follows:

•	disciplined acquisition of hotel properties;

•	aggressive asset management; and

•	opportunistic hotel repositioning.

Disciplined Acquisition of Hotel Properties.    We will seek to create value by acquiring upper upscale and upscale hotel properties in geographically diverse locations, and to a lesser extent, premium limited service and extended stay hotels in urban locations, in accordance with our disciplined acquisition strategy. Our focus is on acquiring undermanaged or undercapitalized hotel properties at prices below replacement cost and that are located in markets where we expect demand growth will outpace new supply.

Aggressive Asset Management.    We intend to aggressively manage our hotel properties by continuing to employ value-added strategies (such as re-branding, renovating, or changing management) designed to increase the operating results and value of our hotel property investments. We will conduct improvements to certain of our initial properties designed to enhance the overall experience of hotel guests and increase RevPAR and asset value. For example, in certain hotels, we are planning the addition of new furniture and bedding, installation of granite vanities in bathrooms, and introduction of new concepts for food and beverage outlets, such as the conversion of a gift shop to a Starbuck’s outlet. We currently plan to invest approximately $28 million in 2005 and 2006 to renovate our initial hotels, including $23.9 million in capital that has been pre-funded into various escrow accounts.

We do not operate our hotel properties, but we have structured, and intend to continue to structure, our hotel management agreements to allow us to closely monitor the performance of our hotels and to ensure, among other things, that our third-party managers: (i) implement an approved business and marketing plan, (ii) implement a disciplined capital expenditure program and (iii) establish and prudently spend appropriate furniture, fixtures and equipment reserves.

Capitalizing on Repositioning Opportunities.    We intend to seek opportunities to acquire hotel properties that will benefit from repositioning, including re-branding, renovating or changing management to increase the operating results and value of our hotel property investments. In this regard, we believe our investment sourcing relationship with Marriott will yield many of these opportunities.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination. These laws typically impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact our investment in that property.

Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potential asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potential asbestos-containing materials. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potential asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potential asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potential asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real estate facilities for personal injury or improper work exposure associated with asbestos-containing materials and potential asbestos-containing materials.

Prior to closing any property acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the properties. These assessments are carried out in accordance with an appropriate level of due diligence and will generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. We cannot assure you that these assessments will discover every environmental condition that may be present on a property.

Competition

We encounter strong competition for investments in hotel properties. The hotel industry is highly competitive and our hotel properties are subject to competition from other hotels for guests. Competition is based on a number of factors, including convenience of location, brand affiliation, price, range of services, guest amenities, and quality of customer service. Competition is specific to the individual markets in which our properties are located and will include competition from existing and new hotels operated under brands in the full-service, select-service and extended-stay segments. We believe that properties flagged with a Marriott brand will enjoy the competitive advantages associated with their operations under such brand. Marriott’s centralized reservation systems and national advertising, marketing and promotional services combined with the strong management expertise they provide should enable our properties to perform favorably in terms of both occupancy and room rates. We also believe that Marriott Rewards® will generate repeat guest business that might otherwise go to competing hotels. Increased competition would have a material adverse effect on occupancy, ADR and RevPAR or may require us to make capital improvements that we otherwise would not undertake, which may result in decreases in the profitability of our hotel properties.

We face competition for the acquisition of and investment in hotel properties from institutional pension funds, private equity investors, REITs, hotel companies and others who are engaged in the acquisition of hotels. Some of these entities have substantially greater financial and operational resources than we have and may have greater knowledge of the markets in which we seek to invest. This competition may reduce the number of suitable investment opportunities offered to us and increase the cost of acquiring our targeted hotel property investments. Although we expect that our investment sourcing relationship with Marriott will continue to provide us with a continuing source of investment opportunities, Marriott is under no binding commitment to provide us with any such opportunities, as described under “Our Business—Our Investment Sourcing Relationship With Marriott.”

Employees

We currently employ nine full-time employees. We anticipate hiring a number of additional full-time employees following the completion of this offering. We believe that our relations with our employees are good. None of our employees is a member of any union; however, the employees of Marriott working at our Courtyard Manhattan/Fifth Avenue hotel are currently represented by a labor union and are subject to a collective bargaining agreement.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us, other than routine litigation arising out of the ordinary course of business or which is expected to be covered by insurance and not expected to harm our business, financial condition or results of operations.

Regulation

Our properties must comply with Title III of the Americans with Disabilities Act, or ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Insurance

We carry comprehensive liability, fire, extended coverage, earthquake, business interruption and rental loss insurance covering all of the properties in our portfolio under a blanket policy. We do not carry insurance for generally uninsured losses such as loss from riots, war or acts of God. In addition, we carry earthquake insurance on our properties in an amount and with deductibles which we believe are commercially reasonable. Certain of the properties in our portfolio are located in areas known to be seismically active. See “Risk Factors—Risks Related to the Hotel Industry—Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.”

OUR PROPERTIES

Our Initial Hotel Properties

We own seven hotel properties. All of these hotel properties are currently managed by Marriott. We believe that each of these properties is adequately covered by insurance. The following table sets forth certain operating information for each of our initial hotels. This information includes periods prior to our acquisition of these hotels:

Property	Location	Number of Rooms(1)	Average Occupancy(2)	ADR(2)	RevPAR(2)
Courtyard Manhattan/ Midtown East	New York, New York	307	89.2%	$199.43	$177.85
Torrance Marriott	Los Angeles County, California	487	77.4	99.63	77.16
Salt Lake City Marriott Downtown	Salt Lake City, Utah	510	67.9	115.51	78.49
Marriott Griffin Gate Resort	Lexington, Kentucky	408	68.0	110.11	74.90
Bethesda Marriott Suites	Bethesda, Maryland	274	74.6	153.73	114.73
Courtyard Manhattan/ Fifth Avenue	New York, New York	189	89.3	140.96	125.88
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	182	65.1	187.34	122.03

TOTALS/WEIGHTED AVERAGES		2,357	75.0%	$136.21	$102.11

(1)	As of December 31, 2004.
(2)	For the fiscal year ended December 31, 2004.

The following table sets forth information regarding our investment in each of our initial hotels:

Property	Location	Year Opened	Number of Rooms(1)	Purchase Price (2)	Pre-Funded Capital Improvements(3)	Post-Acquisition Funded Capital Improvements(4)	Total Projected Investment	Total Projected Investment Per Room(5)
Courtyard Manhattan/ Midtown East	New York, New York	1998	307	$78,857,000	$3,500,000	$—	$82,357,000	$268,264
Torrance Marriott	Los Angeles County, California	1985	487	72,002,000	10,000,000	—	82,002,000	168,382
Salt Lake City Marriott Downtown	Salt Lake City, Utah	1981	510	53,345,000	3,760,531	939,469	58,045,000	113,814
Marriott Griffin Gate Resort	Lexington, Kentucky	1981	408	49,842,000	1,700,000	—	51,542,000	126,328
Bethesda Marriott Suites	Bethesda, Maryland	1990	274	41,892,000	830,000	3,170,000	45,892,000	167,489
Courtyard Manhattan/ Fifth Avenue	New York, New York	1990	189	39,740,000	4,100,000	—	43,840,000	231,958
The Lodge at Sonoma Renaissance Resort & Spa	Sonoma, California	2001	182	32,345,000	—	—	32,345,000	177,720

TOTALS/WEIGHTED AVERAGES			2,357	$368,023,000	$23,890,531	$4,109,469	$396,023,000	$168,020

(1)	As of December 31, 2004.
(2)	Purchase price includes, for each hotel property, all amounts paid to the seller, assumed debt and amounts paid for working capital plus costs paid to third-party professional fees in connection with our purchase, but does not include costs related to mortgage debt used by us to finance the purchase of the hotel property.
(3)	Pre-funded capital improvements are capital improvements projected to occur in 2005 and 2006 which reflect amounts already funded into various escrow accounts and include furniture, fixtures and equipment reserves and lender-required reserves.
(4)	Represents projected capital improvements for 2005 and 2006 that have not been pre-funded into an escrow account.
(5)	Total projected investment per room, for each hotel property, is the sum of the purchase price, pre-funded capital improvements and projected capital improvements as set forth in this table, divided by the number of rooms.

Courtyard Manhattan/Midtown East

Location and Demand Generators:    The Courtyard Manhattan/Midtown East is located in Manhattan’s East Side, on Third Avenue between 52nd and 53rd Streets. Demand for the hotel is generated by nearby financial services and other firms located in Midtown Manhattan.

The Property:    We hold a fee simple interest, which represents a 47.7% interest in the 866 Third Avenue Condominium; the rest of the condominium is owned predominately (48.2%) by the building’s other major occupant, Memorial Sloan-Kettering. The hotel contains 307 guestrooms and occupies the lobby area on the 1st floor, all of the 12th-30th floors and its pro rata share of the condominium’s common elements. The hotel was converted from office use and had its grand opening in 1998 as a Courtyard by Marriott.

In 1998, the prior owners entered into a long-term management agreement with Marriott to have the hotel managed and operated as a Courtyard. The hotel achieved net operating income of $8.5 million in 2000. Following the post-9/11 downturn in the New York City hotel market, the prior owners filed a Chapter 11 bankruptcy case in October 2003 with the intention of rejecting the Marriott hotel management agreement and converting the hotel into residential condominium units. After substantial litigation with Marriott, the owners and Marriott agreed to resolve their disputes by selling the hotel to Marriott. In November 2004, the bankruptcy court confirmed the proposed plan, which provided, among other things, for the sale of the hotel to Marriott for $75 million. During this time and prior to signing the purchase and sale agreement, Marriott worked exclusively with us to determine our level of interest in acquiring the hotel. As a result of these discussions, on the day of the real estate closing, Marriott assigned the purchase and sale agreement to us and we took title to the hotel directly from the prior owners. In addition, Marriott also contributed to us $2.5 million of non-recoverable key money in return for our agreement to enter into a new, long-term management agreement.

The hotel has enjoyed a more than 68% improvement in net operating income from 2003 to 2004 as the general hotel market in New York City has improved. We believe that the hotel will continue to benefit from continued improvement in the market.

We have budgeted $3.5 million for a complete guestroom and public space renovation in 2005, or $11,401 per room. We intend to target the higher end of the market as a result of many of these improvements, which also include installing granite vanities in the bathrooms and upgrading the shower surround with ceramic tile. We believe that the improving hotel market in New York City and the planned capital improvements will position this hotel to take advantage of its location and continuing improvement in the hotel industry.

Additional property highlights include:

Guestrooms:

•	307 guestrooms, including 8 suites, 182 king rooms and 117 double/double rooms. The guestrooms average 366 square feet in size.

Meeting Space:

•	3 meeting rooms; 1,500 square feet of total meeting space.

Food and Beverage:

•	East Side Café, with 82 seats.

•	East Side Lounge, with 22 seats.

Other Amenities:

•	Fitness Center.

Competition:    Competitor hotels include The Metropolitan, The Crowne Plaza @ United Nations, The Roosevelt and Radisson.

Operating and Occupancy Information

	Fiscal Year
	2000	2001	2002	2003	2004
Room Revenue	$20,742,000	$16,513,000	$16,099,000	$14,898,000	$19,874,000
ADR	$204.37	$176.31	$168.79	$161.66	$199.43
Occupancy %	91.0%	83.8%	83.7%	82.5%	89.2%
RevPAR	$185.98	$147.77	$141.35	$133.32	$177.85

Torrance Marriott

Location and Demand Generators:    The Torrance Marriott is located adjacent to the Del Amo Fashion Center mall, the third largest mall in America, ten miles from Los Angeles International Airport and less than two miles from the Pacific Ocean in the South Bay area of Los Angeles County. The hotel benefits from the fact that hotel room supply growth in Los Angeles has remained at relatively low levels, averaging only 0.62 percent per year between 1992 and 2003, lower than New York City over the same period of time.

Torrance is a major automotive center. Three major Japanese automobile manufacturers, Honda, Nissan and Toyota, have their U.S. headquarters in the Torrance area and generate significant demand for the hotel. The hotel is also expected to benefit from the $160 million planned renovation and expansion of the Del Amo Fashion Center mall, which was purchased by the Mills Corporation in 2003.

The Property:    We own a fee simple interest in the hotel. The hotel was completed in 1985 and includes 487 guestrooms, including 11 suites, within a 17-story building. The property includes over 700 parking spaces in a three-story parking deck adjacent to the hotel.

At the time of our acquisition, the hotel was managed by Marriott and owned by Host Marriott Corporation, or Host, which had the right to sell the hotel subject to a Marriott franchise agreement and terminate the Marriott management agreement. Marriott will provide us with $3 million in key money as an inducement to enter into a long-term management agreement. We successfully negotiated with Host to purchase both the Salt Lake City Marriott Downtown and the Torrance Marriott for a combined purchase price. We believe the Marriott key money was essential in our ability to win the bid for the two hotels.

We have developed an intensive capital improvement and repositioning plan for this hotel and plan to spend $10 million in 2005 and 2006, or almost $20,534 per room, to replace the guestroom softgoods, renovate the lobby, food and beverage outlets and meeting space, and convert the gift shop to a Starbuck’s outlet. We also see an opportunity to introduce new concepts for two of the property’s food and beverage outlets. We believe that our repositioning plan will allow this hotel to improve guest satisfaction, entice more group business, improve local catering sales and command higher rates. The hotel generated net operating income of $6.2 million in 2000.

Additional property highlights include:

Guestrooms:

•	487 guestrooms, including 11 suites, 260 king rooms and 216 double/double rooms.

Meeting Space:

•	Approximately 23,000 total square feet of indoor and outdoor meeting space;

•	10,080 square foot Grand Ballroom and 19 meeting rooms; and

•	7,000 square foot outdoor meeting pavilion.

Food and Beverage:

•	Garden Court Restaurant;

•	Pitcher’s Sports Bar; and

•	Lobby Lounge.

Other Amenities:

•	Indoor/Outdoor Pool;

•	Children’s Pool;

•	Fitness Center;

•	Jacuzzi;

•	Car Rental Desk; and

•	Barber/Beauty Shop.

Competition:    Competitor hotels include The Crowne Plaza Redondo Beach, Hilton Torrance, Hilton Carson Civic Plaza and Marriott Manhattan Beach.

Operating and Occupancy Information

	Fiscal Year
	2000	2001	2002	2003	2004
Room Revenue	$16,469,000	$15,837,000	$13,691,000	$13,171,000	$13,678,000
ADR	$107.49	$107.71	$91.69	$90.76	$99.63
Occupancy %	86.4%	82.9%	82.6%	81.9%	77.4%
RevPAR	$92.91	$89.34	$75.78	$74.30	$77.16

Salt Lake City Marriott Downtown

Location and Demand Generators:    The Salt Lake City Marriott Downtown is located in downtown Salt Lake City across from the Salt Palace Convention Center near Temple Square, 15 minutes from Salt Lake City Airport.

Demand for the hotel is generated primarily by the Convention Center, the Church of Jesus Christ of Latter-Day Saints, University of Utah, government offices and nearby ski destinations. The hotel is connected to Crossroads Plaza Mall, which is expected to undergo a major reconstruction as part of a redevelopment that is expected to include the construction of up to 900 residential units. Moreover, the Crossroads Plaza Mall has recently signed Nordstrom’s to a new lease. We believe the hotel will also benefit from the planned establishment by the Church of Jesus Christ of Latter-Day Saints of a major university, with enrollment of up to 10,000 students, near the hotel.

The Property:    We hold ground lease interests in the hotel and the extension that connects the hotel to Crossroads Plaza Mall. The term of the ground lease for the hotel runs through 2056, inclusive of renewal options. The Salt Lake City Marriott Downtown hotel was completed in 1981 and includes 510 guestrooms. In 2004, Host engaged real estate brokers to sell the Salt Lake City Marriott Downtown and Torrance Marriott. We negotiated with Host to purchase both hotels (which were originally marketed separately) for a combined purchase price. We assumed the existing hotel management agreement with Marriott in connection with the acquisition of this hotel.

Between 2000 and 2002, the hotel made approximately $9.4 million in capital expenditures, including the replacement of softgoods in the guestrooms and a refurbishment of the lobby, ballroom and public space, incurred in connection with the 2002 Olympic games.

Additional property highlights include:

Guestrooms:

•	510 guestrooms, including 6 suites, 231 king rooms and 278 double/double rooms.

Meeting Space:

•	Approximately 22,300 total square feet of meeting space; and

•	A 14,000 square foot Grand Ballroom.

Food and Beverage:

•	Elevations Restaurant, with 132 seats;

•	Pitcher’s Sports Bar, with 22 seats; and

•	Destinations Coffee Shop.

Other Amenities:

•	Indoor/Outdoor Pool;

•	Fitness Center;

•	Sauna; and

•	Car Rental Desk.

Competition:    Competitor hotels include Hilton, Marriott City Center, Little America, Hotel Monaco, Sheraton and Grand America.

Operating and Occupancy Information

	Fiscal Year
	2000	2001	2002	2003	2004
Room Revenue	$16,363,000	$13,917,000	$18,099,000	$14,504,000	$14,570,000
ADR	$121.76	$116.79	$130.82	$118.55	$115.51
Occupancy %	72.4%	64.2%	73.1%	65.9%	67.9%
RevPAR	$88.14	$74.97	$95.66	$78.13	$78.49

Marriott Griffin Gate Resort

Location and Demand Generators:    Marriott Griffin Gate Resort is located north of downtown Lexington, Kentucky. The hotel is near all the area’s major corporate office parks and regional facilities of a number of major companies such as IBM, Toyota, Lexel Corporation and Lexmark International. The hotel also generates demand because of its proximity to downtown Lexington, the University of Kentucky, the historic Keeneland Horse Track and the Kentucky Horse Park.

The Property.    The hotel is a 163-acre regional resort that contains three distinct components: the seven story main hotel and public areas, the Griffin Gate Golf Club, with the Rees Jones-designed 18-hole golf course, and The Mansion (which was originally constructed in 1854 and was Lexington’s first AAA 4-diamond restaurant). We own the fee interest in the hotel, The Mansion, and the Griffin Gate Golf Club generally; however, there is a ground lease interest under approximately 54 acres of the golf course. The ground lease runs through 2033, with extensions, and contains a favorable buyout right beginning at the end of the current renewal term in 2008 and on any renewal date thereafter.

The hotel was originally opened in 1981. The original developer of the resort sold it to the hotel’s interim owner, which recapitalized the hotel in the 1990s and Marriott provided a guarantee on the first mortgage debt at that time. The interim owner did not invest sufficient capital in the hotel during its ownership period and the hotel’s operating results began to decline at the end of the 1990s. The deterioration in the hotel product and operating performance continued into the early part of this decade, with the hotel generating cash flows insufficient to support its debt service. In 2003, Marriott acquired the first mortgage. Later that same year, it negotiated with the interim owner and took title to the resort for nominal consideration. Marriott then initiated a major renovation and repositioning of the resort with an approximately $10 million capital improvement plan.

Prior to our formation, Marriott engaged a real estate broker to market the hotel on its behalf. After our formation, Marriott agreed to withdraw the resort from the market and negotiate with us on an exclusive basis. We purchased the hotel from Marriott in December 2004.

We plan to complete the renovation plan in 2005 with an additional investment of approximately $3 million, or $7,753 per room. The renovation and repositioning plan are designed to allow the resort to once again gain its leading market position, improve the guest experience and attract more group meeting planners.

Additional property highlights include:

Guestrooms:

•	387 guestrooms and 21 suites, including Presidential Suites. All guestrooms provide modern, high-end services, including high speed internet.

Meeting Space:

•	13,000 square feet of meeting space.

Food and Beverage:

•	19th Hole, a fast-food restaurant;

•	JW Steakhouse;

•	Griffin Gate Gardens, which provides casual American meals;

•	Mansion at Griffin Gate, which provides upscale American cuisine;

•	Pegasus Lounge;

•	Top Deck Poolside Bar; and

•	Starbucks.

Other Amenities

•	Fitness center;

•	Spa;

•	Indoor and outdoor pool;

•	Tennis courts;

•	Playground;

•	Car rental desk; and

•	Gift shop/newsstand.

Competition:    Competitor hotels include Sheraton Suites, The Crowne Plaza, Embassy Suites of Lexington, Hilton Suites of Lexington Green, Hyatt Regency and Radisson Plaza Hotel.

Operating and Occupancy Information

	Fiscal Year
	2000	2001	2002	2003	2004
Room Revenue	$11,092,000	$9,806,000	$10,551,000	$10,667,000	$11,151,000
ADR	$107.76	$103.66	$99.91	$103.53	$110.11
Occupancy %	69.3%	63.7%	69.8%	69.4%	68.0%
RevPAR	74.69	$66.03	$69.70	$71.83	$74.90

Bethesda Marriott Suites

Location and Demand Generators:    Bethesda Marriott Suites is located in the Rock Spring Corporate Office Park near downtown Bethesda, Maryland, with convenient access to Interstates 270 and 495 (the Beltway) and the I-270 Technology Corridor. Rock Spring Corporate Office Park contains several million feet of office space and includes companies such as Marriott, Host and Lockheed Martin Corp., as well as the National Institute of Health.

The Property:    We hold a ground lease interest in the property. The current term of the ground lease will expire in 2087. The hotel was completed in 1990 and includes 274 guestrooms, all of which are suites. The property includes a connected parking garage with 321 spaces.

The hotel previously was operated under a lease arrangement between the owner and Marriott that created negative tax implications for any purchaser that had elected to be treated as a REIT. During our due diligence period, we worked with Marriott to change the lease into a hotel management agreement consistent with our intention to qualify as a REIT. Although the economics of the lease generally were preserved, the new management agreement provides us with certain additional rights over personnel decisions, capital expenditures and budget approvals. As an inducement for Marriott to restructure its contractual relationship with the hotel, we agreed to advance the timing of the next guestroom renovation from 2006 to 2005.

We expect to spend approximately $4 million in capital expenditures in 2005, or $14,600 per room, for the refurbishment of guestrooms, to reposition the hotel property for higher-rated business.

Additional property highlights include:

Guestrooms:

•	274 guestrooms, all of which are suites.

Meeting Space:

•	Approximately 4,300 square feet of total meeting space.

Food and Beverage:

•	Democracy Grille; and

•	Lobby Lounge.

Other Amenities:

•	Indoor/Outdoor Pool;

•	Fitness Center; and

•	Gift Shop.

Competition:    Competitor hotels include Hyatt Regency Bethesda, Embassy Suites, Doubletree Hotel, Holiday Inn Bethesda, Sheraton Four Points, Bethesda Marriott and Bethesda North Marriott.

Operating and Occupancy Information

	Fiscal Year
	2000	2001	2002	2003	2004
Room Revenue	$12,223,000	$10,713,000	$10,031,000	$10,918,000	$11,443,000
ADR	$149.66	$153.76	$138.89	$144.65	$153.73
Occupancy %	81.9%	69.9%	71.0%	75.7%	74.6%
RevPAR	$122.56	$107.41	$98.68	$109.47	$114.73

Courtyard Manhattan/Fifth Avenue

Location and Demand Generators:    The Courtyard Manhattan/Fifth Avenue is located on 40th Street, just off of Fifth Avenue in Midtown Manhattan, across the street from the New York Public Library. The hotel generates demand from its convenient tourist and business location. It is within walking distance from Times Square, Broadway theaters, Grand Central Station, Rockefeller Center and the Empire State Building.

The Property.    We hold a ground lease interest in the hotel. The term of the ground lease expires in 2085, inclusive of one 49-year extension. The hotel opened in 1990 as a Journey’s End-branded hotel and has since changed brands a number of times. The hotel includes 189 guestrooms.

The prior owner of the hotel invested $3.7 million in 1999 to refurbish the hotel and convert it to a Clarion brand pursuant to a five-year agreement. Upon the end of that agreement, the hotel operated under the name Hotel 5A, a non-franchised brand. The hotel generated net operating income of $3.4 million in 2000. The hotel’s lack of strong brand affiliation adversely impacted operating results. In 2004, the previous owner engaged a national brokerage firm to market the hotel for sale and, through our management team’s relationship with the broker, we learned about the opportunity to purchase this hotel before it was broadly marketed.

Between the time we learned of the opportunity to purchase the hotel and the bid date, we informed Marriott of this opportunity, and Marriott agreed to work with us on an exclusive basis to determine if the hotel was physically suitable to be converted to a Courtyard by Marriott hotel brand. The hotel was operating at a significant discount to the comparably located Courtyard Manhattan/Midtown East, located at 366 Third Avenue. The ADR at the hotel in 2004 was $58 lower than that of Courtyard Manhattan/Midtown East. Prior to the bid date, we worked with Marriott to develop a $4.0 million rebranding, renovation and repositioning plan to convert the hotel to a Courtyard by Marriott and take advantage of the hotel’s excellent location and the strength of the Marriott brand. Marriott provided $1 million of key money to enter into a long-term hotel management agreement with Marriott. We submitted a bid, won the bid process and acquired the hotel in December 2004, and the hotel was re-branded as a Courtyard by Marriott in January 2005.

We expect to spend $4.0 million for capital improvements in 2005, or $22,700 per room, in connection with the re-branding, renovation and repositioning plan. The capital improvement plan includes purchasing new furniture and bedding for the guestrooms, renovation of the bathrooms with granite vanity tops, installation of a new exercise facility, construction of a boardroom meeting space and modifications to make the hotel more accommodating to persons with disabilities.

Additional property highlights include:

Guestrooms:

•	189 guestrooms, averaging 184 square feet in size.

•	In connection with the renovation, eight of the rooms will be combined into four suites, approximately 300 square feet in size, bringing the new room count to 185.

Meeting Space:

•	A Board Room on the second level of the hotel will be added in 2005.

Food and Beverage:

•	Salmon River Restaurant and Lounge, with access to the hotel lobby, is leased to an independent operator subject to a 10-year lease that commenced in 2000.

Other Amenities:

•	Fitness Center will be added in 2005; and

•	Business library.

Competition:    Competitor hotels include The Mansfield, The Algonquin, Sheraton Russell, Jolly Hotel Madison and The Crowne Plaza.

Operating and Occupancy Information

	Fiscal Year
	2000	2001	2002	2003	2004
Room Revenue	$10,609,000	$7,625,000	$7,842,000	$7,134,000	$8,684,000
ADR	$189.21	$155.44	$139.14	$129.11	$140.96
Occupancy %	81.3%	71.1%	81.5%	80.1%	89.3%
RevPAR	$153.83	$110.53	$113.37	$103.41	$125.88

The Lodge at Sonoma Renaissance Resort & Spa

Location and Demand Generators:    The Lodge at Sonoma Renaissance Resort and Spa is located in the heart of the Sonoma Valley wine country, 45 miles from San Francisco, in the town of Sonoma, California. Numerous wineries are located within a short driving distance from the resort. The area is served by the Sacramento, Oakland and San Francisco airports. The resort is readily accessible by a variety of local, county, and state highways, including Highway 101. Leisure demand is generated by Sonoma Valley and Napa Valley wine country attractions. Group and business demand is primarily generated from companies located in San Francisco and the surrounding Bay Area, and some ancillary demand is generated from the local wine industry.

The Property:    We own a fee simple interest in the hotel, which is comprised of the main two-story Lodge building, including 76 guestrooms and 18 separate cottage buildings, containing the remaining 102 guestrooms and 4 suites. The Raindance Spa is located in a separate two-story building at the rear of the cottages.

The hotel was constructed for a total cost of approximately $53 million and opened in early 2001. The opening coincided with the decline in the hotel market in the San Francisco Bay Area market that began with the technology industry downturn and was exacerbated by the terrorist events of September 11, 2001. In connection with the initial construction of the resort, Marriott issued a mezzanine loan with a lower priority of repayment to a senior loan. The original owners were unable to make any debt service payments on either the senior loan or the mezzanine loan. In addition to its interest as hotel manager, Marriott dedicated significant resources to work with the senior lender and owners of this resort to protect its financial interest as subordinate lender.

In 2004, Marriott negotiated and purchased the senior loan at a discount. Subsequently, Marriott purchased all of the outstanding equity from the original owners. We negotiated exclusively with Marriott to purchase the resort. In October 2004, we acquired the resort from Marriott for 60% of original construction cost. As the resort is still relatively new, no major capital expenditures are expected in the short term.

We plan to aggressively asset manage the resort. We expect that the resort will benefit from the recovering hotel market in the Bay Area. The 2004 net operating income was 63% higher than 2003. We have met with Marriott’s property management team and collectively agreed to modify the marketing of the resort to attract small group business during the traditionally slow mid-week period. We believe this strategy will have a positive result on future operating results.

Additional property highlights include:

Guestrooms:

•	182 guestrooms, including four suites, averaging 385 square feet in size. Most guestrooms have either a balcony or patio.

•	King rooms and suites feature gas fireplaces.

Meeting Space:

•	Approximately 22,000 square feet of total meeting and banquet space, including a 3,080 square-foot ballroom with a seating capacity of 290 and the separate Stone Building offering 2,304 square feet of additional banquet space.

Food and Beverage:

•	Restaurant Carneros; and

•	Fireside Coffee Bar & Gallery Lounge.

Spa:

•	Raindance Spa, a 10,525 square foot full-service spa with 15 treatment rooms;

•	Outdoor area featuring therapy pools and treatment cabanas; and

•	Spa gift shop.

Other Amenities:

•	Outdoor Swimming Pool & Whirlpool;

•	Health Club;

•	Gift Shop; and

•	Business Center.

Competition:    Competitor hotels include the Santa Rosa Hilton, Hyatt Vineyard Creek, Embassy Suites Napa, Sonoma Mission Inn, MacArthur Place and Doubletree Sonoma County.

Operating and Occupancy Information

	Fiscal Year
	2001(1)	2002	2003	2004
Room Revenue	$5,031,000	$7,117,000	$7,626,000	$8,084,000
ADR	$168.03	$180.00	$190.74	$187.34
Occupancy %	48.9%	58.6%	60.4%	65.1%
RevPAR	$82.11	$105.41	$115.12	$122.03

(1)	The hotel opened on January 27, 2001.

Mortgage Debt

The following table sets forth as of December 31, 2004, after giving effect to our acquisition of the Torrance Marriott Hotel in January 2005, our debt obligations on our hotel properties:

Property	Principal Balance	Prepayment Penalties	Interest Rate	Maturity Date	Amortization Provisions
Courtyard Manhattan/Midtown East	$45,000,000	No(1)	5.20%	12/09	25 years

Torrance Marriott	44,000,000	No(2)	LIBOR(10) + 2.50%	1/07(6)	Interest Only

Salt Lake City Marriott Downtown	39,000,000	Yes(1)	5.50%	12/14	20 years(9)

Marriott Griffin Gate Resort	31,000,000	Yes	5.11%	12/09	25 years

Bethesda Marriott Suites	19,827,573	Yes(3)	7.69%	2/23	25 years

Courtyard Manhattan/Fifth Avenue	23,000,000	No(4)	LIBOR(10) + 2.70%	1/07(7)	Interest Only

The Lodge at Sonoma Renaissance Resort & Spa	20,000,000	No(5)	LIBOR(10) + 2.40%	11/06(8)	Interest Only

Total:	$221,827,573

(1)	The debt may not be prepaid until three months prior to the maturity date of the mortgage loan.
(2)	The debt may be prepaid at any time except during the period from July 13, 2005 to January 13, 2006. We intend to repay the debt with the proceeds of this offering.
(3)	The debt may be prepaid. If it is prepaid prior to August 2012, it is subject to a prepayment fee equal to the greater of i) one percent of the outstanding principal amount or ii) a yield maintenance premium determined as set forth in the Deed of Trust.
(4)	The debt may be prepaid at par as of December 2005. We intend to repay the debt with the proceeds of this offering.
(5)	The debt may be prepaid at par at any time except during certain days each month as specified in the applicable loan agreement. We intend to repay the debt with the proceeds of this offering.

(7)	The debt allows for three one-year extensions provided that certain conditions are met.
(8)	The debt allows for three one-year extensions provided that certain conditions are met.
(9)	The debt allows for one 12-month extension provided that certain conditions are met.
(10)	There is an accelerated amortization provision based on a predetermined formula of available cash flow.
(11)	We have entered into an interest rate cap on this debt.

Our Acquisition Properties

Proposed Acquisitions Under Contract.    We intend to use a portion of the net proceeds from this offering to expand our initial portfolio by acquiring and investing in additional hotel properties. As of the date of this prospectus, we have              properties under contract that we consider to be “probable” acquisitions. The following table sets forth information regarding those properties:

Property	Location	Year Opened	Number of Rooms(1)	Average Occupancy(2)	ADR(2)	RevPAR(2)

Property	Location	Year Opened	Number of Rooms(1)	Purchase Price (2)	Pre-Funded Capital Improvements(3)	Projected Capital Improvements(4)	Total Projected Investment Per Room(5)

We cannot assure you that we will acquire any of these properties because each proposed acquisition is subject to a variety of factors including: (i) our completion of satisfactory due diligence and (ii) the satisfaction of closing conditions, including the receipt of third-party consents and approvals.

Letters of Intent. In addition to the properties set forth above that we have under contract and that we consider probable, as of the date of this prospectus, we have              additional properties under non-binding letters of intent. The properties under these letters of intent have an aggregate acquisition cost of approximately $            . We also cannot assure you that we will acquire any of the properties under these letters of intent because the letters of intent are non-binding and each of these transactions is subject to a variety of factors including: (i) the willingness of the current property owner to proceed with a transaction; (ii) our completion of satisfactory due diligence; (iii) the negotiation and execution of a mutually acceptable binding definitive purchase agreement and hotel management agreement (or assumption of an existing hotel management agreement); and (iv) the satisfaction of closing conditions, including the receipt of third-party consents and approvals.

OUR PRINCIPAL AGREEMENTS

The following summary of the terms of our principal agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the actual agreements, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Information Acquisition Agreement

The Information Acquisition Agreement, dated July 6, 2004, between Marriott and our company, provides for an investment sourcing relationship in which Marriott provides to our company certain information relating to opportunities to purchase full service, urban select service or urban extended stay hotels in the United States.

Term

The term of the Information Acquisition Agreement commenced on July 1, 2004 and continues through June 30, 2006.

Obligations

We and Marriott have agreed not to enter into certain strategic agreements with other third parties for a two-year period.

Default

If either party breaches the Information Acquisition Agreement, the non-breaching party’s sole remedies are to seek injunctive relief or specific performance or to terminate the Information Acquisition Agreement.

Our Hotel Management Agreements

Our TRS lessees have entered into hotel management agreements with an affiliate of Marriott to manage the hotels as the property manager for each of our hotel properties.

Term

Our management agreements typically provide for an initial term that expires upon the end of the twentieth, thirtieth or fortieth full fiscal year after the effective date of the hotel management agreement. The term of the hotel management agreement is generally automatically renewed for a negotiated number of consecutive 10-year periods upon the expiration of the initial term unless the property manager gives notice to our TRS lessee of its election not to renew the hotel management agreement at least 300 days prior to the expiration of the then-current term.

The following table sets forth the property manager for each of our initial hotel properties, as well as the effective date, initial term and number of renewal terms under the respective hotel management agreements for each of our initial properties:

	Date of Hotel Management Agreement	Initial Term	Number of Renewal Terms
Courtyard Manhattan/Midtown East	11/04	30 years	Two 10-year periods

Torrance Marriott	1/05	40 years	None

Salt Lake City Marriott Downtown	12/01	30 years	Three 15-year periods

Marriott Griffin Gate Resort	12/04	20 years	One 10-year period

Bethesda Marriott Suites	12/04	21 years	Two 10-year periods

Courtyard Manhattan/Fifth Avenue	01/05	30 years	None

The Lodge at Sonoma Renaissance Resort & Spa	10/04	20 years	One 10-year period

Amounts Payable under our Hotel Management Agreements

Under our hotel management agreements, the Marriott affiliate receives a base management fee and, if certain financial thresholds are met or exceeded, an incentive management fee. The base management fee is generally payable as a percentage of gross hotel revenues for each fiscal year. The incentive management fee is generally based on hotel operating profits and is typically equal to between 20% and 25% of hotel property operating profits but the fee only applies to that portion of hotel operating profits above a negotiated return on our invested capital. We refer to this excess of operating profits over a return on our invested capital as “available cash flow.”

The following table sets forth the base management fee and incentive management fee, generally due and payable each fiscal year, for each of our initial properties.

	Base Management Fee(1)		Incentive Management Fee(2)
Courtyard Manhattan/Midtown East	5%		25%(3)
Torrance Marriott	3%		20%(4)
Salt Lake City Marriott Downtown	3%		Not more than 20%(5)
Marriott Griffin Gate Resort	3%		20%(6)
Bethesda Marriott Suites	3%		50%(7)
Courtyard Manhattan/Fifth Avenue	5	%(8)	25%(9)
The Lodge at Sonoma Renaissance Resort & Spa	3%		20%(10)

(1)	As a percentage of gross revenues.
(2)	Based on a percentage of hotel operating profits above a negotiated return on our invested capital, as more fully described in the following footnotes.
(3)	Calculated as a percentage of operating profits in excess of 10.75% of the sum of (i) $73.7 million and (ii) the amount of certain capital expenditures.
(4)	Calculated as a percentage of operating profits in excess of the sum of (i) $7.5 million and (ii) 10.75% of certain capital expenditures.
(5)

The incentive management fee is equal to the available cash flow for each fiscal year, subject to a cap of 20% of operating profit for such fiscal year. Commencing with the fiscal year 2002, the operating profit with respect to each fiscal year is reduced by an amount equal to 10.75% of all material capital expenditures funded by the TRS lessee; provided that the material capital expenditures are included in the calculation of the incentive management fee with respect to the fiscal year or fiscal years during which such expenditures occurred (on a pro rata basis).

(6)	Calculated as a percentage of operating profits in excess of the sum of (i) $5.5 million and (ii) 10.75% of certain capital expenditures.
(7)	Calculated as a percentage of operating profits in excess of the sum of (i) the payment of certain loan procurement costs, (ii) 10.75% of certain capital expenditures, (iii) an agreed-upon return on certain expenditures and (iv) the value of certain amounts paid into a reserve account established for the replacement, renewal and addition of certain hotel goods.
(8)	The base management fee will be equal to 5.5% of gross revenues for fiscal years 2010 through 2014 and 6% for fiscal year 2015 and thereafter until the expiration of the agreement. Also, beginning in 2007, the base management fee may increase to 5.5% at the beginning of the next fiscal year if operating profits equal or exceed $4.7 million, and beginning in 2011, the base management fee may increase to 6.0% at the beginning of the next fiscal year if operating profits equal or exceed $5.0 million.
(9)	Calculated as a percentage of operating profits in excess of 12% of the sum of (i) $38.8 million and (ii) the amount of certain capital expenditures, less 5% of the total real estate tax bill (for as long as the hotel is leased to a party other than the manager).
(10)	Calculated as a percentage of operating profits in excess of the sum of (i) $3.6 million and (ii) 10.75% of capital expenditures.

Termination Events

Subject to the following exceptions, the hotel management agreements are generally non-terminable by our TRS lessee or the property manager.

•	Early Termination for Cause. Subject to certain qualifications, including based on materiality, the hotel management agreements are generally terminable upon (i) casualty or condemnation of the hotel or (ii) the occurrence of certain events of default. Events of default under the hotel management agreements generally include:

•	the filing by either party of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by either party that it is unable to pay its debts as they become due;

•	the consent to an involuntary petition in bankruptcy or the failure to vacate, within 90 days from the date of entry thereof, any order approving an involuntary petition by either party;

•	the entering of an order, judgment or decree by any court, upon the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of either party’s assets, that remains in effect for an aggregate of 60 days;

•	the failure of either party to make any payment required to be made under the hotel management agreement, as of the due date as specified in the agreement, and not cured within 10 days after receipt of notice from the non-defaulting party;

•	our TRS lessee or any of its affiliates being or becoming a specially designated national or blocked person; or

•	the failure of either party to perform, keep or fulfill any of its other covenants, undertakings, obligations or conditions set forth in the hotel management agreement, subject to a 30 day cure period.

If an event of default occurs and continues beyond the grace period set forth in the hotel management agreement, the non-defaulting party generally has, among other remedies, the option of terminating the applicable hotel management agreement, upon 30 days’ notice to the other party, unless the defaulting party is the property manager, in which case 75 days’ notice is required.

Performance Termination.    The hotel management agreements are generally terminable by our TRS lessee earlier than the stated term, subject to certain limitations, as a result of the failure of the hotel to meet certain market and financial performance thresholds over a period of two consecutive years. In the event a performance termination is issued, the property manger may avoid termination of the agreement by making a cure payment to our TRS lessee. In the case of The Lodge at Sonoma Renaissance Resort and Spa, Courtyard Manhattan/Midtown East and Marriott Griffin Gate Resort, the applicable TRS lessee cannot terminate the hotel management agreement based on performance until 2009. In the case of Courtyard Manhattan/Fifth Avenue and Torrance Marriott, the applicable TRS lessee cannot terminate the hotel management agreement based on performance until 2011. The hotel management agreement for Marriott Salt Lake City Downtown does not provide for performance-based termination by our TRS lessee.

Sale or Lease of a Hotel

Under the hotel management agreements, we generally may not sell or lease the hotel to any person or entity that the property manager determines in its reasonable judgment:

•	does not meet certain financial and liquidity requirements;

•	is known in the community as being of bad moral character or has been convicted, or is under the control of a person or entity that has been convicted, of a felony;

•	has an ownership interest in at least 10 full-service hotels or 25 select-service hotels that are competitors with Marriott or any Marriott affiliate; or

•	is a “specially designated national or blocked person,” as that term is defined by the U.S. Department of Treasury’s Office of Foreign Assets Control.

Prior to offering the hotel for sale or negotiating with any third party, we generally must give the property manager notice of a possible sale or lease of the hotel. Upon receipt of a notice of sale or lease, we have generally agreed, for a period of 20 days, to negotiate with the property manager to reach a mutually satisfactory agreement for the purchase of the hotel by the property manager. If such agreement is not reached within the 20-day negotiation period or if such sale would jeopardize our REIT status, we may offer the hotel for sale or lease to a third party. We generally then must provide the property manager with a notice of proposed sale stating the name of the proposed purchaser, price or rental terms and terms and conditions of such sale or lease. Within 20 days of receipt of such notice, the property manager may either (1) elect to consent to the sale or lease and the assignment to the purchaser or tenant of the applicable hotel management agreement or (2) not consent to such sale or lease based on the purchaser or tenant not meeting the requirements listed above.

Under the hotel management agreement for Marriott Salt Lake City Downtown, we generally may not sell the hotel to any person or entity that the property manager determines:

•	does not have sufficient financial resources and liquidity to fulfill the obligations of the hotel owner under the hotel management agreement;

•	is itself, or is in control of or is controlled by, a person or entity that has been convicted of a felony involving moral turpitude; or

•	is an operator (or a person or entity that controls an operator) of a branded full-service hotel chain with more than 10,000 rooms, or a branded select-service or extended-stay hotel chain with more than 25,000 rooms that is a competitor with Marriott or any Marriott affiliate.

Assuming we comply with all of the requirements to sell the hotel, including the above requirements regarding the identity of the buyer, the hotel management agreement for Marriott Salt Lake City Downtown does not require the property manager’s consent for the sale of the hotel.

TRS Lessee Obligations

The hotel management agreements generally require our TRS lessee to fund working capital needs, fixed asset supplies, capital expenditures and any operating losses. Furthermore, the TRS lessee’s financing of each hotel property cannot exceed certain debt service coverage ratios. The hotel management agreements generally also require that the hotel property meet the property manager’s system standards regarding physical, operational and technological components of the applicable hotel property.

Property Manager Obligations

The hotel management agreements generally provide that, subject to certain limited owner approval rights, the property manager has control of all operational aspects of the hotel property, including employee-related matters, and is reimbursed for all direct and indirect operating expenses. The property manager also generally provides, among other things, centralized reservation systems, national advertising, marketing and promotional services and receives a service fee in the form of a deduction from gross revenues in exchange for such services. Furthermore, the property manager must generally maintain each hotel in good repair and condition and make such routine maintenance, repairs and minor alterations as it deems reasonably necessary. We generally initiate a reserve account to cover the cost of such maintenance and repair. The property manager also is generally responsible for paying on our behalf real estate or property taxes, with such payment to come from our hotel’s cash flow.

Insurance

The hotel management agreements generally provide that our TRS lessee is responsible for obtaining and maintaining property insurance, business interruption insurance, flood insurance, earthquake insurance (if the hotel property is located in an “earthquake prone zone” as determined by the U.S. Geological Survey) and other customary types of insurance related to hotel properties.

Assignment

The hotel management agreements generally provide that neither the property manager nor our TRS lessee may assign their interest in the agreement without the other party’s prior consent. However, the property managers of our properties, which are all Marriott affiliates, may generally assign its interests in the agreement without consent to Marriott or another Marriott affiliate or pursuant to a merger or sale of either Marriott or itself. Our TRS lessee may generally assign its interests in the agreement as security for a mortgage encumbering the hotel in accordance with the agreement and in connection with a sale of a hotel complying with the provisions of the agreement. In general, no assignment will release our TRS lessee from any of its obligations under its hotel management agreement.

Damage to Hotels

The hotel management agreements generally provide that if the hotel property suffers a “minor casualty,” which is defined as repair or replacement cost in excess of 10% of the hotel’s insured value, the property manager is required to proceed with necessary insurance claims and repair any such minor damage. In the event of a “total casualty,” the agreement is generally terminable at the option of either party upon 90 days written notice to the other party. For any damage events that are more severe than minor but not a “total casualty,” our TRS lessee is generally required at its cost and expense, and with all reasonable diligence, to repair and/or replace the damaged portion of the property to the same condition as it had existed previously. A “total casualty” is generally defined as any fire or other casualty that results in damage to the hotel property and its contents to the extent that the total cost of repairing and/or replacing the damaged portion of the hotel property to the same condition as it had existed previously would be 40% or more of the then-total replacement cost of the hotel property.

The hotel management agreement for Marriott Salt Lake City Downtown provides that our TRS lessee is required to repair or replace any damaged portion of the hotel. If damage or destruction of the Marriott Salt Lake City Downtown hotel adversely affects the operation of the hotel and our TRS lessee fails to timely commence and complete the repairing, rebuilding or replacement of the hotel so that it is in substantially the same condition as it was prior to such damage or destruction, the property manager may, at its option, elect to terminate the agreement upon 120 days prior written notice.

Condemnation of a Property

The hotel management agreements generally provide that if all or substantially all of the hotel property is taken (or a portion of the hotel property is taken, but the result is that it is unreasonable to continue to operate the hotel property) in any eminent domain, condemnation, compulsory acquisition, or similar proceeding, the agreement will terminate and each party will have the right to initiate proceedings to recover compensation for such taking.

Indemnity Provisions

The hotel management agreements generally provide that the property manager will indemnify our TRS lessee for any liabilities stemming from the general corporate matters of the property manager or its majority-owned affiliates, to the extent such matters are not directly and primarily related to the hotel property, and infringement and other claims relating to trademarks related to the property manager with respect to the applicable hotel property, among other things. In addition to the liabilities above, the hotel management agreement for Marriott Salt Lake City Downtown also provides that the property manager will indemnify our TRS lessee for any liabilities stemming from a failure to maintain adequate insurance coverage and the bad faith or willful misconduct of the property manager’s agents or employees, in both cases, to the extent such liability exceeds the insurance proceeds available to pay such claims.

Our TRS lessee is generally responsible for indemnifying the property manager against liabilities arising from:

•	a failure to procure and maintain insurance that the TRS lessee is required to procure and maintain under the hotel management agreements;

•	a failure to make mortgage payments; and

•	the presence of hazardous materials on the site of the hotel property, except where such hazardous materials are the result of the gross negligence or willful misconduct of a member of the property manager’s executive team for that particular hotel property, in which case the property manager will indemnify our TRS lessee against any liabilities arising from the presence of hazardous materials on the site of the hotel property.

In the case of the hotel management agreement for Marriott Salt Lake City Downtown, (i) the property manager is responsible for indemnifying our TRS lessee against liabilities arising from the placing, discharge, leakage, use or storage of hazardous materials, in violation of applicable environmental laws, at the hotel property by the property manager’s employees, representatives or agents and (ii) to the extent hazardous material is not the responsibility of the property manager, our TRS lessee is responsible for removing such hazardous material from the hotel property and indemnifying the property manager against liabilities arising from the presence of such hazardous material at the hotel property.

Our TRS Leases

In order for us to qualify as a REIT, neither our company, the operating partnership nor any subsidiary can operate our hotels. Our operating partnership, or subsidiaries of our operating partnership, as lessors, lease our hotels to our TRS lessee and our TRS lessee enters into hotel management agreements with a third-party manager to manage the hotels. We have engaged a Marriott affiliate as the property manager for each of our seven hotel properties. The leases for our hotel properties contain the provisions described below.

Lease Terms

Each lease has an initial term of five years, except for the lease relating to the Marriott Griffin Gate Resort, which has an initial term of six years, and is subject to early termination upon the occurrence of certain events of default and/or other contingencies described in the lease (including the provisions described below under “—Damage to Hotels,” and “—Condemnation of Hotels”).

Amounts Payable Under the Leases

During the term of each lease, our TRS lessee will be obligated to pay a fixed annual base rent plus a percentage rent and certain other additional charges. Base rent accrues and is paid quarterly. Percentage rent is calculated by multiplying fixed percentages by gross room revenues in excess of certain threshold amounts. Percentage rent is paid quarterly.

Other than real estate taxes, property taxes, certain insurance obligations and capital improvements, which are obligations of the lessor, the leases require our TRS lessee to pay rent, all costs and expenses and all utility and other charges incurred in the operation of the hotels it leases. The leases also provide for rent reductions and abatements in the event of damage to, or destruction or a partial taking of, any hotel as described under “—Damage to Hotels” and “—Condemnation of Hotels.”

Maintenance and Modifications

Under each lease, the lessor is required to maintain the structural elements of the improvements and the roof of the property. Except for capital improvements and maintenance of structural elements, our TRS lessee is required, at its expense, to maintain the hotels in good order and repair, except for ordinary wear and tear, and to make non-structural repairs that may be necessary and appropriate to keep the property in good order and repair and that are least equivalent in quality to the original work. Our TRS lessee shall also maintain the property in the character as provided by Lessor and as required by the lease, and, if applicable, in compliance with the standards of the applicable hotel management agreement.

Insurance and Property Taxes

Under each lease, the lessor is responsible for paying real estate and personal property taxes with respect to our hotel properties. Additionally, the lessor is obligated to maintain and cover the costs of (i) obtaining insurance covering the building of which the leased premises is a part, fixtures and personal property on an “all risk,” broad form basis, against such risks as are customarily covered by such insurance (including boiler and machinery insurance and damage resulting from flood) and (ii) business interruption insurance. The TRS lessee is required to pay for all liability insurance on the hotels, including commercial general liability, workers’ compensation, employment practices general liability, crime, auto, liquor liability, innkeepers legal liability, insurance covering such other hazards (such as plate glass or other common risks) and other insurance appropriate and customary for properties similar to their respective hotels and naming us, as the case may be, as an additional named insured.

Assignment, Subleasing and Change of Control

Our TRS lessee is not permitted to sublet all or any part of a property or to assign its interest under the lease without our prior written consent. In case of either an assignment or subletting made during the term of the Lease, the TRS lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of rent and for the performance and observance of all of the covenants and conditions to be performed by it.

Damage to Hotels

In the event the hotel property is totally or partially damaged and rendered unsuitable or uneconomic for its primary use, the lease shall terminate and neither party shall have further liability, except for liabilities that arose prior to such damage. If the hotel property is partially destroyed by a risk covered by insurance and the property is not rendered unsuitable or uneconomic for its primary use, we, or, at our election the TRS lessee, shall restore the property to substantially the same condition as existed immediately prior to such damage or destruction and the lease shall not terminate. If any repair to the hotel exceeds the coverage of such insurance, we must contribute any excess amounts needed to restore the property prior to requiring the TRS lessee to commence any repairs.

Condemnation of Hotels

In the event of a total condemnation of a hotel property, the relevant lease will terminate with respect to such hotel as of the date of such condemnation. In the event of a partial taking that renders the property unsuitable or uneconomic for its primary intended use, then either party shall have the right to terminate the lease. In either of the above two situations, each party will be entitled to its share of any condemnation award in accordance with the provisions of the lease. In the event of a partial taking that does not render the property unsuitable for the lessee’s use, we, or at our election the TRS lessee, shall restore the untaken portion of the property to a complete architectural unit of the same general character and condition as existed immediately prior to the condemnation, subject to the receipt of sufficient condemnation awards.

Events of Default

Events of default under the leases include, among others, the following:

•	the failure by our TRS lessee to pay base rent, percentage rent or additional charges within 10 days after receipt by lessee of a notice of default;

•	the failure by our TRS lessee to observe or perform any other term, covenant or condition of a lease and the continuation of such failure for a period of 30 days after receipt by our TRS lessee of notice from us thereof, unless such failure cannot with due diligence be cured within such period and our TRS lessee commences appropriate action to cure such failure and diligently completes the curing thereof, but in no event shall the cure period extend beyond 120 days after notice;

•	if our TRS lessee files a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or is adjudicated a bankrupt or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of our TRS lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law is filed in any court and our TRS lessee is adjudicated a bankrupt and such adjudication is not vacated or set aside or stayed within 60 days after the entry of an order in respect thereof, or if a receiver of our TRS lessee or of all or substantially all of the assets of our TRS lessee is appointed in any proceeding brought by our TRS lessee or if any such receiver, trustee or liquidator is appointed in any proceeding brought against our TRS lessee and such appointment is not vacated or set aside or stayed within 60 days after such appointment; or

•	if our TRS lessee voluntarily discontinues operations of a hotel for more than 30 days, except as a result of damage, destruction, renovation or a partial or complete condemnation.

If an event of default occurs and continues beyond any curative period, we will have the option of reclaiming the leased property. We intend that leases with respect to our hotels acquired in the future will contain substantially similar provisions, although we may, in our discretion, alter any of these provisions with respect to any particular lease.

Termination of Leases on Disposition of the Hotels

We have the right to terminate the lease by either (i) paying our TRS lessee a termination fee or (ii) offering to lease to our TRS lessee a substitute hotel reasonably comparable in size, number of rooms, quality of franchise operation, market and geographical location and gross revenues, to be governed by the terms and conditions of the lease.

Our Ground Lease Agreements

Four of our hotels are subject to ground lease agreements that cover either all or portions of land underlying the respective hotel property:

•	The Salt Lake City Marriott Downtown is subject to two ground leases: one ground lease covers the land under the hotel and the other ground lease covers the portion of the hotel that extends into the Crossroads Plaza Mall. The term of the ground lease covering the land under the hotel runs through 2056, inclusive of our renewal options, and the term of the ground lease covering the extension runs through 2017.

•	The golf course which is part of the Marriott Griffin Gate Resort is subject to a ground lease covering approximately 54 acres. The ground lease runs through 2033, inclusive of our renewal options. We have the right, beginning in 2013 and upon the expiration of any 5-year renewal term, to purchase the property covered by such ground lease for an amount ranging from $27,500 to $37,500 per acre, depending on which renewal term has expired. The ground lease also grants us the right to purchase the leased property upon a third party offer to purchase such property on the same terms and conditions as the third party offer.

•	The Bethesda Marriott Suites hotel is subject to a ground lease that runs until 2087.

•	The Courtyard Manhattan/Fifth Avenue is subject to a ground lease that runs until 2085, inclusive of one 49-year renewal option.

These ground leases generally require us to make rental payments and payments for all, or in the case of the ground leases covering the Salt Lake City Marriott Downtown extension and a portion of the Griffin Marriott Griffin Gate Resort golf course, our tenant’s share of, charges, costs, expenses, assessments and liabilities, including real property taxes and utilities. Furthermore, these ground leases generally require us to obtain and maintain insurance covering the subject property.

Subject to certain limitations, an assignment of the ground leases covering the Courtyard Manhattan/Fifth Avenue and a portion of the Marriott Griffin Gate Resort golf course do not require the consent of the ground lessor. With respect to the ground leases covering the Salt Lake City Marriott Downtown hotel and extension and Bethesda Marriott Suites, any proposed assignment of our leasehold interest as ground lessee under the ground lease requires the consent of the applicable ground lessor. As a result, we may not be able to sell, assign, transfer or convey our ground lessee’s interest in any such property in the future absent the consent of the ground lessor, even if such transaction may be in the best interests of our stockholders.

MANAGEMENT

Our Directors and Senior Executive Officers

Our board of directors consists of six directors, four of whom are independent directors in accordance with the listing standards established by the New York Stock Exchange. Our directors serve for one-year terms and until their successors are duly elected and qualified. There is no cumulative voting in the election of directors. Consequently, at each annual meeting the successors to each of our six directors will be elected by a plurality of the votes cast at that meeting. Each of our officers has served as such since our inception in May 2004, except for Sean M. Mahoney, who has served as an officer since August 2004. Each of our directors has served as such since completion of our July 2004 private placement, except for Messrs. McCarten and Williams, who have served as directors since May 2004 and June 2004, respectively. Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten	56	Chairman of the Board, Chief Executive Officer and Director
John L. Williams	53	President, Chief Operating Officer and Director
Daniel J. Altobello*(1)(2)(3)	64	Director
W. Robert Grafton*(1)(2)(4)	63	Director
Gilbert T. Ray*(2)(3)	60	Director
Maureen L. McAvey*(1)(3)	59	Director
Mark W. Brugger	35	Executive Vice President, Chief Financial Officer and Treasurer
Michael D. Schecter	40	General Counsel and Secretary
Sean M. Mahoney	33	Chief Accounting Officer and Corporate Controller

*	Independent Director
(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Corporate Governance Committee.
(4)	Mr. Grafton serves as our Lead Director.

The following is a summary of certain biographical information concerning our directors and our senior executive officers.

William W. McCarten is our Chairman of the Board, Chief Executive Officer and a member of our board of directors. Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over twenty-five years and retired from Marriott in January 2004. From 2001 to 2003, Mr. McCarten served as President of the Marriott Services Group within Marriott International, Inc. From 1995 to 2000, Mr. McCarten served as the President and Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the New York Stock Exchange. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. As Chief Executive Officer of HMSHost Corporation, Mr. McCarten oversaw the spin-off of that company from Host Marriott Corporation through its merger with Autogrill, S.P.A. Several weeks before the announcement of the spin-off in 1995, the common stock of HMSHost Corporation traded at $6.25 per share and HMSHost Corporation was subsequently purchased by Autogrill, S.P.A. in 1999 for $15.75 per share (a 252% return). From 1993 to 1995, Mr. McCarten was Executive Vice President and Operating Group President of Host Marriott Corporation. Mr. McCarten was President—Host and Travel Plazas for the Marriott Corporation from 1992 to 1993 and served as Executive Vice President—Host and Travel Plazas from 1991 to 1992. From 1986 to 1991, Mr. McCarten was Senior Vice President, Finance and Corporate Controller of Marriott Corporation. From 1979 to 1986, Mr. McCarten served in various executive positions at Marriott. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979. Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.

John L. Williams serves as our President and Chief Operating Officer and is a member of our board of directors. Mr. Williams worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over twenty-five years. Mr. Williams most recently served as Executive Vice President of North American Hotel Development for Marriott International. From 1993 to 2004, Mr. Williams served as Senior and Executive Vice President of Development. From 1991 to 1992, Mr. Williams, while on a leave of absence from Marriott, served as the Chief Acquisition Executive for Lodging Opportunities, the initial lodging fund sponsored by the Thayer organization. From 1982 to 1990, Mr. Williams was Vice President of Hotel Development, where he was responsible for the development of Marriott hotels in the western United States (1982-1985) and the northeastern United States (1984-1990). Mr. Williams was a Director of Feasibility from 1980 to 1982. Prior to joining the Marriott Corporation in 1980, Mr. Williams was a senior consultant with Laventhal and Horwath. Mr. Williams received a BS/BA from Denver University with a major in Hotel and Restaurant Management and B.A. in American Studies from Denver University in 1973. In addition, Mr. Williams performed graduate coursework at the University of Missouri at Kansas City with a concentration in finance.

Daniel J. Altobello is a member of our board of directors. Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as Chairman of the Board of Directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of JER Investors Trust, Inc., MESA Air Group, World Airways, Inc. and Friedman, Billings, Ramsey Group, Inc., the parent of Friedman, Billings, Ramsey & Co., Inc. (which is serving as the lead managing underwriter in this offering). In addition, Mr. Altobello serves on the Advisory Board of Thayer Capital Partners and on the boards of two non-reporting companies, Associated Asphalt and Mercury Air Group.

W. Robert Grafton is a member of our board of directors and serves as our Lead Director. Mr. Grafton is a certified public accountant. He retired from Andersen Worldwide S.C. in 2000. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. Mr. Grafton joined Arthur Andersen in 1963 and was elected a member of the Board of Partners of Andersen Worldwide in 1991. Mr. Grafton was elected Chairman of the Board of Partners in 1994 and served as Managing Partner—Chief Executive from 1997 through 2000. Mr. Grafton serves on the board of directors of Carmax Inc., a publicly traded company listed on the New York Stock Exchange, where he also serves as Chairman of the Audit Committee.

Maureen L. McAvey is a member of our board of directors. Ms. McAvey is Senior Resident Fellow and ULI/Klingbeil Family Chair for Urban Development at the Urban Land Institute (“ULI”) in Washington, DC. ULI is a premier research and education organization within the real estate and land use industry. Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly traded company listed on the New York Stock Exchange. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the city of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two master’s degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University.

Gilbert T. Ray is a member of our board of directors. Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for almost three decades, and has extensive experience with corporate and tax exempt transactions, as well as international finance. Mr. Ray is a member of the board of directors of Advance Auto Parts, Inc., Watson Wyatt & Company Holdings and IHOP Corp., each a publicly traded company listed on the New York Stock Exchange. In addition, Mr. Ray is a member of the board of directors of Automobile Club of Southern California and Sierra Monolithics, Inc. Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Fund, The John Randolph Haynes and Dora Haynes Foundation, and St. John’s Health Center Foundation.

Mark W. Brugger serves as our Executive Vice President and Chief Financial Officer. Previously, Mr. Brugger served as Vice President—Project Finance for Marriott International, Inc., from 2000 to 2004. From 2001 to 2004, Mr. Brugger also served as Chief Executive Officer of Synthetic Fuel Enterprises, a wholly-owned subsidiary of Marriott International, Inc. with annual revenues in excess of $300 million. From 1997 to 2000, Mr. Brugger served as Vice President—Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Coscan Washington, Inc. Mr. Brugger received a Juris Doctorate from American University School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992.

Michael D. Schecter serves as our General Counsel. Previously, Mr. Schecter served as Senior Counsel of Marriott International, Inc., from 1998 to 2004. From 1991 to 1998, Mr. Schecter was an associate at Sullivan & Cromwell in their Washington, D.C. and Melbourne, Australia offices. From 1990 to 1991, Mr. Schecter served as a law clerk to the Honorable Frank M. Johnson, Jr. of the United States Court of Appeals for the Eleventh Circuit. Mr. Schecter received a Juris Doctorate from Cornell Law School in 1990 and a B.A. from Bates College in 1986.

Sean M. Mahoney serves as our Chief Accounting Officer and Corporate Controller. Previously, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean Virginia. During 2002 and 2003 Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.

Corporate Governance Profile

We believe that we have organized our corporate structure and governance to align our interests with those of our stockholders. For example:

•	our board of directors consists of six directors, four of whom are “independent directors” with independence being determined in accordance with the listing standards established by the New York Stock Exchange, and our board of directors will make an affirmative determination of the independence of each of our directors on an annual basis;

•	a majority of our independent directors designate a Lead Director, whose responsibilities include:

•	assisting the board in complying with our corporate governance guidelines;

•	coordinating the agenda and moderating sessions of our board’s independent directors; and

•	acting as chief liaison between the independent directors and our president and chief operating officer;

•	our directors are re-elected annually by a plurality of our stockholders;

•	we have adopted a Code of Business Conduct and Ethics, which addresses, among other things, corporate opportunity and conflicts of interest issues relevant to our directors, officers and employees;

•	we do not have a stockholder rights plan;

•	we have opted out of the Maryland business combination and control share acquisition statutes; and

•	we have adopted corporate governance guidelines, which among other things, specify that our directors should develop a significant ownership stake in our company over time in order to align their interests with those of our stockholders.

Board of Directors and Committees

Our business and affairs are managed under the direction of our board of directors. Currently our board of directors consists of six directors, with two management directors and four “independent” directors with independence being determined in accordance with the listing standards established by the New York Stock Exchange.

Our board of directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted written charters for each committee.

Audit Committee

Our Audit Committee is comprised of three independent directors, Daniel J. Altobello, W. Robert Grafton and Maureen L. McAvey. Mr. Grafton serves as the chairperson and the audit committee financial expert, as that term is defined by the SEC, of the Audit Committee. Our Audit Committee, pursuant to its written charter, assists our board of directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function. The Audit Committee, among other things, also:

•	is responsible for the appointment, retention and termination of our independent auditors and determines the compensation of our independent auditors;

•	annually evaluates the independent auditors’ qualifications, performance and independence;

•	has sole authority to approve in advance all audit, internal control-related and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	sets policies with respect to the potential hiring of current or former employees of the independent auditor;

•	meets at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions;

•	annually reviews and assesses the adequacy of the Audit Committee charter and recommends to our board of directors any amendments or modifications to the Audit Committee charter that the Audit Committee deems appropriate; and

•	annually evaluates the performance of the Audit Committee and reports the results of such an evaluation to our board of directors.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of three independent directors, Daniel J. Altobello, Maureen L. McAvey and Gilbert T. Ray. Mr. Ray serves as the chairperson of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things:

•	identifying and recommending qualified individuals to become members of our board of directors;

•	recommending to our board of directors criteria for membership on our board of directors and committee membership, including any specific minimum qualifications;

•	recommending to our board of directors the directors for appointment to committees of our board of directors;

•	developing and recommending to our board of directors a set of corporate governance guidelines and policies and a code of ethics, and periodically reviewing and recommending any changes to such guidelines and code;

•	overseeing the annual performance evaluation of our board of directors;

•	establishing policies for the identification and consideration of director candidates recommended by stockholders or securityholders;

•	reviewing and assessing the Nominating Committee Charter and submitting proposed changes to our board of directors; and

•	performing an annual performance evaluation of the Nominating Committee and reporting the results to our board of directors.

Compensation Committee

Our Compensation Committee is comprised of three independent directors, Daniel J. Altobello, W. Robert Grafton and Gilbert T. Ray. Mr. Altobello serves as the chairperson of our Compensation Committee. The Compensation Committee, pursuant to its written charter, among other things:

•	reviews and approves or makes recommendations to our board of directors with respect to the compensation for our executive officers and non-employee directors;

•	reviews and approves or makes recommendations to the board of directors with respect to our incentive-based and equity-based plans; and

•	reviews and assesses the adequacy of the Compensation Committee charter and submits proposed changes to our board of directors;

The Compensation Committee also reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or other executive officer compensation.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participates on the Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our board of directors to Mr. Schecter, the compliance officer and our general counsel. Our Code of Ethics generally provides, among other things, that our directors, officers and employees must:

•	not engage in any unlawful activity in conducting our business;

•	protect our assets that are entrusted to them and take steps to ensure that our assets are used only for legitimate business purposes;

•	not divert corporate opportunities that are discovered through the use of our property or information to himself or herself unless that opportunity has first been presented to, and rejected by, us;

•	not use our property or information for his or her improper personal gain;

•	not compete with us;

•	not disclose or distribute our confidential information, except when such disclosure is authorized by us or required by law; and

•	deal ethically and lawfully with our customers, suppliers, competitors and employees;

Our Code of Ethics also contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our board of directors or, if permitted, a committee of our board of directors. Such waivers of amendments must be promptly disclosed to our stockholders.

Conflicts of Interest

Our Code of Ethics also contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our board of directors or a committee of the board of directors. Actual or potential conflicts of interest involving a director, officer or the compliance officer should be disclosed directly to our chairman of the board of directors and the chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests. In general, this means that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal interests and our interests. However, we cannot assure you that this policy will be successful in eliminating the influence of these potential conflicts.

Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship or interest is disclosed to the board or a committee of the board, and the board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of stock owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Vacancies on our Board of Directors

Our charter provides that, when we have three independent directors and our common stock is registered under the Exchange Act, we elect to be subject to certain provisions of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified. Any director may resign at any time and may be removed with or without cause by our stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast for the election of directors.

Compensation of Directors

As compensation for serving on our board of directors, each of our non-employee directors receives an annual fee of $20,000 and an additional fee of $1,500 for each board of directors meeting or committee meeting attended ($750 for telephonic meetings). Committee chairpersons receive an additional $5,000 with the Audit Committee chairperson receiving an additional $15,000 per year. Our Lead Director receives an additional $10,000 per year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Directors who are also employees are not separately compensated for services as a director other than through our equity incentive plan. Each of our non-employee directors received a grant of 5,000 unrestricted shares of common stock in connection with the completion of our July 2004 private placement. In addition, each of our non-employee directors will receive 1,000 unrestricted shares of common stock on the date of the meeting of the board of directors immediately following each annual meeting of our stockholders.

Executive Compensation

The following table sets forth the compensation paid or earned by our chief executive officer and our other executive officers for 2004:

	Annual Compensation		Long-Term Compensation
Name and Position	Salary(1)	Bonus(1)	Restricted Stock Awards(2)	Securities Underlying Options	All Other Compensation
William W. McCarten, Chairman of the Board, Chief Executive Officer and Director	$250,000	$293,750	$2,250,000	—	—
John L. Williams, President, Chief Operating Officer and Director	$200,000	$188,000	$2,100,000	—	—
Mark W. Brugger, Executive Vice President, Chief Financial Officer and Treasurer	$117,500	$82,838	$1,650,000	—	—
Michael D. Schecter, General Counsel and Secretary	$107,500	$80,625	$750,000	—	—
Sean M. Mahoney, Chief Accounting Officer and Corporate Controller	$58,333	$19,602	$150,000	—	30,000	(3)

(1)	The amounts for salary and bonus are for the partial year from our inception in May 2004 until December 31, 2004, except for the amounts for Mr. Mahoney, which are for the partial year from August 1, 2004 until December 31, 2004. The employment agreement for each of Messrs. McCarten, Williams, Brugger and Schecter, and the letter of employment for Mr. Mahoney, do not provide for a minimum or target bonus, and any bonus paid is at the sole discretion of our Compensation Committee. For a listing of the maximum amounts payable to each named executive officer pursuant to his employment agreement, or in the case of Mr. Mahoney, his letter of employment, with us, see “—Employment Agreements” below.
(2)	Restricted stock awards vest in equal installments over a three-year period. Any dividends will be paid to the holders of restricted stock awards.
(3)	This amount represents a bonus paid to Mr. Mahoney in connection with the commencement of his employment.

Section 162(m) of the Code disallows a tax deduction to public companies for compensation paid in excess of $1,000,000 for any fiscal year to the company’s chief executive officer and the four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of the $1,000,000 annual maximum paid to these executive officers must be “performance-based” compensation, as determined under Section 162(m). For these purposes, compensation generally includes base salary, annual bonuses, stock option exercises, compensation attributable to restricted shares vesting and nonqualified benefits. While it is our intention to structure compensation so that it satisfies the “performance-based” compensation requirements under Section 162(m) to the fullest extent possible, if we become subject to the provisions of Section 162(m), our Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, we reserve the right, should Section 162(m) apply, to design compensation programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible as a result of the application of Section 162(m).

Employment Agreements

We have entered into employment agreements with Messrs. McCarten, Williams, Brugger and Schecter, and Mr. Mahoney has executed a letter of employment, that provide for an annual salary of $500,000, $400,000, $235,000, $210,000 and $140,000, respectively, as well as customary incentive compensation and benefits. Upon the closing of our July 2004 private placement, each of Messrs. McCarten, Williams, Brugger and Schecter were granted a restricted stock award that vests in equal installments over a three-year period. In connection with his acceptance of employment with us in July 2004, Mr. Mahoney was also granted a restricted stock award that vests in equal installments over a three-year period. In addition, the employment agreements and Mr. Mahoney’s letter of employment provide each executive officer with severance benefits if his employment ends under certain circumstances. We believe that the agreements and Mr. Mahoney’s letter of employment will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a possible change in control of our company.

The agreements with Messrs. McCarten, Williams, Brugger and Schecter have an initial term of three years, with respect to Mr. McCarten, and two years, with respect to Messrs. Williams, Brugger and Schecter. Thereafter, the term of the agreements with Messrs. McCarten, Williams, Brugger and Schecter will be extended for an additional 12 months on the anniversary of the effective date of each agreement, unless either party gives six months’ notice before such date that the term will not be extended. Mr. Mahoney is an at-will employee.

Each of Messrs. McCarten, Williams, Brugger and Schecter will be entitled to receive severance benefits under their agreements if we terminate such executive’s employment without cause or such executive resigns with good reason or if there is a change in control of our company during the term of their agreements and, within 12 months after the change in control, we terminate such executive’s employment without cause or such executive resigns with good reason, or if during the 90 day period commencing on the three-month anniversary of the date of the change in control, such executive resigns for any reason. Mr. Mahoney will be entitled to receive severance benefits under his letter of employment if there is a change in control of our company during his employment with us and, within 12 months after the change in control, we terminate Mr. Mahoney’s employment without cause, or if during the 90 day period commencing on the six-month anniversary of the date of the change in control, Mr. Mahoney resigns for any reason. Under each of these scenarios, each of the executives is entitled to receive a lump sum payment equal to two times, with respect to Mr. McCarten, 1.5 times, with respect to Mr. Williams, and one time, with respect to Messrs. Brugger, Schecter and Mahoney, the sum of (x) their respective then current base salary and (y) the greater of (A) the average of the executive’s bonuses with respect to the preceding three fiscal years (or the period of the executive’s employment if shorter), (B) the executive’s bonus with respect to the preceding fiscal year and (C) if termination of employment occurs during the first year of the executive’s employment, the executive’s annualized projected bonus for such year. In addition, each executive will be entitled to continued life, health and disability insurance coverage for himself, his spouse and dependents for two years, in the case of Mr. McCarten, eighteen months, in the case of Mr. Williams, and one year, in the case of Messrs. Brugger, Schecter and Mahoney. Any unvested portion of any stock option, restricted stock award and incentive award previously issued to the executive shall vest on the date of such termination. These severance benefits may not be deductible by us.

In the event that the severance benefits described above are paid in connection with a change in control of our company, each of Messrs. McCarten, Williams, Brugger and Schecter will be eligible to receive payments to compensate the executive for the additional taxes, if any, imposed on the executive under Section 4999 of the Code by reason of the receipt of excess parachute payments.

The employment agreements for each of Messrs. McCarten, Williams, Brugger and Schecter contain customary non-competition covenants that apply during the term and in most instances for 12 months, or six months in the event of a change in control of our company, after the expiration or termination of such executive’s employment with our company.

Annual Incentive Bonus Policy

Our senior executive officers who are entitled to receive cash bonuses under their employment agreements will receive no more than 125%, with respect to Mr. McCarten, 100%, with respect to Mr. Williams, 75%, with respect to Messrs. Brugger and Schecter, and 35%, with respect to Mr. Mahoney, of their base salaries under the policy. Our compensation committee will re-evaluate the annual incentive bonus policy for our executive officers on an annual basis, subject to the maximum limitations previously described. The employment agreements for each executive do not provide for a minimum or target bonus, and any bonus paid is at the sole discretion of the Compensation Committee. In addition, our Compensation Committee may approve any additional bonus awards to any executive officer.

401(k) Plan

We maintain a retirement savings plan under section 401(k) of the Code to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan.

Equity Incentive Plan

Our 2004 Stock Option and Incentive Plan was adopted by our board of directors and approved by our then sole stockholder in June 2004. We have established this plan for the purpose of attracting and retaining directors, officers and other key employees of the company. This equity plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, dividend equivalent rights and other share-based awards. We have reserved 1,107,500 shares of our common stock for the issuance of awards under the equity plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. In addition, our equity plan provides that one year after the completion of our July 2004 private placement and without further action or approval of our stockholders, 5% of the total net increase in the number of outstanding shares of our common stock since the completion of our July 2004 private placement will be added to the number of shares reserved for issuance under the plan, up to a maximum limit of 2,000,000 shares of common stock that may be reserved for the issuance of awards under the plan. Generally, shares that are forfeited or canceled from awards under the equity plan also will be available for future awards. We have committed to issue                  shares of restricted common stock concurrently with the closing of this offering.

The equity plan is administered by either a committee of at least two non-employee directors appointed by the board of directors, or by our full board of directors. The administrator of the equity plan has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the equity plan. The administrator may generally delegate to our chief executive officer the authority to grant certain awards under the equity plan to our employees.

All full-time and part-time officers, employees, non-employee directors and other key persons are eligible to participate in the equity plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the equity plan. For example, no more than 500,000 shares of stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

The exercise price of stock options awarded under the equity plan may not be less than the fair market value of the common stock on the date of the option grant in most instances and the term of each option may not exceed fifteen years from the date of grant for non-qualified options and ten years from the date of grant for incentive options. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the equity plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.

Each non-employee director who is serving as a director of the company on the date of the meeting of the board of directors immediately following each annual meeting of stockholders will automatically be granted on such date 1,000 unrestricted shares of common stock. In addition, each of our non-employee directors received a grant of 5,000 unrestricted shares of common stock in connection with the completion of our July 2004 private placement. The administrator also may make discretionary grants of non-qualified options to non-employee directors.

In the event of a merger, sale or dissolution of the Company, or a similar “sale event,” all stock options and stock appreciation rights granted under the equity plan will automatically become fully exercisable and all other awards granted under the equity plan will become fully vested and non-forfeitable. In addition, upon the effective time of any such sale event, the equity plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding awards.

No awards may be granted under the equity plan after June 4, 2014. In addition, our board of directors may amend or discontinue the equity plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in the company’s stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options. Further, amendments to the equity plan will be subject to approval by our stockholders if the amendment (i) increases the number of shares available for issuance under the equity plan; (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan; (iii) materially changes the method of determining fair market value for purposes of the equity plan; or (iv) requires stockholder approval under the applicable rules of the New York Stock Exchange or by the Code to ensure the tax qualification of incentive options.

Liability, Exculpation and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her serving in any of the foregoing capacities. Our bylaws obligate our company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or is threatened to be made, a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to our employees or agents and any employee or agent of our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Marriott

Investment Sourcing Relationship with Marriott.    Marriott and our company have an investment sourcing relationship pursuant to which Marriott has agreed to provide us, subject to certain limitations, with a “first look” at hotel property acquisition and investment opportunities known to it. For a description of our investment sourcing relationship with Marriott, see “Our Business—Our Competitive Strengths—Marriott Investment Sourcing Relationship.”

In connection with this investment sourcing relationship, Marriott assigned to us its interests as purchaser under the purchase and sale contract pursuant to which we acquired the Courtyard Manhattan/Midtown East hotel. The purchase price for the hotel was approximately $78.9 million. Marriott provided us $3.3 million in connection with the acquisition, including $2.5 million in key money and $800,000 as a contribution to the hotel’s furniture, fixtures and equipment account. We also acquired, directly from Marriott, the Marriott Griffin Gate Resort for approximately $49.8 million and the Lodge at Sonoma Renaissance Resort & Spa for approximately $32.3 million. Marriott has provided us, or will provide us, with key money of approximately $6.5 million in the aggregate in connection with our acquisitions of the Courtyard Manhattan/Midtown East ($2.5 million), the Courtyard Manhattan/Fifth Avenue ($1.0 million) and the Torrance Marriott ($3.0 million). Marriott purchased directly from us 3,000,000 shares of our outstanding common stock in connection with our July 2004 private placement.

Marriott’s only binding commitment with regard to this investment sourcing relationship is that, for a two-year period ending July 1, 2006, it has agreed not to enter into any written agreement or series of written agreements granting any third party the right to receive information from Marriott concerning opportunities to purchase full-service, urban select-service or urban extended-stay hotels in the United States, or in any region thereof, prior to such opportunities being presented to us. Marriott has specifically retained the right to enter into written agreements affecting less than 10% of the United States by population and also any non-written agreements with other potential capital sources. Our only binding commitment with regard to this relationship is that we have agreed, for a two-year period ending July 1, 2006, not to enter into a written agreement or series of written agreements granting any third party the right to receive information from us concerning potential opportunities to provide hotel management services for full-service, urban select-service or urban extended-stay hotels throughout the United States, or in any region thereof prior to such opportunity being presented to Marriott. We have specifically retained the right to enter into agreements affecting less than 10% of the United States and also any non-written agreements with other brand or hotel management companies. However, for any given investment, we are under no obligation to use Marriott as the hotel management company and we may invest in hotel properties that do not operate under one of Marriott’s brands.

Management Agreements.    In order to qualify as a REIT, we cannot operate our hotel properties or participate in the decisions affecting the daily operations of our hotels. Thus far, although we are free to enter into hotel management agreements with any third party, with respect to all the properties that we currently own, we have entered into management agreements with Marriott, and we intend that most management agreements that we enter into in the near future will be with Marriott, or one or more of its affiliates. See “Our Principal Agreements—Our Hotel Management Agreements” for information regarding our management agreements with Marriott.

Administrative Services Agreement and Sub-lease.    On July 1, 2004, we entered into an administrative services agreement with Marriott International Administrative Services, Inc., or MIAS, an affiliate of Marriott, pursuant to which MIAS provides us with certain information technology and telephone and Internet systems as long as we lease our corporate offices from Marriott. The service fees we pay to Marriott are equal in amount to the fees that Marriott charges its internal and external customers for such services as of the effective date of the administrative services agreement. We lease approximately 4,000 square feet from Marriott at $43.50 per square foot, which amount is equal to the amount charged by Marriott to its internal departments as of the effective date of the lease.

Arrangements with our Senior Executive Officers and Certain Directors

Messrs. McCarten, Williams, Brugger and Schecter are all former officers and employees of Marriott and have many professional relationships with current senior executives at Marriott.

Messrs. McCarten and Williams may have ongoing conflicts between our interests and the interests of Marriott because each has a significant financial interest in Marriott as a percentage of his individual net worth. These interests include shares of Marriott’s common stock, options to acquire shares of Marriott’s common stock and an executive deferred compensation arrangement which is an unfunded obligation of Marriott. In the case of Mr. McCarten, his financial interest in Marriott represents a material percentage (but not a majority) of his individual net worth and, in the case of Mr. Williams, his financial interest in Marriott represents a majority of his individual net worth. In each case, these interests represent several millions of dollars and, depending upon the performance of Marriott relative to our performance and the amount of equity incentive compensation paid by us to Messrs. McCarten and Williams, their financial interest in Marriott may continue to be greater than their financial interest in us.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that a change is in our and our stockholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We intend to conduct our investment activities through our operating partnership and its subsidiaries. We seek to invest in assets primarily for current income generation. In general, our primary investment objectives are to:

•	enhance stockholder value over time by generating strong risk-adjusted returns on invested capital;

•	consistently pay attractive distributions to our stockholders; and

•	achieve long-term appreciation in the value of our hotel property investments.

There are no limitations on the amount or percentage of our total assets that may be invested in any one hotel property. Additionally, no limits have been set on the concentration of investments in any one location or by brand, type of market or other limits.

Additional criteria with respect to our hotel property investments is described in “Our Business.”

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons. However, we do not have a policy limiting our ability to invest in loans secured by properties or to make loans to other persons. In the future, we may acquire first mortgages on hotel properties and invest in other mortgage-related instruments such as subordinated or mezzanine loans to hotel owners and operators. In addition, we may invest in hotel properties and lease them back to their existing owners. We may also consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we may participate in the future. However, we do not intend to engage in significant lending activities. Any such lending or financing activities would be subject to restrictions applicable to REITs.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in hotel properties (normally general or limited partnership units in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Dispositions

Generally, our board of directors will consider dispositions of properties, subject to REIT qualification rules and limitations set forth in our hotel management agreements, if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

Financing Policies

We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of hotel properties to be acquired with debt financing, the estimated market value of our hotel properties upon refinancing and the ability of particular hotel properties, and our company as a whole, to generate cash flow to cover expected debt service. We currently maintain a policy that limits our total debt level to no more than 60% of our aggregate property investment and repositioning costs. Our board of directors, however, may change or eliminate this debt limit, and/or the policy itself, at any time without the approval of our stockholders.

We currently are negotiating with a number of financial institutions to obtain a secured revolving line of credit. For a description of the anticipated secured revolving credit facility and its applicable terms, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in hotel properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance investments. We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow funds to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.

Equity Capital Policies

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional shares of authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue limited partnership units in our operating partnership or equity interests in other subsidiaries in connection with acquisitions of hotel properties.

Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, any shares of preferred stock could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

In the future, we may institute a dividend reinvestment plan, which would allow our stockholders to acquire additional shares of our common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash dividends as declared and paid.

FORMATION OF OUR COMPANY

We commenced operations in July 2004 and thus have a limited operating history. We conduct our business through a traditional UPREIT structure. An UPREIT is typically a REIT whose real properties are held by, and whose operations are conducted through, a subsidiary partnership, which in our case is DiamondRock Hospitality Limited Partnership. The following is a summary of our formation transactions:

•	We were formed as a Maryland corporation in May 2004 and our operating partnership, DiamondRock Hospitality Limited Partnership, was formed in May 2004. We are the sole general partner and our wholly-owned subsidiary, DiamondRock Hospitality, LLC, is the sole initial limited partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership either directly or through DiamondRock Hospitality, LLC.

•	Bloodstone TRS, Inc., a Delaware corporation which we formed in September 2004, operates as our taxable REIT subsidiary. A taxable REIT subsidiary is a corporate subsidiary of a REIT that elects with the REIT to be treated as a taxable REIT subsidiary of the REIT and pays that federal income tax at regular corporate rates on its earnings and the earnings of our TRS lessees. We may form additional taxable REIT subsidiaries, or TRSs, in the future.

•	In July 2004, we completed a private placement of 21,000,000 shares of our common stock at an offering price of $10.00 per share, including 150,000 shares purchased by our senior executive officers and directors and 3,000,000 shares purchased by Marriott Hotel Services, Inc., a wholly-owned subsidiary of Marriott. Friedman, Billings, Ramsey & Co., Inc., which is serving as the lead managing underwriter in this offering, acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of this offering, were approximately $196.3 million.

In order to qualify as a REIT, our income must come primarily from “rents from real property,” mortgage interest and real estate gains. Qualifying “rents from real property” include rents from interests in real property, certain charges for services customarily rendered in connection with the rental of real property, and a limited amount of rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, operating revenues from a hotel property are not qualifying “rents from real property.” Therefore, we generally must lease our hotel properties to another party from whom we will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, we generally will lease our hotels to wholly-owned subsidiaries of Bloodstone TRS, Inc., our existing taxable REIT subsidiary. We refer to these subsidiaries as TRS lessees. Each TRS lessee will pay rent to us that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We expect that each of our hotel properties will be managed by an “eligible independent contractor.”

INSTITUTIONAL TRADING OF OUR COMMON STOCK

There is no public trading market for our common stock. Shares of common stock issued to qualified institutional buyers in connection with our July 2004 private placement are eligible for trading in the Portal (SM) Market, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. As of February 18, 2005, the last sale of our common stock on the Portal (SM) Market occurred on February 17, 2005 at a price of $10.75 per share. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading in the Portal (SM) Market:

	High Sales Price	Low Sales Price
July 7, 2004 to September 30, 2004	$10.00	$10.00
October 1, 2004 to December 31, 2004	$10.20	$10.00
January 1, 2005 to February 17, 2005	$10.85	$10.20

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of shares of our common stock before and immediately following the completion of this offering for (i) each person who, to our knowledge, is the beneficial owner of 5% or more of the outstanding common stock, (ii) directors, proposed directors and the executive officers, and (iii) directors, proposed directors and executive officers as a group. To our knowledge, each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. The address of each named person is 10400 Fernwood Road, Bethesda, MD 20817.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Name of Beneficial Owner	Number		Percent(1)	Number	Percent
William W. McCarten	325,100	(2)	1.5%
Daniel J. Altobello	10,000		*
W. Robert Grafton	8,000		*
Maureen L. McAvey	5,000		*
Gilbert T. Ray	5,000		*
John L. Williams	240,000	(3)	1.1
Mark W. Brugger	175,000	(4)	*
Michael D. Schecter	85,000	(5)	*
Sean M. Mahoney	15,000	(6)	*
All directors and executive officers as a group (9 persons)	868,100		4.0
Marriott Hotel Services, Inc.	3,000,000	(7)	13.8

*	Represents less than 1% of the number of shares of common stock outstanding.
(1)	Calculated using 21,720,600 shares of common stock outstanding as of December 31, 2004. Additionally, in accordance with Rule 13d-3(d)(i) of the Exchange Act, in calculating the percentage of each holder, we treated as outstanding the number of shares of common stock issuable upon the exercise of the holder’s options to purchase common stock, if any, that are exercisable within 60 days of December 31, 2004, however we did not assume the exercise of any other holders’ option.
(2)	Includes 225,000 shares of restricted stock granted to Mr. McCarten under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse at the rate of one-third of the number of restricted shares per year commencing on July 7, 2005. Includes 100,000 shares of our common stock that Mr. McCarten purchased from us directly in a private placement on July 7, 2004. Includes 100 shares of our common stock that Mr. McCarten purchased from us directly in connection with out formation in May 2004.
(3)	Includes 210,000 shares of restricted stock granted to Mr. Williams under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse at the rate of one-third of the number of restricted shares per year commencing on July 7, 2005. Includes 30,000 shares of our common stock that Mr. Williams purchased from us directly in a private placement on July 7, 2004.
(4)	Includes 165,000 shares of restricted stock granted to Mr. Brugger under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse at the rate of one-third of the number of restricted shares per year commencing on July 7, 2005. Includes 10,000 shares of our common stock that Mr. Brugger purchased from us directly in a private placement on July 7, 2004.
(5)	Includes 75,000 shares of restricted stock granted to Mr. Schecter under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse at the rate of one-third of the number of restricted shares per year commencing on July 7, 2005. Includes 10,000 shares of our common stock that Mr. Schecter purchased from us directly in a private placement on July 7, 2004.
(6)	Includes 15,000 shares of restricted stock granted to Mr. Mahoney under our equity incentive plan. Subject to continued service with us, the restrictions on the restricted stock will lapse at the rate of one-third of the number of restricted shares per year commencing on August 1, 2005.
(7)	Represents 3,000,000 shares of our outstanding common stock that Marriott purchased from us directly in a private placement on July 7, 2004.

SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock by the selling stockholders as of                     , 2005 and the number of shares that may be offered for resale by this prospectus. The percentages of all shares of common stock beneficially owned before and after resale of the shares of common stock by the selling stockholders is based on              shares of common stock outstanding as of                     , 2005. The selling stockholders may offer all, a portion or none of the shares owned by them and covered by this prospectus. In preparing the table below, we have assumed that the selling stockholders will sell all of the common stock covered by this prospectus. Shares of common stock may also be sold by donees, pledgees or other transferees or successors in interest of the selling stockholders.

Except as described below, to our knowledge, none of the selling stockholders has had a material relationship with us or any of our affiliates within the past three years.

Selling Stockholders	Number of Shares Beneficially Owned	Maximum Number of Shares Being Offered	Percentage of All Shares Beneficially Owned Before Resale(1)	Beneficial Ownership After Resale of Shares
				Number of Shares	Percentage(2)

*	Represents less than 1%.
(1)	Assumes shares of common stock outstanding as of , 2005.
(2)	Assumes shares of common stock outstanding as of , 2005, including shares of common stock issued in this offering.

REGISTRATION RIGHTS AGREEMENT

At the time of our July 2004 private placement, we entered into a registration rights agreement among us, our operating partnership, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock. The summary of the registration rights agreement is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

IPO Registration.    Under the terms of the registration rights agreement, if we propose to file a registration statement providing for the initial public offering of shares of our common stock, the holders of our common stock purchased in our July 2004 private placement have a right to include their shares in that registration statement and participate in the public offering, subject to:

•	compliance with the registration rights agreement;

•	cutback rights on the part of the underwriters and the company; and

•	other conditions and limitations that may be imposed by the underwriters.

We have filed a registration statement relating to our initial public offering and have registered for sale by the selling stockholders shares of our common stock purchased in our July 2004 private placement.

Mandatory Shelf Registration.    Pursuant to the registration rights agreement, we also agreed for the benefit of the holders of shares of common stock sold in our July 2004 private placement that are not being sold in this offering to file with the SEC by April 7, 2005 a resale shelf registration statement registering all of the shares of common stock purchased or placed by Friedman, Billings, Ramsey & Co., Inc. in our July 2004 private placement, and all of the 3,000,000 shares of common stock purchased by Marriott. Pursuant to the registration rights agreement, we are required to pay most expenses in connection with the registration of the shares of common stock purchased in our July 2004 private placement. Each selling stockholder participating in this offering will bear a proportionate share based on the total number of shares of common stock sold in this offering of all discounts and commissions payable to the underwriters, all transfer taxes and transfer fees and any other expense of the selling stockholders not allocated to us in the registration rights agreement.

In addition, we agreed to use our commercially reasonably best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable, but not later than six months after the filing (subject to certain extensions), and to maintain the resale registration statement continuously effective under the Securities Act until the first to occur of:

•	such time as all of the shares of common stock covered by the resale registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act;

•	such time as, in the opinion of counsel, all of the common stock not held by our affiliates, and covered by the resale registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act; or

•	the second anniversary of the initial effective date of the resale registration statement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of this prospectus, and therefore suspend sales under the registration statement, for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and:

•	that the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation, debt or equity financing or similar material transaction;

•	after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

•	such disclosure would have a material adverse effect on us or on our ability to consummate the applicable transaction.

In addition, we may effect a blackout if a majority of independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

•	including in the registration statement any prospectus required under Section 10(a)(3) of the Securities Act;

•	reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

•	including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

The cumulative blackout periods in any 12-month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 30 days in any 90-day period. We may not institute a blackout period more than six times in any 24-month period. Upon the occurrence of any blackout period, we are to use our commercially reasonable efforts to take all action necessary to promptly permit resumed use of the registration statement.

If we default on either our obligation to file or maintain the effectiveness of the resale registration statement within the time periods described above or certain other obligations, each of our executive officers will forfeit a pro rata portion of the bonuses payable to him based on the period of time that we have not complied with those obligations and each of our executive officers will forfeit 2% of his shares of restricted stock granted under our equity incentive plan for each day we are not in compliance with our obligations.

Each holder of common stock sold in our July 2004 private placement has agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the resale registration statement untrue in any material respect or which required the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

In connection with the registration of the shares sold in our July 2004 private placement, we agreed to use our commercially reasonable efforts to list our common stock on the NYSE or the NASDAQ National Market and to maintain the listing thereafter.

LOCK-UP AGREEMENTS

Subject to certain exceptions, our directors and officers, except for Mr. Mahoney, and Marriott have agreed to be bound by lock-up agreements that prohibit these holders from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock for 180 days after the effective date of the resale shelf registration statement that we are required to file pursuant to the registration rights agreement. Mr. Mahoney will enter into a lock-up agreement in connection with this offering. In accordance with the registration rights agreement, holders of shares of common stock sold in our July 2004 private placement have agreed not to dispose of any of our common stock or securities convertible into our common stock that they have acquired prior to the date of this offering for 60 days following the offering, except in specified circumstances.

DESCRIPTION OF CAPITAL STOCK AND

CERTAIN MATERIAL PROVISIONS OF MARYLAND LAW,

OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of our charter and bylaws and Maryland law, does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See “Where You Can Find More Information” for information on how to obtain copies of our charter and bylaws.

General

Our charter provides that we may issue up to 100,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. A majority of our board of directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Upon completion of this offering,              shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights. Holders of shares of our common stock listed on a national securities exchange or the NASDAQ National Market will not have appraisal rights.

Our charter authorizes our board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of the charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs of our company that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify for and maintain our status as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order for us to qualify as a REIT under the Code, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may beneficially own. Our charter provides that, subject to some exceptions, no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of our common stock or of the value of the aggregate outstanding shares of our capital stock (the “Ownership Limit”), except that certain “look through entities,” such as mutual funds, may beneficially own up to 15% of our common stock or of the value of the aggregate outstanding shares of our capital stock (the “Look-Through Ownership Limit”). Our board of directors has waived this ownership limitation for Marriott Hotel Services, Inc. and certain institutional investors and may waive it again in the future so long as our board of directors determines these waivers should not affect our REIT qualification. Our charter also prohibits any person from (a) owning shares of our capital stock if such ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code, (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons, (c) owning shares of our capital stock if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules and (d) owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of these restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the Ownership Limit and the Look-Through Ownership Limit. However, the board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the value of the outstanding shares of our capital stock would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions or any such other restrictions that may be imposed by our board of directors will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below). The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in the best interests of the company to attempt to qualify, or continue to qualify, as a REIT.

If any transfer of shares of our capital stock or other event occurs which, if effective, would result in any person beneficially or constructively owning shares of our capital stock in excess or in violation of the above transfer or ownership limitations (a “Prohibited Owner”), then that number of shares of our capital stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the “Trust”) for the exclusive benefit of one or more charitable beneficiaries (the “Charitable Beneficiary”), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violative transfer. Shares of stock held in the Trust shall be issued and outstanding shares of our capital stock. The Prohibited Owner shall not benefit economically from ownership of any shares of stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust (the “Trustee”) shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of stock held in the Trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the Trust, the Trustee shall sell the shares of stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the charter) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of stock have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

In addition, shares of our capital stock held in the Trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the Trustee has sold the shares of stock held in the Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

In addition, until such time as any class of our equity securities becomes “publicly-offered securities” for purposes of certain regulations promulgated under ERISA by the U.S. Department of Labor, or the Plan Assets Regulation, our charter limits equity participation by “benefit plan investors” to less than 25% in the aggregate so that such participation in any class of our equity securities by such “benefit plan investors” will not be deemed “significant.” For such purposes, the terms “benefit plan investors” and “significant” are determined by reference to the Plan Assets Regulation. For as long as this provision of our charter applies, if any transfer of shares of our capital stock or other event occurs that would result in equity participation by benefit investors of greater than 25% in the aggregate in violation of the above equity participation limitations, then that number of shares of our capital stock the ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall automatically be transferred to the Trust in the manner and with the other effects and consequences described above. We believe that, under the Plan Assets Regulation, our common stock should be considered “publicly-offered securities” after this offering and therefore this 25% limitation will no longer be applicable at that time. Thereafter, “benefit plan investors” will be prohibited from owning any class of our capital stock that does not qualify as “publicly-offered securities.” See “ERISA Considerations.”

All certificates representing shares of common stock and preferred stock, if any, will bear a legend referring to the restrictions described above.

Each stockholder shall provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company.

Certain Provisions of Maryland Law and of Our Charter and Bylaws

Number, Election and Removal of Directors

Our charter and bylaws provide that the number of directors may be set only by our board of directors, but may never be less than the minimum number required by the MGCL nor more than 15. Our bylaws provide that a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.

The charter provides that, at such time as the company has three independent directors and our common stock is registered under the Exchange Act, the company elects to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualified.

The charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Charter Amendments and Extraordinary Corporate Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that, if such amendment or action is declared advisable by the board of directors and approved by at least 75% of the continuing directors (as defined in the charter), such amendment or action may be approved by stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. If such amendment or action is declared advisable by the board of directors, but does not receive the continuing director approval referred to above, such amendment or action must be approved by stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Amendment of Bylaws

The charter and bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting stock of the corporation (an “Interested Stockholder”) or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. A person is not an Interested Stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an Interested Stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of directors has adopted a resolution opting out of the business combination provisions of the MGCL. This resolution, however, may be altered or repealed in whole or in part at any time and we may opt back into the business combination provisions of the MGCL. If this resolution is repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control Shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our capital stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Unsolicited Takeovers

The “unsolicited takeover” provisions of the MGCL permit the board of directors, without stockholder approval and regardless of what is currently provided in the charter or bylaws, to implement takeover defenses, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of the company under the circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price.

Advance Notice of Director Nominations and New Business

Our bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and

(b) with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

If the applicable board resolution is repealed, the business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the charter relating to removal of directors and the advance notice provisions of the bylaws, among others, could delay, defer or prevent a transaction or a change in control of the company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP

The following is a summary of the material terms of the agreement of limited partnership of our operating partnership, which we refer to as the Partnership Agreement. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Partnership Agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” Because, and so long as, we own all of the partnership interests in our operating partnership, we will be able to amend the Partnership Agreement of our operating partnership and we may, from time to time, modify the agreement so that it varies from the description set forth herein.

Management of the Operating Partnership

DiamondRock Hospitality Limited Partnership is a Delaware limited partnership that was formed on May 26, 2004. As sole general partner of the operating partnership, we exercise exclusive and complete responsibility and discretion in our operating partnership’s day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, developments and dispositions of properties and refinancings of existing indebtedness. Currently, our wholly-owned subsidiary, DiamondRock Hospitality, LLC is the only limited partner of our operating partnership. Generally, limited partners may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the Partnership Agreement and as required by applicable law. Certain restrictions under the Partnership Agreement restrict our ability to engage in a business combination as more fully described in “—Extraordinary Transactions” below.

In the event of any conflict in the fiduciary duties owed by us to our stockholders and by us, as general partner of our operating partnership, to the limited partners, we may act in the best interests of our stockholders without violating our fiduciary duties to the limited partners or being liable for any resulting breach of our duties to the limited partners.

The Partnership Agreement provides that our operating partnership is empowered to do any and all acts and things for the furtherance and accomplishment of our business, including all activities pertaining to the acquisition and operation of our properties, provided that our operating partnership shall not take, and will refrain from taking, any action which, in our judgment could adversely affect our ability to qualify as a REIT.

Removal of the General Partners; Transfer of the General Partner’s Interest

The Partnership Agreement provides that the limited partners may not remove us as general partner of the operating partnership. We may not transfer any of our interests as a general or limited partner in the operating partnership except (i) in connection with certain extraordinary transactions as described below; (ii) if the limited partners holding more than 50% of the units held by limited partners (other than limited partnership units held by us) consent to such transfer; or (iii) to certain of our affiliates.

Amendments of the Partnership Agreement

Amendments to the Partnership Agreement may only be proposed by us as general partner. Generally, the Partnership Agreement may be amended with our approval and the approval of the limited partners holding a majority of all outstanding limited partner units (including limited partner units held by us). Certain amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner in a manner adverse to such limited partner, alter the rights of a partner to receive distributions or allocations, alter or modify the redemption right of a partner in a manner adverse to such partner, or cause the termination of the partnership prior to the time set forth in the Partnership Agreement must be approved by each partner that would be adversely affected by such amendment.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the Partnership Agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, termination or withdrawal of partners in accordance with the Partnership Agreement;

•	set forth and reflect in the Partnership Agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the Partnership Agreement;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the Partnership Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Partnership Agreement that will not be inconsistent with law or with the provisions of the Partnership Agreement; or

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Certain provisions affecting our rights and duties as general partner (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

Redemption Rights

Under the current partnership agreement, limited partners have the right, commencing on or after the first anniversary of the issuance of the units to the limited partners, to require our operating partnership to redeem all or a portion of their units for cash or, at our option, shares of common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. We presently anticipate that we would elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we would increase our percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, subject to certain limitations, unless delivery of shares of common stock to a limited partner pursuant to the redemption right would be prohibited by our charter or prohibited by federal or state securities laws or regulations. At this time, no limited partnership units have been issued (other than to us), and that we may issue limited partnership units with rights, preferences and privileges different from those described in this paragraph or in this registration statement of which this prospectus is a part.

Issuance of Additional Units, Common Stock or Convertible Securities

As sole general partner, we have the ability to cause our operating partnership to issue additional partnership units to the partners (including to us). These additional units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, rights, powers and duties as we may determine in our sole and absolute discretion. In addition, we may issue additional shares of our common stock or rights, options, warrants or convertible or exchangeable securities, but only if it causes our operating partnership to issue, to us, partnership units or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s units issued are substantially similar to the securities that we have issued. Unless expressly granted by the operating partnership, no limited partner will have preemptive, preferential or similar rights with respect to additional capital contributions to the operating partnership or the issuance or sale of any partnership units.

Tax Matters

As the general partner, we are the tax matters partner of our operating partnership and, as such, have authority to make tax elections under the Code on behalf of our operating partnership.

Extraordinary Transactions

The Partnership Agreement provides that we may not generally engage in any merger, consolidation, or other combination with any other person or sale of all or substantially all of our assets, or any reclassification, recapitalization or change of outstanding shares of our common stock or adopt a plan of liquidation and dissolution (an “extraordinary transaction”) unless the holders of units will receive, or have the opportunity to receive, at least the same consideration per unit as holders of our common stock receive per share of common stock in the transaction. If holders of units will not be treated in this manner in connection with a proposed extraordinary transaction, we cannot engage in such a transaction unless limited partners (other than us) holding more than 50% of the units held by limited partners vote to approve the extraordinary transaction.

We may also engage in an extraordinary transaction without the consent or approval of the limited partners if we engage in a merger, or other combination of assets with another entity and:

•	substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their units in the surviving partnership for either the same consideration per unit as holders of our common stock receive per share of common stock in the transaction, or if the ultimate controlling person of the surviving partnership has common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.

Term

The operating partnership will continue in full force and effect until 2104, or until sooner dissolved in accordance with the terms of the Partnership Agreement or as otherwise provided by law.

Exculpation and Indemnification of the General Partner

The Partnership Agreement generally provides that we will incur no liability to the operating partnership or any limited partner for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss or liability. In addition, we are not responsible for any misconduct or negligence on the part of our agents, provided we appointed our agents in good faith. We may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action we may take or omit to take in reliance upon the opinion of such persons, as to matters that we reasonably believe to be within such persons’ professional or expert competence, shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Partnership Agreement also provides for indemnification of us, our directors and officers, limited partners and such other persons as we may from time to time designate against any losses, claims, damages, judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with the preceding unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has been no public market for our stock. Future sales of substantial amounts of our common stock in the public market following this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or could impair our ability to raise capital through further offerings of equity securities.

Upon completion of this offering, we expect to have outstanding              shares of our common stock (             shares if the underwriters’ over-allotment option is exercised in full) including shares of restricted stock with an approximate value of $             million (             shares) issued to our officers and directors in consideration of their services as officers and directors of our company. Our common stock issued in this offering will be freely tradable by persons other than our affiliates, subject to certain limitations on ownership set forth in our governing documents. See “Description of Capital Stock and Certain Material Provisions of Maryland Law, Our Charter and Bylaws—Restrictions on Ownership and Transfer.”

The number of shares of common stock that may be issued pursuant to awards granted under the 2004 Stock Option and Incentive Plan is limited to 1,107,500 shares of common stock. See “Management—Equity Incentive Plan.”

Upon completion of this offering, up to              of our outstanding shares will be “restricted” shares, as that term is defined in Rule 144 under the Securities Act. Until we file a registration statement on Form S-8 to register our issuance of common shares under our 2004 Stock Option and Incentive Plan, any restricted shares of common stock that we may issue under the 2004 Stock Option and Incentive Plan will also be “restricted” shares. The resale restrictions applicable to “restricted” shares are described below. We intend to file a registration statement on Form S-8 to register our issuance of common shares under our 2004 Stock Option and Incentive Plan.

We cannot assure you of:

•	the likelihood that an active market for the shares will develop;

•	the liquidity of any such market;

•	the ability of stockholders to sell their common stock; or

•	the prices that stockholders may be able to obtain for their common stock.

In connection with our July 2004 private placement, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co. on behalf of the holders of common stock issued in the private placement. Pursuant to that agreement, we have included in the registration statement, of which this prospectus is a part,              shares of common stock proposed to be offered by certain selling stockholders who purchased shares of our common stock originally issued and sold in the private placement. We have also agreed to file a shelf registration statement for the benefit of the holders of              shares of our common stock issued in the private placement within nine months after the completion of the private placement and to use our commercially reasonable to have the shelf registration declared affective. We agreed to cause this shelf registration statement to remain effective until the first to occur of (1) the disposition of all shares of common stock sold in the private placement under a registration statement or pursuant to Rule 144, (2) the date on which the shares of common stock sold in the private placement are saleable under Rule 144 (k) under the Securities Act or (3) the date that is two years after the effective date of the shelf registration statement. Following effectiveness of this shelf registration statement, substantially all of the              shares sold in the private placement will be freely tradeable.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately shares immediately after this offering ( shares if the underwriters exercise their over-allotment option in full); or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Rule 701 under the Securities Act may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to this offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the “lock-up” agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

•	persons other than affiliates, in ordinary brokerage transactions; and

•	by affiliates under Rule 144 without compliance with the one-year holding requirement.

Redemption Rights

Under our Partnership Agreement, limited partners have the right, commencing on or after the first anniversary of the issuance of the units to the limited partners, to require our operating partnership to redeem all or a portion of their units for cash or, at our option, shares of common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. We presently anticipate that we would elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we would increase our percentage ownership interest in our operating partnership. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, subject to certain limitations, unless delivery of shares of common stock to a limited partner pursuant to the redemption right would be prohibited by our charter or prohibited by federal or state securities laws or regulations. It should be noted that no limited partnership units have been issued (other than to us), and that we may issue limited partnership units with rights, preferences and privileges different from those described in this paragraph or in this registration statement of which this prospectus is a part.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary outlines certain U.S. federal income tax considerations relating to an investment in our common stock, including the federal income tax consequences under current law that are likely to be material to a purchaser of our common stock in this offering who is a “U.S. stockholder” (as hereinafter defined) and who will hold its shares as a capital asset. This summary does not contain a complete discussion of the federal tax aspects of the investment that may be important to you. Moreover, it does not address any foreign, state, or local tax consequences of an investment in our common stock. The provisions of the Code concerning the federal income tax treatment of a REIT and its stockholders are highly technical and complex; the following discussion sets forth only certain aspects of those provisions. This summary is intended to provide you with general information only and is not intended as a substitute for careful tax planning. The discussion below assumes that you will hold our common stock as a capital asset. We do not address the federal income tax consequences that may be relevant to stockholders subject to special treatment under the Code, including, without limitation, insurance companies, regulated investment companies, financial institutions, broker-dealers, tax-exempt or non-U.S. investors (except as specifically discussed below), foreign governments, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction, or other arrangement involving more than one position, or through a partnership or other entity, or U.S. expatriates.

This summary is based on provisions of the Code, applicable final and temporary Treasury Regulations, judicial decisions, and administrative rulings and practice, all in effect as of the date of this prospectus, and should not be construed as legal advice. No assurance can be given that future legislative or administrative changes or judicial decisions will not affect the accuracy of the descriptions or conclusions contained in this summary. In addition, any such changes may be retroactive and apply to transactions entered into prior to the date of their enactment, promulgation or release. We do not expect to seek a ruling from the Internal Revenue Service, or IRS, regarding any of the federal income tax issues discussed in this offering memorandum, and no assurance can be given that the IRS will not challenge any of the positions we take and that such a challenge will not succeed. Prospective purchasers of our common stock are urged to consult their own tax advisors prior to any investment in our common stock concerning the potential federal, state, local, and foreign tax consequences of the investment with specific reference to their own tax situations.

Except as otherwise noted, references in this discussion of Federal Income Tax Considerations to “we,” “our,” “us” and “our company” refer to DiamondRock Hospitality Company and not our taxable REIT subsidiaries.

Taxation of the Company

During 2004, we received a $2.5 million non-recoverable key money payment from Marriott in connection with our acquisition of the Courtyard Midtown East that, if recognized as income to DiamondRock Hospitality Company for tax purposes, would have prevented us from qualifying as a REIT for 2004. Based on the unique circumstances of that transaction with Marriott, it is not entirely clear whether the receipt of the key money should have been recognized as income to DiamondRock Hospitality Company for tax purposes. For the above reasons, we decided to defer the REIT election until 2005 and be taxed as a C corporation for 2004. We will pay approximately $900,000 of taxes as a C corporation in 2004. Assuming that we could have qualified as a REIT for 2004 and that the key money was received by our TRS, and not DiamondRock Hospitality Company, we estimate that our tax liability for 2004 would have been approximately $1 million as a REIT. In 2005, we began structuring our key money transactions to clarify that our TRS, and not DiamondRock Hospitality Company, will receive all future key money payments. Beginning January 1, 2005, we believe we have qualified as a REIT, and we will elect to be taxed as a REIT for the fiscal year ended December 31, 2005 and for subsequent taxable years. Except as otherwise noted, the following discussion assumes that we qualify as a REIT effective January 1, 2005.

In connection with this offering, we will receive an opinion of Goodwin Procter LLP that our form of organization and prior, current and proposed ownership and method of operations will permit us to qualify as a REIT under Sections 856 through 860 of the Code for our taxable year ending December 31, 2005 and for subsequent taxable years. The opinion of Goodwin Procter LLP will be based on various assumptions and on our representations to them concerning our current and continuing organization, our prior, current and proposed ownership and operations, and our shareholders’ current and future relationships with our hotel management companies, and other matters relating to our ability to qualify as a REIT. The opinion will be expressly conditioned upon the accuracy of such assumptions and representations, which Goodwin Procter LLP will not verify. Moreover, qualification and taxation as a REIT will depend upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the absence of prohibited relationships with our hotel management companies, the various and complex REIT qualification tests imposed under the Code, the results of which will not be reviewed or verified by Goodwin Procter LLP. See “—Qualification as a REIT” below. Accordingly, no assurance can be given that we will in fact satisfy such requirements. The opinion of Goodwin Procter LLP will be based upon current law, which is subject to change either prospectively or retroactively. Changes in applicable law could modify the conclusions expressed in the opinion. Moreover, unlike a ruling from the IRS, an opinion of Goodwin Procter LLP is not binding on the IRS, and no assurance can be given that the IRS could not successfully challenge our status as a REIT.

If we qualify as a REIT, we generally will be allowed to deduct dividends paid to our stockholders, and, as a result, we generally will not be subject to federal income tax on that portion of our ordinary income or net capital gain that we currently distribute to our stockholders. We expect to make distributions to our stockholders on a regular basis as necessary to avoid material federal income tax and to comply with the REIT requirements. See “—Qualification as a REIT—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if we qualify for taxation as a REIT, we nonetheless may be subject to federal income tax in certain circumstances, including the following:

•	We will be required to pay federal income tax on our undistributed taxable income, including net capital gain;

•	We may be subject to the “alternative minimum tax;”

•	We may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by us);

•	We will be subject to a 100% federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,” held primarily for sale to customers in the ordinary course of business);

•	If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintain our qualification as a REIT pursuant to certain relief provisions, we will be subject to a 100% federal income tax on the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

•	If we fail to satisfy the 5% or the 10% asset tests, and the failure qualifies under the Non-De Minimis Exception, as described below under “—Asset Tests,” then we will have to pay an excise tax equal to the greater of (i) $50,000; and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

•	If we fail to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Income Tests” and “—Asset Tests,” respectively, and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure.

•	We will be subject to a 4% excise tax if certain distribution requirements are not satisfied;

•

Because we were a C corporation for our taxable year ending December 31, 2004, we generally will be subject to a corporate-level tax on a taxable disposition of any appreciated asset we hold as of the effective date of our REIT election, which is expected to be January 1, 2005. Specifically, if we dispose of a built-in-gain asset in a taxable transaction prior to tenth anniversary of the effective date of our REIT election, we would be subject to tax at the highest regular corporate rate (currently 35%) on the lesser of the gain recognized and the asset’s built-in-gain.

•	If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us;

•	We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our non-TRS tenants by one of our TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS lessee or other TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by any of our TRS lessees and other TRSs will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such federal income taxes will not be substantial. We note that the assets we acquired during 2004 were acquired on or after October 27, 2004, and we do not believe the built-in gain in such assets as of January 1, 2005 was material. Accordingly, we do not expect to be subject to significant corporate tax liabilities if we decide to sell an asset we acquired in 2004 within the 10-year period following our REIT election. In addition, because we were a C corporation in 2004, we (including our consolidated subsidiaries) are subject to tax on our 2004 taxable income at regular corporate rates.

Qualification as a REIT

In General

The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for federal income tax purposes and complies with applicable recordkeeping requirements, and (vi) that meets the additional requirements discussed below.

Ownership Tests

Commencing with our second REIT taxable year, (i) the beneficial ownership of our common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of the taxable year of less than 12 months) for each of our taxable years and (ii) during the last half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by or for five or fewer individuals (the “5/50 Test”). The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A qualified trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual; rather, shares held by it are treated as owned proportionately by its beneficiaries. However, if treating qualified trusts as individuals would cause us to fail the 5/50 Test, we may be treated as a “pension-held REIT.” See “—Unrelated Business Taxable Income—In General.” Stock ownership is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications.

We believe we have issued sufficient common stock (including issuances pursuant to this offering) to satisfy the above ownership requirements and will monitor the issuances of shares pursuant to this offering. In addition, our charter restricts ownership and transfers of our stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. We will be deemed to have satisfied the 5/50 Test for a particular taxable year if we have complied with all the requirements for ascertaining the ownership of our outstanding stock in that taxable year and have no reason to know that we have violated the 5/50 Test.

Income Tests

In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements:

1)	First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments; and

2)	Second, in general, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of stock or securities that are not dealer property, or any combination of the above. Gross income from certain transactions entered into by us to hedge indebtedness we incur to acquire or carry real estate assets is not included in gross income for purposes of the 95% income test.

For purposes of the 75% and the 95% gross income tests, we are treated as receiving our proportionate share of our operating partnership’s gross income.

If we fail to satisfy one or both of the 75% or the 95% gross income tests, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect and we file a schedule describing each item of the Company’s gross income for such year(s) in accordance with regulations to be prescribed by the Secretary of the Treasury. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “—Taxation of the Company,” even if these relief provisions were to apply, we would be subject to federal income tax with respect to our excess net income.

Hotel properties

Operating revenues from our hotel properties are not qualifying income for purposes of either the 75% or the 95% gross income test. Accordingly, in order for us to generate qualifying income with respect to our hotel property investments under the REIT rules, we must master-lease our hotels. Specifically, our operating partnership has formed a subsidiary that has elected to be treated as our TRS and may, in the future, form other subsidiaries that elect to be treated as our TRSs (each a “TRS lessee”). The TRS lessee master-leases (directly or through subsidiaries) hotel properties from the operating partnership (or its affiliates). In certain instances (such as non-U.S. investments), we may own a hotel property through a TRS. One or more hotel management company will manage the hotel properties leased to each TRS lessee or owned by a TRS. We also may lease a hotel property to an unrelated lessee.

In general, rent paid by a related party tenant, such as a TRS lessee, is not qualifying “rents from real property” for purposes of the REIT gross income tests, but rent paid by a TRS lessee to our operating partnership with respect to a lease of a “qualified lodging facility” from the operating partnership can be qualifying rents from real property under the REIT rules as long as such TRS lessee does not directly or indirectly operate or manage any hotel property or provide rights to any brand name under which any hotel property is operated.

Instead, the hotel property must be operated on behalf of the TRS lessee by a person who qualifies as an “eligible independent contractor,” defined as an “independent contractor” who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee. See “—Investments in Taxable REIT Subsidiaries” below for a further discussion of the issue and a discussion of the definition of an “independent contractor” and the qualification of Marriott (or another hotel management company) as an “eligible independent contractor.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, provided that wagering activities are not conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. We believe that our hotel properties are qualified lodging facilities. Rent paid by a TRS lessee that failed to qualify as rents from real property under the REIT rules would be non-qualifying income for purposes of the REIT gross income tests.

Two other limitations may affect our ability to treat rent paid by a TRS lessee or other lessee as qualifying rents from real property under the REIT rules. If the rent attributable to personal property leased by the TRS lessee (or other lessee) in connection with a lease of real property is greater than 15% of the total rent under the lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. Also, an amount received or accrued will not qualify as rents from real property for purposes of either the 75% or the 95% gross income test if it is based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. To comply with the limitation on rents attributable to personal property, a TRS lessee may acquire furnishings, equipment, and/or personal property used in hotel property, at least to the extent that they exceed this 15% limit. To comply with the prohibition on rent based on net income, the leases will provide that each TRS lessee is obligated to pay our operating partnership a minimum base rent together with a gross percentage rent, at rates intended to equal market rental rates.

In addition, rent paid by a TRS lessee or other lessee that leases a hotel property from our operating partnership will constitute rents from real property for purposes of the REIT gross income tests only if the lease is respected as a true lease for federal income tax purposes and is not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether a lease is a true lease depends upon an analysis of all the surrounding facts and circumstances. Potential investors in shares of our common stock should be aware, however, that there are no controlling regulations, published administrative rulings, or judicial decisions involving leases with terms substantially similar to the contemplated leases between our operating partnership and the TRS lessees that discuss whether the leases constitute true leases for federal income tax purposes. We believe that the leases with our TRS lessees should be treated as true leases; however, there can be no assurance that the IRS or a court will not assert a contrary position. If any leases between our operating partnership and a TRS lessee are re-characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payment that we receive from such TRS lessee would not be considered rent or would otherwise fail the various requirements for qualification as rents from real property.

Finally, for rents received by or attributed to us to qualify as rents from real property, we generally must not furnish or render any services to tenants, other than through a TRS or an independent contractor from whom we derive no income, except that we and our operating partnership may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered rendered to the occupant “for his convenience.” We believe that neither we nor our operating partnership will provide any services to our TRS lessee or any other tenants.

We believe that, for purposes of both the 75% and the 95% gross income tests, our operating partnership’s investments in hotel properties generally give rise to qualifying income in the form of rents from real property, and that gains on the sales of the hotel properties will also constitute qualifying income. However, no assurance can be given that either the rents or the gains will constitute qualifying income. In that case, we may not be able to satisfy either the 75% or the 95% gross income test and, as a result, could lose our REIT status. In the case of hotel properties owned, rather than leased, by a TRS, dividends from such TRS of its earnings and gains from such hotel properties would not be qualifying income for purposes of the 75% gross income test.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of our total assets. Second, of the investments that are not included in the 75% asset class and that are not securities of our TRS lessees or other TRSs, (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets and (ii) we may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of our interest as a partner in such partnership (based on our proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which we own no equity interest), loans to individuals or estates, and accrued obligations to pay rent. Third, securities of our TRS lessees or other TRSs cannot represent more than 20% of our total assets. Although we intend to meet these asset tests, no assurance can be given that we will be able to do so. For purposes of these asset tests, we are treated as holding our proportionate share of our operating partnership’s assets.

We will monitor the status of our assets for purposes of the various asset tests and will endeavor to manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if one of the following exceptions applies:

•	We satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	We eliminate any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if we fail to satisfy the asset tests at the end of a calendar quarter during a taxable year, we will not lose our REIT status if one of the following additional exceptions applies:

•	De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million), and we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure; or

•	Non-De Minimis Exception: All of the following requirements are satisfied: (i) the failure is not “de minimis” as defined above, (ii) the failure is due to reasonable cause and not willful neglect, (iii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after our identification of the failure, and (v) we pay an excise tax as described above in “—Taxation of Our Company.”

Annual Distribution Requirements

In order to qualify as a REIT, we must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (determined without regard to the dividends paid deduction and by excluding any net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that we do not distribute all of our net capital gain and REIT taxable income, we will be subject to tax on the undistributed amount at corporate capital gains and ordinary tax rates, respectively. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year, and (iii) any undistributed ordinary income and capital gain net income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends we pay must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, we must treat every stockholder of the class of stock with respect to which we make a distribution the same as every other stockholder of that class, and we must not treat any class of stock other than according to its dividend rights as a class.

We may retain and pay income tax on net long-term capital gains we received during the tax year. To the extent we so elect, (i) each stockholder must include in its income (as long-term capital gains) its proportionate share of our undistributed long-term capital gains, (ii) each stockholder’s basis in its shares of our stock is increased by the included amount of the undistributed long-term capital gains, and (iii) each stockholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by us on the undistributed long-term capital gains.

To qualify as a REIT, we may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. Our non-REIT earnings and profits will include any earnings and profits we accumulated before the effective date of our REIT election. We expect to distribute sufficient earnings and profits before December 31, 2005 to eliminate any non-REIT earnings and profits, which distributions would be in addition to distributions we are required to make to satisfy the 90% distribution test (as discussed above) and avoid incurring tax on our undistributed income.

Failure to Qualify

If we fail to qualify as a REIT and such failure is not an asset test or income test failure, we generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure.

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we generally will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. In such event, to the extent of current or accumulated earnings and profits, all distributions to our stockholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction, and individual, trust and estate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code, through the end of 2008. Unless entitled to relief under specific statutory provisions, we also will be ineligible to elect REIT status again prior to the fifth taxable year following the first year in which we failed to qualify as a REIT under the Code.

Our qualification as a REIT for federal income tax purposes will depend on our continuing to meet the various requirements summarized above governing the ownership of our outstanding shares, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. Although we intend to operate in a manner that will enable us to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable for us.

Qualified REIT Subsidiaries and Disregarded Entities

If we own a corporate subsidiary that is a “qualified REIT subsidiary” (“QRS”), or if we or our operating partnership own 100% of the membership interests in a limited liability company or other unincorporated entity that does not elect to be treated as a corporation for federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned by a REIT. A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for federal income tax purposes generally is disregarded as an entity separate from its owner for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of its owner. If we own a QRS or a disregarded entity, neither will be subject to federal corporate income taxation, although such entities may be subject to state and local taxation in some states.

Taxation of the Operating Partnership

Our operating partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, our operating partnership will be treated as a partnership for tax purposes, as described below.

Under the Code, a partnership is not subject to federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining the partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner’s interest in the partnership.

If and when our operating partnership becomes taxable as a partnership, rather than a disregarded entity, we generally will be treated for federal income tax purposes as contributing our properties to the operating partnership at such time. If our properties are appreciated at such time, we could recognize a smaller share of tax depreciation, and a larger share of tax gain on sale, from such properties subsequent to that deemed contribution, as compared to our percentage interest in the operating partnership. This deemed contribution also could trigger tax gain in some circumstances, but we expect to structure the admission of outside partners in a manner that should avoid any such gain.

As noted above, for purposes of the REIT income and asset tests, we are treated as holding or receiving our proportionate share of our operating partnership’s assets and income respectively. We will control our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.

We may use our operating partnership to acquire hotel properties in exchange for operating partnership units, in order to permit the sellers of such properties to defer recognition of their tax gain. In such a transaction, our initial tax basis in the hotel properties acquired generally will be less than the purchase price of the hotel properties. Consequently, our depreciation deductions for such properties may be less, and our tax gain on a sale of such properties may be more, than the deductions or gain, respectively, that we would have if we acquired these properties in taxable transactions. In addition, we may issue equity compensation to employees in the form of interests in our operating partnership that provides for capital gain treatment to the employees but does not generate a corresponding deduction for our operating partnership.

The discussion above assumes our operating partnership will be treated as a “partnership” for federal income tax purposes once it is no longer treated as a disregarded entity. Generally, a domestic unincorporated entity such as our operating partnership with two or more partners is treated as a partnership for federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for federal income tax purposes. Once our operating partnership is no longer a disregarded entity for federal income tax purposes, we intend to comply with one or more exceptions from treatment as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Investments in Taxable REIT Subsidiaries

We and each subsidiary intended to qualify as a TRS, including each TRS lessee that leases one or more hotel properties from our operating partnership, have made (or will make, as applicable) a joint election for the TRS to be treated as a taxable REIT subsidiary of our REIT. A domestic TRS (or a foreign TRS with income from a U.S. business) pays federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. Thus, our TRS will pay corporate tax on key money when it is paid, notwithstanding the treatment of key money payments for accounting purposes. A TRS owning or leasing a hotel property outside of the U.S. may pay foreign taxes. The taxes owed by our TRSs could be substantial. To the extent that our TRSs are required to pay federal, state, local, or foreign taxes, the cash available for distribution by us will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by us without jeopardizing our REIT status. A TRS is subject to limitations on the deductibility of payments made to us which could materially increase its taxable income and also is subject to prohibited transaction taxes on certain other payments made, directly or indirectly, to us. We will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS. In particular, this 100% tax would apply to our share of any rent paid by a TRS lessee that was determined to be in excess of a market rate rent.

As discussed above in “—Qualification as a REIT—Income Tests,” our TRS leases qualified lodging facilities from our operating partnership (or its affiliates). However, a TRS may not directly or indirectly operate or manage any hotel property or provide rights to any brand name under which any hotel property is operated. Specifically, rents paid by a TRS lessee can qualify as rents from real property only so long as the property is operated and managed on behalf of the TRS lessee by an “eligible independent contractor,” which is a person (or entity) that satisfies the following requirements: (i) such person is, or is related to a person who is, actively engaged in the trade or business of operating qualified lodging facilities for any person unrelated to us or the TRS lessee; (ii) such person does not own, directly or indirectly, more than 35% of our stock; and (iii) not more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock. For purposes of determining whether these ownership limits are satisfied, actual ownership as well as constructive ownership under the rules of Section 318 of the Code (with certain modifications) is taken into account. For example, (a) interests owned by a partnership are also treated as owned proportionately by its partners, (b) interests held by a partner with a 25% or greater share of partnership capital interests or profits interests are also treated as owned by the partnership, (c) interests held by a 10% or greater stockholder are also treated as held by the corporation, and (d) interests held by a corporation are also treated as held by a 10% or greater stockholder (in the proportion that such stockholder’s stock bears to all the stock of the corporation). However, if any class of our stock or the stock of a person attempting to qualify as an eligible independent contractor is regularly traded on an established securities market, only persons who own, directly or indirectly, more than 5% of such class of stock shall be taken into account as owning any of the stock of such class for purposes of applying the 35% limitation described in clause (iii) above. In addition, the IRS has ruled to the effect that an advisor or similar fiduciary to a REIT cannot also qualify as an eligible independent contractor with respect to the REIT.

Each TRS lessee (and any other of our TRSs that owns an interest in our hotel properties) has hired (or will hire) a hotel management company that we believe qualifies as an eligible independent contractor to manage and operate the hotels leased by (or owned through) the TRS. Marriott intends to qualify as an eligible independent contractor. In that regard, constructive ownership under Section 318 of the Code resulting, for example, from relationships between Marriott and our other shareholders could impact Marriott’s ability to satisfy the applicable ownership limit. Because of the broad scope of the attribution rules of Section 318 of the Code, it is possible that not all prohibited relationships will be identified and avoided. The existence of such a relationship would disqualify Marriott (or another hotel management company) as an eligible independent contractor, which would in turn disqualify us as a REIT. Our charter restricts ownership and transfer of our shares in a manner intended to facilitate continuous qualification of Marriott (or another hotel management company) as an eligible independent contractor, but no assurances can be given that such transfer and ownership restrictions will ensure that Marriott (or another hotel management company) will, in fact, be an eligible independent contractor. As noted above, Goodwin Procter LLP’s opinion as to REIT qualification will be based upon our representations and covenants as to the absence of such relationships. Marriott’s failure to qualify as an eligible independent contractor will not give us the right to terminate the management agreement.

Taxation of U.S. Stockholders Holding Common Stock

The term “U.S. stockholder” means an investor that, for U. S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, as used herein, the term U.S. stockholder does not include any entity that is subject to special treatment under the Code.

Distributions by us, other than capital gain dividends, will constitute ordinary dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate stockholders. Our ordinary dividends generally will not qualify as “qualified dividend income” treated as net capital gain for U.S. stockholders that are individuals, trusts, or estates. However, distributions to U.S. stockholders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent they are attributable to (i) qualified dividend income we receive from other corporations, such as our TRS lessees and other TRSs, and (ii) dividends paid from our undistributed earnings or from built-in gains taxed at the corporate level and provided we properly designate the distributions as such. We do not anticipate distributing a significant amount of qualified dividend income.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits (a “return of capital distribution”), the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares. To the extent a return of capital distribution exceeds a U.S. stockholder’s tax basis in its shares, the distribution will be taxable as capital gain realized from the sale of such shares.

Dividends declared by us in October, November, or December and payable to a stockholder of record on a specified date in any such month shall be treated both as paid by us and as received by the stockholder on

December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in “—Taxation of the Company” above. Moreover, any deficiency dividend will be treated as an ordinary or a capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat certain distributions as taxable dividends that would otherwise result in a tax-free return of capital.

Capital Gain Dividends

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. stockholders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if we incur such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

As noted above, the REIT provisions do not require us to distribute our long-term capital gain, and we may elect to retain and pay income tax on our net long-term capital gains received during the taxable year. If we so elect for a taxable year, our stockholders would include in income as long-term capital gains their proportionate share of such portion of our undistributed long-term capital gains for the taxable year as we may designate. A stockholder would be deemed to have paid its share of the tax paid by us on such undistributed capital gains, which would be credited or refunded to the stockholder. The stockholder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by us) included in the stockholder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations

Our distributions and gain from the disposition of shares will not be treated as passive activity income and, therefore, U.S. stockholders will not be able to apply any “passive losses” against such income. With respect to non-corporate U. S. stockholders, our dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. stockholder elects to treat such amounts as ordinary income for federal income tax purposes. U.S. stockholders may not include on their own federal income tax returns any of our tax losses.

Sale or Disposition of Shares

In general, any gain or loss realized upon a taxable disposition of shares of our common stock by a stockholder that is not a dealer in securities will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of our distributions or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the disposition.

Unrelated Business Taxable Income

In General

In general, a tax-exempt organization is exempt from federal income tax on its income, except to the extent of its “unrelated business taxable income” (“UBTI”), which is defined by the Code as the gross income derived from any trade or business which is regularly carried on by a tax-exempt entity and unrelated to its exempt purposes, less any directly connected deductions and subject to certain modifications. For this purpose, the Code generally excludes from UBTI any gain or loss from the sale or other disposition of property (other than stock in trade or property held primarily for sale in the ordinary course of a trade or business), dividends, interest, rents from real property, and certain other items. However, a portion of any such gains, dividends, interest, rents, and other items generally are UBTI if derived from debt-financed property, based on the amount of “acquisition indebtedness” with respect to such debt-financed property. Before making an investment in shares of our common stock, a tax-exempt stockholder should consult its own tax advisors with regard to UBTI and the suitability of the investment in our stock.

Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder or gains from our shares held as capital assets generally will not constitute UBTI unless the exempt organization’s shares are debt-financed property (e.g., the stockholder has borrowed to acquire or carry its shares). This general rule does not apply, however, to distributions to certain pension trusts that are qualified trusts (as defined below) and that hold more than 10% (by value) of our stock. For these purposes, a qualified trust is defined as any trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. If we are treated as a “pension-held REIT,” such qualified trusts will be required to treat a percentage of their dividends received from us as UBTI if we incur UBTI. We will be treated as a pension-held REIT if (i) we would fail the 5/50 Test if qualified trusts were treated as “individuals” for purposes of the 5/50 Test and (ii) we are “predominantly held” by qualified trusts. See “—Qualification as a REIT—Ownership Tests.” We will be “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% by value of our stock or (ii) one or more qualified trusts, each owning more than 10% by value of our stock, hold in the aggregate more than 50% by value of our stock. The percentage of any dividend received from us treated as UBTI would be equal to the ratio of (a) the gross UBTI (less certain associated expenses) earned by us (treating us as if we were a qualified trust and, therefore, subject to tax on UBTI) to (b) our total gross income (less certain associated expenses). A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year; in that case, no dividends are treated as UBTI.

In the event we are a pension held REIT, a qualified trust owning 10% or more of our shares should expect to recognize UBTI as a result of its investment. Although our charter provides restrictions on ownership and transfer of our stock that we believe will reduce the likelihood of us being a pension held REIT, these restrictions may not in all circumstances prevent us from being treated as a pension held REIT and we cannot assure you that we will never be treated as a pension held REIT.

Special Issues

Social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

Information Reporting Requirements and Backup Withholding Tax

We will report to our U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 28% with respect to distributions paid, unless such stockholder (i) is a corporation or other exempt entity and, when required, proves its status or (ii) certifies under penalties of perjury that the taxpayer identification number the stockholder has furnished to us is correct and the stockholder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.

Taxation of Non-U.S. Stockholders Holding Common Stock

The rules governing U.S. federal income taxation of our stockholders who are beneficial owners of our common stock and who are not U.S. stockholders, such as nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (“non-U.S. stockholders”), are complex. This section is only a summary of such rules. We urge prospective non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, local, and foreign income tax laws on ownership of the common stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain generally will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, lower withholding rates do not apply to dividends from REITs. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates (in the same manner as U.S. stockholders are taxed on distributions) and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder that is not a capital gain dividend or distribution that is not attributable to gain from the sale or exchange of “United States real property interests” unless either (i) a lower treaty rate applies and the non-U.S. stockholder files with us any required IRS Form W-8 (for example, an IRS Form W-8BEN) evidencing eligibility for that reduced rate or (ii) the non-U.S. stockholder files with us an IRS Form W-8ECI claiming that the distribution is effectively connected income.

A non-U.S. stockholder generally will not incur tax on a return of capital distribution in excess of our current and accumulated earnings and profits that is not attributable to the gain from our disposition of a “United States real property” interest if the excess portion of the distribution does not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. However, a non-U.S. stockholder will be subject to tax on such a distribution that exceeds both our current and accumulated earnings and profits and the non-U.S. stockholder’s adjusted basis in the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution that is neither attributable to the gain from our disposition of a “United States real property interest” nor designated by us as a capital gain dividend, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stocks, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. The term “United States real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the non-U.S. stockholder’s conduct of a U.S.

trade or business. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We generally must withhold 35% of any distribution subject to these rules that we could designate as a capital gain distribution (“35% FIRPTA Withholding”). A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold.

A non-U.S. stockholder that owns no more than 5% of our common stock at all times during a taxable year will not be subject to 35% FIRPTA Withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. stockholder will be subject to the general withholding rules discussed above in “—Taxation of Non-U.S. Stockholders Holding Common Stock,” which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

Dispositions

If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders with respect to that gain, subject to applicable alternative minimum tax, and a special alternative minimum tax in the case of nonresident alien individuals. A non-U.S. stockholder generally will not incur tax under FIRPTA on a sale or other disposition of our stock if we are a “domestically-controlled qualified investment entity,” which means that, during the shorter of the period since our formation and the five-year period ending on the date of the distribution or dispositions, non-U.S. stockholders hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that we will be a domestically-controlled qualified investment entity. However, the gain from a sale of our common stock by a non-U.S. stockholder will not be subject to tax under FIRPTA if (i) our common stock is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the New York Stock Exchange, and (ii) the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period. Accordingly, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of our common stock provided that a our common stock continues to be regularly traded on an established securities market. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Purchasers of our stock from a non-U.S. stockholder generally will be required to withhold and remit to the IRS 10% of the purchase price unless at the time of purchase (i) any class of our stock is regularly traded on an established securities market (subject to certain limits if the shares sold are not themselves part of such a regularly traded class) or (ii) we are a domestically controlled qualified investment entity. The non-U.S. stockholder may receive a credit against its tax liability for the amount withheld.

State, Local, and Foreign Tax

We may be subject to state, local and foreign tax in states, localities and foreign countries in which we do business or own property. The tax treatment applicable to us and our stockholders in such jurisdictions may differ from the federal income tax treatment described above.

Prospective stockholders should consult their own tax advisers for further information about federal, state, local, and other tax consequences of investing in our common stock.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit sharing or other employee benefit plan, subject to Title I of ERISA or Section 4975 of the Code, that we refer to as “ERISA Plans.” A fiduciary considering investing assets of an ERISA Plan in shares of our common stock should take into account the factors described in this prospectus, including those that are described below, and also should consult its legal advisor about ERISA, fiduciary and other considerations before making such an investment.

A regulation promulgated under ERISA by the United States Department of Labor, or the “Plan Assets Regulation,” generally provides that when an ERISA Plan makes an equity investment in another entity, the underlying assets of the entity will not be considered “plan assets” of the ERISA Plan if, among other provisions not summarized here, the equity interest is a “publicly-offered security” or if it is established that equity participation in the entity by “benefit plan investors,” as described in the Plan Assets Regulation, is not “significant.” For this purpose, equity participation by benefit plan investors is not significant if their aggregate interest is less than 25% of the value of each class of equity securities in the entity, disregarding, for purposes of such determination, certain interests enumerated in the Plan Assets Regulation.

Historically, we have not treated the requirements of Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code as applying to investments in us because our charter provides that until such time as any class of our equity securities becomes “publicly traded” for purposes of the Plan Assets Regulation, equity participation in any class of equity securities by benefit plan investors will be limited to less than 25% of the value of such class, disregarding for such purposes certain interests enumerated in the Plan Assets Regulation.

Further, subject to the following, we believe that after this offering, our common stock should qualify as a “publicly-offered security” under the Plan Assets Regulation. Under the Plan Assets Regulation, a security is a “publicly-offered security” if it is freely transferable, part of a class of securities that is widely held, and either (i) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold to an ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which that security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which this offering of those securities to the public occurred. “Widely-held” for this purpose means the security is of a class owned by 100 or more investors independent of the issuer and of one another. “Freely transferable,” again for purposes of the Plan Assets Regulation, is a question to be determined on the basis of all relevant facts and circumstances but, where the minimum investment is $10,000 or less, is ordinarily not adversely affected by some enumerated restrictions including restrictions against any transfer that would result in a termination or reclassification of the issuer for Federal tax purposes.

While there are restrictions imposed on the transfer of shares of our common stock, we believe they are the type of restrictions on transfer generally permitted under the Plan Assets Regulation or are not otherwise material and should not result in the failure of our stock to be “freely transferable” within the meaning of the Plan Assets Regulation. We also believe that certain restrictions on transfer that derive from the securities laws and from contractual arrangements with the underwriters in connection with this offering should not result in the failure of our common stock to be “freely transferable.”

Assuming that our stock is “widely held” within the meaning of the Plan Assets Regulation and that no facts and circumstances other than those referred to in the preceding paragraph exist that restrict transferability of our common stock, we believe that, under the Plan Assets Regulation, our common stock should be considered “publicly-offered securities” after this offering, and, therefore, that our underlying assets should not be deemed to be plan assets of any ERISA Plan investors that choose to invest in us.

If our assets were deemed to be plan assets of ERISA Plans that were invested in us, this would result, among other things, in (i) the application of the prudence and other fiduciary standards of ERISA, (ii) potential liability of persons having investment discretion over the assets of the ERISA Plans investing in us, and (iii) the possibility that certain transactions that we might enter into in the ordinary course of our business and operation might constitute “prohibited transactions” under ERISA and the Code. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of the ERISA Plans, may also result in the imposition of an excise tax under the Code and correction or unwinding of the transaction.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc. is acting as representative of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement entered into in connection with the sale of our common stock described in this prospectus, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.

Underwriter	Number of Shares of Common Stock
Friedman, Billings, Ramsey & Co., Inc.

Total:

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions from counsel, the receipt of comfort letters from our current auditors, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers Inc. with respect to the fairness and reasonableness of the underwriting terms. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number shares of common stock offered by this prospectus, the underwriting agreement may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not to exceed $                      per share, of which $                      may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of          additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional              shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase these additional shares based on the underwriters’ percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The underwriters may exercise the over-allotment option to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

Each underwriter has represented, warranted and agreed that:

•

it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom;

•	in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), the shares included in this offering shall only be offered in The Netherlands, as part of their initial distribution or by way of reoffering, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (as referred to in article 2 of the “Vrijstellingsregeling Wet Toezicht Effectenverkeer 1995” (Wte Regulation No. BGW95/2982-M); hereinafter, “Professional Investors”), provided that it must be made clear both upon making the offer and in any documents or advertisements in which a forthcoming offering of such shares is publicly announced (whether electronically or otherwise) that such offer is exclusively made to such Professional Investors;

•	the shares included in the offering may not be offered, sold or distributed in Spain except in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores), as amended and restated, and Royal Decree 291/1992, of 27 March, on Issues and Public Offerings of Securities (Real Decreto 291/1992, de 27 de marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores), as amended and restated, and the decrees and regulations made thereunder. Accordingly, the shares included in this offering may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Spanish securities laws and regulations or without complying with all legal and regulatory requirements in relation thereto;

•	this prospectus has not been verified or registered with the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores), and therefore it is not intended for any public offer of the shares in Spain;

•	this prospectus has not been submitted to the registration procedures of the French Autorité des Marchés Financiers and, accordingly, the shares included in this offering may not be offered or sold to the public in France. Offers and sales of the shares included in this offering in France may be made only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the French Code monétaire et financier and decree no. 98-880 dated 1 October 1998. This prospectus or any other offering materials relating to the shares included in the offering may not be distributed in France to any person other than a qualified investor as defined therein;

•	no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “German Act”) of the Federal Republic of Germany has been or will be published with respect to the shares included in the offering. Each underwriter will comply with the German Act and all other applicable legal and regulatory requirements. In particular, each of the underwriters has not engaged and will not engage in a public offering (öffentliches Angebot) within the meaning of the German Act with respect to any of the shares included in the offering otherwise than in accordance with the German Act;

•	this prospectus may only be used by those persons to whom it has been handed out in connection with the offer described herein. The shares included in the offering are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor a prospectus in accordance with the respective Swiss legislation. Accordingly, this prospectus may not be used in connection with any other offer and shall in particular not be distributed to the public in Switzerland; and

•	it has undertaken that it will comply with all applicable securities laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers the shares of common stock offered hereby or possesses or distributes this prospectus or any other offering material and will obtain any consent, approval or permission which is required by it for the purchase, offer or sale by it of shares of common stock under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales in all cases at its own expense.

We have agreed to reimburse the underwriters for certain expenses in connection with this offering. The following table summarizes the underwriting compensation to be paid to the underwriters by us and the selling stockholders. These amounts assume both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without Over-Allotment	With Over-Allotment
By us:
Per share:
Total:

By the selling stockholders:
Per share:
Total:

We estimate that the total expenses payable by us in connection with this offering, other than the items referred to above, will be approximately $            .

We and the selling stockholders have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

We will apply to list our common stock on the New York Stock Exchange upon the completion of this offering under the symbol “DRH.” In connection with the listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

Prior to this offering, there has been no public market for our common stock, other than limited trading on the Portal Market. The initial public offering price has been determined through negotiations between the underwriters and us. Among the factors considered in such determination were:

•	prevailing market conditions;

•	dividend yields and financial characteristics of publicly traded REITs that we and the underwriters believe to be comparable to us;

•	our financial condition and past and present operating performance;

•	the present state of our business operations;

•	our management;

•	estimates of our business and earnings potential; and

•	the economic conditions in and the prospects for the industry in which we operate.

We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

Each of our executive officers and directors has agreed, subject to specified exceptions, not to: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock or make any demand for or exercise any right with respect to the registration of the foregoing under the Securities Act, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

In addition, subject to certain exceptions, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option for the sale of, establish or increase any open “put equivalent option” or liquidate or decrease any “call equivalent option” or otherwise dispose of or transfer any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock or file any registration statement under the Securities Act relating to any such shares or enter into any swap or any other agreement or any transaction that transfers the economic consequence of ownership of common stock, other than our sale of shares in this offering, the issuance of shares of common stock under our 2004 Stock Option and Equity Incentive Plan as described in this prospectus or the issuance of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions of real property or other investments. The lockup provisions do not prohibit us from filing a resale registration statement to register the shares issued in our July 2004 private placement.

Our stockholders other than our executive officers and directors may not sell or otherwise dispose of any of the shares of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus and are not selling in this offering until 60 days after the date of this prospectus, subject to limited exceptions.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on underwriters and selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

As a result of these activities the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of common stock offered by this prospectus.

At our request, the underwriters have reserved up to     % of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by Friedman, Billings, Ramsey & Co., Inc. through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten public offering.

Friedman, Billings, Ramsey & Co., Inc. will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Friedman, Billings, Ramsey & Co., Inc. intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by Friedman, Billings, Ramsey & Co., Inc. Other than the prospectus in electronic format, the information on the Friedman, Billings, Ramsey & Co., Inc. website is not part of this prospectus.

A prospectus in electronic format may be made available on the Internet sites of or through other online services maintained by one or more of the other underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online, and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors. In addition, one or more of the underwriters participating in the offering may distribute prospectuses electronically.

In addition to the items of compensation to be paid to the underwriters in connection with this offering, until July 7, 2005, we have granted to Friedman, Billings, Ramsey & Co., Inc. a right of first refusal to act as joint book runner in connection with any public or private offerings in our equity securities and as co-manager in connection with any public or private offering of corporate debt securities or other capital markets financing in which we may engage.

We are negotiating with a number of financial institutions to obtain a secured revolving line of credit. We may enter into this facility with one or more of the underwriters and/or their affiliates. In the event that we enter into the secured revolving credit facility, we expect that these underwriters and/or their affiliates will receive customary fees, interest payments and expense reimbursement.

The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain partners of Goodwin Procter LLP together own approximately 13,000 shares of DiamondRock Hospitality Company’s common stock purchased in our July 2004 private placement. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and schedule of DiamondRock Hospitality Company as of December 31, 2004 and for the period from May 6, 2004 to December 31, 2004, the financial statements of Sonoma LLC as of October 8, 2004 and January 2, 2004, and for the periods from April 23, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004, and each of the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Courtyard by Marriott Midtown East as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Rock Spring Park Hotel Limited Partnership as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Marriott Salt Lake City Downtown as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of the Torrance Marriott as of October 8, 2004 and January 2, 2004, for the period from January 3, 2004 to October 8, 2004 and for the fiscal years ended January 2, 2004 and January 3, 2003, the financial statements of Fifth Avenue Associates LLC for the period from January 1, 2004 to September 30, 2004 and for the years ended December 31, 2003 and 2002, the financial statements of the Marriott Griffin Gate Resort for the period from January 4, 2003 to June 25, 2003 and the fiscal year ended January 3, 2003 and the financial statements for MI Griffin Gate Hotel, LLC for the periods from January 3, 2004 to October 8, 2004 and June 26, 2004 to January 2, 2004, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the securities exchange act of 1934, as amended, and will file annual, quarterly and other periodic reports and proxy statements and will make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

REPORTS TO STOCKHOLDERS

Following this offering, we will file periodic and annual reports with the Securities and Exchange Commission as required by the Securities and Exchange Commission’s rules and regulations. In addition, our annual proxy statement will be mailed to our stockholders accompanied or preceded by an annual report which meets the requirements of the Securities and Exchange Commission’s rules and regulations no later than 120 days following the end of our fiscal year. Our periodic quarterly reports will be filed with the Securities and Exchange Commission within 45 days following the end of the quarter, unless a shorter period is required by the rules and regulations of the Securities and Exchange Commission. Our annual reports will contain consolidated financial statements audited by our independent certified public accountants.

D IAMONDROCK HOSPITALITY COMPANY

INDEX TO FINANCIAL STATEMENTS

Page
DiamondRock Hospitality Company and Subsidiaries:

Unaudited Pro Forma Information:

Unaudited Pro Forma Consolidated Financial Information Statement of Operations	F-4

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004	F-5

Notes to Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004	F-6

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004	F-7

Notes to Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004	F-8

Historical Financial Statements:

Report of Independent Registered Public Accounting Firm	F-11

Consolidated Balance Sheet as of December 31, 2004	F-12

Consolidated Statement of Operations for the period from May 6, 2004 (Inception) to December 31, 2004	F-13

Consolidated Statement of Shareholders’ Equity for the period from May 6, 2004 (Inception) to December 31, 2004	F-14

Consolidated Statement of Cash Flows for the period from May 6, 2004 (Inception) to December 31, 2004	F-15

Notes to Consolidated Financial Statements	F-16

Supplemental Schedule — Schedule III — Real Estate and Accumulated Depreciation	F-29

Courtyard Manhattan/Midtown East:

Independent Auditors’ Report	F-30

Statements of Assets and Liabilities—Account Maintained by Marriott International, Inc. as of October 8, 2004 and January 2, 2004	F-31

Statements of Operating Revenues, Direct Costs and Certain Operating Expenses — Accounts Maintained by Marriott International, Inc. for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003

F-32

Statements of Cash Flows — Accounts Maintained by Marriott International, Inc. for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-33

Statements of Net Assets — Accounts maintained by Marriott International, Inc. for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-34

Notes to Financial Statements — Accounts Maintained by Marriott International, Inc.	F-35

Torrance Marriott:

Independent Auditors’ Report	F-37

Balance Sheets as of October 8, 2004 and January 2, 2004	F-38

Statements of Operations for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-39

Statements of Net Assets for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-40

Page
Statements of Cash Flows for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-41

Notes to Financial Statements	F-42

Salt Lake City Marriott Downtown:

Independent Auditors’ Report	F-45

Balance Sheets as of October 8, 2004 and January 2, 2004	F-46

Statements of Operations for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-47

Statements of Net Assets for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-48

Statements of Cash Flows for the period from January 3, 2004 to October 8, 2004 and years ended January 2, 2004 and January 3, 2003	F-49

Notes to Financial Statements	F-50

Marriott Griffin Gate Resort:

Independent Auditors’ Report	F-53

Statements of Operations for the periods from January 3, 2004 to October 8, 2004 and June 26, 2004 to January 2, 2004	F-54

Statements of Cash Flows for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004	F-55

Notes to Financial Statements	F-56

Marriott Griffin Gate Resort:

Independent Auditors’ Report	F-59

Statements of Operating Revenues, Direct Costs and Certain Operating Expenses — Accounts Maintained by Marriott International, Inc. for the period from January 4, 2003 to June 25, 2003 and fiscal year ended January 3, 2003

F-60

Statements of Cash Flows — Accounts Maintained by Marriott International, Inc. for the period from January 4, 2003 to June 25, 2003 and fiscal year ended January 3, 2003	F-61

Notes to Financial Statements	F-62

Marriott Bethesda Suites:

Independent Auditors’ Report	F-64

Balance Sheets as of October 8, 2004 and January 2, 2004	F-65

Statements of Operations for the period from January 3, 2004 to October 8, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-66

Statements of Partners’ Deficit for the period from January 3, 2004 to October 8, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-67

Statements of Cash Flows for the period from January 3, 2004 to October 8, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-68

Notes to Financial Statements	F-69

Page
Courtyard Manhattan/Fifth Avenue:

Independent Auditors’ Report	F-75

Statements of Operations for the nine months ended September 30, 2004 and years ended December 31, 2003 and December 31, 2002	F-76

Statements of Cash Flows for the nine months ended September 30, 2004 and years ended December 31, 2003 and December 31, 2002	F-77

Notes to Financial Statements	F-78

The Lodge at Sonoma Renaissance Resort & Spa:

Independent Auditors’ Report	F-81

Balance Sheets as of October 8, 2004 and January 2, 2004	F-82

Statements of Operations for the periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-83

Statements of Cash Flows for the periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-84

Statements of Members’ Deficit for the periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004 and fiscal years ended January 2, 2004 and January 3, 2003	F-85

Notes to Financial Statements	F-86

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Company’s historical financial information as of December 31, 2004 and the period from May 6, 2004 (inception) to December 31, 2004 has been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The following unaudited pro forma financial data gives effect to the acquisition of our initial hotels and related mortgage debt and the sources and uses of the proceeds of the offering. The unaudited pro forma consolidated balance sheet data is presented as if these transactions had occurred as of December 31, 2004 and the unaudited pro forma consolidated statement of operations and other data for the year ended December 31, 2004 is presented as if these transactions had occurred on the first day of the period presented.

The unaudited pro forma financial information and related notes are presented for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been if the transactions had in fact occurred on the dates discussed above. They also do not project or forecast our combined financial position or results of operations for any future date or period.

The unaudited pro forma financial information should be read together with our historical financial statements and related notes included elsewhere in this prospectus and with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable. However, we cannot assure you that actual results will not differ from the pro forma information and perhaps in material and adverse ways.

DIAMONDROCK HOSPITALITY COMPANY

Pro Forma Consolidated Balance Sheet

December 31, 2004

	Historical	A	B	C	Pro Forma
		Torrance	Debt Repayment	The Offering
ASSETS

Property and equipment, net	$285,642,439	$62,153,996	—	—	$347,796,435

Deferred financing costs, net	1,344,378	645,872	—	—	1,990,250
Restricted cash	17,482,515	10,000,000	—	—	27,482,515
Due from hotel managers	2,626,262	1,419,749	—	—	4,046,011
Purchase deposits and pre-acquisition costs	3,272,219	(3,272,219)	—	—	—
Prepaids and other assets	4,340,259	12,076	—	—	4,352,335
Cash and cash equivalents	76,983,107	(25,387,461)	—	—	51,595,646

Total assets	$391,691,179	$45,572,013	—	—	$437,263,192

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:

Mortgage debt, at face amount	$177,827,573	$44,000,000	—	—	$221,827,573
Debt premium	2,944,237	—			2,944,237

Total debt	180,771,810	44,000,000	—	—	224,771,810

Deferred income related to key money	2,490,385	—	—	—	2,490,385
Unfavorable lease liability	5,776,946	—	—	—	5,776,946
Due to hotel managers	3,985,795	1,572,013	—	—	5,557,808
Accounts payable and accrued liabilities	3,078,825	—	—	—	3,078,825

Total other liabilities	15,331,951	1,572,013	—	—	16,903,964

Shareholders’ Equity:

Common stock	210,201	—	—	—	210,201
Additional paid-in capital	197,494,842	—	—	—	197,494,842
Accumulated deficit	(2,117,625)	—	—	—	(2,117,625)

Total shareholders’ equity	195,587,418	—	—	—	195,587,418

Total liabilities and shareholders’ equity	$391,691,179	$45,572,013	—	—	$437,263,192

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of December 31, 2004

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004 is based on the Historical Consolidated Balance Sheet as of December 31, 2004, adjusted to reflect the initial public offering of common stock by the Company, the acquisition of the Torrance Marriott and the application of the net proceeds as described in “Use of Proceeds.”

•	The unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004 assumes that the following occurred on December 31, 2004:

•	Initial public offering of shares of common stock of the Company at $ per share, the mid-point of the assumed offering range, with approximately $ of net proceeds to the Company. Net proceeds will be contributed to a subsidiary of the Company, DiamondRock Hospitality Limited Partnership (the “Operating Partnership”). In return the Company will receive units of partnership interest in the Operating Partnership.

•	The acquisition of the Torrance Marriott.

•	Repayment of approximately $ of mortgage debt related to , $ of mortgage debt related to and $ of mortgage debt related to .

In the opinion of the Company’s management, all material adjustments to reflect the effects of the preceding transactions have been made. The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004 is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the offering, the acquisition of the Torrance Marriott and the other transactions described above occurred as of December 31, 2004 nor does it purport to represent the future financial position of the Company.

Notes and Management Assumptions:

A	Represents the adjustment to record the acquisition accounting and mortgage financing obtained by the Company in conjunction with the acquisition of the Torrance Marriott as follows:

•	Record property and equipment at fair value of $62,153,996

•	Record reduction of deposit and pre-acquisition costs of $3,272,219

•	Record due from hotel managers of $1,419,749

•	Record deferred financing costs incurred of $645,872

•	Record cash paid into the various escrow accounts of $10,000,000

•	Reduce cash paid for the acquisition of $25,387,461

•	Record due to hotel managers of $1,572,013

•	Record mortgage debt of $44,000,000

•	Record prepaid interest of $12,076

B	Represents the adjustment to record the repayment of approximately $ of mortgage debt related to , $ of mortgage debt related to and $ of mortgage debt related to with proceeds from the offering.

C	Represents the adjustments to record the issuance of shares of common stock at $ per share, the mid-point of the assumed offering range, with approximately $ of net proceeds to the Company after deduction of $ of offering costs.

DIAMONDROCK HOSPITALITY COMPANY

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2004

	Historical	D	D	D	D	D	D	D	E	F	G	H	I	Pro Forma
		Sonoma	Griffin Gate	Courtyard Midtown East	Bethesda Suites	Torrance	Salt Lake City	Courtyard Fifth Avenue	Depreciation	Corporate Expenses	TRS Income Taxes	Mortgage Debt Interest Expense	Repaid Mortgage Debt Interest Expense
REVENUES

Rooms	$5,137,370	$7,002,446	$10,995,570	$17,051,490	$11,055,446	$13,678,423	$14,151,990	$8,412,355	$—	$—	$—	$—	$—	$87,485,090
Food and beverage	1,507,960	3,921,515	9,264,203	669,226	3,576,812	6,142,449	5,650,249	—	—	—	—	—	—	30,732,414
Other	428,534	1,473,537	2,027,388	242,799	318,588	743,153	1,559,659	340,167	—	—	—	—	—	7,133,825

Total revenues	7,073,864	12,397,498	22,287,161	17,963,515	14,950,846	20,564,025	21,361,898	8,752,522	—	—	—	—	—	125,351,329

EXPENSES

Rooms	1,455,380	1,764,656	2,519,911	4,419,874	2,634,710	3,410,247	3,503,969	2,968,908	—	—	—	—	—	22,677,655
Food and beverage	1,266,827	3,005,615	6,279,240	632,860	3,015,225	4,611,542	3,953,922	—	—	—	—	—	—	22,765,231
Management fees and other hotel expenses	3,444,683	5,410,693	8,001,819	6,799,526	11,395,691	8,073,376	9,136,926	4,290,818	—	—	—	—	—	56,553,532
Depreciation and amortization	1,053,283	—	—	—	—	—	—	—	16,660,184	—	—	—	—	17,713,467
Corporate expenses	4,114,165	—	—	—	—	—	—	—	—	3,194,566	—	—	—	7,308,731

Total operating expenses	11,334,338	10,180,964	16,800,970	11,852,260	17,045,626	16,095,165	16,594,817	7,259,726	16,660,184	3,194,566	—	—	—	127,018,616

OPERATING (LOSS)/PROFIT	(4,260,474)	2,216,534	5,486,191	6,111,255	(2,094,780)	4,468,860	4,767,081	1,492,796	(16,660,184)	(3,194,566)	—	—	—	(1,667,287)

OTHER EXPENSES (INCOME)

Interest income	(1,333,837)	—	—	—	—	—	—	—	—	—	—	—	—	(1,333,837)
Interest expense	773,101	—	—	—	—	—	—	—	—	—	—	11,564,404	—	12,337,505

Total other expenses (income)	(560,736)	—	—	—	—	—	—	—	—	—	—	11,564,404	—	11,003,668

INCOME (LOSS) BEFORE INCOME TAXES	(3,699,738)	2,216,534	5,486,191	6,111,255	(2,094,780)	4,468,860	4,767,081	1,492,796	(16,660,184)	(3,194,566)	—	(11,564,404)	—	(12,670,955)
Provision (Benefit) for income taxes	(1,582,113)	—	—	—	—	—	—	—	—	—	(1,411,483)	—	—	(2,993,596)

NET INCOME (LOSS)	$(2,117,625)	$2,216,534	$5,486,191	$6,111,255	$(2,094,780)	$4,468,860	$4,767,081	$1,492,796	$(16,660,184)	$(3,194,566)	$1,411,483	$(11,564,404)	$—	$(9,677,359)

												Calculation of Basic and Diluted EPS (J)

												Net Loss		(9,677,359)
												Number of Shares		21,020,100

												Basic and Diluted Earnings per Share		(0.46)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 is based on our Historical Consolidated Statement of Operations for the period from May 6, 2004 (inception) to December 31, 2004, adjusted to reflect the initial public offering of common stock by the Company, the acquisitions of the initial seven hotels and the application of the net proceeds as described in “Use of Proceeds.”

•	The unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 assumed that the following occurred on January 1, 2004:

•	Initial public offering of shares of common stock of the Company at $ per share, the mid-point of the assumed offering range, with approximately $ of net proceeds to the Company.

•	The acquisition of the following hotels for total consideration of:

Hotel
The Lodge at Sonoma, a Renaissance Resort & Spa	$32,345,000
Courtyard Midtown Manhattan East	78,857,000
Marriott Bethesda Suites	41,892,000
Salt Lake City Marriott Downtown	53,345,000
Courtyard Manhattan Fifth Avenue	39,740,000
Marriott Griffin Gate Resort	49,842,000
Torrance Marriott	72,002,000

Total	$368,023,000

•	Repayment of approximately $ of mortgage debt related to , $ of mortgage debt related to and $ of mortgage debt related to with proceeds of the offering.

•	The Company elected REIT status.

•	The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 only includes the estimated general and administrative costs of the Company for compensation arrangements and other costs for which the Company is currently obligated. This adjustment excludes certain costs related to future employee costs and other costs for which the Company is not currently obligated, which we expect to incur subsequent to completion of the offering.

In the opinion of the Company’s management, all material adjustments to reflect the effects of the preceding transactions have been made. The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the offering, the acquisitions of the initial seven hotels and the other transactions described above occurred as of January 1, 2004, nor does it purport to represent the future results of operations of the Company.

Notes and Management Assumptions:

D	Represents the adjustment to record historical revenues and operating expenses associated with the 2004 and 2005 acquisitions of the following hotels:

•	The Lodge at Sonoma, a Renaissance Resort and Spa

•	Marriott Griffin Gate Resort

•	Courtyard Midtown / Manhattan East

•	Bethesda Marriott Suites

•	Torrance Marriott

•	Marriott Salt Lake City Downtown

•	Courtyard Manhattan / Fifth Avenue

E	Reflects the adjustment to include the depreciation and amortization resulting from the acquisition of the initial seven hotels as follows:

Hotel
The Lodge at Sonoma, a Renaissance Resort & Spa	$1,454,218
Courtyard Midtown / Manhattan East	2,478,511
Bethesda Marriott Suites	2,198,006
Salt Lake City Marriott Downtown	2,302,107
Courtyard Manhattan / Fifth Avenue	1,788,964
Marriott Griffin Gate Resort	1,741,778
Torrance Marriott	4,696,600

Total	$16,660,184

F	Reflects the adjustment to include annual salaries and benefits of $1,769,128 to be paid pursuant to employment agreements and offer letters with the executive officers and other employees of the Company as of December 31, 2004 and the annual expense of $1,177,917 relating to existing restricted stock awards to the executive officers and certain other employees of 700,500 shares, based on a three-year vesting period and price of $10 per share. This adjustment also includes the adjustment to reflect corporate expenses that the Company is contractually obligated to pay, including the office lease costs, certain professional fees and certain insurance of $247,521.

G	Reflects the adjustment to the Company’s historical income tax benefit to reflect the pro forma tax benefit of the Company’s Taxable REIT Subsidiary assuming the Company had elected REIT status as of January 1, 2004.

H	Reflects the adjustment to reflect interest expense incurred for debt related to the initial seven hotels. The debt relating to the acquisition of the Bethesda Marriott Suites was assumed at above market terms. The Company recorded a debt premium to adjust this debt to market terms at the acquisition date. The amortization of the debt discount reduces interest expense.

I	Reflects the adjustment to reduce interest expense $ of interest of the mortgage debt related to , $ of interest of the mortgage debt related to and $ of interest of the mortgage debt related to , all of which will be repaid with the proceeds of the offering.

J	The shares used in the basic and diluted earning per share calculation include the following:

The offering
Shares acquired by the CEO in a private transaction	100
Shares issued in 2004 Private Placement Offering	21,000,000
Restricted shares issued to directors	20,000

Total basic and diluted

Report of Independent Registered Public Accounting Firm

The Board of Directors

DiamondRock Hospitality Company:

We have audited the accompanying consolidated financial statements of DiamondRock Hospitality Company and subsidiaries (the “Company”) as listed in the accompanying index. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DiamondRock Hospitality Company and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from May 6, 2004 (inception) to December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

McLean, Virginia

February 21, 2005

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED BALANCE SHEET

December 31, 2004

ASSETS
Property and equipment, at cost	$286,727,306
Less: accumulated depreciation	(1,084,867)

285,642,439

Deferred financing costs, net	1,344,378
Restricted cash	17,482,515
Due from hotel managers	2,626,262
Purchase deposits and pre-acquisition costs	3,272,219
Prepaid and other assets	4,340,259
Cash and cash equivalents	76,983,107

Total assets	$391,691,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:

Mortgage debt, at face amount	$177,827,573
Debt premium	2,944,237

Total debt	180,771,810

Deferred income related to key money	2,490,385
Unfavorable lease liability	5,776,946
Due to hotel managers	3,985,795
Accounts payable and accrued expenses	3,078,825

Total other liabilities	15,331,951

Shareholders’ Equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—

Common stock, $.01 par value; 100,000,000 shares authorized; 21,020,100 shares issued and outstanding	210,201

Additional paid-in capital	197,494,842
Accumulated deficit	(2,117,625)

Total shareholders’ equity	195,587,418

Total liabilities and shareholders’ equity	$391,691,179

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from May 6, 2004 (Inception) to December 31, 2004

Revenues:

Rooms	$5,137,370
Food and beverage	1,507,960
Other	428,534

Total revenues	7,073,864

Operating Expenses:

Rooms	1,455,380
Food and beverage	1,266,827
Management fees	260,724
Other hotel expenses	3,183,959
Depreciation and amortization	1,053,283
Corporate expenses	4,114,165

Total operating expenses	11,334,338

Operating loss	(4,260,474)

Other Expenses (Income):

Interest income	(1,333,837)
Interest expense	773,101

Total other income	(560,736)

Loss before income taxes	(3,699,738)

Income tax benefit	1,582,113

Net loss	$(2,117,625)

Loss per share:

Basic and diluted	$(0.12)

Weighted average number of common shares outstanding:

Basic and diluted	18,162,916

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Period from May 6, 2004 (Inception) to December 31, 2004

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Par Value
Formation transactions on May 6, 2004	100	$1	$999	$—	$1,000
Sale of common shares in private placement offering, less placement fees and expenses of $12,624,452	21,000,000	210,000	197,165,548	—	197,375,548
Issuance costs incurred related to private placement	—	—	(1,028,588)	—	(1,028,588)
Issuance and amortization of stock grants	20,000	200	1,356,883	—	1,357,083
Net loss	—	—	—	(2,117,625)	(2,117,625)

Balance at December 31, 2004	21,020,100	$210,201	$197,494,842	$(2,117,625)	$195,587,418

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from May 6, 2004 (Inception) to December 31, 2004

Cash flows from operating activities:
Net loss	$(2,117,625)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	1,053,283
Amortization of deferred financing costs as interest	28,615
Market value adjustment to interest rate caps	25,655
Amortization of debt premium and unfavorable lease liability	(10,814)
Amortization of deferred income and corporate depreciation	21,969
Stock-based compensation	1,357,083
Income tax benefit	(1,521,213)
Changes in assets and liabilities:

Prepaid expenses and other assets	(581,477)
Due from hotel managers	(2,626,262)
Accounts payable and accrued expenses	3,545,232

Net cash used in operating activities	(825,554)

Cash flows from investing activities:

Hotel acquisitions	(279,456,545)
Receipt of deferred key money	2,500,000
Cash paid for restricted cash at acquisition	(14,199,000)
Change in restricted cash	(480,515)
Purchase deposits and pre-acquisition costs	(3,272,219)

Net cash used in investing activities	(294,908,279)

Cash flows from financing activities:

Proceeds from mortgage debt	177,827,573
Payment of financing costs	(1,372,993)
Cash paid for interest rate caps	(85,600)
Proceeds from sale of common stock	197,376,548
Payment of costs related to sale of common stock	(1,028,588)

Net cash provided by financing activities	372,716,940

Net increase in cash	76,983,107
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$76,983,107

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$350,979

Cash paid for income taxes	$—

The accompanying notes are an integral part of these consolidated financial statements.

DIAMONDROCK HOSPITALITY COMPANY

Notes to the Consolidated Financial Statements

December 31, 2004

1.    Organization

DiamondRock Hospitality Company (the “Company”) was incorporated in Maryland on May 6, 2004 to own hotel properties primarily located in major convention, business, resort and airport markets in the United States. The Company intends to elect to become a self-advised real estate investment trust (“REIT”) effective January 1, 2005. A summary of the formation transactions of the Company is as follows:

•	William W. McCarten, Chief Executive Officer was issued 100 shares of common stock on June 3, 2004 at a price equal to $10.00 per share in exchange for $1,000.

•	DiamondRock Hospitality Limited Partnership (the “Operating Partnership”), a Delaware limited partnership, was formed on May 26, 2004. The Company is the sole general partner of the Operating Partnership, and a wholly owned subsidiary of the Company owns all of the limited partnership units in the Operating Partnership. The Operating Partnership owns the Company’s hotel properties and the Company conducts substantially all of its business through the Operating Partnership.

•	The Company formed Bloodstone TRS, Inc., a wholly owned subsidiary of the Operating Partnership to operate as the Company’s taxable REIT subsidiary (the “TRS”). The provisions of the REIT Modernization Act allow REITs to own up to 100% of the stock of a TRS, which can engage in businesses that a REIT previously could not engage in directly.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements include all of the accounts of the Company and its subsidiaries beginning with its incorporation on May 6, 2004 in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents and accounts payable and accrued expenses. Due to their short maturities, the carrying amounts of cash and cash equivalents and accounts payable and accrued expenses reasonably approximate fair value. See Note 11 for disclosures on fair values of debt and interest rate caps.

Property and Equipment

Investments in hotel properties are recorded at acquisition costs, which are allocated to land, land improvements, building and furniture, fixtures and equipment and identifiable intangible assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Property and equipment purchased after the hotel acquisition date is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of a fixed asset, the cost and related accumulated depreciation will be removed from the Company’s accounts and any resulting gain or loss will be included in the statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 15 to 40 years for buildings, land improvements, and building improvements and one to ten years for furniture, fixtures and equipment. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the related assets.

The Company reviews its investments in hotel properties for impairment whenever events or changes in circumstances indicate that the carrying value of the hotel properties may not be recoverable. Events or circumstances that may cause a review include, but are not limited to, adverse changes in the demand for lodging at the properties due to declining national or local economic conditions and/or new hotel construction in markets where the hotels are located. When such conditions exist, management performs an analysis to determine if the estimated undiscounted future cash flows from operations and the proceeds from the ultimate disposition of a hotel property exceed its carrying value. If the estimated undiscounted future cash flows are less than the carrying amount of the asset, an adjustment to reduce the carrying amount to the related hotel property’s estimated fair market value is recorded and an impairment loss recognized.

The Company will classify a hotel as held for sale in the period that the Company has made the decision to dispose of the hotel, a binding agreement to purchase the property has been signed under which the buyer has committed a significant amount of nonrefundable cash and no significant financing contingencies exist which could cause the transaction to not be completed in a timely manner. If these criteria are met, the Company will record an impairment loss if the fair value less costs to sell is lower than the carrying amount of the hotel and will cease recording depreciation expense. The Company will classify the loss, together with the related operating results, as discontinued operations on the statement of operations and classify the assets and related liabilities as held for sale on the balance sheet.

Revenue Recognition

Revenues from operations of the hotels are recognized when the services are provided. Revenues consist of room sales, golf sales, food and beverage sales, and other hotel department revenues, such as telephone and gift shop sales.

Income Taxes

The Company accounts for income taxes using the asset and liability method prescribed in SFAS 109, Accounting for Income Taxes. The deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Company will elect, effective January 1, 2005, to be treated as a REIT under the provisions of the Internal Revenue Code and, as such, expects not to be subject to federal income tax after December 31, 2004, provided that the Company distributes all taxable income annually to the Company’s shareholders and complies with certain other requirements. In addition to paying federal and state taxes on any retained income, the Company will be subject to taxes on “built in gains” on sales of certain assets. The Company’s taxable REIT subsidiary will be subject to federal and state income taxes on undistributed taxable income.

Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted earnings per share is calculated by dividing net loss by the weighted average common shares outstanding during the period plus other potentially dilutive securities such as restricted stock awards or shares issuable in the event of conversion of operating partnership units. No adjustment is shown for the potentially dilutive effect of 700,500 shares of restricted stock, as the impact is anti-dilutive during periods when the Company incurs a net loss and, accordingly, diluted loss per share is equal to basic loss per share.

Stock-based Compensation

The Company accounts for stock-based employee compensation using the fair value based method of accounting described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-based Compensation, as amended. For restricted stock awards, the total compensation expense is equal to the number of shares awarded multiplied by the average price of the Company’s common stock on the date of the award, less the purchase price for the stock, if any. The compensation expense is recorded over the period in which the restrictions lapse (i.e., vesting period).

Comprehensive Income (Loss)

Comprehensive income includes net income (loss) as currently reported by the Company on the consolidated statement of operations adjusted for other comprehensive income items. The Company does not have any items of comprehensive income (loss) other than the net loss.

Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS 131”), requires public entities to report certain information about operating segments. Based on the guidance provided in SFAS 131, the Company has determined that its business is conducted in one reportable segment, hotel ownership.

Restricted Cash

Restricted cash primarily consists of reserves for replacement of furniture and fixtures.

Deferred Financing Costs

Financing costs are recorded at cost and consist of loan fees and other costs incurred in connection with the issuance of debt. Amortization of deferred financing costs is computed using a method, which approximates the effective interest method over the remaining life of the debt and is included in interest expense in the accompanying statement of operations.

Hotel Working Capital

The due from hotel managers consists of hotel level accounts receivable, periodic hotel operating distributions due to owner and prepaid assets held by the hotel managers on the Company’s behalf. The liabilities incurred by the hotel managers are comprised of liabilities incurred on behalf of the Company in conjunction with the operation of the hotels which are legal obligations of the Company. See Note 9.

Key Money

Key money received in conjunction with entering into hotel management agreements is deferred and amortized over the term of the hotel management agreement. Deferred Key Money is classified as deferred income in the accompanying consolidated balance sheet and amortized against management fees on the accompanying consolidated statement of operations.

Debt Premiums

Debt premiums are recorded to adjust the stated value of assumed debt to fair value at the acquisition date of a hotel. Debt premiums are amortized over the remaining life of the debt to interest expense on the accompanying consolidated statement of operations.

Derivative Instruments

The Company may be party to interest rate swaps in the future and is currently party to interest rate caps, which are considered derivative instruments. The fair value of the interest rate swaps and interest rate caps are recorded on the Company’s balance sheet and gains or losses from the changes in the market value of the contracts are recorded in other income or expense. See Note 11 for disclosures on fair values of the interest rate caps.

Straight-Line Rent

The Company records rent expense on leases that provide for minimum rental payments that increase in pre-established amounts over the remaining term of the lease on a straight-line basis as required by accounting principles generally accepted in the United States.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. We maintain cash and cash equivalents with various high credit-quality financial institutions. We perform periodic evaluations of the relative credit standing of these financial institutions and limit the amount of credit exposure with any one institution.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), Share-Based Payment. SFAS No. 123(R) establishes standards for companies in the recognition of compensation cost relating to share based payment transactions in the financial statements. SFAS 123(R) will be effective July 1, 2005. The Company currently utilizes the fair value approach of accounting for stock compensation, and therefore, the impact of adopting this statement is expected to be minimal.

3.    Property and Equipment

Property and equipment as of December 31, 2004 consists of the following:

Land	$28,320,000
Land improvements	5,593,922
Buildings	231,300,990
Furniture, fixtures and equipment	21,287,175
Corporate office equipment and CIP	225,219

286,727,306
Less: accumulated depreciation	(1,084,867)

$285,642,439

4.    Capital Stock

Common Shares

The Company is authorized to issue up to 100,000,000 shares of common stock, $.01 par value per share. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Holders of the Company’s common stock are entitled to receive dividends when authorized by the Company’s board of directors out of assets legally available for the payment of dividends.

On July 7, 2004, the Company closed on the sale of 21,000,000 shares of common stock, including 150,000 shares acquired by certain senior executives of the Company, at a price of $10 per share, in a private placement (the “Offering”). The Offering resulted in gross proceeds of $210 million and net proceeds (after deducting placement fees and offering expenses) of approximately $196 million. As of December 31, 2004, the Company had 21,020,100 shares of common stock outstanding.

The Company has agreed to file a registration statement with the Securities and Exchange Commission no later than nine months following the completion of the Offering providing for the resale of the shares issued in the Offering and to use commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable after the filing, but no later than six months after the initial filing of the registration statement.

Preferred Shares

The Company is authorized to issue up to 10,000,000 shares of preferred stock, $.01 par value per share. The Company’s board of directors is required to set for each class or series of preferred stock the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption. As of December 31, 2004, there were no shares of preferred stock outstanding.

Operating Partnership Units

Holders of Operating Partnership units have certain redemption rights, which enable them to cause the Operating Partnership to redeem their units in exchange for cash per unit equal to the market price of the Company’s common stock, at the time of redemption, or, at the option of the Company for shares of the Company’s common stock on a one-for-one basis. The number of shares issuable upon exercise of the redemption rights will be adjusted upon the occurrence of stock splits, mergers, consolidations or similar pro-rata share transactions, which otherwise would have the effect of diluting the ownership interests of the limited partners or the stockholders of the Company. As of December 31, 2004, there were no Operating Partnership units held by outsiders.

5.    Stock Incentive Plan

The Company’s 2004 Stock Option and Incentive Plan (the “Plan”) was adopted and approved by the Board of Directors in June 2004. The Plan permits the Company to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards, dividend equivalent rights and other share based awards. The Plan provides 1,107,500 shares of our common stock to be reserved for the issuance of such awards. This amount is subject to future adjustment up to a maximum of 2,000,000 shares of common stock. A compensation committee of the Board of Directors administers the Plan. This committee has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the conditions of the Plan.

As of December 31, 2004, the Company’s employees have been awarded 700,500 shares of restricted common stock, which do not require payments by the executives. Subject to continued employment with the

Company, the executives’ shares vest at the rate of one-third of the number of restricted shares per year commencing on the first anniversary of their issuance. Compensation relating to the executive restricted stock of approximately $7,000,000 is amortized over the 36-month period commencing on the date of the issuance. For the period from May 6, 2004 through December 31, 2004, the Company recorded $1,157,083 of stock-based compensation expense related to these awards which is included in corporate expenses in the accompanying statement of operations.

Concurrent with the Offering, the Company’s independent directors were awarded 20,000 shares of unrestricted common stock, which did not require payments by the directors and vested immediately. At the time of the Offering, the Company recorded $200,000 of stock-based compensation expense related to these awards which is included in corporate expenses in the accompanying statement of operations.

6.    Income Taxes

Deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are paid. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realizable based on consideration of available evidence, including future reversals of existing taxable temporary differences, projected future taxable income and tax planning strategies.

The deferred tax assets as of December 31, 2004 are as follows:

Deferred tax asset, net	$2,461,830
Less: Valuation allowance	—

Deferred tax asset, net	$2,461,830

The tax effect of each type of temporary difference and carrryforward that gives rise to the net deferred tax asset as of December 31, 2004 is as follows:

Property and equipment	$(40,831)
Ground leases	128,205
Restricted stock	179,795
Pre-opening costs	1,118,529
Debt premium	(4,695)
Deferred income related to Key Money	1,080,827

Deferred tax asset, net	$2,461,830

A reconciliation of the statutory Federal tax benefit to our income tax benefit is as follows:

Statutory Federal tax benefit (@35%)	$1,294,908
Permanent tax differences	(19,010)
State income tax benefit, net of Federal tax benefit	306,215

Income tax benefit	$1,582,113

The (provision) / benefit for income taxes consists of the following:

Current—Federal	$(616,942)
State	(262,775)

(879,717)
Deferred—Federal	1,728,840
State	732,990

2,461,830

Income tax benefit	$1,582,113

The Company intends to elect to become a self-advised REIT effective January 1, 2005. The Company will account for the tax impact of this election in the first quarter of 2005, the period of election. This election will result in the Company recording an expense to write-off deferred tax assets in the first quarter of 2005 income statement.

7.    Debt

The Company has incurred property specific mortgage debt in conjunction with the acquisition of each of the Company’s hotels. The mortgage debt is recourse solely to specific assets, except for fraud, misapplication of funds and other customary recourse provisions. As of December 31, 2004, all six of our hotel properties are secured by mortgage debt. In addition, the Torrance Marriott, which was acquired on January 5, 2005, is secured by mortgage debt. The Company’s mortgage debt contains certain property specific covenants and restrictions, including minimum debt service coverage ratios as well as restrictions to incur additional debt without lender consent. As of December 31, 2004, the Company was in compliance with all debt covenants.

The following table sets forth information regarding the Company’s mortgage debt as of December 31, 2004:

Property	Principal Balance	Interest Rate	Maturity Date	Amortization Provisions
The Lodge at Sonoma, a Renaissance Resort and Spa	$20,000,000	LIBOR + 2.40 (4.74% as of December 31, 2004)	11/06	Interest Only
Courtyard Manhattan / Midtown East	45,000,000	5.20	12/09	25 years
Marriott Salt Lake City Downtown	39,000,000	5.50	12/14	20 years
Courtyard Manhattan / Fifth Avenue	23,000,000	LIBOR + 2.70 (5.04% as of December 31, 2004)	1/07	Interest Only
Marriott Griffin Gate Resort	31,000,000	5.11	12/09	25 years
Bethesda Marriott Suites(1)	19,827,573	7.69	2/23	25 years

Total	$177,827,573

(1)	The Company assumed the Bethesda Marriott Suites mortgage debt in conjunction with the Company’s acquisition of the hotel. The Company recorded a debt premium in purchase accounting to adjust the mortgage debt to a market interest rate. See Note 8.

Cash paid for interest during the period from May 6, 2004 through December 31, 2004 was $350,979. Deferred financing costs amounted to $1,372,993 as of December 31, 2004. Amortization of deferred financing costs totaled $28,615 during the period from May 6, 2004 through December 31, 2004 and is recorded in interest expense.

As of December 31, 2004, the Company had two interest rate caps outstanding for the Sonoma and Courtyard Manhattan / Fifth Avenue debt, respectively. As of December 31, 2004 the fair market values of the Sonoma and Courtyard Manhattan / Fifth Avenue interest rate caps were $36,037 and $23,907, respectively.

The aggregate debt maturities as of December 31, 2004 are as follows:

2005	$3,113,034
2006	46,253,042
2007	3,446,169
2008	3,634,734
2009	43,945,165
Thereafter	77,435,429

$177,827,573

8.    Acquisitions

2004 Acquisitions

On October 27, 2004 the Company acquired the Lodge at Sonoma, a Renaissance Resort and Spa, a 182-room hotel located in Sonoma, California from Marriott for approximately $32.3 million, (including working capital). The acquisition’s effective date was September 11, 2004. Hotel earnings for the period from September 11, 2004 to October 26, 2004 are accounted for as a reduction of the purchase price for accounting purposes. Transaction costs of $238,000 were incurred and capitalized in conjunction with the acquisition. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement.

On November 19, 2004, the Company acquired the Courtyard by Marriott Midtown East, a 307-room hotel located in Midtown Manhattan, New York for approximately $78.9 million (including working capital). Transaction costs of $717,000 were incurred and capitalized in conjunction with the acquisition. Marriott entered into an Assignment and Assumption of Purchase and Sale Agreement with the Company whereby the Company assumed Marriott’s rights, title and interest in Marriott’s Purchase and Sale Agreement with a third party for the acquisition of the hotel. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. Marriott provided the Company with $2.5 million (“Key Money”) as enticement to enter into the management agreement. The Key Money has been deferred and will be recognized over the term of the management agreement.

On December 15, 2004, the Company acquired the Salt Lake City Marriott, a 510-room hotel located in Salt Lake City, Utah for total consideration of approximately $53.3 million (including working capital). Transaction costs of $277,000 were incurred and capitalized in conjunction with the acquisition. The Company leases the land underlying the Salt Lake City Marriott pursuant to a ground lease that provides for ground lease payments that are calculated based on a percentage of gross revenues. The Company reviewed the terms of the ground lease in conjunction with the hotel purchase accounting and concluded that the ground lease terms are consistent with current market terms. The hotel will continue to be managed by a subsidiary of Marriott under the existing management agreement. The terms of the assumed management agreement are consistent with current market terms. Accordingly, no intangible asset or liability was recorded in purchase accounting for this agreement.

On December 15, 2004, the Company acquired the Marriott Bethesda Suites, a 274-suite hotel located in Bethesda, Maryland for total consideration of approximately $41.9 million (including working capital). Transaction costs of $248,000 were incurred and capitalized in conjunction with the acquisition. The Company leases the land underlying the Marriott Bethesda Suites pursuant to a ground lease that provides for ground lease rental payments that are stipulated in the ground lease and increase 5.5 percent per annum over the remaining eighty-three year term of the lease. The Company concluded that the ground lease terms are above current market and recorded a $5.8 million unfavorable lease provision at the acquisition date. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. The Company reviewed the terms of the hotel’s mortgage debt in conjunction with the purchase accounting. The Company concluded that the current mortgage terms are above current market and, accordingly, the Company recorded a $3.0 million debt premium to record the debt at fair value as of the acquisition date. The Company is planning to complete a $3 million renovation of the hotel during 2005.

On December 20, 2004, the Company acquired the Hotel 5A, formerly the Clarion Fifth Avenue, a 189-room hotel located in Midtown Manhattan, New York for total consideration of approximately $39.7 million (including working capital). The hotel was converted to a Courtyard by Marriott in early 2005 and will be operated under a new management agreement with a subsidiary of Marriott and is currently known as the Courtyard Manhattan / Fifth Avenue. Transaction costs of $425,000 were incurred and capitalized in conjunction with the acquisition. The Company leases the land underlying the Courtyard New York / Fifth Avenue pursuant to a ground lease that provides for ground lease rental payments that are stipulated in the ground lease and increase in pre-established amounts over the remaining eighty year term of the lease. The Company reviewed the terms of the ground lease in conjunction with the hotel purchase accounting and concluded that the ground lease terms are consistent with current market terms. The Company is planning to invest approximately $4 million during the hotel conversion. In March 2005, Marriott will pay the TRS of the Company $1.0 million, which was an incentive to enter into the management agreement. The Key Money will be deferred and recognized over the term of the management agreement.

On December 22, 2004, the Company acquired the Marriott Griffin Gate Resort, a 408-room hotel located in Lexington, Kentucky for total consideration of approximately $49.8 million (including working capital). The acquisition’s effective date was September 11, 2004. Hotel earnings for the period from September 11, 2004 to December 22, 2004 are accounted for as a reduction of the purchase price for accounting purposes. Transaction costs of $496,000 were incurred and capitalized in conjunction with the acquisition. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. The Company is planning to invest $1.7 million in the hotel during 2005.

2005 Acquisition

On January 5, 2005, the Company acquired the Torrance Marriott, a 487-room hotel located in Torrance, California for total consideration of approximately $72 million (including working capital). Transaction costs of $353,000 were incurred and capitalized in conjunction with the acquisition. The hotel will continue to be managed by a subsidiary of Marriott under a new management agreement. In early 2005, Marriott will pay the TRS of the Company $3.0 million (“Key Money”) which was an incentive to enter into the management agreement. The Key Money will be deferred and recognized over the term of the management agreement. The Company entered into $44 million of mortgage debt on the Torrance Marriott. This interest only mortgage debt bears interest at LIBOR plus 2.50% and matures in January 2007. The Company is planning to complete a $10 million renovation of the hotel during 2005 and 2006.

The allocations, which may be adjusted if any of the assumptions underlying the purchase accounting change, of the purchase prices of the hotels to the acquired assets and liabilities are as follows (in thousands):

	Sonoma	Midtown East	Salt Lake	Courtyard Fifth Avenue
Land	$3,951	$16,500	$—	$—
Land improvements	5,594	—	—	—
Building	17,865	54,664	45,292	33,779
Furniture, fixtures and equipment	4,846	1,500	3,825	1,000

Total fixed assets	32,256	72,664	49,117	34,779
Due from manager	780	—	—	—
Restricted cash	—	—	—	214
Cash	—	4,000	—	—
FF&E escrow	800	4,539	3,761	4,117
Hotel working capital and other assets, net	(1,491)	154	467	630
Deferred key money	—	(2,500)	—	—

Purchase price	$32,345	$78,857	$53,345	$39,740

	Griffin Gate	Bethesda	Torrance
Land	$7,869	$—	$7,241
Building	33,428	46,271	51,504
Furniture, fixtures and equipment	6,650	3,425	3,409

Total fixed assets	47,947	49,696	62,154
FF&E Escrow	2,955	830	10,000
Unfavorable lease provision	—	(5,780)	—
Debt premium		(2,952)	—
Hotel working capital and other assets, net	(1,060)	98	(152)

Purchase Price	$49,842	$41,892	$72,002

The acquired properties will be included in our results of operations from the respective dates of acquisition. The following unaudited pro forma results of operations reflect the 2004 and 2005 acquisitions and the 2004 acquisitions, respectively as if each had occurred on January 1, 2004. These pro forma results do not purport to be indicative of the results of operations, which would have actually occurred had the transactions taken place on January 1, 2004, or of future results of operations.

	2004 and 2005 Acquisitions	2004 Acquisitions
	Year Ended December 31, 2004	Year Ended December 31, 2004
Revenues	$125,351,329	$104,787,304
Total expenses	(134,967,788)	(120,191,171)

Net loss	$(9,616,459)	$(15,403,867)

Loss per share—Basic	$(0.53)	$(0.85)

Loss per share—Diluted	$(0.53)	$(0.85)

9.    Related Party Transactions

Marriott Investment Sourcing Relationship

As of December 31, 2004, Marriott International Inc. (“Marriott”) owns approximately 14.3% of our common stock. While there is no contractual relationship binding upon the Company and Marriott, the Company considers Marriott to be the Company’s preferred hotel management company.

Marriott Management Agreements

The Company was party to hotel management agreements with Marriott for five of the six properties owned as of December 31, 2004. The sixth hotel converted to a Courtyard by Marriott in early 2005. The Torrance Marriott, acquired on January 5, 2005, is subject to a new management agreement with Marriott. Marriott is responsible for hiring, with the Company retaining veto rights on certain executive level employees, training and supervising the managers and employees required to operate the properties and for purchasing supplies, for which generally Marriott will be reimbursed by the Company. Marriott will provide centralized reservation systems, national advertising, marketing and promotional services, as well as various accounting and data processing services. Marriott will also prepare and implement annual operations budgets that will be subject to certain limited review and approval rights by the Company.

The following table sets forth the effective date, initial term and the number of renewal terms at the option of the manager under the respective management agreements for each of the Company’s acquired hotel properties:

	Date of Agreement	Initial Term	Number of Renewal Terms

The Lodge at Sonoma, a Renaissance Resort and Spa	10/25/2004	20 years	One ten year period

Courtyard Midtown Manhattan East	11/19/2004	30 years	Two ten year periods

Marriott Salt Lake City Downtown	12/29/2001	30 years	Three fifteen year periods

Courtyard Manhattan / Fifth Avenue	1/22/2005	30 years	None

Marriott Griffin Gate Resort	12/22/2004	20 years	One ten year period

Marriott Bethesda Suites	12/15/2004	21 years	Two ten year periods

Torrance Marriott	1/31/05	40 years	None

The following table sets forth the base management fee and incentive management fee, generally due and payable each fiscal year, for each of our seven properties.

	Base Management Fee(1)		Incentive Management Fee(2)
Courtyard Manhattan/Midtown East	5%		25%(3)
Torrance Marriott	3%		20%(4)
Salt Lake City Marriott Downtown	3%		Not more than 20%(5)
Marriott Griffin Gate Resort	3%		20%(6)
Bethesda Marriott Suites	3%		50%(7)
Courtyard Manhattan/Fifth Avenue	5	%(8)	25%(9)
The Lodge at Sonoma Renaissance Resort & Spa	3%		20%(10)

(1)	As a percentage of gross revenues.
(2)	Based on a percentage of hotel operating profits above a negotiated return on our investment capital as more fully described in the following footnotes.
(3)	Calculated as a percentage of operating profits in excess of 10.75% of the sum of (i) $73.7 million and (ii) the amount of certain capital expenditures.
(4)	Calculated as a percentage of operating profits in excess of the sum of (i) $7.5 million and (ii) 10.75% of certain capital expenditures.
(5)	The incentive management fee is equal to the available cash flow for each fiscal year, subject to a cap of 20% of operating profit for such fiscal year. Commencing with the fiscal year 2002, the operating profit with respect to each fiscal year is reduced by an amount equal to 10.75% of all material capital expenditures funded by the TRS lessee; provided that the material capital expenditures are included in the calculation of the incentive management fee with respect to the fiscal year or fiscal years during which such expenditures occurred (on a pro rata basis).
(6)	Calculated as a percentage of operating profits in excess of the sum of (i) $5.5 million and (ii) 10.75% of certain capital expenditures.
(7)	Calculated as a percentage of operating profits in excess of the sum of (i) the payment of certain loan procurement costs, (ii) 10.75% of certain capital expenditures, (iii) an agreed-upon return on certain expenditures and (iv) the value of certain amounts paid into a reserve account established for the replacement, renewal and addition of certain hotel goods.
(8)

The base management fee will be equal to 5.5% of gross revenues for fiscal years 2010 through 2014 and 6% for fiscal year 2015 and thereafter until the expiration of the agreement. Also, beginning in 2007, the base management fee may increase to 5.5% at the beginning of the next fiscal year if operating profits equal or exceed $4.7 million, and beginning in 2011, the base management fee may increase to 6.0% at the beginning of the next fiscal year if operating profits equal or exceed $5.0 million.

(9)	Calculated as a percentage of operating profits in excess of 12% of the sum of (i) $38.8 million and (ii) the amount of certain capital expenditures, less 5% of the total real estate tax bill (for as long as the hotel is leased to a party other than the manager).
(10)	Calculated as a percentage of operating profits in excess of the sum of (i) $3.6 million and (ii) 10.75% of capital expenditures.

As of December 31, 2004, the liabilities incurred by the hotel managers are comprised of liabilities incurred by the Company’s hotel managers in conjunction with the operation of the hotels which are legal obligations of the Company. As of December 31, 2004, the due from manager is primarily comprised of hotel level accounts receivable, periodic hotel operating distributions due to owner and prepaid assets held by the hotel managers on the Company’s behalf.

Other Business Relationships with Marriott

The Company is party to the following arrangements with Marriott:

•	The Company is party to a one-year lease agreement for approximately 4,000 square feet of office space at Marriott’s headquarters for the Company’s corporate offices for approximately $190,000 per year. In addition, the Company reimbursed Marriott for approximately $45,000 of leasehold improvement costs for the leased space.

•	The Company has entered into a shared services agreement with Marriott. The shared services agreement provides the Company with access to certain information technology and telephone and Internet systems as long as the Company continues to lease its corporate offices from Marriott. The cost of these services was approximately $73,000 for the period from May 6, 2004 to December 31, 2004.

TRS Leases

In order to qualify as a REIT, the Company must lease our hotel properties to another party from whom the Company will derive rent income that will qualify as “rents from real property” under the REIT rules. Accordingly, the Company will lease each of our hotels to a wholly owned TRS lessee subsidiary. Each TRS lessee subsidiary pays rent that generally should qualify as “rents from real property,” provided that an “eligible independent contractor” operates and manages each hotel property on behalf of the TRS lessee. We expect that an “eligible independent contractor” will manage each of our hotel properties. All rents under the TRS leases are eliminated in consolidation.

10.    Commitments and Contingencies

Litigation

The Company is not involved in any material litigation nor, to its knowledge, is any material litigation threatened against the Company.

Ground Leases

The Company leases the land underlying the Bethesda Marriott Suites and the Courtyard Manhattan / Fifth Avenue pursuant to ground leases that provide for ground lease rental payments that are stipulated in the ground lease and increase in pre-established amounts over the remaining term of the lease. The Company leases the land underlying the Salt Lake City Marriott Downtown pursuant to a ground lease that provides for ground lease payments that are calculated based on a percentage of gross revenues. The Company records minimum ground rent expense on the Bethesda Marriott Suites and the Courtyard Manhattan / Fifth Avenue on a straight-line basis as required by accounting principles generally accepted in the United States.

The Company also leases the ground under the Marriott Griffin Gate Resort golf course. In addition to the main Salt Lake City ground lease, the Company leases the ground under a portion of the Salt Lake City Marriott Downtown ballroom under a separate lease agreement. Ground rent expense was $353,410 for the period from May 6, 2004 to December 31, 2004. Cash paid for ground rent was $53,215 for the period from May 6, 2004 to December 31, 2004.

Future minimum annual rental commitments under non-cancelable operating leases as of December 31, 2004 are as follows:

2005	$1,557,672
2006	1,376,847
2007	1,299,551
2008	1,404,811
2009	1,423,123
Thereafter	626,790,160

$633,852,164

11.    Fair Value of Financial Instruments

The fair value of certain financial assets and liabilities and other financial instruments as of December 31, 2004 are as follows:

	Carrying Amount	Fair Value
Mortgage debt	$177,827,573	$180,779,372
Interest rate cap agreements	59,944	59,944

The fair value of all other financial assets and liabilities are equal to their carrying amount.

12.    Planned Initial Public Offering and Credit Facility (Unaudited)

The Company plans to file a registration statement on Form S-11 with the intention of registering its outstanding common stock and raising of capital through the sale of additional common stock. The Company is currently under negotiations to enter a secured revolving credit facility.

DiamondRock Hospitality Company

Schedule III—Real Estate and Accumulated Depreciation

As of December 31, 2004

		Initial Cost		Costs Capitalized Subsequent to Acquisition	Gross Amount at End of Year
Description	Encumbrances	Land	Building and Improvements		Land	Building and Improvements	Total	Accumulated Depreciation	Net Book Value	Year of Acquisition	Depreciation Life
The Lodge at Sonoma, a Renaissance Resort and Spa	(20,000,000)	3,951,000	23,459,459	—	3,951,000	23,459,459	27,410,459	(148,123)	27,262,336	2004	40 Years
Courtyard Manhattan / Midtown East	(45,000,000)	16,500,000	54,664,374	—	16,500,000	54,664,374	71,164,374	(160,628)	71,003,746	2004	40 Years
Salt Lake City Marriott Downtown	(39,000,000)	—	45,292,260	—	—	45,292,260	45,292,260	(53,651)	45,238,609	2004	40 Years
Courtyard Manhattan / Fifth Avenue	(23,000,000)	—	33,779,307	—	—	33,779,307	33,779,307	(27,855)	33,751,452	2004	40 Years
Marriott Griffin Gate Resort	(31,000,000)	7,869,000	33,428,263	—	7,869,000	33,428,263	41,297,263	(23,237)	41,274,026	2004	40 Years
Bethesda Marriott Suites	(19,827,573)	—	46,271,249	—	—	46,271,249	46,271,249	(54,083)	46,217,166	2004	40 Years

Total	(177,827,573)	28,320,000	236,894,912	—	28,320,000	236,894,912	265,214,912	(467,577)	264,747,335

Independent Auditors’ Report

Marriott International, Inc.:

We have audited the accompanying statements of assets and liabilities—accounts maintained by Marriott International, Inc. for the Courtyard by Marriott Midtown East (the Hotel) as of October 8, 2004 and January 2, 2004 and the related statements of operating revenues, direct costs and certain operating expenses—accounts maintained by Marriott International, Inc., net assets—accounts maintained by Marriott International, Inc., and cash flows—accounts maintained by Marriott International, Inc. for the Hotel for the period from January 3, 2004 to October 8, 2004 and for the years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of Marriott International, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in note 2, the accompanying financial statements exclude certain assets, liabilities and expenses and therefore, are not a complete presentation of the Hotel’s assets, liabilities and related revenues and expenses.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets and liabilities of the Hotel maintained by Marriott International, Inc. (described in note 2) as of October 8, 2004 and January 2, 2004 and the related operating revenues, direct costs and certain operating expenses and cash flows of the Hotel maintained by Marriott International, Inc. in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

November 19, 2004

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF ASSETS AND LIABILITIES— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

October 8, 2004 and January 2, 2004

	October 8, 2004	January 2, 2004
ASSETS
Cash and cash equivalents	$93,347	$35,798
Accounts receivable	730,720	353,078
Due from Marriott International, Inc.	780,238	833,981
Other assets	50,981	85,010

Total assets	$1,655,286	$1,307,867

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable and accrued expenses	$245,568	$233,724
Sales and use tax payable	256,069	209,641
Due to fund for replacement of and
additions to furnishings and equipment	129,157	113,368
Advance deposits	30,665	46,959

Total liabilities	661,459	603,692
Net assets	993,827	704,175

Total liabilities and net assets	$1,655,286	$1,307,867

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF OPERATING REVENUES, DIRECT COSTS AND CERTAIN OPERATING EXPENSES— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 3, 2004 to October 8, 2004 and Years Ended

January 2, 2004 and January 3, 2003

	January 3, 2004 to October 8, 2004	Year ended January 2, 2004	Year ended January 3, 2003
Operating Revenues:
Rooms	$14,222,711	$14,898,355	$16,098,776
Food and beverage	566,422	711,239	782,513
Telephone and other	214,987	351,238	406,927

Total operating revenues	15,004,120	15,960,832	17,288,216

Direct Costs:
Rooms	3,795,646	3,690,098	3,818,414
Food and beverage	547,601	695,381	847,560
Telephone and Other	281,271	341,057	404,074

Total direct costs	4,624,518	4,726,536	5,070,048

Total operating revenues less direct costs	10,379,602	11,234,296	12,218,168

Certain Operating Expenses:
General and administrative	1,593,420	1,977,756	2,600,900
Utilities	503,593	660,493	545,270
Real estate taxes and other taxes	790,593	1,063,074	860,999
Repairs and maintenance	660,189	826,627	366,573
Management fees	750,206	798,042	864,411
Marketing	596,844	646,159	746,744
Insurance	157,359	252,348	340,340
Leases	31,884	58,329	67,830
Other expenses	417,670	472,336	27,799

Total operating expenses	5,501,758	6,755,164	6,420,866

Excess of operating revenues over direct costs and certain operating expenses	$4,877,844	$4,479,132$	$5,797,302

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF CASH FLOWS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 3, 2004 to October 8, 2004 and Years Ended

January 2, 2004 and January 3, 2003

	January 3, 2004 to October 8, 2004	Year ended January 2, 2004	Year ended January 3, 2003
Cash flows from operating activities:
Excess of operating revenues over direct costs and certain operating expenses	$4,877,844	$4,479,132	$5,797,302
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in operating accounts:
Accounts receivable, net	(377,642)	(104,748)	(33,206)
Due from Marriott International, Inc.	53,743	(355,488)	(335,074)
Other assets	34,029	386,936	81,805
Accounts payable and accrued expenses	58,272	23,754	125,096
Due to fund for replacement of and additions to furnishings and equipment	15,789	78,648	(13,699)
Advance deposits	(16,294)	13,876	10,202

Net cash provided by operating activities	4,645,741	4,522,110	5,632,426

Net cash used in financing activities—cash distributions to owner	(4,588,192)	(4,529,826)	(5,623,366)

Net increase (decrease) in cash and cash equivalents	57,549	(7,716)	9,060
Cash and cash equivalents at beginning of period	35,798	43,514	34,454

Cash and cash equivalents at end of period	$93,347	$35,798	$43,514

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

STATEMENTS OF NET ASSETS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 3, 2004 to October 8, 2004 and Years Ended

January 2, 2004 and January 3, 2003

Balance at December 28, 2001	$580,933
Distributions to owner	(5,623,366)
Excess of operating revenues over direct costs and certain operating expenses	5,797,302

Balance at January 3, 2003	754,869
Distributions to owner	(4,529,826)
Excess of operating revenues over direct costs and certain operating expenses	4,479,132

Balance at January 2, 2004	704,175
Distributions to owner	(4,588,192)
Excess of operating revenues over direct costs and certain operating expenses	4,877,844

Balance at October 8, 2004	$993,827

See accompanying notes to financial statements.

COURTYARD BY MARRIOTT MIDTOWN EAST

NOTES TO FINANCIAL STATEMENTS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

October 8, 2004 and January 2, 2004

1.    Organization

866 3rd Generation Hotel L.L.C. (the “866 3rd”) owns the 307 room Courtyard by Marriott Midtown East Hotel (the “Hotel”) located at 866 Third Avenue, New York, New York. The Hotel is operated under a long-term management agreement with Courtyard Management Corporation (the “Manager”), a wholly owned subsidiary of Marriott International, Inc (“MII”). The Manager has managed the Hotel since its original conversion to a hotel in 1998. 866 3rd is currently a debtor in possession pursuant to a filing under Chapter 11 of the Federal bankruptcy code. MII entered into a Purchase and Sale Agreement with 866 3rd in October 2004 to acquire the Hotel. MII has assigned their right, title and interest under the Purchase and Sale Agreement to an affiliate of DiamondRock Hospitality Company (“DiamondRock”) (see Note 6).

There are 53 weeks included in the period ended January 2, 2003 and there are 52 weeks included in the period ended January 3, 2004. October 8, 2004 is the end of the Manager’s tenth accounting period in 2004. The Manager’s accounting periods are four weeks in duration and there are 13 periods in a year.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying statements of assets and liabilities include only the accounts maintained by the Manager and, accordingly, do not include buildings, furniture and equipment, mortgage payable and the fund for replacement of additions to furnishings and equipment. In addition, the statements of operating revenues, direct costs and certain operating expenses include only the accounts maintained by the Manager and, accordingly, do not include charges for depreciation and amortization and interest expense, any expenses paid directly by 866 3rd or any income tax accounts, which are the liabilities of the members of 866 3rd. As a result, the accompanying financial statements are not intended to be a complete presentation of the Hotel’s assets and liabilities and the related revenue and expenses, cash flows and net assets. Accordingly, the assets, liabilities and expenses may not be comparable to the assets, liabilities and expenses expected to be recorded by DiamondRock in the future.

Basis of Accounting

The accompanying statements are prepared using the accrual basis of accounting.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered.

3.    Management Agreement

The Hotel is operated under a long-term management agreement, which expires in November 2023, before considering any renewal periods, as defined. Pursuant to the terms of the management agreement, the Manager earns a base management fee, which is calculated as 5% of Hotel sales. In addition, the Manager earns an incentive management fee, which is calculated as 20% of available cash flow, as defined, in excess of an owner’s priority, as defined. No incentive fees were earned in any of the periods presented.

The management agreement provides for the establishment of a fund for replacement of and additions to furnishings and equipment (the Fund) to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the Fund are restricted and are calculated as 4% of Hotel sales. Contributions to the Fund, for the period from January 3, 2004 to October 8, 2004 and each of the fiscal years ended January 2, 2004 and January 3, 2003 were $600,165, $638,433 and $691,529, respectively. The Fund is held and owned by 866 3rd. The balance held by 866 3rd at October 8, 2004 was $2,971,026.

Pursuant to the terms of the management agreement, 866 3rd is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. 866 3rd contributed $154,000 to the Manager to meet operating needs when the hotel opened in November 1998.

4.    Commitments and Contingencies

The Hotel is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Hotel’s financial statements.

5.    Leases

The Manager is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2004 and 2007. Future minimum lease payments required under these non-cancelable operating leases as of October 8, 2004 are as follows:

October 8, 2004 to December 31, 2004	$4,925
2005	29,552
2006	3,955
2007	1,970

$40,402

6.    Subsequent Events

In November 2004, MII entered into an Assignment and Assumption of Purchase and Sale Agreement with DiamondRock whereby DiamondRock assumed MII’s rights, title and interest in MII’s Purchase and Sale Agreement with 866 3rd for the acquisition of the Hotel for cash consideration of approximately $75,000,000. DiamondRock is 14.3% owned by MII. The Hotel will continue to be managed by a subsidiary of MII under a new management agreement. The significant terms of the new management agreement are as follows:

Description	Term
Term	30 years with two 10-year extensions at Manager option
Base Management Fee	5% of gross revenues
Incentive Management Fee	25% above owner priority of 10.75% of total investment
FF&E Escrow Contribution Percentage	5%

Independent Auditors’ Report

The Partners

Host Marriott, L.P.:

We have audited the accompanying balance sheets of the Torrance Marriott (the Hotel), as of October 8, 2004 and January 2, 2004 and the related statements of operations, net assets and cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of the management of Host Marriott, L.P. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of October 8, 2004 and January 2, 2004, and the results of its operations and its cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

January 5, 2005

TORRANCE MARRIOTT

BALANCE SHEETS

(in thousands)

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$46,957	$48,214
Accounts receivable	921	1,015
Inventory	58	67
Prepaid expenses and other assets	19	15
Property improvement fund	2,863	2,161
Cash and cash equivalents	321	405

Total assets	$51,139	$51,877

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable	$474	$730
Deferred incentive management fees	5,706	5,164
Due to Marriott International, Inc.	97	226
Accrued expenses and other liabilities	480	459

Total liabilities	6,757	6,579
Net assets	44,382	45,298

Total liabilities and net assets	$51,139	$51,877

See accompanying notes to financial statements.

TORRANCE MARRIOTT

STATEMENTS OF OPERATIONS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Revenues:
Rooms	$10,609	$13,171	$13,580
Food and beverage	4,510	5,217	5,031
Other	633	806	1,029

Total revenues	15,752	19,194	19,640

Operating costs and expenses:
Rooms	2,615	3,264	3,277
Food and beverage	3,459	4,202	4,362
Hotel departmental expenses	4,701	5,468	5,210
Real estate taxes and other taxes	536	688	640
Other expenses	301	614	198
Management fees	1,010	1,199	1,415
Depreciation and amortization	1,721	2,267	2,186

Total operating costs and expenses	14,343	17,702	17,288

Operating profit	1,409	1,492	2,352
Income tax benefit	117	7	60

Net income	$1,526	$1,499	$2,412

See accompanying notes to financial statements.

TORRANCE MARRIOTT

STATEMENTS OF NET ASSETS

(in thousands)

Balance at December 28, 2001	$49,796
Net income	2,412
Capital distributions, net	(4,851)

Balance at January 3, 2003	47,357
Net income	1,499
Capital distributions, net	(3,558)

Balance at January 2, 2004	45,298
Net income	1,526
Capital distributions, net	(2,442)

Balance at October 8, 2004	$44,382

See accompanying notes to financial statements.

TORRANCE MARRIOTT

STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Operating Activities:
Net income	$1,526	$1,499	$2,412
Depreciation and amortization	1,721	2,267	2,186
Changes in operating accounts:
Accounts receivable	94	650	159
Deferred incentive management fees	542	623	823
Inventory, Prepaid expenses and other assets	5	1	(12)
Due to Marriott International, Inc.	(129)	(359)	(1,003)
Accounts Payable, Advanced Deposits, Accrued expenses and other liabilities	(235)	(375)	(502)

Cash provided by operating activities	3,524	4,306	4,063

Investing Activities:
Additions to property and equipment, net	(464)	(480)	(628)
Change in property improvement fund	(702)	(562)	(355)

Cash used in investing activities	(1,166)	(1,042)	(983)

Financing Activities:
Capital distributions to owners, net	(2,442)	(3,558)	(4,851)

Decrease in cash and cash equivalents	(84)	(294)	(1,771)
Cash and cash equivalents at:
Beginning of period	405	699	2,470

End of period	$321	$405	$699

See accompanying notes to financial statements.

TORRANCE MARRIOTT

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.    Business and Basis of Presentation

The balance sheet and operating accounts of the Torrance Marriott (the Hotel, as defined below), have been prepared pursuant to the requirements of a purchase and sale agreement between the owner, Host Marriott, L.P. (Host LP) and DiamondRock Hospitality Company (DiamondRock). All of the interests in the Hotel are either directly or indirectly owned by Host LP.

These financial statements present the financial position, results of operations, and the cash flows of the hotel by combining the accounts of Host LP, pertaining to the Hotel, the accounts of the taxable Real Estate Investment Trust subsidiary (TRS) of Host LP, which leases the Hotel and the working capital and operating accounts of the Hotel as of October 8, 2004 and January 2, 2004 and for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 and, the rental income received by the owner is eliminated against the lease expense of the TRS as well as other inter-entity transactions and balances. Accordingly, these financial statements reflect the financial position, results of operations and cash flows for the Hotel. October 8, 2004 is the end of the tenth accounting period in 2004. The accounting periods are four weeks in duration, and there are 13 periods in a year. All excess cash generated by the Hotel is distributed to the owner of the Hotel.

The Torrance Marriott (the Hotel), has 487 rooms and is operated under long-term management agreement with Marriott International, Inc. (MII).

2.    Summary of Significant Accounting Policies

Basis of Accounting

The assets and liabilities in these financial statements are recorded at their historical costs.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop.

Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

Host LP assesses impairment of real estate properties based on whether it is probable that estimated undiscounted future cash flows from the Hotel property are less than its net book value. If the Hotel property is impaired, a loss is recorded for the difference between the fair value and net book value of the property.

Income Taxes

Provisions for Federal and state income taxes in the accompanying financial statements are based on the pre-tax loss of the TRS. The effective tax rate applied to the pre-tax loss of the taxable REIT subsidiary was 38.5% for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. The deferred tax asset related to the pre-tax loss is transferred to Host LP and treated as an adjustment to capital distributions in the accompanying financial statements.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

Property Improvement Fund

The property improvement fund was established pursuant to the management agreement with MII to fund capital expenditures at the Hotel (see note 4).

3.    Property and Equipment

Property and equipment consists of the following (in thousands):

	October 8, 2004	January 2, 2004
Land	$9,215	$9,215
Building and improvements	43,538	43,222
Furniture and equipment	6,733	6,585

	59,486	59,022
Less accumulated depreciation	(12,529)	(10,808)

	$46,957	$48,214

4.    Management Agreement

The Hotel is managed by MII pursuant to a long-term management agreement, which expires on December 31, 2060, including all renewal periods. Pursuant to the terms of the management agreement, the manager earns a base management fee of 3% of hotel sales and an incentive management fee, which is 20% of Gross Operating Profit (as defined in the management agreement).

Incentive management fees for the Hotel for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 were approximately $.5 million, $.6 million and $.8 million, respectively. Incentive management fees must be deferred if the owner’s distribution is less than 70% of Gross Operating Profit. To date, all incentive management fees have been deferred.

The management agreement provides for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are based on 5% of Hotel sales. Contributions to the property improvement fund for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 were approximately $.8 million, $1.0 million and $1.0 million, respectively.

5.    TRS Lease

The TRS, as the lessee of the Hotel (Lessee), is responsible for paying all of the expenses of operating the Hotel, including all personnel costs, utility costs and general repair and maintenance of the Hotel. The Lessee is also responsible for all fees payable to MII, including base and incentive management fees and chain service payments, with respect to periods covered by the term of the lease. The Lessee is not obligated to bear the cost of any capital improvements or capital repairs to the Hotel or the other expenses borne by Host LP such as real estate taxes, personal property taxes, casualty insurance on the Hotel, required expenditures for replacement of furniture and fixtures (including maintaining the property improvement fund) and capital expenditures.

6.    Subsequent Events

On January 5, 2005, DiamondRock acquired Host LP’s rights, title and interest in the Hotel for total consideration of approximately $65 million (including working capital). The Hotel will continue to be managed by a subsidiary of MII under a new management agreement. The significant terms of the new management agreement are as follows:

Term	20 years with two 10-year extensions at MII option
Base Management Fee	3% of gross revenues
Incentive Management Fee	20% above owner priority calculated at 10.75% of total investment
FF&E Escrow Contribution Percentage	5% of gross revenues

Independent Auditors’ Report

The Partners

Host Marriott, L.P.:

We have audited the accompanying balance sheets of the Salt Lake City Marriott Downtown (the Hotel), as of October 8, 2004 and January 2, 2004, and the related statements of operations, net assets and cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of the management of Host Marriott, L.P. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel as of October 8, 2004 and January 2, 2004, and the results of its operations and its cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

January 5, 2005

SALT LAKE CITY MARRIOTT DOWNTOWN

BALANCE SHEETS

(in thousands)

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$47,863	$49,439
Accounts receivable	1,252	735
Inventory	128	125
Prepaid expenses and other assets	7	20
Property improvement fund	3,562	2,898
Cash and cash equivalents	642	156

Total assets	$53,454	$53,373

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable	$804	$521
Due to Marriott International, Inc.	177	97
Accrued expenses and other liabilities	184	233

Total liabilities	1,165	851
Net assets	52,289	52,522

Total liabilities and net assets	$53,454	$53,373

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

STATEMENTS OF OPERATIONS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Revenues:
Rooms	$11,656	$14,504	$18,019
Food and beverage	4,618	5,761	7,384
Other	1,286	1,337	1,805

Total revenues	17,560	21,602	27,208

Operating costs and expenses:
Rooms	2,850	3,479	4,138
Food and beverage	3,283	4,356	5,131
Hotel departmental expenses	5,310	6,427	7,473
Real estate taxes and other taxes	481	614	589
Ground rent	356	408	445
Other expenses	70	113	88
Management fees	527	628	2,092
Depreciation and amortization	1,826	3,222	3,295

Total operating costs and expenses	14,703	19,247	23,251

Operating profit	2,857	2,355	3,957
Income taxes	(325)	(239)	(55)

Net income	$2,532	$2,116	$3,902

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

STATEMENTS OF NET ASSETS

(in thousands)

Balance at December 28, 2001	$56,894
Net income	3,902
Capital distributions, net	(6,052)

Balance at January 3, 2003	54,744
Net income	2,116
Capital distributions, net	(4,338)

Balance at January 2, 2004	52,522
Net income	2,532
Capital distributions, net	(2,765)

Balance at October 8, 2004	$52,289

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

STATEMENTS OF CASH FLOWS

(in thousands)

	Period from January 3, 2004 to October 8, 2004	Fiscal years ended
		January 2, 2004	January 3, 2003
Operating Activities:
Net income	$2,532	$2,116	$3,902
Depreciation and amortization	1,826	3,222	3,295
Changes in operating accounts:
Accounts receivable	(517)	255	(103)
Due to/from Marriott International, Inc.	80	165	613
Inventory and prepaid expenses	10	53	319
Accounts payable, advanced deposits, accrued expenses and other liabilities	234	(386)	(2,576)

Cash provided by operating activities	4,165	5,425	5,450

Investing Activities:
Additions to property and equipment, net	(250)	(289)	(384)
Change in property improvement fund	(664)	(937)	(1,015)

Cash used in investing activities	(914)	(1,226)	(1,399)

Financing Activities:
Capital distributions to owners, net	(2,765)	(4,338)	(6,052)

Increase (decrease) in cash and cash equivalents	486	(139)	(2,001)
Cash and cash equivalents at:
Beginning of period	156	295	2,296

End of period	$642	$156	$295

See accompanying notes to financial statements.

SALT LAKE CITY MARRIOTT DOWNTOWN

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.    Business and Basis of Presentation

The balance sheet and operating accounts of the Salt Lake City Marriott Downtown (the Hotel, as defined below), have been prepared pursuant to the requirements of a purchase and sale agreement between the owner, Host Marriott, L.P. (Host LP) and DiamondRock Hospitality Company (DiamondRock). All of the interests in the Hotel are either directly or indirectly owned by Host LP.

These financial statements present the financial position, results of operations, and the cash flows of the hotel by combining the accounts of Host LP, pertaining to the Hotel, the accounts of the taxable Real Estate Investment Trust subsidiary (TRS) of Host LP, which leases the Hotel and the working capital and operating accounts of the Hotel as of October 8, 2004 and January 2, 2004 and for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 and, the rental income received by the owner is eliminated against the lease expense of the TRS as well as other inter-entity transactions and balances. Accordingly, these financial statements reflect the financial position, results of operations and cash flows for the Hotel. October 8, 2004 is the end of the tenth accounting period in 2004. The accounting periods are four weeks in duration, and there are 13 periods in a year. All excess cash generated by the Hotel is distributed to the owner of the Hotel.

The Salt Lake City Marriott Downtown (the Hotel), has 510 rooms and is operated under long-term management agreements with Marriott International, Inc. (MII).

2.    Summary of Significant Accounting Policies

Basis of Accounting

The assets and liabilities in these financial statements are recorded at their historical costs.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales, food and beverage sales, and other department revenues such as telephone and gift shop.

Property and Equipment

Property and equipment is recorded at cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

Host LP assesses impairment of real estate properties based on whether it is probable that estimated undiscounted future cash flows from the Hotel property are less than its net book value. If the Hotel property is impaired, a loss is recorded for the difference between the fair value and net book value of the property.

Income Taxes

Provisions for Federal and state income taxes in the accompanying financial statements are based on the pre-tax income of the TRS. The effective tax rate applied to the pre-tax income of the taxable REIT subsidiaries was 38.5% for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. The full liability related to the pre-tax income is transferred to Host LP and treated as an adjustment to capital distributions in the accompanying financial statements.

Cash and Cash Equivalents

All highly liquid investments with a maturity of three months or less at date of purchase are considered cash equivalents.

Property Improvement Fund

The property improvement fund was established pursuant to the management agreement with MII to fund capital expenditures at the Hotel (see note 4).

3.    Property and Equipment

Property and equipment consists of the following (in thousands):

	October 8, 2004	January 2, 2004
Building and leasehold improvements	$56,880	$56,725
Furniture and equipment	13,811	13,725

	70,691	70,450
Less accumulated depreciation	(22,828)	(21,011)

	$47,863	$49,439

4.    Management Agreement

The Hotel is managed by MII pursuant to a long-term management agreement, which expires August 2057, including all renewal periods. Pursuant to the terms of the management agreement, the manager earns a base management fee of 3% of hotel sales and an incentive management fee, which is calculated as available cash flow up to 20% of net house profit, as defined in the management agreement. No incentive management fees were earned in 2003 or 2004. In 2002, the Hotel paid approximately $1.3 million of incentive management fees.

The management agreement provides for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are based on 5% of Hotel sales. Contributions to the property improvement fund for the period from January 3, 2004 to October 8, 2004, and the two years ended January 2, 2004 and January 3, 2003 were $.9 million, $1.1 million and $1.4 million, respectively.

5.    TRS Lease

The TRS, as the lessee of the Hotel (Lessee), is responsible for paying all of the expenses of operating the Hotel, including all personnel costs, utility costs and general repair and maintenance of the Hotel. The Lessee is also responsible for all fees payable to MII, including base and incentive management fees and chain service payments, with respect to periods covered by the term of the lease. The Lessee is not obligated to bear the cost of any capital improvements or capital repairs to the Hotel or the other expenses borne by Host LP such as real estate taxes, personal property taxes, casualty insurance on the Hotel, required expenditures for replacement of furniture and fixtures (including maintaining the property improvement fund) and capital expenditures.

6.    Lease Obligations

The Salt Lake City Marriott is located on a site that is leased from a third party for an initial term that expired on January 30, 2004, and was extended through January 30, 2014. The Hotel currently has options to extend the term for up to four successive terms for ten years each. The lease requires minimum annual rent payments of the greater of $132,000 or percentage rent based on 2.6% of room revenues.

Additionally, the hotel leases a common space which includes an entrance to an adjoining mall. The total minimum rents to be paid from the hotel under a noncancelable operating lease in effect at October 8, 2004, are as follows:

Period from October 9, 2004 to December 31, 2004	$2,336
2005	9,343
2006	9,343
2007	9,343
2008	10,277
2009	10,277
Thereafter	87,356

Total	$138,275

7.    Subsequent Event

On December 15, 2004, DiamondRock acquired Host LP’s rights, title and interest in the Hotel for total consideration of approximately $53.7 million (including working capital). The Hotel will continue to be managed by a subsidiary of MII under the existing management agreement. The significant terms of the management agreement are as follows:

Term	Expires on December 31, 2056
Base Management Fee	3% of gross revenues
Incentive Management Fee	100% above owner priority (sum of ground lease rent, annual debt service and 10% of original owner investment) and is capped at 20% of operating profit.
FF&E Escrow Contribution Percentage	5% of gross revenues

Independent Auditors’ Report

The Member

MI Griffin Gate Hotel, LLC:

We have audited the accompanying statements of operations and cash flows of MI Griffin Gate Hotel, LLC (the Company) for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 (acquisition date) to January 2, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of MI Griffin Gate Hotel, LLC for the periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia

January 31, 2005

MI GRIFFIN GATE HOTEL, LLC

STATEMENTS OF OPERATIONS

Periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004

	January 3, 2004 to October 8, 2004	June 26, 2003 to January 2, 2004
Operating Revenues:
Rooms	$8,850,488	$5,508,396
Food and beverage	6,889,089	4,947,385
Telephone and other	2,011,926	1,134,812

Total operating revenues	17,751,503	11,590,593

Direct Costs and Expenses:
Rooms	2,000,491	1,308,113
Food and beverage	4,820,696	3,480,875
Telephone and Other	1,497,833	993,433

Total direct costs and expenses	8,319,020	5,782,421

Total operating revenues less direct costs and expenses	9,432,483	5,808,172

Operating Expenses:
Depreciation and amortization	1,814,960	854,901
General and administrative	1,400,911	885,945
Utilities	420,566	269,148
Real estate taxes and other taxes	234,612	179,356
Repairs and maintenance	821,074	595,165
Management fees	532,545	347,718
Marketing	1,177,021	746,794
Other expenses	430,876	256,498

Total operating expenses	6,832,565	4,135,525

Operating income	2,599,918	1,672,647
Interest expense	(2,953,189)	(2,161,799)

Net loss	$(353,271)	$(489,152)

See accompanying notes to financial statements.

MI GRIFFIN GATE HOTEL LLC

STATEMENTS OF CASH FLOWS

Periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004

	January 3, 2004 to October 8, 2004	June 26, 2003 to January 2, 2004
Cash flows from operating activities:
Net loss	$(353,271)	$(489,152)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,814,960	854,901
Changes in operating accounts:
Accounts receivable, net	(258,094)	201,191
Inventories	(39,020)	(16,303)
Prepaid expenses and other assets	13,238	2,475
Due to/from Marriott International, Inc.	—	(377,411)
Accrued interest	75,207	(572,544)
Accounts payable and accrued expenses	(656,996)	558,382

Net cash provided by operating activities	596,024	161,539

Cash flows from investing activities:
Additions to property, plant and equipment	(4,942,719)	(1,974,510)
Change in restricted cash	—	118,222

Net cash used in investing activities	(4,942,719)	(1,856,288)

Cash flows from financing activities:
Member contributions	4,519,546	1,432,649
Principal payments to related party	(332,949)	(44,951)
Advances from related party	68,062	44,000

Net cash provided by financing activities	4,254,659	1,431,698

Net increase decrease in cash and cash equivalents	(92,036)	(263,051)
Cash and cash equivalents at beginning of period	153,136	416,187

Cash and cash equivalents at end of period	$61,100	$153,136

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,877,982	$2,734,343

See accompanying notes to financial statements.

MI GRIFFIN GATE HOTEL, LLC

NOTES TO FINANCIAL STATEMENTS

Periods from January 3, 2004 to October 8, 2004 and June 26, 2003 to January 2, 2004

1.    Organization

MI Griffin Gate Hotel, LLC (the Company) was formed on May 12, 2003, pursuant to a single member limited liability company agreement for the purpose of acquiring and owning the Griffin Gate Marriott Resort, a 408 room hotel located in Lexington, Kentucky (the Hotel) from Griffin Gate, LLC (GG). The sole member is Marriott Hotel Services, Inc., a wholly owned subsidiary of Marriott International, Inc. (MII). The Hotel commenced operations in 1980. The Hotel is operated under a long-term management agreement with its sole member, Marriott Hotel Services, Inc. (the Manager).

Marriott International Capital Corporation (MICC), a wholly owned subsidiary of MII, was the sole holder of a mortgage loan on the Hotel, as a result of its purchase of the mortgage loan from a third party lender in August 2002. The mortgage loan had a carrying value of $44,714,887 at the date MICC purchased the loan. On June 26, 2003, a settlement agreement was entered into between MICC, the Company and GG and certain individual guarantors, whereby the Hotel was conveyed to the Company, subject to the outstanding debt, which included advances made by MICC (see note 3).

The Manager’s accounting periods are four weeks in duration and there are 13 four-week periods in a year. There are 10 four-week periods included in the period from January 3, 2004 to October 8, 2004. There are approximately seven four-week periods included in the period from June 26, 2003 to January 2, 2004.

On December 22, 2004, the Company sold the Hotel to DiamondRock Hospitality Company (DiamondRock) for total consideration of approximately $49,800,000. DiamondRock is 14.3% owned by MII. The Hotel continues to be managed by the same company under a new management agreement (New Management Agreement). The significant terms of the New Management Agreement are as follows:

Description	Term
Term	20 years with one 10-year extension at Manager option
Base Management Fee	3% of gross revenues
Incentive Management Fee	20% above owner priority of the sum of $5.5 million and 10.75% of certain capital expenditures
FF&E Escrow Contribution Percentage	5%, commencing in 2006

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate

Property and equipment is recorded at the estimated fair value on the date conveyed to the Company and was allocated to land, buildings and improvements and furniture, fixtures and equipment in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Property and equipment purchased after the hotel acquisition date is recorded at cost. Replacements and improvements since June 2003 are capitalized, while repairs and maintenance are expensed as incurred. Upon the sale or retirement of an asset, the cost and related accumulated depreciation will be removed from the Company’s accounts and any resulting gain or loss will be included in the statements of operations.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 30 years for building and improvements and three to ten years for fixtures and equipment.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability is prepared. In such an event, a comparison is made of the projected future operating cash flows of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum is less than the depreciated cost of the property, the Hotel is written down to its estimated fair market value.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered. A provision for possible bad debts is made when collection of receivables is considered doubtful.

Income Taxes

Income taxes are recognized as if the Company were a separate taxable entity and pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

Deferred income taxes represent the tax consequences on future years of differences between the tax and financial reporting bases of assets and liabilities. Deferred income taxes consist mainly of net operating loss carryforwards. Based on the continuing losses of the Company and projections of the future operations, there is substantial doubt about the ability of the Company to utilize the net operating loss carryforwards on a separate company basis. Accordingly, a valuation allowance has been recorded to reduce the carrying value of the deferred tax asset to zero at January 2, 2004 and October 8, 2004 and therefore, there is no net tax benefit recorded in the accompanying statements of operations in either period presented.

3.    Related Party Obligations

On August 6, 1995, GG closed on a bond financing with a third party lender in the amount of $48,000,000, with a maturity in August 2005 and a fixed interest rate of 6.75%. The financing was backed by a letter of credit, draws on which were to be re-paid by GG and, if not, then paid by a third party lender and MICC on an equal basis with such payments (and certain other advances and payments) secured by a first mortgage lien on the Hotel. MICC purchased the mortgage loan from a third party lender in August 2002, at which time the amount secured by the mortgage equaled $44,714,887. Upon acquiring the Hotel on June 26, 2003, the Company assumed (i) the outstanding principal and interest obligation with a carrying amount of $43,889,981, which included $796,703 of accrued interest and (ii) the obligations to repay other advances that MICC had made to GG, which was $1,491,422, including accrued interest of $4,944, with such advances subject to interest rates ranging from 2.9% to 4.75%, all of which amounts had a maturity date in August 2005.

Subsequent to August 2002, distributions of the Hotel’s operating profits were applied against outstanding interest and principal pro rata between the mortgage loan and the other advances. Total interest expense incurred from January 3, 2004 to October 8, 2004, and from June 26, 2003 to January 2, 2004 was $2,953,189 and $2,161,799, respectively.

In December 2004, upon the sale to DiamondRock, all related party obligations were repaid in full.

4.    Management Agreement

The Hotel was formerly operated under a long-term management agreement (Prior Management Agreement). Pursuant to the terms of the Prior Management Agreement, the Manager earned a base management fee, which was calculated as 3% of Hotel sales. In addition, the Manager earned an incentive management fee, which was calculated as 20% of operating profit, but paid out of operating profit in excess of owner’s priority, as defined in the Prior Management Agreement. There were no incentive fees paid in any of the periods presented.

The Prior Management Agreement provided for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund were calculated as a percentage (5%) of Hotel sales.

Pursuant to the terms of the Prior Management Agreement, the owner of the Hotel was required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Company assumed the working capital deficit of approximately $1,200,000 upon acquisition of the Hotel on June 25, 2003.

6.    Leases

The Company is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2005 and 2008. Future minimum lease payments required under these non-cancelable operating leases as of October 8, 2004 are as follows:

October 9, 2004 through December 31, 2004	$38,595
2005	125,528
2006	59,714
2007	7,464
2008	7,464

$238,765

7.    Commitments and Contingencies

The Company is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Independent Auditors’ Report

Marriott International, Inc.:

We have audited the accompanying statements of operating revenues, direct costs and certain operating expenses—accounts maintained by Marriott International, Inc. and cash flows—accounts maintained by Marriott International, Inc. for the Griffin Gate Marriott Resort (the Hotel) for the period from January 4, 2003 to June 25, 2003 and for the fiscal year ended January 3, 2003. These financial statements are the responsibility of Marriott International, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As described in note 2, the accompanying financial statements exclude certain expenses and cash flows and therefore, are not a complete presentation of the Hotel’s expenses and cash flows.

In our opinion, the financial statements referred to above present fairly, in all material respects, the operating revenues, direct costs and certain operating expenses and cash flows of the Hotel for accounts maintained by Marriott International, Inc. (described in note 2) for the period from January 4, 2003 to June 25, 2003 and for the fiscal year ended January 3, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia

January 31, 2005

GRIFFIN GATE MARRIOTT RESORT

STATEMENTS OF OPERATING REVENUES, DIRECT COSTS AND CERTAIN OPERATING EXPENSES—ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 4, 2003 to June 25, 2003 and Fiscal Year Ended January 3, 2003

	January 4, 2003 to June 25, 2003	Fiscal Year ended January 3, 2003
Operating Revenues:
Rooms	$5,158,786	$10,550,849
Food and beverage	4,110,098	9,082,224
Telephone and other	1,108,585	2,492,105

Total operating revenues	10,377,469	22,125,178

Direct Costs:
Rooms	1,215,778	2,542,726
Food and beverage	3,004,883	6,396,151
Telephone and Other	835,180	1,924,179

Total direct costs	5,055,841	10,863,056

Total operating revenues less direct costs	5,321,628	11,262,122

Certain Operating Expenses:
General and administrative	805,742	1,577,173
Utilities	259,741	500,679
Real estate taxes and other taxes	154,761	337,350
Repairs and maintenance	578,868	1,140,122
Management fees	311,324	663,756
Marketing	636,765	1,229,493
Lease expense	78,548	209,181
Other expenses	173,276	364,560

Total certain operating expenses	2,999,025	6,022,314

Excess of operating revenues over direct costs and certain operating expenses	$2,322,603	$5,239,808

See accompanying notes to financial statements.

GRIFFIN GATE MARRIOTT RESORT

STATEMENTS OF CASH FLOWS— ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 4, 2003 to June 25, 2003 and Fiscal Year Ended January 3, 2003

	January 4, 2003 to June 25, 2003	Fiscal Year ended January 3, 2003
Cash flows from operating activities:
Excess of operating revenues over direct costs and certain operating expenses	$2,322,603	$5,239,808
Adjustments to reconcile the excess of operating revenues over direct costs and certain operating expenses to net cash provided by operating activities:
Changes in operating accounts:
Accounts receivable, net	(580,517)	(370,219)
Prepaid expenses and other assets	57,894	2,620
Accounts payable and accrued expenses	(33,267)	59,690
Due to Marriott International, Inc.	175,670	416,338
Due to fund for replacement of and additions to furnishings and equipment	(9,050)	161,811

Net cash provided by operating activities	1,933,333	5,510,048

Net cash used provided by (used in) investing activities—change in restricted cash	(25,510)	5,669

Net cash used in financing activities—cash distributions to owner	(1,802,889)	(5,312,689)

Net increase in cash and cash equivalents	104,934	203,028
Cash and cash equivalents at beginning of period	311,253	108,225

Cash and cash equivalents at end of period	$416,187	$311,253

See accompanying notes to financial statements.

GRIFFIN GATE MARRIOTT RESORT

NOTES TO FINANCIAL STATEMENTS

ACCOUNTS MAINTAINED BY MARRIOTT INTERNATIONAL, INC.

Period from January 4, 2003 to June 25, 2003 and Fiscal Year Ended January 3, 2003

1.    Organization

Griffin Gate, LLC (GG) was formed pursuant to a limited liability company agreement for the purpose of acquiring and owning the Griffin Gate Marriott Resort, a 408 room hotel located in Lexington, Kentucky (the Hotel). MI Griffin Gate Hotel, LLC (the Company), whose sole member is Marriott Hotel Services, Inc., a wholly owned subsidiary of Marriott International, Inc. (MII) acquired the Hotel from GG on June 26, 2003. Prior to the acquisition by the Company, the Hotel was operated under a long-term management agreement with the Company’s sole member, Marriott Hotel Services, Inc. (the Manager). On December 22 2004, MII sold the Hotel to DiamondRock Hospitality Company (DiamondRock) for total consideration of approximately $49,800,000. DiamondRock is 14.3% owned by MII. The Hotel continues to be managed by Marriott Hotel Services, Inc. under a new management agreement, with similar terms.

These financial statements are for the Hotel for the period from January 4, 2003 to June 25, 2003 and for the fiscal year ended January 3, 2003 and represent periods prior to the acquisition by the Company. There are 53 weeks included in the fiscal year ended January 3, 2003. There are approximately six four-week periods included in the financial statements from January 4, 2003 to June 25, 2003. The Manager’s accounting periods are four weeks in duration and there are 13 periods in a year.

2.    Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared using the accrual basis of accounting and in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying statements of operating revenues, direct costs and certain operating expenses and cash flows include only the accounts maintained by the Manager and, accordingly, do not include charges for depreciation and interest expense, any expenses paid directly by GG or any income tax accounts, which are the liabilities of the members of GG. As a result, the accompanying financial statements are not intended to be a complete presentation of the Hotel’s expenses and cash flows. Accordingly, the expenses may not be comparable to the expenses that may be incurred by the Hotel in the future and the cash flows may not be comparable to the cash flows of the Hotel in the future.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered. A provision for possible bad debts is made when collection of receivables is considered doubtful.

3.    Management Agreement

The Hotel is managed by Marriott Hotel Services, Inc., the sole member of the Company. Pursuant to the terms of the management agreement, the Manager earns a base management fee, which is calculated as 3% of Hotel sales. In addition, the Manager earns an incentive management fee, which is calculated as 20% of operating profit, but paid out of operating profit in excess of owner’s priority, as defined in the management agreement. There were no incentive fees paid in any of the periods presented.

The management agreement provides for the establishment of a fund for replacement of and additions to furnishings and equipment (the Fund) to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the Fund are restricted and were calculated as 5% of Hotel sales.

As discussed in note 1, subsequent to the acquisition by the Company, and subsequently, DiamondRock, the Hotel continues to be managed by Marriott Hotel Services, Inc., under a new management agreement with similar terms.

4.    Commitments and Contingencies

The Hotel is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Hotel’s financial statements.

5.    Leases

The Manager is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2005 and 2008. Future minimum lease payments required under these non-cancelable operating leases as of June 25, 2003 are as follows:

June 26, 2003 to December 31, 2003	$77,190
2004	154,379
2005	125,528
2006	59,714
2007	7,464
Thereafter	7,464

$431,739

Independent Auditors’ Report

The Partners

Rock Spring Park Hotel Limited Partnership:

We have audited the accompanying balance sheets of Rock Spring Park Hotel Limited Partnership as of October 8, 2004 and January 2, 2004 and the related statements of operations, partners’ deficit and cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003. These financial statements are the responsibility of Rock Spring Park Hotel Limited Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Rock Spring Park Hotel Limited Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Rock Spring Park Hotel Limited Partnership as of October 8, 2004 and January 2, 2004, and the results of its operations and its cash flows for the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

McLean, Virginia

December 15, 2004

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

BALANCE SHEETS

October 8, 2004 and January 2, 2004

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$21,968,021	$22,848,801
Cash	1,181,673	—
Restricted cash	283,672	539,475
Due from Marriott—landlord priority	447,852	143,409
Due from Marriott—escrow deposit	12,977	84,714
Other receivables	—	497,847
Deferred costs, net	599,923	623,653
Working capital deposits due from manager	100,000	100,000
Prepaid expenses and other assets	57,330	27,280

Total assets	$24,651,448	$24,865,179

LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
Accounts payable and accrued expenses	$69,867	$169,536
Note payable, partners	6,182,532	6,182,532
Note payable, related party	11,518,266	11,518,266
Accrued interest, partners	1,894,102	1,780,094
Accrued interest, related party	559,998	253,413
Ground rent payable	92,556,582	88,317,067
Note payable, Montgomery County	51,569	55,103
Mortgage payable	19,910,776	20,311,397

Total liabilities	132,743,692	128,587,408
Partners' deficit	(108,092,244)	(103,722,229)

Total liabilities and partners' deficit	$24,651,448	$24,865,179

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS

Period from January 3, 2004 to October 8, 2004 and Fiscal Years Ended January 2, 2004 and January 3, 2003

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Rental Income	$3,671,572	$4,244,080	$4,250,501

Operating expenses:
Repairs and maintenance	245,058	93,389	14,500
Ground rent	4,501,494	5,870,715	5,870,715
Consulting fees	69,341	79,741	80,145
Other expenses, net	39,795	29,477	54,216
Depreciation and amortization	1,052,588	1,381,187	1,372,361

Total operating expenses	5,908,276	7,454,509	7,391,937

Operating income	(2,236,704)	(3,210,429)	(3,141,436)

Non-operating income (expenses):
Mortgage interest	(1,192,782)	(1,577,939)	(1,611,207)
Interest on note payable, Montgomery County	(3,747)	(3,972)	(4,182)
Interest on notes and loan payable, partners	(339,010)	(438,789)	(438,789)
Interest on notes payable, related party	(631,585)	(817,477)	(817,477)
Interest income	33,813	21,100	19,829

Total non-operating expenses	(2,133,311)	(2,817,077)	(2,851,826)

Net loss	$(4,370,015)	$(6,027,506)	$(5,993,262)

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

STATEMENTS OF PARTNERS' DEFICIT

Period from January 3, 2004 to October 8, 2004 and Fiscal Years Ended January 2, 2004 and January 3, 2003

Balance at January 1, 2002	$(91,701,461)
Net loss	(5,993,262)

Balance at January 3, 2003	(97,694,723)
Net loss	(6,027,506)

Balance at January 2, 2004	(103,722,229)
Net loss	(4,370,015)

Balance at October 8, 2004	$(108,092,244)

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS

Period from January 3, 2004 to October 8, 2004 and Fiscal Years Ended January 2, 2004 and January 3, 2003

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Cash flow from operating activities:
Net loss	$(4,370,015)	$(6,027,506)	$(5,993,262)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,052,588	1,381,187	1,372,361
Straight-line rent adjustment	4,239,515	5,519,243	5,537,566
Payment of accrued interest, on partners loans	(225,000)	(664,881)	(363,930)
Accrued interest on partners loans	339,008	438,789	438,789
Payments of accrued interest on related party loan	(325,000)	(1,035,115)	(586,070)
Accrued interest on related party loan	631,585	817,477	817,477
Changes in assets and liabilities:
Due from Marriott—landlord priority	(304,443)	—	—
Other receivables	497,847	(491,687)	7,117
Prepaid ground rent	(30,050)	731	(1,461)
Accounts payable and accrued expenses	(78,053)	(82,928)	85,547

Net cash provided by (used in) operating activities	1,427,982	(144,690)	1,314,134

Cash flows from investing activities:
Additions to property and equipment	(148,078)	(251,435)	(504,283)
Restricted cash—Improvement escrows	255,803	(176,835)	(63,690)
Due from Marriott—escrow deposit	71,737	64,840	12,458

Net cash provided by (used in) investing activities	179,462	(363,430)	(555,515)

Cash flow from financing activities:
Principal repayments on note payable, Montgomery County	(3,534)	(3,306)	(3,097)
Bank overdraft charge	(21,616)
Principal repayments on mortgage loan	(400,621)	(447,954)	(414,899)

Net cash used in financing activities	(425,771)	(451,260)	(417,996)

Net increase (decrease) in cash	1,181,673	(959,380)	340,623
Cash, beginning of period	—	959,380	618,757

Cash, end of period	$1,181,673	—	959,380

Supplemental Disclosure of Cash Flow Information:
Cash paid for Interest	$1,582,178	$3,277,939	$2,561,207

See accompanying notes to financial statements.

ROCK SPRING PARK HOTEL LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.    Organization

Rock Spring Park Hotel Limited Partnership (the “Partnership”) was formed on April 28, 1988, pursuant to a limited partnership agreement (the “Agreement”) under the laws of the State of Maryland for the purpose of developing and owning the Marriott Bethesda Suites, a 274-room suite hotel located in Bethesda, Maryland (the “Hotel”). The Hotel has been operated pursuant to a long-term operating lease agreement with Marriott International, Inc (“MII”) since the Hotel’s opening in 1990. The Agreement provides for the Partnership’s profits and losses to be allocated to each partner based on their ownership interest in the Partnership. Distributions are made to the partners at times and in aggregate amounts determined by the general partner.

There are 53 weeks included in the period ended January 2, 2003 and there are 52 weeks included in the period ended January 3, 2004. October 8, 2004 is the end of the MII’s tenth accounting period in 2004. MII’s accounting periods are four weeks in duration and there are 13 periods in a year.

In October, 2004, the partners of the partnership entered into an agreement with a subsidiary of DiamondRock Hospitality Company (“DiamondRock”) for the sale of all of the equity interests in the Partnership for cash consideration of approximately $41,700,000. The acquisition closed on December 15, 2004. DiamondRock assumed the Mortgage note but did not assume the related party liabilities except that DiamondRock did assume the ground lease with 83 years remaining in the term including the rental increases of 5.5% per annum. The Hotel will be managed by a subsidiary of MII under a new management agreement. The significant terms of the management agreement with DiamondRock are as follows:

Description	Term
Term	20 years with two 10-year extensions at Manager option
Base Management Fee	3% of gross revenues
Incentive Management Fee	50% above owner priority of 7.5% of total investment
FF&E Escrow Contribution Percentage	5%

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at historical cost, including capitalized interest and real estate taxes incurred during development and construction. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 39 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability is prepared. In such an event, a comparison is made of the current and projected operating cash flows of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum were less than the depreciated cost of the property, the Hotel would be written down to its estimated fair market value. No impairment write-downs were recorded in any of the periods presented.

Cash

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents in any period.

Revenue Recognition

Rental income is recognized by the Partnership as earned pursuant to its lease to MII (See Notes 6 and 9).

Income Taxes

Provisions for Federal and state income taxes have not been made in the accompanying financial statements since the Partnership does not pay income taxes but rather allocates its profits and losses to the individual partners. Significant differences exist between the net income (loss) for financial reporting purposes and the taxable income (loss) reported in the Partnership’s tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

3.    Property and Equipment

Property and equipment consists of the following:

	October 8, 2004	January 2, 2004
Land improvements	$484,948	484,948
Building	31,960,278	31,960,278
Furniture, fixtures and equipment	6,591,019	6,545,544
Artwork	107,161	107,161

	39,143,406	39,097,931
Less: accumulated depreciation	17,175,385	16,249,130

	$21,968,021	22,848,801

Total depreciation expense for the periods ended October 8, 2004, January 2, 2004 and January 3, 2003 was $1,028,856, $1,350,360 and $1,341,534, respectively.

4.    Deferred Costs

Deferred costs consist of the following:

	October 8, 2004	January 2, 2004
Loan costs and fees	$417,718	$417,718
Lease acquisition costs—brokerage fees	500,000	500,000

	917,718	917,718
Less: accumulated amortization	317,795	294,065

	$599,923	$623,653

Total amortization expense for the periods ended October 8, 2004, January 2, 2004 and January 3, 2003 was $23,732, $30,827 and $30,827, respectively.

5.    Debt

The Partnership is obligated under a mortgage loan in the original principal amount of $22,500,000 (the Mortgage Loan) which is secured by the Partnership’s property and equipment. The Mortgage Loan has a term of 25 years with a maturity date of February 1, 2023. The Mortgage Loan bears interest at 7.69% per annum and requires monthly principal and interest payments of $168,878. The Mortgage Loan includes a prepayment penalty if repaid prior to 2013 of the greater of 1% of the principal amount outstanding or the yield maintenance premium in relation to the prepayment. Required principal payments are summarized as follows:

Period	Amount
October 9, 2004—December 31, 2004	$83,201
2005	522,173
2006	563,774
2007	608,689
2008	657,183
2009	709,540
Thereafter	16,766,216

$19,910,776

6.    Operating Lease Agreement

The Hotel is operated under a long-term operating lease agreement, which expires in December 2025 (the “Lease”). The Lease provides for two ten-year renewal terms at the option of the Lessee. The annual rental is calculated as the sum of: 1) the Landlord Priority, as defined, 2) the amount required to fund the contribution to the property improvement fund (as discussed below) and 3) 50% of remaining net house profit. The Landlord Priority is an amount equal to the interest on the sum of the Partnership’s total development and loan procurement costs at the effective interest rate of the Mortgage Loan plus annual ground rent, plus amortization at 10% of the development and loan procurement costs. For all periods presented, the Landlord Priority plus the required contribution to the property improvement fund exceeded net house profit so the lease revenue equaled net house profit.

The Lease provides for the establishment of a property improvement fund which is restricted to replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are restricted and are 5% of Hotel sales. The required contributions for the period from January 3, 2004 to October 8, 2004 and each of the fiscal years ended January 2, 2004 and January 3, 2003 were $597,000, $728,936 and $688,814, respectively. The actual contributions to the property improvement fund, for the period from January 3, 2004 to October 8, 2004 and each of the fiscal years ended January 2, 2004 and January 3, 2003 were $119,400, $567,013 and $615,024, respectively. The funding shortfalls of $477,600, $161,923 and 73,790 for the period ended October 8, 2004, January 2, 2003 and January 3, 2002, respectively, and $713,313 in total, is required to be made up in subsequent years provided cash flow from operations is sufficient. Following acquisition of the partnership by DiamondRock, the lease was replaced by a management agreement between a DiamondRock subsidiary and the lessee providing the lessee with substantially the same economic benefits as the lease.

Pursuant to the terms of the lease agreement, the owner of the Hotel is required to provide the manager with working capital and supplies to meet the operating needs of the Hotel. Working capital advances were $100,000 at October 8, 2004, January 2, 2003 and January 3, 2002 and are summarized as follows:

	October 8, 2004	January 2, 2004
Assets:
Cash	$564,117	$393,281
Escrow	308,302	562,993
Other receivables	439,015	157,272
Inventory	58,095	41,661
Other assets	17,825	14,808
Less Liabilities:
Trade payables	359,150	292,119
Sales and use tax	130,897	73,407
Rent payable	447,850	583
Payable to Escrow	266,412	562,993
Other payables	83,045	140,913

Working capital, net	$100,000	$100,000

7.    Commitments and Contingencies

The Partnership is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Partnership’s financial position, results of operations or cash flows.

The Partnership has 20-year commitment with the Montgomery County, Maryland Department of Transportation which requires the Partnership to contribute approximately $7,000 per annum towards the construction of a local bridge through July 2014. The obligation was recorded at the present value of the required payments at a discount rate of 6.8% per annum.

8.    Related Party Transactions

The Partnership has entered into various transactions with related parties. A description of these related party transactions is as follows:

•	The Partnership borrowed funds from certain partners of the Partnership and Charles E. Smith Management, Inc. These borrowings are represented by notes payable. These notes bear interest at 7% per annum and are due upon demand. The Partnership paid interest of $225,000, $664,881 and $363,930 to the partners during the period from January 3, 2003 to October 8, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003, respectively. The Partnership paid interest of $325,000, $1,035,115 and $586,070 to the Charles E. Smith Management, Inc. during the period from January 3, 2003 to October 8, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003, respectively. These notes were not assumed by DiamondRock as part of its purchase of the Partnership interests on December 15, 2004.

•	The Partnership has a ground lease with several of the limited partners in the Partnership under a 99-year lease that expires in April 2087. The ground rent increases 5.5% annually. In accordance with U.S. generally accepted accounting principles annual rent expense is computed based on straight-lining the total minimum lease payments over the term of the lease (99 years). Ground rent expense was $4,501,494, $5,844,225 and $5,868,052 during the period from January 3, 2003 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, respectively.

Future minimum ground lease payments are as follows:

Year ending December 31:
2005	$391,197
2006	412,713
2007	435,412
2008	459,360
2009	484,625

Total	$2,183,307

•	The Partnership has an agreement with Charles E. Smith Real Estate Services L.P. (“CESRES”) to provide consulting services. The agreement expires in March 2008. The consulting fees are calculated based on a percentage of Hotel net house profit. CESRES consulting fees were $69,341, $79,741 and $80,145 during the period from January 3, 2004 to October 8, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003, respectively.

•	CESRES maintains the cash for the Partnership as well as other affiliated partnerships for which it provides property management services. CESRES advanced $21,616 to the Partnership at January 2, 2004.

9.    Rental Income

The Rental Income of the Partnership is calculated based on hotel net house profit, which is summarized as follows:

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Hotel Sales
Rooms	$8,886,554	$10,918,291	$10,031,484
Food and Beverage	2,650,594	3,166,027	3,049,639
Telephone and Other	402,878	494,398	695,160

Total hotel sales	11,940,026	14,578,716	13,776,283

Operating costs and expenses
Rooms	2,109,683	2,781,624	2,555,387
Food and Beverage	2,365,572	2,957,412	2,657,588
Telephone and Other	254,381	314,556	252,977
General and administrative	901,166	1,012,055	1,021,640
Utilities	435,576	457,469	465,904
Real estate taxes and other taxes	386,666	490,943	476,821
Repairs and maintenance	501,320	628,690	611,491
Management fees	358,201	437,361	413,288
Marketing	737,953	959,089	836,384
Insurance	21,483	36,726	45,717
Other expenses	196,453	258,711	188,585

Total Operating Costs and Expenses	8,268,454	10,334,636	9,525,782

Net House Profit	$3,671,572	$4,244,080	$4,250,501

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered.

Pursuant to the Lease (See Note 6) the net house profit is allocated first to the landlord priority and the improvement escrow with any remainder being split 50% to the lessor and 50% to the lessee for all periods:

	Period From January 3, 2004 to October 8, 2004	Fiscal Year Ended January 2, 2004	Fiscal Year Ended January 3, 2003
Net House Profit	$3,671,572	$4,244,080	$4,250,501
Landlord priority	3,552,172	3,677,067	3,635,477

Excess available to improvement escrow	$119,400	$567,013	$615,024

Calculated escrow requirement	$597,000	$728,936	$688,814

Begining cumulative shortfall	235,713	73,790	—

Escrow shortfall	477,600	161,923	73,790

Cumulative shortfall	$713,313	$235,713	$73,790

Independent Auditors’ Report

The Members

Fifth Avenue Hospitality Associates, LLC:

We have audited the accompanying statements of operations and cash flows of Fifth Avenue Hospitality Associates, LLC (the Company) for the nine month period ended September 30, 2004 and each of the two years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Fifth Avenue Hospitality Associates, LLC for the nine month period ended September 30, 2004 and each of the two years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia

January 17, 2005

FIFTH AVENUE HOSPITALITY ASSOCIATES, LLC

STATEMENTS OF OPERATIONS

Nine months ended September 30, 2004 and Years ended December 31, 2003 and 2002

	Nine months ended September 30, 2004	Years ended December 31,
		2003	2002
Total operating revenues
Rooms	$5,981,915	$7,133,976	$7,842,067
Rental income	95,690	126,072	122,636
Other	158,447	223,228	245,716

Total operating revenues	6,236,052	7,483,276	8,210,419

Operating expenses
Rooms	2,267,577	2,649,077	2,680,146
Telephone	56,245	76,290	90,981
Depreciation and amortization	975,211	1,245,583	1,231,337
General and administrative	640,560	671,945	628,320
Utilities	230,830	277,296	227,275
Real estate and other taxes	600,434	804,136	705,883
Repairs and maintenance	359,923	419,159	436,782
Management fees	124,559	149,529	164,192
Marketing	230,000	266,656	262,573
Franchise fees	156,693	237,194	245,588
Insurance	110,338	111,786	120,400
Ground lease	807,704	1,076,938	1,076,938
Other income (expenses), net	(4,186)	19,522	136,682

Total operating expenses	6,555,888	8,005,111	8,007,097

Operating (loss) income	(319,836)	(521,835)	203,322
Interest expense	1,043,634	1,825,976	2,009,310
Change in fair values of swaps	429,843	728,200	(312,013)

Net loss	$(933,627)	$(1,619,611)	$(2,118,001)

See accompanying notes to financial statements.

FIFTH AVENUE HOSPITALITY ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2004 and Years ended December 31, 2003 and 2002

	Nine months ended September 30, 2004	Years ended December 31,
		2003	2002
Cash flows from operating activities:
Net loss	$(933,627)	$(1,619,611)	$(2,118,001)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	975,211	1,245,583	1,231,337
Amortization of deferred financing costs as interest expense	92,016	184,035	291,190
Straight-line rent adjustment	207,704	276,938	276,938
Change in fair value of swaps	(429,843)	(728,200)	312,013
Changes in assets and liabilities:
Accounts receivable, net	(14,566)	53,125	(188,199)
Prepaid expenses	265,603	(474,683)	331,084
Deposits	(1,750)	(256)	—
Accounts payable—trade	(84,141)	(118,003)	138,552
Accrued taxes	55,123	(2,863)	(39,075)
Accrued salaries and benefits	54,705	(61,132)	98,754
Advance deposits	23,832	(61,460)	62,612
Accrued interest	(147,591)	20,213	(56,560)

Net cash provided by (used in) operating activities	62,676	(1,286,314)	340,645

Cash flows from investing activities:
Additions to furniture, fixtures, and equipment	(190,047)	(87,252)	(21,907)

Cash flows from financing activities:
Mortgage payable repayments	(70,360)	—	(3,500,000)
Capital contribution	625,000	1,075,000	3,894,818

Net cash provided by financing activities	554,640	1,075,000	394,818

Net increase (decrease) in cash and cash equivalents	427,269	(298,566)	713,556
Cash and cash equivalents at the beginning of period	1,144,975	1,443,541	729,985

Cash and cash equivalents at the end of period	$1,572,244	$1,144,975	$1,443,541

Supplemental disclosure of cash flow information
Cash paid for interest	$1,099,209	$1,621,728	$1,774,770

See accompanying notes to financial statements.

FIFTH AVENUE HOSPITALITY ASSOCIATES, LLC

STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2004 and Years ended December 31, 2003 and 2002

1.    Organization

Fifth Avenue Hospitality Associates, LLC (the “Fifth Avenue”) owned the 189 room Hotel 5A, formerly known as the Clarion Hotel Fifth Avenue (the “Hotel”) located at 3 East 40th Street, New York, New York until the Hotel was acquired by DiamondRock Hospitality Company (“DiamondRock”) for cash consideration of approximately $39,600,000. The acquisition closed on December 20, 2004. DiamondRock did not assume the Mortgage note but did assume the ground lease with 33 years remaining. The Hotel was converted to a Courtyard by Marriott in January 2005 and is managed by a subsidiary of MII under a new management agreement. The significant terms of the management agreement with DiamondRock are as follows:

Description	Term
Term	25 years
Base Management Fee	5% of gross revenues
Incentive Management Fee	25% above owner priority of 12% of total investment
FF&E Escrow Contribution Percentage	2% of gross revenues

Prior to the DiamondRock acquisition the Hotel was operated under a management agreement with Tishman Hotel Corporation (the “Manager”).

2.    Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment is recorded at historical cost. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, 39 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability would be prepared. In such an event, a comparison is made of the projected future operating cash flows and proceeds from projected disposition of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum were less than the depreciated cost of the property, the Hotel would be written down to its estimated fair market value. No impairment write-downs were recorded in any of the periods presented.

Cash

The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Revenues from operations of the hotel are recognized when the services are provided. Revenues consist of room sales and other departmental revenues such as telephone and vending machine. A provision for possible bad debts is made when collection of receivables is considered doubtful.

Income Taxes

Provisions for Federal and state income taxes have not been made in the accompanying financial statements since Fifth Avenue does not pay income taxes but rather allocates its profits and losses to the individual members. Differences exist between the net income (loss) for financial reporting purposes and the taxable income (loss) reported in the Fifth Avenue’s tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

3.    Debt

Fifth Avenue was obligated under a mortgage loan in the original principal amount of $23,000,000 which was secured by Fifth Avenue’s real estate. The mortgage loan matured in June 2004 and was extended for a one year period. The outstanding balance on September 31, 2004 was $19,429,640. The mortgage loan bore interest at LIBOR + 275 basis points per annum. At September 30, 2004 the interest rate was 5.04%.

DiamondRock Hospitality Company did not assume the mortgage loan.

Fifth Avenue had an interest rate swap which fixed the interest rate at 6.79%. The fair value of the swap was a liability of $846,030, $1,158,043 and $429,843 at December 31, 2001, 2002 and 2003. Fifth Avenue did not designate this swap as an accounting hedge so the change in fair value is recorded as interest expense. The swap expired on June 1, 2004.

4.    Commitments and Contingencies

Fifth Avenue is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on Fifth Avenue’s results of operations or cash flows.

5.    Ground Lease

The Hotel is located on a site that is leased from a third party for an initial term that expires on September 30, 2036. Fifth Avenue had the option to extend the term for an additional 49-year period. The ground lease has periodic step increases. In accordance with generally accepted accounting principles in the United States of America, annual rent expense is computed based on a straight-line basis over the initial term of the lease (36 years). Ground rent expense was $807,703, $1,076,937 and $1,076,937 for the nine month period ended September 30, 2004, and the years ended December 31, 2003 and December 31, 2002, respectively. Payments under the lease were $600,000 for the nine months ended September 30, 2004 and $800,000 for each of the years ended December 31, 2003 and 2002. DiamondRock assumed the ground lease on December 20, 2004 with 32 years remaining on the lease.

6.    Management Agreement

Pursuant to the terms of the management agreement, the Manager earned a base management fee, calculated as 2% of Hotel sales. In addition, the Manager earned an incentive management fee calculated as 20% of the increase, if any of the adjusted NOI for such Incentive Fee Operating Year over the Base Years Adjusted NOI (the Base year is FY 2000). No incentive fees were earned during any of the periods presented.

The management agreement provided for the establishment of a fund for replacement of and additions to furnishings and equipment (the Fund). Contributions to the Fund were restricted and were calculated as 4% of

Hotel sales. Contributions to the Fund, for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002 were $246,814, $274,816 and $323,909, respectively.

7.    Leases

Fifth Avenue was obligated under several capital lease agreements for telephone, televisions and other miscellaneous leases that were fully paid by September 30, 2004. Fifth Avenue has entered into agreements for operating leases on equipment with varying terms and payments. Total lease expense for operating leases was $6,835, $10,696 and $9,495 for the nine month period ending September 30, 2004, and the years ended December 31, 2003 and 2002, respectively.

Future minimum rental payments under noncancelable operating leases are nominal as of September 30, 2004.

Independent Auditors’ Report

The Members of Sonoma LLC:

We have audited the accompanying balance sheets of Sonoma LLC (the Company) as of October 8, 2004 and January 2, 2004 and the related statements of operations, members’ deficit and cash flows for the period from April 24, 2004 to October 8, 2004 (Successor period) and for the period from January 3, 2004 to April 23, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003 (Predecessor periods). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sonoma LLC as of October 8, 2004 and January 2, 2004, and the results of their operations and their cash flows for the Successor period and the Predecessor periods in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective April 23, 2004, a subsidiary of Marriott International, Inc. acquired the remaining equity interests of Sonoma LLC in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the period after the acquisition, the Successor period, is presented on a different cost basis than that for the periods before the acquisition, the Predecessor periods, and, therefore, is not comparable.

/s/ KPMG LLP

McLean, Virginia

January 5, 2005

SONOMA LLC

BALANCE SHEETS

October 8, 2004 and January 2, 2004

	October 8, 2004	January 2, 2004
ASSETS
Property and equipment, net	$31,175,019	$34,182,512
Cash and cash equivalents	361,888	132,534
Restricted cash—property improvement fund	—	536,167
Accounts receivable	1,312,646	691,547
Inventory	128,427	154,136
Due from Marriott International, Inc.	—	44,600
Prepaid expenses and other assets	44,181	86,768

Total assets	$33,022,161	$35,828,264

LIABILITIES AND MEMBERS’ DEFICIT
Liabilities:
Accounts payable and accrued expenses	$1,246,787	$667,654
Accrued interest	6,435,469	3,867,648
Advances from Marriott International, Inc.	2,149,633	2,149,633
Notes payable	37,117,216	37,117,216

Total liabilities	46,949,105	43,802,151
Members’ deficit	(13,926,944)	(7,973,887)

Total liabilities and members’ deficit	$33,022,161	$35,828,264

See accompanying notes to financial statements.

SONOMA LLC

STATEMENTS OF OPERATIONS

Periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004

and Fiscal Years ended January 2, 2004 and January 3, 2003

	Successor Period	Predecessor Periods
	April 24, 2004- October 8, 2004	January 3, 2004- April 23, 2004	2003	2002
Operating Revenues:
Rooms	$4,818,368	$1,665,270	$7,626,393	$7,117,255
Food and beverage	2,543,441	1,081,273	3,832,066	3,829,871
Telephone and other	929,326	426,436	1,495,940	1,437,635

Total operating revenues	8,291,135	3,172,979	12,954,399	12,384,761

Direct Costs and Expenses:
Rooms	1,083,345	570,517	1,858,046	1,927,747
Food and beverage	1,832,288	963,436	3,258,583	3,403,603
Telephone and Other	602,172	316,355	1,101,952	1,288,834

Total direct costs and expenses	3,517,805	1,850,308	6,218,581	6,620,184

Total operating revenues less direct costs and expenses	4,773,330	1,322,671	6,735,818	5,764,577

Operating Expenses:
Depreciation and amortization	741,691	840,341	2,709,844	2,738,002
General and administrative	679,739	396,239	1,236,948	1,164,780
Utilities	159,784	119,320	379,293	370,443
Real estate taxes and other taxes	173,517	115,422	369,762	330,281
Repairs and maintenance	307,688	184,805	585,372	533,451
Management fees	248,734	95,189	388,632	371,543
Marketing	678,977	521,865	1,507,474	1,240,311
Insurance	89,852	34,529	113,110	101,142
Other expenses	395,799	186,920	737,910	569,125

Total operating expenses	3,475,781	2,494,630	8,028,345	7,419,078

Operating income (loss)	1,297,549	(1,171,959)	(1,292,527)	(1,654,501)

Other income (expense)
Interest expense	(1,528,470)	(1,039,351)	(3,131,819)	(3,117,351)
Interest income	25	16	58	45

Net loss	$(230,896)	$(2,211,294)	$(4,424,288)	$(4,771,807)

See accompanying notes to financial statements.

SONOMA LLC

STATEMENTS OF CASH FLOWS

Periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004

and Fiscal Years ended January 2, 2004 and January 3, 2003

	Successor period	Predecessor periods
	April 24, 2004-October 8, 2004	January 3, 2004-April 23, 2004	2003	2002
Cash flows from operating activities:
Net loss	$(230,896)	$(2,211,294)	$(4,424,288)	$(4,771,807)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	741,691	840,341	2,709,844	2,738,002
Changes in operating accounts:
Accounts receivable, net	(782,193)	161,094	163,627	(129,234)
Inventories	21,559	4,150	(7,146)	79,755
Prepaid expenses and other assets	92,926	(50,339)	(7,612)	12,375
Due to/from Marriott International, Inc.	30,138	14,462	(286,098)	(2,216,886)
Accrued interest	1,528,470	1,039,351	1,249,295	2,018,353
Accounts payable and accrued expenses	350,814	299,429	347	12,054

Net cash provided by (used in) operating activities	1,752,509	97,194	(602,031)	(2,257,388)

Cash flows from investing activities:
Additions to furniture, fixtures and equipment	(87,129)	(71,110)	(297,690)	(175,643)
Change in restricted cash	—	(37,278)	(226,362)	(228,625)

Net cash provided by (used in) investing activities	(87,129)	(108,388)	(524,052)	(404,268)

Cash flows from financing activities—member contributions (distributions)	(1,451,442)	26,610	1,118,493	2,156,596

Net increase (decrease) in cash and cash equivalents	213,938	15,416	(7,590)	(505,060)
Cash and cash equivalents at beginning of period	147,950	132,534	140,124	645,184

Cash and cash equivalents at end of period	$361,888	$147,950	$132,534	$140,124

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$1,884,000	$1,099,000

See accompanying notes to financial statements.

SONOMA LLC

STATEMENTS OF MEMBERS’ DEFICIT

Periods from April 24, 2004 to October 8, 2004 and January 3, 2004 to April 23, 2004

and Fiscal Years ended January 2, 2004 and January 3, 2003

Balance at December 28, 2001	$(2,052,881)
Contributions from owner	2,156,596
Net loss	(4,771,807)

Balance at January 3, 2003	(4,668,092)
Contributions from owner	1,118,493
Net loss	(4,424,288)

Balance at January 2, 2004	(7,973,887)
Contributions from owner	26,610
Net loss	(2,211,294)

Balance at April 23, 2004	(10,158,571)
Distributions to owner	(1,451,442)
Adjustment for successor’s basis at acquisition	(2,086,035)
Net loss	(230,896)

Balance at October 8, 2004	$(13,926,944)

See accompanying notes to financial statements.

SONOMA LLC

NOTES TO FINANCIAL STATEMENTS

October 8, 2004 and January 2, 2004

1.  Organization

Sonoma LLC (the Company) was formed on July 29, 1999, pursuant to a limited liability company agreement (the Agreement) between Sonoma Lodge LLC (Sonoma Lodge) and Sonoma Renaissance LLC (Sonoma Renaissance) under the laws of the State of California for the purpose of acquiring and owning The Lodge at Sonoma Renaissance Resort and Spa, a 182 room hotel located in Sonoma, California (the Hotel).

The Agreement provided for the Company’s profits and losses to be allocated to each member based on their ownership interest in the Company. Distributions are to be made to the members at times and in aggregate amounts determined by the managing member, Sonoma Lodge. Sonoma Renaissance is wholly owned by a subsidiary of Marriott International, Inc. (MII). The Hotel is operated under a long-term management agreement with Renaissance Hotel Operating Company (the Manager), a wholly owned subsidiary of MII. MICC LLC (the Mezzanine Lender or MICC), a wholly owned subsidiary of MII, made a mezzanine loan to the Company in July 2000. The hotel commenced operations on January 27, 2001.

Effective December 31, 2001, Sonoma Lodge, Sonoma Renaissance, the Manager, the Mezzanine Lender and the Company’s mortgage lender entered into a comprehensive debt and equity restructuring agreement. At the time of the restructuring, the first mortgage loan of $30,950,000 was in default, the Mezzanine Debt of $6,167,216 was in default and Manager advances of $2,149,633 were outstanding. In the restructuring, Sonoma Lodge made an additional equity contribution of $750,000 and Sonoma Renaissance made additional equity contributions totaling approximately $3,200,000. The defaults were cured as a result of the restructuring. See further discussion of the debt restructuring in note 4.

MII acquired the Company’s first mortgage loan on April 13, 2004. The Company became a wholly owned subsidiary of MII when a wholly owned subsidiary of MII acquired 100% of the equity interest of Sonoma Lodge as of April 23, 2004.

There are 53 weeks included in the period ended January 2, 2003 and there are 52 weeks included in the period ended January 3, 2004. October 8, 2004 is the end of MI’s tenth accounting period in 2004. MI’s accounting periods are four weeks in duration and there are 13 periods in a year.

DiamondRock Hospitality Company (DiamondRock) purchased the Hotel from MII on October 26, 2004 for cash consideration of $32,331,000. DiamondRock is 14.3% owned by MII. The Hotel will continue to be managed by a subsidiary of MII under a new management agreement. The significant terms of the new management agreement are as follows:

Description	Term
Term	20 years with one 10-year extension
Base Management Fee	3% of gross revenues
Incentive Management Fee	20% above owner priority, as defined
FF&E Escrow Contribution Percentage	3%

2.    Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accounting period subsequent to April 23, 2004 reflects MII’s basis in the assets and liabilities of the Company. The accounting periods prior to April 24, 2004 reflect the Company’s historical basis before the acquisition of 100% of the equity interests by MII.

Basis of Accounting

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America.

Real Estate

Property and equipment is recorded at historical cost, including capitalized interest of approximately $1,700,000 incurred during development and construction. Replacements and improvements are capitalized, while repairs and maintenance are expensed as incurred. Prior to MII’s purchase, depreciation was computed using the straight-line method over the estimated useful lives of the assets, 39 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Subsequent to April 23, 2004, the real estate was recorded at the purchase cost of subsidiaries of MII and is being depreciated over its estimated remaining useful lives of the assets, 30 years for building and improvements and three to ten years for furniture and equipment. Leasehold improvements are amortized over the shorter of the lease term or estimated useful lives of the assets.

Impairment of Long-Lived Assets

In the event that facts or changes in circumstances indicate that the carrying amount of the Hotel may be impaired, an evaluation of recoverability is prepared. In such an event, a comparison is made of the current and projected operating cash flows of such Hotel on an undiscounted basis to the carrying amount of the Hotel. If such sum were less than the depreciated cost of the property, the Hotel would be written down to its estimated fair market value. No impairment write-downs were recorded in any of the periods presented.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Room revenue is recognized on a day-to-day basis when the services have been rendered. Food and beverage and all other revenue are recognized when the services have been rendered. A provision for possible bad debts is made when collection of receivables is considered doubtful.

Income Taxes

Provisions for Federal and state income taxes have not been made in the accompanying financial statements since the Company does not pay income taxes but rather allocates its profits and losses to the individual members. Significant differences exist between the net income (loss) for financial reporting purposes and the taxable income (loss) reported in the Company’s tax return. These differences are primarily due to the use, for income tax purposes, of accelerated depreciation methods and shorter depreciable lives of the assets.

Pre-Opening Costs

Pre-opening costs incurred prior to the opening of the Hotel of approximately $4,600,000 were expensed as incurred in periods prior to these presented herein.

3.    Property and Equipment

Property and equipment consist of the following:

	October 8, 2004	January 2, 2004
Land and improvements	$9,262,397	$11,105,764
Buildings and improvements	19,706,319	22,104,994
Furniture and equipment	2,947,994	8,889,848

	31,916,710	42,100,606
Less: accumulated depreciation	(741,691)	(7,918,094)

	$31,175,019	$34,182,512

4.    Debt

On July 30, 1999, the Company obtained third party mortgage financing in the amount of $30,950,000 (the Mortgage Loan). The Mortgage Loan required the payment of interest only in monthly installments during the construction period of the Hotel. The maturity date of this loan was August 1, 2004, with an extension to August 1, 2007. The loan bore interest at prime plus 1.875% with an 8.5% floor during the construction period. After completion of the construction, the loan bore interest at LIBOR as defined, plus 4% per annum, with an 8.5% floor.

The loan was secured by a deed of trust on the Hotel. As indicated in note 1, the loan was in default prior to the 2001 restructuring. During the 2001 restructuring, a third party purchased the Mortgage Loan. The maturity date of the restructured Mortgage Loan was April 1, 2007. The other terms of the loan did not change. On April 13, 2004, a wholly owned subsidiary of MII purchased the Mortgage Loan and related accrued interest from the third party. The terms of the loan did not change. Total interest expense incurred for the Mortgage Loan from April 24, 2004 to October 8, 2004, from January 3, 2004 to April 23, 2004, and for each of the fiscal years ended January 2, 2004 and January 3, 2003 was $1,302,096, $888,718, $2,665,813 and $2,674,596, respectively. Total accrued interest as of October 8, 2004 and January 2, 2004 was $4,549,700 and $2,358,886, respectively.

On July 30, 2000, the Company entered into a $5,000,000 loan (the Mezzanine Loan) with MICC. The Mezzanine Loan bore interest of 10% and was increased to $6,167,216 after additional advances. After the December 31, 2001 restructuring, the Mezzanine Loan bore interest at 5% and is scheduled to mature on April 1, 2007. Total interest expense incurred for the Mezzanine Loan from April 24, 2004 to October 8, 2004, from January 3, 2004 to April 23, 2004, and for each of the fiscal years ended January 2, 2004 and January 3, 2003 was $146,433, $108,685, $336,616 and $320,011, respectively. Total accrued interest as of October 8, 2004 and January 2, 2004 was $911,745 and $656,627, respectively.

During 2000 and 2001, the Manager advanced $2,149,633 to the Company. No interest was due on these advances until after the December 31, 2001 restructuring, whereby these advances were to be repaid from available cash flow and bore interest at 5.5%. These advances also mature on April 1, 2007. Total interest expense incurred for these advances from April 24, 2004 to October 8, 2004, from January 3, 2004 to April 23, 2004, and for each of the fiscal years ended January 2, 2004 and January 3, 2003 was $79,941, $41,948, $129,390 and $122,744, respectively. Total accrued interest as of October 8, 2004 and January 2, 2004 was $974,024 and $852,135, respectively.

5.    Management Agreement

The Hotel is operated under a long-term management agreement, which expires on July 29, 2019, prior to any renewal periods, as defined. Pursuant to the terms of the management agreement, the manager earns a base management fee, which is calculated as 3% of Hotel sales. In addition, the manager earns an incentive management fee, which is calculated as 30% of available cash flow, as defined, in excess of an owner’s priority, as defined. No incentive fees were earned in any of the periods presented.

The management agreement provides for the establishment of a property improvement fund to cover the cost of replacements and renewals of furniture and fixtures at the Hotel. Contributions to the property improvement fund are restricted and are calculated as a percentage of Hotel sales. Contributions to the property improvement fund, for the period from January 3, 2004 to April 23, 2004, and the fiscal years ended January 2, 2004 and January 3, 2003 were $107,266, $388,632 and $296,555, respectively. MII paid cash for and received $669,000 for the property improvement funds in escrow on April 23, 2004. No further contributions were made into this fund subsequent to April 23, 2004.

Pursuant to the terms of the management agreement, the owner of the Hotel is required to provide the manager with working capital and supplies to meet the operating needs of the Hotel. MII assumed working capital deficit of $85,000 upon acquisition on April 18, 2004.

6.    Leases

The Company is currently obligated under several non-cancelable operating lease agreements for computers and office equipment that expire between 2004 and 2006. Future minimum lease payments required under these non-cancelable operating leases as of October 8, 2004 are as follows:

October 9, 2004 through December 31, 2004	$17,130
2005	84,387
2006	10,140

$111,657

The Company also has leases for retail space and equipment with varying terms for which minimum annual rents are received. The leases require fixed monthly payments over the terms of the leases. Future minimum rents to be received under noncancelable operating leases as of October 8, 2004 are as follows:

October 9, 2004 through December 31, 2004	$16,711
2005	86,915
2006	49,769
2007	23,895
2008	10,500

$187,790

7.    Commitments and Contingencies

The Company is involved from time to time in litigation arising in the normal course of business, none of which is expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Dealer Prospectus Delivery Requirement

Until                     , 2005 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                                    [GRAPHIC]

Shares of Common Stock

P R O S P E C T U S

FRIEDMAN BILLINGS RAMSEY

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$20,500
NASD Fee	$17,750
NYSE Listing Fee	*
Printing and Engraving Expenses	*
Legal Fees and Expense (other than Blue Sky)	*
Accounting Fees and Expenses	*
Blue Sky Fees and Expenses	*
Transfer Agent and Registrar Fees	*
Advisory Fees	*
Miscellaneous	*

Total	*

*	To be filed by amendment.

Item 32.    Sales to Special Parties.

See the response to Item 33 below.

Item 33.    Recent Sales of Unregistered Securities.

On July 7, 2004, we issued the following securities that were not registered under the Securities Act pursuant to our 2004 Stock Option and Incentive Plan: 695,000 shares of restricted common stock to certain of our directors and officers. For a more detailed description of our 2004 Stock Option and Incentive Plan, see “Management—Equity Incentive Plan” in this registration statement. In granting the restricted shares, we relied upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Securities Act.

On July 7, 2004, we sold a total of 13,586,050 shares of common stock for an aggregate amount of $126,448,794.06 at a purchase price of $9.30 per share, less expenses, in a private unregistered offering to Freidman, Billings, Ramsey & Co., Inc., or FBR, pursuant to the exemptions from registration set forth in Sections 4(1) and 4(2) of the Securities Act, which shares were subsequently resold to qualified institutional buyers in accordance with Rule 144A under the Securities Act and/or to non-U.S. persons as defined in Regulation S under the Securities Act. The per share price of the shares of common stock sold to FBR was $9.30, and the per share offering price to our investors was $10.00.

Concurrently with the sale of a total of 13,586,050 shares of common stock for an aggregate amount of $39,426,753.77 at a purchase price of $9.30 per share, less expenses, to FBR in our July 2004 private placement, we sold a total of 4,263,950 shares of common stock directly to certain accredited investors, including without limitation FBR and certain affiliates, directors, officers and employees of FBR, at a per share price of $10.00, pursuant to an exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. We paid a placement fee of $0.70 per share to FBR with respect to all 4,263,950 of those shares.

Item 34.    Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her serving in any of the foregoing capacities. Our bylaws obligate our company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or is threatened to be made, a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to our employees or agents and any employee or agent of our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We currently have in place a directors’ and officers’ liability insurance policy issued by American International Specialty Lines Insurance Company, an affiliate of American International Group, Inc. (AIG). The policy has a limit of $15 million per claim as well as in the aggregate. The policy does not have a self-insured retention for non-indemnified claims, but it has a self-insured retention of $250,000 per claim for all other covered claims.

Item 35.    Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

(A)    Financial Statements.    See Index to Consolidated Financial Statements and the related notes thereto.

(B)    Exhibits.    The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit
1.1	Form of Underwriting Agreement among DiamondRock Hospitality Company and the underwriters named therein*

3.1	Articles of Amendment and Restatement of DiamondRock Hospitality Company

3.2	Amended and Restated Bylaws of DiamondRock Hospitality Company

4.1	Form of Certificate for Common Stock for DiamondRock Hospitality Company*

5.1	Opinion of Goodwin Procter LLP as to legality of the securities being issued*

8.1	Opinion of Goodwin Procter LLP as to certain U.S. federal income tax matters*

10.1	Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership, dated as of June 4, 2004

10.2	Registration Rights Agreement among DiamondRock Hospitality Company, DiamondRock Hospitality Limited Partnership, Friedman, Billings, Ramsey & Co., Inc. and certain holders of the common stock of DiamondRock Hospitality Company, dated as of July 7, 2004

10.3	Form of Hotel Management Agreement*

10.4	Form of TRS Lease*

10.5	2004 Stock Option and Incentive Plan

10.6	Form of Restricted Stock Award Agreement*

10.7	Form of Incentive Stock Option Agreement*

10.8	Form of Non-Qualified Stock Option Agreement*

10.9	Form of Indemnification Agreement between DiamondRock Hospitality Company and its directors and officers*

10.10	Employment Agreement between DiamondRock Hospitality Company and William W. McCarten, dated as June 4, 2004

10.11	Employment Agreement between DiamondRock Hospitality Company and John L. Williams, dated as June 4, 2004

10.12	Employment Agreement between DiamondRock Hospitality Company and Mark W. Brugger, dated as June 4, 2004

10.13	Employment Agreement between DiamondRock Hospitality Company and Michael D. Schecter, dated as June 4, 2004

10.14	Employment Agreement between DiamondRock Hospitality Company and Sean M. Mahoney, dated as June 30, 2004

10.15	Restricted Stock Award Agreement between DiamondRock Hospitality Company and William W. McCarten, dated as of July 7, 2004

10.16	Restricted Stock Award Agreement between DiamondRock Hospitality Company and John L. Williams, dated as July 7, 2004

Exhibit

10.17	Restricted Stock Award Agreement between DiamondRock Hospitality Company and Mark W. Brugger, dated as July 7, 2004

10.18	Restricted Stock Award Agreement between DiamondRock Hospitality Company and Michael D. Schecter, dated as July 7, 2004

10.19	Restricted Stock Award Agreement between DiamondRock Hospitality Company and Sean M. Mahoney*

10.20	Information Acquisition Agreement between DiamondRock Hospitality Company and Marriott International, Inc., dated as of July 6, 2004

21.1	List of Subsidiaries of DiamondRock Hospitality Company

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)*

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on Signature Page)

* To	be filed by amendment.

Item 37.    Undertakings.

(a)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)    The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 1st day of March, 2005.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ Michael D. Schecter
Name: Michael D. Schecter
Title: General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark W. Brugger and Michael D. Schecter, and each of them, with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William W. McCarten William W. McCarten	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2005

/s/ John L. Williams John L. Williams	President, Chief Operating Officer and Director	March 1, 2005

/s/ Daniel J. Altobello Daniel J. Altobello	Director	March 1, 2005

/s/ W. Robert Grafton W. Robert Grafton	Director	March 1, 2005

/s/ Gilbert T. Ray Gilbert T. Ray	Director	March 1, 2005

/s/ Maureen L. McAvey Maureen L. McAvey	Director	March 1, 2005

Signature	Title	Date

/s/ Mark W. Brugger Mark W. Brugger	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 1, 2005

/s/ Sean M. Mahoney Sean M. Mahoney	Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	March 1, 2005

Exhibit
1.1	Form of Underwriting Agreement among DiamondRock Hospitality Company and the underwriters named therein*

3.1	Articles of Amendment and Restatement of DiamondRock Hospitality Company

3.2	Amended and Restated Bylaws of DiamondRock Hospitality Company

4.1	Form of Certificate for Common Stock for DiamondRock Hospitality Company*

5.1	Opinion of Goodwin Procter LLP as to legality of the securities being issued*

8.1	Opinion of Goodwin Procter LLP as to certain U.S. federal income tax matters*

10.1	Agreement of Limited Partnership of DiamondRock Hospitality Limited Partnership, dated as of June 4, 2004

10.2	Registration Rights Agreement among DiamondRock Hospitality Company, DiamondRock Hospitality Limited Partnership, Friedman, Billings, Ramsey & Co., Inc. and certain holders of the common stock of DiamondRock Hospitality Company, dated as of July 7, 2004

10.3	Form of Hotel Management Agreement*

10.4	Form of TRS Lease*

10.5	2004 Stock Option and Incentive Plan

10.6	Form of Restricted Stock Award Agreement*

10.7	Form of Incentive Stock Option Agreement*

10.8	Form of Non-Qualified Stock Option Agreement*

10.9	Form of Indemnification Agreement between DiamondRock Hospitality Company and its directors and officers*

10.10	Employment Agreement between DiamondRock Hospitality Company and William W. McCarten, dated as June 4, 2004

10.11	Employment Agreement between DiamondRock Hospitality Company and John L. Williams, dated as June 4, 2004

10.12	Employment Agreement between DiamondRock Hospitality Company and Mark W. Brugger, dated as June 4, 2004

10.13	Employment Agreement between DiamondRock Hospitality Company and Michael D. Schecter, dated as June 4, 2004

10.14	Employment Agreement between DiamondRock Hospitality Company and Sean M. Mahoney, dated as June 30, 2004

10.15	Restricted Stock Award Agreement between DiamondRock Hospitality Company and William W. McCarten, dated as of July 7, 2004

10.16	Restricted Stock Award Agreement between DiamondRock Hospitality Company and John L. Williams, dated as July 7, 2004

10.17	Restricted Stock Award Agreement between DiamondRock Hospitality Company and Mark W. Brugger, dated as July 7, 2004

10.18	Restricted Stock Award Agreement between DiamondRock Hospitality Company and Michael D. Schecter, dated as July 7, 2004

10.19	Restricted Stock Award Agreement between DiamondRock Hospitality Company and Sean M. Mahoney*

10.20	Information Acquisition Agreement between DiamondRock Hospitality Company and Marriott International, Inc., dated as of July 6, 2004

21.1	List of Subsidiaries of DiamondRock Hospitality Company

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)*

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on Signature Page)

*	To be filed by amendment.